As filed with the Securities and Exchange Commission on April 16, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THOMAS PROPERTIES GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	6500	20-0852352
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

ARCO Plaza, 515 South Flower Street, Sixth Floor

Los Angeles, California 90071

(213) 613-1900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James A. Thomas

Chairman and Chief Executive Officer

ARCO Plaza, 515 South Flower Street, Sixth Floor

Los Angeles, California 90071

(213) 613-1900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David J. Lowery James E. O’Bannon Jones Day 2727 North Harwood St. Dallas, Texas 75201 (214) 220-3939	Mark J. Kelson David J. Ambrose Allen Matkins Leck Gamble & Mallory LLP 1901 Avenue of the Stars, Suite 1800 Los Angeles, California 90067 (310) 788-2400

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the Registration Statement becomes effective

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to the Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

Common Stock, $.01 par value per share	$250,000,000	$31,675

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on the date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on the date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED                     , 2004

                     Shares

Thomas Properties Group, Inc.

Common Stock

This is the initial public offering of our common stock. All of the                      shares of common stock offered by this prospectus are being sold by us.

Prior to this offering, there has been no public market for our common stock. We currently estimate that the initial public offering price will be between $             and $             per share of common stock. See “Underwriting” for a discussion of the factors to be considered in determining the initial public offering price.

We are the successor company to Thomas Properties Group, LLC and its affiliates, referred to in this prospectus as TPG. We intend to apply to have our shares of common stock approved for listing on the New York Stock Exchange under the symbol “TPG.”

See “ Risk Factors” beginning on page 18 to read about factors and material risks that you should consider before buying shares of our common stock.

	Per Share	Total
Public offering price	$
Underwriting discounts and commissions	$
Proceeds, before expenses, to us	$

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We have granted the underwriters a 30-day option to purchase up to                      additional shares of our common stock at the public offering price less the underwriting discount to cover over-allotments, if any.

Please read this prospectus before investing and keep it for future reference. It contains important information that a prospective investor should know before investing in our common stock. We have filed additional information about us with the Securities and Exchange Commission (http://www.sec.gov), which is available free of charge by contacting Thomas Properties Group, Inc., at ARCO Plaza, 515 South Flower Street, Sixth Floor, Los Angeles, California 90071 or by telephone at (213) 613-1900.

We expect that the shares of our common stock will be ready for delivery to purchasers on or about                      , 2004.

Friedman Billings Ramsey	UBS Investment Bank

The date of this prospectus is                     , 2004.

[INSIDE FRONT COVER]

[Description of graphics]

The information in this prospectus is only current as of the date set forth on the front cover. You should rely only on the information contained in this prospectus or which we have otherwise provided to you. We have not authorized anyone else to provide you with information that is different.

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information provided in this prospectus, including the section entitled “Risk Factors,” regarding our company and the common stock being sold in this offering. References in this prospectus to “we,” “our,” “us” or “our company” refer to Thomas Properties Group, Inc., a Delaware corporation, together with our consolidated subsidiaries, including Thomas Properties Group, L.P., a Maryland limited partnership which we refer to in this prospectus as our operating partnership. We are the sole general partner of the operating partnership. Unless otherwise indicated, the information in this prospectus assumes the underwriters’ overallotment option is not exercised, all of the transactions described under the caption “Structure and Formation” beginning on page 118 and the intended acquisitions described herein are consummated, and our common stock is sold at a price of $             per share, which is the mid-point of the range of prices indicated on the front cover of this prospectus.

Our Company

We are a full-service real estate operating company that owns, acquires, develops and manages office, retail and multi-family properties on a nationwide basis. We are the successor company to Thomas Properties Group, LLC and its affiliates, referred to in this prospectus as “TPG.” TPG was founded in late 1996 by our Chairman, President and Chief Executive Officer, Mr. James A. Thomas.

Mr. Thomas’ real estate experience dates back to 1976, as a co-founder and co-managing partner of Maguire Thomas Partners, a national full-service real estate operating company. From 1976 to 1996, Maguire Thomas Partners acquired, developed, managed and/or owned interests in 17 properties with approximately 14 million rentable square feet of commercial space. In 1996, Maguire Thomas Partners split into two organizations, with several key members of Maguire Thomas Partners’ senior management joining Mr. Thomas at TPG. In the seven years since our founding, we have developed, restructured or acquired for our own account or the account of third-parties approximately 7.4 million rentable square feet of space throughout the United States, including the acquisition and restructuring of properties Mr. Thomas originally developed while at Maguire Thomas Partners.

We have four primary areas of focus: property operations, property acquisitions, property development and redevelopment, and investment management. We believe our business model allows us to capitalize on opportunities for risk-adjusted investment returns from real estate ownership, while seeking to manage the cyclical nature of the industry by earning fees and other revenues derived from third parties.

Following the consummation of this offering and the intended acquisitions described in this prospectus, we expect to own interests in or manage 11 operating properties with office, mixed-use and residential space located in the West Coast, Southwest and Mid-Atlantic regions of the United States. We currently own interests in four of these properties. We intend to acquire a 25.0% interest in the six properties for which we act as asset manager for the California State Teachers’ Retirement System (“CalSTRS”) pursuant to a separate account agreement with CalSTRS. We also intend to increase our ownership interest in ARCO Plaza located in downtown Los Angeles from 4.3% to 21.3%, which interest we hold through a joint venture with CalSTRS. We have also entered into an agreement to buy an unaffiliated third party’s 50.0% interest in our One Commerce Square property located in downtown Philadelphia. We will provide property management services for all but three properties included in our property portfolio upon consummation of this offering. We have a substantial development pipeline, owning or having the ability to develop land parcels suitable for the development of approximately 5.3 million square feet of space. We will use $75.2 million of the proceeds of this offering in connection with the acquisitions of the property interests described above and $24.9 million of the proceeds of this offering to repay existing indebtedness and preferred equity and to fund required reserves for One Commerce Square. Our total outstanding consolidated indebtedness following the consummation of this offering will be approximately $300.1 million. In addition, upon consummation of the offering we will own interests in unconsolidated entities subject to total long-term debt of $418.9 million.

We believe that our current infrastructure provides us with the ability to increase the number of properties we own and manage without a significant increase in personnel. As of April 1, 2004, we had approximately 60 employees.

Our corporate headquarters are located at ARCO Plaza, 515 South Flower Street, Sixth Floor, Los Angeles, California 90071. Our phone number at that address is (213) 613-1900.

Our Business

We have four complementary and integrated areas of business focus:

•	Property Operations: A geographically diverse portfolio of properties comprises our primary source of cash flow and provides a steady and reliable source of revenues through property management, asset management, leasing and other fee income.

•	Property Acquisitions: We have an active and successful record of acquiring properties both for our own account and that of third parties, targeted at three categories of properties: “core,” consisting of properties that are stabilized at the time of acquisition; “core plus,” consisting of under-performing properties that we believe can be brought to market potential through improved management; and “value-add” properties, requiring redevelopment, repositioning and investment to achieve desired returns.

•	Property Development and Redevelopment: Beginning with TPG’s predecessor, Maguire Thomas Partners, our senior management team has a proven track record of successfully pre-leasing and developing or redeveloping commercial space in various West Coast, Southwest and mid-Atlantic markets of the United States. Our current portfolio of development properties includes the ability to develop up to 5.3 million square feet of commercial space in three different geographic markets.

•	Investment Management: One of our subsidiaries is a registered investment advisor with the Securities and Exchange Commission. We earn fees for advising institutional investors on property portfolios and believe this service is complementary to our other core businesses and provides income diversification.

Business and Growth Strategies

Our primary business objective is to achieve sustainable long-term growth in order to maximize long-term stockholder value. Our strategies to achieve this objective are:

•	Portfolio Enhancement: We will focus on increasing earnings from our existing portfolio through proactive management. We intend to leverage the earnings from our existing portfolio and other sources by reinvesting a substantial portion of the earnings in the business.

•	Targeted Property Acquisitions: We plan significant acquisitions of substantially leased “core” properties for our own account, and of “core plus” and “value-add” properties for our own account and/or in joint ventures with others where such acquisitions provide us with attractive risk-adjusted returns.

•	Strategic Joint Ventures: We will seek to leverage our expertise and experience to acquire or develop commercial real estate in joint ventures with institutional investors. Joint ventures provide us with additional capital for investment, shared risk exposure, and earned fees for asset management, property management, leasing and other services. We view our joint venture with CalSTRS as a model for the development of other strategic alliances.

•

Selective Development and Redevelopment: We intend to develop and redevelop projects in diversified geographic markets using pre-leasing, guaranteed maximum cost construction contracts and other measures to reduce development risk. Currently, we have the ability to develop approximately 5.3 million square feet of office, residential and retail uses in three diverse geographic markets. We are also in the process of redeveloping and repositioning ARCO Plaza, a 2.6 million square foot office project in downtown Los Angeles, and re-positioning 1835 Market Street, a 685,853 square foot office tower in Philadelphia.

•	Strong Tenant Relationships: We intend to maintain strong tenant relationships through our commitment to service in marketing, lease negotiations, building design and property management.

•	Investment Management Service: We will seek to grow our investment management service, which we believe is complementary to our other core businesses and provides income diversification.

Our Strengths and Competitive Advantages

We believe we distinguish ourselves from other owners, operators, acquirers and developers of commercial properties in a number of ways and enjoy significant competitive strengths, including:

•	Experienced Management Team with Significant Ownership Interest: Our executive management team has over 100 years of combined experience in the commercial real estate industry and has worked together for an average of approximately 17 years. Beginning at TPG’s predecessor, Maguire Thomas Partners, our senior management team has a proven track record of acquiring, entitling, leasing and/or developing or redeveloping approximately 29.2 million square feet resulting in 19.5 million rentable square feet of commercial space acquired and/or completed to date by us in various West Coast, Southwest, and mid-Atlantic markets in the United States. Our management team will have significant ownership in our company following this offering, which we believe appropriately aligns the interests of management with that of our public stockholders.

•	Diversified Business Model: We have a business model that we believe positions us for significant long-term growth by facilitating our investment in all areas and property types of the commercial real estate business. We have four separate, but complementary, areas of business focus: a portfolio of properties; the acquisition of commercial properties; selective development and redevelopment of under-performing projects; and investment management for institutional investors.

•	Quality Portfolio: We have a portfolio of 11 operating properties in which we own interests or manage, comprising approximately 7.4 million rentable square feet that we believe provides a solid foundation for the growth of our business.

•	National Presence: We intend to continue to operate and expand our business on a national level, targeting and entering attractive markets. Currently we are concentrating on the West Coast, Southwest, and Mid-Atlantic regions of the United States, but intend to expand into other markets as market conditions warrant.

•	Substantial Development and Redevelopment Pipeline: We currently have the ability to develop up to approximately 5.3 million square feet of office, mixed-use and residential space in projects located in Los Angeles, Philadelphia and Austin. We plan to develop these properties as market feasibility permits, incorporating measures to minimize development risks.

•	CalSTRS Joint Venture: Our strategic joint venture relationship with CalSTRS provides us with a key opportunity to serve as the operating partner and an equity owner and to provide fee services for a venture to acquire and redevelop or reposition under-performing office and mixed-use projects on a national basis. We currently hold a 4.3% interest in ARCO Plaza through this joint venture and plan to increase this interest to 21.3% concurrent with or following this offering. Concurrent with or following this offering, we also intend to acquire a 25.0% interest in the properties that we asset manage for CalSTRS for its separate account. We intend to hold five of these properties in our joint venture and one property under a tenancy in common arrangement with CalSTRS or an affiliate of CalSTRS on substantially similar economic terms to our joint venture.

•	Multiple Revenue Sources: We have a diversified revenue base consisting of geographically dispersed income properties, fee generating services and a conservative pre-leased property development program. We believe this diverse revenue base reinforces our ability to operate successfully in all phases of the real estate cycle.

Our Properties

Our properties are located in the West Coast, Southwest, and mid-Atlantic regions of the United States, consisting primarily of office space and also including mixed-use, multi-family and retail properties. An overview of these properties as of December 31, 2003, including development properties and acquisitions we intend to complete upon or following the closing of this offering, is presented below:

Core Properties	Location	Percentage Interest	Year Built/ Renovated	Rentable Square Feet(1)		Percent Leased		Annualized Rent(2)	Annualized Net Rent Per Leased Square Foot(3)	Annualized Net Effective Rent Per Leased Square Foot(4)
One Commerce Square(5)(6)	Philadelphia, PA	89.0%	1987	942,866		92.8%		$11,076,217	$12.66	$11.03
Two Commerce Square(6)	Philadelphia, PA	89.0	1992	953,276		97.4		25,560,467	27.52	18.72
2121 Market Street(7)	Philadelphia, PA	50.0	2000	20,835		100.0		356,350	17.10	12.60
800 South Hope Street(8)	Los Angeles, CA	25.0	1985/2000	242,176		90.1		3,443,908	15.78	15.91
Valencia Town Center(8)	Valencia, CA	25.0	1996-2001	393,632		97.6		7,235,584	18.83	17.24
Reflections I(8)	Reston, VA	25.0	2000	123,546		100.0		2,553,696	20.67	20.04
Reflections II(8)	Reston, VA	25.0	1984/2001	64,253		100.0		1,471,363	22.90	20.86
Pacific Financial Plaza(8)	Newport Beach, CA	25.0	1982/1993	279,474		84.4		6,103,354	25.88	24.05

Total/Weighted Average:		65.4%		3,020,058		94.4%		$57,800,939	$20.28	$16.45

Core Plus and Value-Add Properties	Location	Percentage Interest	Year Built/ Renovated	Rentable Square Feet(1)		Percent Leased		Annualized Rent(2)	Annualized Net Rent Per Leased Square Foot(3)	Annualized Net Effective Rent Per Leased Square Foot(4)
1835 Market Street(8)	Philadelphia, PA	25.0%	1986-1987	685,853		72.1%		$7,425,207	$15.02	$13.59
ARCO Plaza(9)	Los Angeles, CA	21.3	1972-1973	2,648,920	(10)	50.2	(11)	17,273,156	13.13	12.78

Total/Weighted Average:		22.0%		3,334,773		54.8%		$24,698,363	$13.65	$13.00

(1)	For purposes of the table above, both on-site and off-site parking is excluded. Total portfolio square footage includes office properties and mixed-use space (including retail), but excludes residential space. Rentable area is calculated consistent with leases in place on the property and local market conventions.
(2)	Annualized rent represents the annualized monthly contractual rent under existing leases as of December 31, 2003 for 100% of the property. This amount reflects total base rent before any one-time or non-recurring rent abatements, but after annually recurring rent credits and is shown on a net basis. As such, for any tenant under a partial gross lease, the expense stop, or under a full gross lease, the current year operating expenses (which may be estimates as of such date), are subtracted from gross rent. Total projected rent credits for leases in effect as of December 31, 2003 for the 12 months ending December 31, 2004 are $758,297. There are no operating expense credits.

(3)	Annualized net rent per leased square foot represents annualized rent as computed above, divided by the total square footage under lease as of the same date.
(4)	Annualized net effective rent per leased square foot represents the contractual rent for leases in place as of December 31, 2003, calculated on a straight-line basis in accordance with generally accepted accounting principles (“GAAP”). This amount is shown on a net basis; thus, for any tenant under a partial gross lease, the expense stop, or under a full gross lease, the current year operating expenses (which may be estimates as of the date), are subtracted from gross rent. This amount is further reduced by the annual amortization of any tenant improvement or leasing costs incurred by us for the leases, and is then divided by the rentable square footage under lease as of the same date.
(5)	We have entered into an agreement to purchase a 50% interest in this property from an unaffiliated third party prior to or concurrent with the closing of this offering.
(6)	We expect to hold only an 89% ownership interest in this property upon the consummation of this offering. Mr. Thomas or entities affiliated with Mr. Thomas will continue to hold the remaining 11% interest in this property following the offering. Our 89% interest will entitle us to receive an increasing annual preference on our capital account balance, and our capital account and this preference will be paid in full in a capital event before the capital account balance of the 11% minority owner is distributed. We intend to seek to acquire the remaining 11% interest in this property following the third anniversary of this offering. See “Structure and Formation—Planned Acquisitions.”
(7)	A 50% interest in this property is held by an entity owned by Philadelphia Management, an unaffiliated Philadelphia based real estate developer.
(8)	We provide asset management services for these properties through our separate account relationship with CalSTRS. We intend to acquire a 25% interest in these properties concurrent with or following the closing of this offering. We expect to hold five of these properties in our joint venture with CalSTRS and to hold 1835 Market Street pursuant to a tenancy in common arrangement with CalSTRS or an affiliate of CalSTRS. See “Business and Properties—Description of TPG/CalSTRS Properties.”
(9)	Upon or following the closing of this offering, we intend to increase our ownership interest in this property from 4.3% to 21.3%. See “Business and Properties—Description of TPG/CalSTRS Properties.”
(10)	ARCO Plaza was re-measured in accordance with Building Owners and Managers Association (“BOMA”) 1996 standards concurrently with the acquisition of an interest by our joint venture with CalSTRS in 2003. The total BOMA 1996 square footage for the property is 2,648,920. However, the total property net rentable square feet used for the calculations with respect to percent leased, annualized rent, annualized net rent per leased square foot, and annualized net effective rent per leased square foot in this prospectus represents the sum of the square footage of existing leases, a majority of which do not reflect BOMA 1996 measurement guidelines, and the square footage of available space determined in accordance with BOMA 1996 measurement guidelines. The resulting ARCO Plaza rentable square footage is 2,619,288.
(11)	Subsequent to December 31, 2003, 310,055 square feet was leased to City National Bank. The first phase of this lease commences in July 2004.

Our owned and optioned development properties as of December 31, 2003, are presented below. When we undertake development, our goal is to achieve 10-12% annual returns on estimated development costs.

Property	Location	Number of Acres		Potential Property Types	Potential Rentable Square Feet Upon Completion/ Development		Potential Build- out Period	Estimated Build- out Cost Per Rentable Square Foot
Four Points Centre	Austin, TX	230.5	(1)	Office/Retail/ R&D/Hotel	1,430,000	(2)	2005-2010	$160 - $185
The Square at Four Points Centre	Austin, TX	29.4		Retail	230,000		2004-2008	$150 - $175
2101 Market Street	Philadelphia, PA	1.7		Residential/ Office/Retail	1,500,000	(3)	2005-2009	$210 - $240	(4)
Campus El Segundo	El Segundo, CA	46.5		Office/Retail/ R&D	2,175,000	(5)	2005-2010	$200 - $235

Total		308.1			5,335,000

(1)	Includes 182 acres designated as a habitat preserve.

(2)	The property will support the development of 280,000 rentable square feet of office space, 900,000 rentable square feet of office and research and development space, and a 250,000 rentable square foot (250 rooms) hotel.
(3)	Currently, the three parcels have a combined floor area ratio (“FAR”) of 1,500,000 square feet. If certain city approvals are obtained, the combined FAR will be 2,300,000 square feet.
(4)	Estimated build-out cost is provided for the office/retail portion only, excluding residential development.
(5)	We own a majority interest in a joint venture that has an agreement to purchase this property. Subject to the resolution of pending litigation regarding entitlements on the property, our joint venture will purchase the property. In addition, we may elect to purchase, or our joint venture partner may require us to purchase, its minority interest in this development. See “Business and Properties—Legal Proceedings.” Entitlements have been granted for 1,905,000 square feet of office, research and development, and telecom space, and 270,000 square feet for retail, hotel, day care and restaurant space.

Our portfolio includes approximately 6,295 vehicle spaces which are revenue generating within on-site and off-site parking facilities. The following table presents an overview of these garage properties.

On-Site/Off-Site Parking	Square Footage	Vehicle Capacity	Vehicles Under Monthly Contract	Percentage of Vehicle Capacity Under Monthly Contract
On-Site Parking(1)	832,808	1,939	1,570	81.0%
Off-Site Parking(2)	1,566,653	4,356	3,590	82.4

Total	2,399,461	6,295	5,160	82.0%

(1)	Includes garage space at One Commerce Square and Two Commerce Square in which we expect to have an 89% ownership interest, and at ARCO Plaza, in which we expect to have a 21.3% ownership interest, upon or following the consummation of this offering; and includes Pacific Financial Plaza and 1835 Market Street, each of which we expect to acquire a 25.0% interest in concurrent with or following this offering.

(2)	Includes 2101 Market Street surface lot parking, off-site garage space for ARCO Plaza in which we expect to have a 21.3% ownership interest upon or following the consummation of this offering and off-site garage space for Valencia Town Center in which we expect to acquire a 25.0% interest concurrent with or following this offering.

Summary Risk Factors

You should carefully consider the risks of investing in our common stock. These risks include those summarized below. See “Risk Factors” in this prospectus for a more complete discussion.

•	Our strategic relationship with CalSTRS is a significant factor in our ability to achieve our intended business growth. Our separate account and joint venture relationships with CalSTRS provide us with substantial fee revenue and we expect our joint venture relationship to provide co-investment capital to acquire additional properties. We cannot assure you that our relationship with CalSTRS will continue.

•	CalSTRS has rights under our joint venture agreement that could adversely affect us. As our agreement with CalSTRS presently provides, we are required to use diligent efforts to sell all joint venture properties by December 2009, which could include the sale to us. We expect this provision in our agreement to be amended prior to the consummation of this offering. Our joint venture agreement includes buy-sell provisions which, if initiated by CalSTRS, would require us to sell our interest to CalSTRS or purchase their interest. In addition, our joint venture interest is subject to being purchased by CalSTRS upon the occurrence of certain events including the death, disability or departure of Mr. Thomas or Mr. Sischo, unless a suitable replacement is approved by CalSTRS.

•	We hold many of our properties in joint ventures. We do not exercise sole decision-making authority regarding joint venture properties. Under our CalSTRS joint venture, most decisions are controlled entirely by CalSTRS, with only certain significant decisions requiring unanimous approval.

•	Conflicts of interest exist between us and certain of our officers and directors, particularly Mr. Thomas. These officers and directors may suffer different and more adverse tax consequences than holders of our common stock upon the sale of our properties, which may make the sale or refinancing of some of our properties less likely. Mr. Thomas and related entities, and other members of senior management, are parties to formation transaction agreements, employment agreements and non-competition agreements with us under which they will receive material benefits and have material obligations, the enforcement of which we may pursue less vigorously than we otherwise would because of our relationship with them.

•	Mr. Thomas or related entities will continue to hold an 11% minority interest in each of One Commerce Square and Two Commerce Square following the consummation of this offering in order to minimize transaction costs. We intend to seek to acquire the minority interest in each of One Commerce Square and Two Commerce Square following the third anniversary of the offering. We cannot assure you that we will be able to do so.

•	Under the agreement by which Mr. Thomas and related entities will contribute interests in certain properties to our operating partnership, we and our operating partnership have agreed to indemnify Mr. Thomas against adverse tax consequences in the event that our operating partnership or the underlying property joint venture sells all or a part of our respective interests in One Commerce Square and Two Commerce Square. This indemnification obligation will terminate on the fourth anniversary of this offering, unless the remaining 11% minority interest held by Mr. Thomas and related entities in each of One Commerce Square and Two Commerce Square has been acquired by our operating partnership by the end of the fourth anniversary of this offering for not more than $4.0 million in the aggregate. In this event, the indemnification period becomes nine years, which will be extended to 12 years under certain circumstances. These properties represented 44.4% of our portfolio’s annualized rent as of December 31, 2003.

•	We have agreed to use commercially reasonable efforts to make approximately $250 million of indebtedness available for guarantee by Mr. Thomas and related entities, one of our directors, and certain unaffiliated third-persons. Among other things, these guarantees will allow them to defer the recognition of gain in connection with the formation transactions, which may adversely affect our ability to refinance our properties.

•	The terms on which Mr. Thomas and related entities and other contributors will contribute properties and assets to us are not based upon arms’-length negotiations. The consideration we give for the properties we are receiving an interest in as part of the formation transactions may exceed their aggregate fair market value.

•	We intend to consummate various acquisitions described in this prospectus. Our ability to complete these acquisitions is dependent upon many factors. These factors include the negotiation of definitive agreements for the acquisitions in certain cases and obtaining third-party or lender consents. If we are unable to enter into agreements for these transactions or obtain all necessary consents, we would be unable to complete the acquisitions and our business expectations would be seriously harmed.

•	We are dependent on significant tenants that may be difficult or costly to replace. The loss of one or more of our significant tenants could result in material losses to our company. As of December 31, 2003, our 20 largest tenants leased 54.6% of total rentable square footage at our properties, representing approximately 80.6% of the total annualized rent generated by the properties in our portfolio. Our largest tenant is Consolidated Rail Corporation which together with its wholly-owned subsidiary New York Central Lines, LLC is referred to in this prospectus as “Conrail.” Conrail leased space at Two Commerce Square representing 27.4% of our total annualized rent on a property portfolio basis as of December 31, 2003.

•	Upon completion of this offering and related transactions, we expect our total consolidated indebtedness will be $300.1 million. In addition, we will own interests in unconsolidated entities subject to total long-term debt in the amount of $418.9 million. Our debt service obligations will reduce cash available to fund our operations and could expose us to default risk.

•	Prior to the consummation of this offering, we will issue to the entities that will receive operating partnership units in our formation transactions shares of our limited voting stock on a one-for-one basis with the operating partnership units they will be receiving. With the exception of certain family trusts, each of these entities is directly or indirectly controlled by Mr. Thomas. The number of shares of our limited voting stock these entities will be receiving is expected to be equal to % of our outstanding shares of voting stock following the completion of this offering, on a fully diluted basis. Although not entitled to dividends or other distributions, these limited voting shares are entitled to one vote per share on the election of directors, certain extraordinary transactions such as a merger or a sale of our company and amendments to our certificate of incorporation. As a result, Mr. Thomas will have significant influence over these matters. See “Description of Capital Stock—Limited Voting Stock.”

•	Differences between the book value of properties contributed to our operating partnership and the aggregate price paid for our common stock in this offering will result in an immediate and substantial dilution in the pro forma net tangible book value of our common stock equal to $ per share.

•	Our executive officers have no experience operating a public company.

Conflicts of Interest; Benefits to Related Parties

Following the completion of this offering, there will be conflicts of interest between the direct and indirect owners of units in our operating partnership, including Mr. Thomas and our other executive officers, on the one hand, and us and our stockholders, on the other. In addition, the consummation of certain business combinations, such as the sale of interests in two of our properties or a reduction or refinancing of indebtedness on our properties, could have adverse tax consequences to Mr. Thomas and one of our non-employee directors that would make the transactions less desirable to them.

In connection with the formation transactions and this offering, Mr. Thomas and related entities will receive benefits including:

•	A % interest in our company on a fully diluted basis, comprised of units received in our operating partnership as a result of the formation transactions with a value of $ based on the expected midpoint of the initial offering price range. This value will increase or decrease if our common stock price increases or decreases.

•	Mr. Thomas will receive the grant of 46,667 shares of restricted common stock after the consummation of the offering with a value of $ based on the midpoint of the initial offering price range. These restricted shares will vest on the third anniversary of the grant, but could vest after two years upon the satisfaction of certain performance goals.

•	Each entity that will receive operating partnership units in our formation transactions will be issued shares of our limited voting stock prior to the consummation of this offering. With the exception of certain family trusts, each of these entities is directly or indirectly controlled by Mr. Thomas. These limited voting shares are entitled to one vote per share on certain matters submitted to a vote of our stockholders and are equal to % of our outstanding voting stock on a fully diluted basis. See “Description of Capital Stock—Limited Voting Stock.”

•

Indemnification by us and our operating partnership against adverse tax consequences in the event that we or the underlying property partnership sell in a taxable transaction a portion or all of our respective interests in One Commerce Square or Two Commerce Square. This indemnification period will be four years, unless Mr. Thomas and related entities contribute the remaining 11% minority interest in each of

One Commerce Square and Two Commerce Square to us prior to the fourth anniversary of this offering for not more than $4.0 million in the aggregate. In this event, the indemnification period will be nine years, which may be extended to 12 years under certain circumstances. See “Certain Relationships and Related Transactions.”

•	Our commitment to use commercially reasonable efforts to make $210 million of indebtedness available to be guaranteed by Mr. Thomas and related entities. Allowing Mr. Thomas and his related entities to guaranty this debt will allow them to defer the recognition of gain in connection with the formation transactions.

•	An employment agreement providing Mr. Thomas with salary, bonus and other benefits, including severance upon a termination of his employment under some circumstances.

•	Our release of Mr. Thomas and related entities of all claims, liabilities, damages and obligations related to ownership of the properties that exist at the closing of the formation transactions, other than breaches of the employment agreement, non-competition agreement and contribution agreement entered into by Mr. Thomas in connection with the formation transactions.

•	Mr. Thomas or related entities will continue to beneficially own an 11% minority interest in each of One Commerce Square and Two Commerce Square. While there is no agreement to this effect, we expect to offer to acquire the remaining 11% interest at fair market value by issuing Mr. Thomas additional units in our operating partnership after a three-year period.

•	In addition, we are in discussions that would release Mr. Thomas from the guarantees of debt on our Four Points Centre, 2101 Market Street, Two Commerce Square and 2121 Market Street properties, equal to approximately $19.8 million.

Our executive officers and directors, other than Mr. Thomas, will also receive material benefits as a result of this offering and the formation transactions, including:

•	A % beneficial interest in our company on a fully diluted basis, comprised of an aggregate of 683,335 units in our operating partnership received as a result of the formation transactions, with a value of $ million based on the expected midpoint of the initial offering price range.

•	Our executive officers will enter into employment agreements with us providing for salary, bonus and other benefits, as described under “Management—Employment Agreements.”

•	The grant of 183,334, 233,334 and 200,000 incentive units in our operating partnership to each of Mr. Ricci, Mr. Scott and Mr. Sischo, respectively. These incentive units will vest over a three-year period, one-third vesting each year subject to the executive’s continued service and other terms of our Incentive Plan. In addition, each of these executive officers will receive the grant of 16,667 incentive units that will vest on the third anniversary of the grant, but could vest after two years upon the satisfaction of certain performance goals.

•	The release of executive officers who are a party to contribution agreements of all claims, liabilities, damages and obligations related to their ownership of properties contributed to us that may exist at the closing of the formation transactions, other than breaches of the employment agreements, non-competition agreements and contribution agreements entered into by them in connection with the formation transactions.

•	Each of our four non-employee directors will receive 2,500 shares of restricted stock with a value of $ based on the expected midpoint of the initial offering price range. These restricted shares will be granted under our Non-Employee Director Plan.

Holders of operating partnership units issued as a result of the formation transactions have rights, beginning 14 months after the completion of this offering, to cause us to redeem their operating partnership units for cash equal to the then-current market value of our common stock, or, at our election, exchanged for shares of our common stock on a one-for-one basis. In addition, beginning 14 months after the completion of this offering, the holders of these shares of common stock will have the right to cause us to register shares of our common stock that we issue to them in exchange for their units.

Revolving Credit Facility

We intend to enter into a revolving credit facility shortly after the consummation of this offering. Borrowings under this facility would be used for general corporate purposes, including property acquisitions, development and redevelopment. There can be no assurance that we will be able to obtain such a facility.

Formation Transactions

Simultaneously with the completion of this offering, we will consolidate substantially all of the ownership interests in the commercial real estate investment, management, leasing, brokerage and development businesses of TPG into our operating partnership.

Each property or property interest to be contributed to us at the completion of this offering is currently owned by a partnership or limited liability company. The investors in these properties include Mr. Thomas and his affiliates, other members of our senior management and board of directors, and persons formerly affiliated with TPG.

We intend to purchase a 25% interest in each of the six properties for which we act as asset manager for CalSTRS and also purchase from CalSTRS an additional interest in ARCO Plaza to bring our total interest in the property to 21.3%, for an aggregate purchase price of approximately $51.2 million. We also intend to acquire a 50% interest in One Commerce Square from an unrelated third party for approximately $24.0 million. We expect that our operating partnership will also use a portion of the net proceeds of this offering in order to repay or redeem approximately $20.6 million of existing indebtedness and preferred equity, and to fund $4.3 million in required reserves for One Commerce Square. See “Use of Proceeds.”

The aggregate historical combined net tangible book value of the interests and assets to be contributed to us was approximately negative $38.9 million as of December 31, 2003. In connection with the formation transactions, we intend to acquire properties subject to existing indebtedness and expect to have total consolidated indebtedness of $300.1 million upon consummation of the offering. In addition, we will own interests in unconsolidated entities subject to total long-term debt of $418.9 million.

These formation transactions are intended to facilitate this offering and consummate the pending transactions and acquisitions described in this prospectus. We will contribute the net proceeds from this offering and $50,000 from the issuance of our limited voting stock to our operating partnership.

The initial public offering price of our common stock will be determined in consultation with our underwriters. Among the factors that will be considered are: prevailing market conditions, our capital structure, the value and historical performance of the properties we will receive interests in, the market capitalization and valuation of other publicly traded companies considered by us and the underwriters to be comparable to us and estimates of our business potential and earning prospects. The initial public offering price does not necessarily bear any relationship to the book value or the fair market value of our assets. The value of the units our operating partnership will issue to property interest contributors will increase or decrease if our offering price increases or decreases. In addition, if the initial offering price of our common stock is outside of the range set forth on the front cover of this prospectus, we may increase or decrease the number of shares in the offering or the number of units to be issued by our operating partnership.

The chart below depicts what our ownership structure will be upon completion of the formation transactions, our various acquisition transactions and the closing of this offering.

(1)	A % limited partnership interest will be directly or indirectly owned by Mr. Thomas and related entities. A % limited partnership interest will be indirectly owned by officers and directors (other than Mr. Thomas). Subject to the limitations in our operating partnership agreement, the operating partnership interests may be redeemed for cash, or, at our option, shares of our common stock on a one-for-one basis commencing 14 months after the completion of this offering. See “Description of Capital Stock.” Under our Incentive Plan, we may grant our executive officers incentive units in our operating partnership. See “Management-Equity and Benefits Plans—2004 Equity Incentive Plan.”

(2)	Reflects the consummation of acquisitions we intend to complete resulting in our holding a 25% interest in each of the six properties for which we act as asset manager for CalSTRS at or following the closing of this offering. We expect to hold five of these properties in our joint venture with CalSTRS, and expect that legal title to 1835 Market Street will be held as a tenancy in common with CalSTRS or an affiliate of CalSTRS. See “Business and Properties—Description of TPG/CalSTRS Properties.”
(3)	Upon or following consummation of this offering, we intend to increase our ownership interest in ARCO Plaza from 4.3% to 21.3%. See “Business and Properties—Description of TPG/CalSTRS Properties.”
(4)	We have entered into an agreement to purchase a 50% interest in this property from an unaffiliated third party prior to or concurrent with the closing of this offering.
(5)	We expect to hold an 89% ownership interest in this property upon the consummation of this offering. Mr. Thomas or related entities will continue to hold the remaining 11% interest in this property following the offering. Our 89% interest will entitle us to receive a preference in a capital event on our capital account balance, and our capital account and this preference will be paid in full in a capital event before the capital account balance of the 11% minority owner is distributed. We intend to seek to acquire the remaining 11% interest in this property following the third anniversary of the offering. See “Structure and Formation—Planned Acquisitions.”
(6)	A 50% interest in this property is held by an entity owned by Philadelphia Management, an unaffiliated Philadelphia based real estate developer.
(7)	We have an agreement to purchase this property. Subject to the resolution of pending litigation regarding entitlements on the property, we will purchase the property and we may elect to, or our partner in this development may require us to, purchase their interest. See “Business and Properties—Legal Proceedings.”

The Offering

Common stock presently being offered by us	shares

Common stock and operating partnership units to be outstanding after this offering(1)	shares/units(2)

Use of proceeds	We intend to use the net proceeds of this offering to:

•	acquire a 25% interest in the six properties for which we act as asset manager for CalSTRS and increase our ownership interest in ARCO Plaza to 21.3% for an aggregate price of approximately $51.2 million;

•	acquire a 50% third-party interest in One Commerce Square for approximately $24.0 million in cash, plus the assumption of the third party’s share of partnership liabilities;

•	repay indebtedness and redeem preferred equity on One Commerce Square for $20.6 million and to fund a required $4.3 million reserve;

•	expand our business through acquisitions and pay for development and redevelopment costs; and

•	establish a reserve for general corporate purposes. See “Use of Proceeds.”

Proposed NYSE symbol	TPG

(1)	Operating partnership units issued in our formation transactions will be paired with shares of our limited voting stock on a one-for-one basis. See “Description of Capital Stock—Limited Voting Stock.”
(2)	Includes shares of common stock issued in this offering and units in our operating partnership issued in our formation transactions that are redeemable for cash, or at our option, shares of our common stock on a one-for-one basis beginning 14 months following completion of this offering.

In addition to the              shares of common stock that will be outstanding after this offering, we expect to have              additional shares of common stock available for issuance under the following plans and arrangements:

•	shares reserved for issuance with respect to units issued in connection with our formation transactions that may be redeemed for cash or, at our option, shares of our common stock on a one-for-one basis, beginning 14 months after the completion of this offering;

•	shares available for future issuance under our Incentive Plan, net of 666,669 incentive units and 83,333 shares of restricted stock we intend to award our executive officers and other employees under our Incentive Plan following the closing of this offering; and

•	shares available for future issuance under our Non-Employee Director Plan, net of 10,000 shares of restricted stock we will grant to our non-employee directors under our Non-Employee Director Plan following the closing of this offering.

This prospectus may contain trademarks and trade names of other companies. All trademarks and trade names appearing in this prospectus are the property of their respective holders.

Restrictions on Transfer

Under our operating partnership agreement, operating partnership units may not be redeemed for a period of 14 months following the closing of this offering, and are not transferable, except under limited circumstances. In addition, our executive officers and directors, including Mr. Thomas, have agreed not to sell or otherwise transfer any shares of our common stock or securities convertible or exchangeable into our common stock (including units) directly or indirectly owned by them at completion of this offering or thereafter acquired for a period of 180 days after completion of this offering without the consent of Friedman Billings Ramsey. However, in the case of our executive officers, including Mr. Thomas, each individual will be eligible to pledge units directly or indirectly owned to an institutional lender and borrow against the pledged units up to 50% of value. In addition, Mr. Thomas and certain entities controlled by him will pledge partnership units with a value of $10.0 million based on the initial offering price in order to secure Mr. Thomas’ and these entities’ indemnification obligations to our operating partnership under their contribution agreements.

Summary Combined Financial Data

The following table sets forth summary combined financial data on an unaudited pro forma basis for our company giving effect to the offering and related formation transactions, and historical combined financial data for Thomas Properties Group, LLC and its affiliates (“TPG”) as of and for the periods presented. TPG comprises the current and historical entities referred to collectively in this prospectus as the “Predecessor” to Thomas Properties Group, Inc. We have not presented historical financial data for Thomas Properties Group, Inc. because we have not had any corporate activity since our formation other than the issuance of shares of our common stock to Mr. Thomas in connection with the initial capitalization of our company. Accordingly, we believe that a discussion of our historical results would not be meaningful. The TPG historical combined financial data includes the following operations and properties for the three years in the period ended December 31, 2003, or since inception, as indicated:

•	the investment advisory, property management, leasing and real estate development operations of TPG (for all periods presented);

•	the real estate operations of the TPG affiliates that currently own interests in Four Points Centre (beginning December 2000), Campus El Segundo (beginning February 2001), Two Commerce Square and 2101 Market Street (for all periods presented); and

•	investment and equity income (net income or loss) from the operations of the TPG affiliates that currently own interests in One Commerce Square (for all periods presented), 2121 Market Street (beginning with formation in January 2001 and operations in September 2001) and ARCO Plaza (beginning January 2003).

Although we have responsibility for day-to-day operations with respect to each of these entities or operating properties (other than 2121 Market Street), applicable accounting rules do not allow us to consolidate the results of some of these entities because we did not, during the relevant time period, own a greater than 50% interest or unilaterally control major decisions.

You should read the following information together with other financial information and analysis presented elsewhere in this prospectus, included under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Unaudited Pro Forma Financial Information” and in our combined financial statements and the related notes.

The historical combined balance sheet data as of December 31, 2003 and 2002 of TPG and combined statements of operations data, cash flow data and other data for the years ended December 31, 2003, 2002 and 2001 have been derived from the audited historical combined financial statements included elsewhere in this prospectus.

Our pro forma condensed consolidated statement of operations data for the year ended December 31, 2003 is presented as if this offering and the formation transactions had occurred as of January 1, 2003. Our pro forma condensed consolidated balance sheet data as of December 31, 2003, is presented as if this offering and formation transactions occurred as of December 31, 2003. The pro forma statement of operations data reflects the consolidation of One Commerce Square, with the company holding an 89% ownership interest as a result of a 39% interest being transferred to us in connection with the formation transactions and the acquisition of an additional 50% ownership interest in the property from a third party, and Mr. Thomas and related entities retaining an 11% ownership interest. The company will also receive an 89% interest in Two Commerce Square as a result of the formation transactions, with Mr. Thomas and related entities retaining an 11% ownership interest. Our operating partnership will receive a cumulative preferred return on its 89% interest in both One Commerce Square and Two Commerce Square in a capital event. The preferred return will be 8.0% in year one, increasing 1.0% each year, to a maximum of 12.0%. Since the preferred capital is in excess of the historical cost basis capital of each asset at the date of contribution, no income or loss has been allocated to the minority interest holders in the pro forma condensed consolidated statement of operations data for the year ended December 31, 2003, and no minority interest has been recorded in the pro forma combined balance sheet as of December 31, 2003. In addition, the pro forma condensed consolidated statement of operations data reflects the acquisition of a 25% interest in each of Pacific Financial Plaza, Valencia Town Center, 800 South Hope Street, 1835 Market Street, Reflections I and Reflections II, and the increase of our ownership interest in ARCO Plaza from 4.3% to 21.3%. Our pro forma financial information is not necessarily indicative of what our actual financial position and results of operations would have been as of the date and for the periods indicated, nor does it purport to represent our future financial position or results of operations.

	Year ended December 31,
	Pro Forma Consolidated	Historical Combined
	2003	2003	2002	2001
	(dollars in thousands, except per share data)
Statement of Operations Data:
Revenues:
Rental revenues	$33,827	$20,418	$20,495	$20,331
Tenant reimbursements	17,646	9,935	9,620	8,964
Inventory advisory, management leasing and development services	11,810	13,836	6,427	4,727
Other revenues	3,825	2,087	2,133	2,302

Total Revenues	67,108	46,276	38,675	36,324

Expenses:
Rental property operating and maintenance expenses	15,446	7,224	6,446	5,922
Real estate taxes	5,943	3,299	3,233	3,192
Investment advisory management, leasing and development services expenses	9,828	10,063	6,349	6,210
Interest expense	27,521	21,362	21,361	21,794
Depreciation and amortization expense	11,054	5,795	5,879	6,039
General and administrative expenses	4,167	—	—	—

Total Expenses	73,959	47,743	43,268	43,157

Operating loss	(6,851)	(1,467)	(4,593)	(6,833)
Equity in net income (loss) of unconsolidated/uncombined real estate entities	2,397	(1,088)	993	1,285
Minority interest(1)	2,222	—	—	—

Loss before benefit for income taxes	(2,232)	(2,555)	(3,600)	(5,548)
Benefit for income taxes	893	—	—	—

Net Loss	$(1,339)	$(2,555)	$(3,600)	$(5,548)

Pro forma basic loss per share(2)
Pro forma diluted loss per share
Pro forma weighted average common shares outstanding—basic
Pro forma weighted average common shares outstanding—diluted

	Year ended December 31,
	Pro Forma Consolidated	Historical Combined
	2003	2003	2002	2001
	(dollars in thousands)
Balance Sheet Data (at year end):
Investments in real estate, net	$282,578	$166,701	$170,388	$173,642
Total assets	533,688	229,725	231,164	235,563
Mortgages and other secured loans	300,053	225,841	238,295	242,172
Total liabilities	307,201	231,462	242,237	245,677
Minority interest	113,539	1,133	1,133	650
Stockholders’/owners’ equity (deficit)	112,948	(2,870)	(12,206)	(10,764)
Total liabilities and stockholders’/owners’ equity	533,688	229,725	231,164	235,563

Other Data:
EBITDA(3)	34,121	24,602	23,640	22,285
Cash flows from:
Operating activities	—	13,374	8,704	2,675
Investing activities	—	(9,117)	(3,027)	1,049
Financing activities	—	(4,513)	(4,249)	(5,339)

Reconciliation of EBITDA:
Net loss	$(1,339)	$(2,555)	$(3,600)	$(5,548)
Plus:
Interest Expense	27,521	21,362	21,361	21,794
Depreciation and amortization	11,054	5,795	5,879	6,039
Less:
Minority interest	(2,222)	—	—	—
Benefit for income taxes	(893)	—	—	—

EBITDA	$34,121	$24,602	$23,640	$22,285

(1)	Includes allocation of net loss to minority interest held by limited partners in the operating partnership.
(2)	Pro forma basic loss per share is computed assuming this offering was consummated as of January 1, 2003 and equals pro forma net income divided by the number of shares of our common stock to be outstanding after this offering, excluding the weighted average of the number of unvested shares of restricted stock.
(3)	EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA does not represent amounts available for management’s discretionary use because of necessary recurring capital costs or expansion, debt service obligations, or other commitments and uncertainties. EBITDA should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or of cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.

RISK FACTORS

An investment in our common stock involves significant risks and uncertainties. In addition to other information contained in this prospectus, you should carefully consider the risks described below before making a decision to acquire shares of our common stock offered by this prospectus. The occurrence of one of more of the following risks could cause the market price of our common stock to decline, and could cause you to lose all or a part of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward looking statements. See the section entitled “Forward Looking Statements.”

Risks Related to Our Properties and Our Business

If we are unable to consummate our intended acquisitions, our business expectations would be seriously harmed.

We are in negotiations with the California State Teachers’ Retirement System (“CalSTRS”) to increase our ownership interest in ARCO Plaza from 4.3% to 21.3% and to purchase a 25% interest in the six properties for which we act as asset manager for the separate account of CalSTRS for an aggregate purchase price of approximately $51.2 million. In addition, we have a contract to acquire a 50% interest owned by a third party in One Commerce Square for $24.0 million, as well as to repay existing indebtedness and preferred equity on the property in the amount of $20.6 million, and to fund a required reserve of $4.3 million. See “Business and Properties—Description of Ownership Interest Properties” and “—Description of TPG/CalSTRS Properties.” Our ability to complete these transactions is dependent upon several factors, including the negotiation of a definitive agreement with CalSTRS and obtaining third party and lender consents. We cannot assure you we will be able to reach agreement on definitive terms for these acquisitions, or, if we reach agreement, that such terms will be favorable to us. Our inability to complete one or more of these acquisitions could have a material adverse effect on our operating results and financial condition.

We expect a significant amount of our future revenues will be dependent on our relationship with CalSTRS.

Our strategic relationship with CalSTRS is a significant factor in our ability to achieve our intended business growth. Our separate account and joint venture relationships with CalSTRS provide us with substantial fee revenues and we expect them to provide us with co-investment capital to acquire additional properties. We cannot assure you that our relationship with CalSTRS will continue. Moreover, our interest in the CalSTRS joint venture is subject to a buy-sell provision, and our joint venture interest is subject to being purchased by CalSTRS upon the occurrence of certain events. We expect our relationship with CalSTRS will account for a significant portion of our revenue in the near future. There is no guarantee this relationship with CalSTRS will continue, or that we could replace the relationship with another strategic alliance that would provide a comparable source of revenue. The loss of this relationship with CalSTRS would have a material adverse effect on our business and financial condition.

The contribution arrangements for our properties and the payments to contributing parties were not negotiated on an arms’-length basis.

There were no arms’-length negotiations with Mr. Thomas or the other contributors of property or other interests with respect to the terms of the formation transactions. Mr. Thomas, who had significant influence in structuring the formation transactions, had a pre-existing ownership interest in the properties and will receive substantial economic benefits as a result of the formation transactions. Further, in the course of structuring the formation transactions, Mr. Thomas had the ability to influence the type and level of benefits that he and our other executive officers will receive from us.

We have not obtained any independent third-party appraisals, valuations or fairness opinions, in connection with establishing the terms of the formation transactions. The initial public offering price of our common stock will be determined in consultation with the underwriters. Among the factors that will be considered are: prevailing market conditions, our capital structure, the value and historical performance of the properties we will receive interests in, the market capitalization and valuation of other publicly traded companies considered by us and the underwriters to be comparable to us and estimates of our business potential and earning prospects. The initial public offering price does not necessarily bear any relationship to our book value or the fair market value of our assets. As a result, the consideration to be given in exchange by us for the contribution of properties and other assets in the formation transactions may exceed the fair market value of these properties and assets.

Our joint venture investments may be adversely affected by our lack of control or input on decisions or shared decision-making authority or disputes with our co-venturers.

We expect to hold interests in six of our properties through our joint venture with CalSTRS, and one property under a tenancy in common arrangement with CalSTRS or an affiliate of CalSTRS. See “Business and Properties—Description of TPG/CalSTRS Properties.” We will own an 89% interest in each of One Commerce Square and Two Commerce Square, and Mr. Thomas and related entities will hold the remaining 11% minority interests in each property. We are also co-invested with another party in 2121 Market Street. We are negotiating a joint venture arrangement for the development of part of the land constituting our Four Points Centre project in Austin, Texas. We may co-invest in the future through other partnerships, joint ventures or other entities, acquiring non-controlling interests in or sharing responsibility for managing the affairs of a property, partnership, joint venture or other entity. In joint venture projects, we do not exercise sole decision-making authority regarding the property, partnership, joint venture or other entity. Our joint venture with CalSTRS provides us with limited decision making authority. Most decisions regarding the properties held in this joint venture (including sales, financings and refinancings, and approval of business plans and budgets) are made based upon a majority decision of the management committee, which currently consists of two members appointed by CalSTRS and one member appointed by us. See “Business and Properties—TPG/CalSTRS Joint Venture” Investments in partnerships, joint ventures, or other entities may, under certain circumstances, involve risks including third parties who may have economic or other business interests or goals which are inconsistent with our business interests or goals, and may be in a position to take actions contrary to our policies or objectives. These investments may also have the risk of impasses on significant decisions, because neither we nor our partner or co-venturer would have full control over the partnership or joint venture. Disputes between us and our partners or co-venturers may result in litigation or arbitration that would increase our expenses and prevent our officers and/or directors from focusing their full time and effort on our business. In addition, we may in certain circumstances be liable for the actions of our third-party partners or co-venturers.

CalSTRS has rights under our joint venture agreement that could adversely affect us.

Our joint venture agreement with CalSTRS includes provisions negotiated for the benefit of CalSTRS that could adversely affect us. We are required to use diligent efforts to sell all of the joint venture properties by December 2009, which could include a sale to us, unless CalSTRS agrees to an extension. We expect to amend this provision prior to the consummation of this offering. However, we can offer no assurance that we will be able to do so. If we fail to effect the sales, we are subject to CalSTRS assuming control of the sale process. This may require us to sell a substantial portion of our assets at an inopportune time, or for prices that are lower than could be achieved if we had more flexibility in the timing for effecting sales.

Our joint venture agreement includes a buy-sell provision exercisable after January 1, 2006, or earlier upon the events described below. CalSTRS could exercise this right and require us to either sell our interest to CalSTRS or purchase their interest. If CalSTRS exercises this right, we may not have sufficient funds to purchase CalSTRS’ interest, and therefore could be forced to sell our joint venture interest to them at the price set by CalSTRS, which may be below market value. Further, if Mr. Thomas, our Chief Executive Officer and President, or Mr. Sischo, our Chief Financial Officer, were to die, become disabled or their employment with us terminated for any reason, or if Mr. Thomas fails to own a majority of the voting and economic interests in our operating partnership for any reason, the buy-sell provision becomes immediately effective. In addition, upon death, disability or termination of employment of either Mr. Thomas or Mr. Sischo, unless a suitable replacement is agreed upon by CalSTRS within 180 days, CalSTRS has the option to purchase our joint venture interest at 97% of appraised value. Accordingly, the loss of services of either Mr. Thomas or Mr. Sischo could require our company to dispose of a substantial portion of its assets to CalSTRS possibly at an unfavorable price, resulting in a substantial reduction in our revenues and income. See “Business and Properties—TPG/CalSTRS, LLC.”

We must expand our business to establish additional strategic alliances to decrease our dependence on our relationship with CalSTRS.

We intend to establish and extend our business to encompass strategic relationships beyond our joint venture with CalSTRS. Our business strategy includes co-investing with third parties and earning revenues from fee services and property management. Currently, our only relationship where we serve as an investment advisor and portfolio manager is with CalSTRS. Our existing joint venture agreement with CalSTRS currently limits our ability to enter into real estate ventures or co-investments with other third parties. In order to achieve our objectives of acting as an investment advisor and portfolio manager for others and decrease our dependence on our relationship with CalSTRS, we intend to establish new relationships and extend existing relationships and alliances with institutional and other investors. Without adequate strategic partnerships and alliances in place, we may have to invest more equity than desired in property acquisitions and incur greater risk than we prefer on projects. In addition, our efforts with respect to projects may not be as effective as they would have been with the greater access to capital afforded by these strategic relationships. In many cases, the institutional investors with which we intend to form alliances already have extensive relationships with other property developers, managers and investment advisors. If we fail to establish, successfully manage or maintain these alliances, our ability to achieve business growth and revenue diversification could suffer and our business and operating results could be harmed.

We depend on significant tenants, and their failure to pay rent could seriously harm our operating results and financial condition.

As of December 31, 2003, our 20 largest tenants collectively leased 54.6% of our rentable square feet of space, representing 80.6% of the total annualized rent generated by the properties in our portfolio. Conrail, which leases the substantial majority of space at Two Commerce Square, accounted for approximately 27.4% of our portfolio’s total annualized rent at December 31, 2003. Our existing lease with Conrail expires in two stages in 2008 and 2009. Conrail has subleased a majority of its space under lease, and we have entered into direct lease agreements with many of these sublease tenants. However, these new leases are at lower rental rates, and we expect to experience a substantial decline in rental revenues from Two Commerce Square when the existing lease with Conrail expires.

We rely on rent payments from our tenants as a source of cash to finance our business. Any of our tenants may experience a downturn in its business that may weaken its financial condition. As a result, a tenant may delay lease commencement, fail to make rental payments when due, decline to extend a lease upon its expiration, become insolvent or declare bankruptcy. Any tenant bankruptcy or insolvency, leasing delay or failure to make rental payments when due could result in the termination of the tenant’s lease and material losses to our company.

In particular, if any of our significant tenants becomes insolvent, suffers a downturn in its business and decides not to renew its lease or vacates a property and prevents us from leasing that property by continuing to pay base rent for the balance of the term, it may seriously harm our business. Failure on the part of a tenant to comply with the terms of a lease may give us the right to terminate the lease, repossess the applicable property and enforce the payment obligations under the lease. In those circumstances, we would be required to find another tenant. We cannot assure you that we would be able to find another tenant without incurring substantial costs, or at all, or that, if another tenant were found, we would be able to enter into a new lease on favorable terms.

Bankruptcy filings by or relating to one of our tenants could bar us from collecting pre-bankruptcy debts from that tenant or their property. A tenant bankruptcy would delay our efforts to collect past due balances under the relevant leases, and could ultimately preclude full collection of these amounts. If a lease is assumed by the tenant in bankruptcy, all pre-bankruptcy amounts due under the lease must be paid to us in full. However, if a lease is rejected by a tenant in bankruptcy, we would have only a general unsecured claim for damages. Any unsecured claim we hold against a bankrupt entity may be paid only to the extent that funds are available and only in the same percentage as is paid to all other holders of unsecured claims. We may recover substantially less than the full value of any unsecured claims in the event of the bankruptcy of a large tenant, which would harm our financial condition.

Our operating results depend upon the regional economies in which our properties are located and the demand for office and other mixed-use space.

Our properties are located in three geographic regions of the United States: the West Coast, Southwest and mid-Atlantic regions. Historically, the largest part of our revenues has been derived from our ownership and management of properties consisting primarily of office buildings. A decrease in the demand for office space in these geographic regions, and Class A office space in particular, may have a greater adverse effect on our business and financial condition than if we owned a more diversified real estate portfolio. We are susceptible to adverse developments in these regions, such as business layoffs or downsizing, industry slowdowns, relocations of businesses, changing demographics, increased telecommuting, terrorist targeting of high-rise structures, infrastructure quality, increases in real estate and other taxes, costs of complying with government regulations or increased regulation and other factors, and the national and regional office space market such as oversupply of or reduced demand for office space. Some of the regional issues we face include the more highly regulated and taxed economy of Southern California and high local and municipal taxes for our Philadelphia properties. Any adverse economic or real estate developments in a local region, or any decrease in demand for office space resulting from the local regulatory environment, business climate or energy or fiscal problems, could adversely impact our financial condition, results of operations, cash flow, the trading price of our common stock and our ability to satisfy our debt service obligations.

Our debt level reduces cash available to fund business growth and may expose us to the risk of default under our debt obligations.

Upon completion of this offering, we anticipate that our total consolidated indebtedness will be $300.1 million. In addition, we will own interests in unconsolidated entities subject to total long-term debt in the amount of $418.9 million. We may incur significant additional debt to finance future acquisition and development activities. Following consummation of this offering, we intend to enter into a revolving credit facility. It is possible the required payments of principal and interest on borrowings may leave us with insufficient cash to operate our properties profitably. Our level of debt and the limitations imposed on us by our debt agreements could have significant adverse consequences, including the following:

•	our cash flow may be insufficient to meet our required principal and interest payments;

•	we may be unable to borrow additional funds as needed or on favorable terms;

•	we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;

•	we anticipate that a significant portion of our debt will bear interest at variable rates, and increases in interest rates could materially increase our interest expense;

•	we could be required to dispose of one or more of our properties, possibly on disadvantageous terms;

•	we could default on our obligations and the lenders or mortgagees may foreclose on our properties that secure their loans and receive an assignment of rents and leases;

•	we could violate negative covenants or other operating covenants in our loan documents, including provisions that may limit our ability to further mortgage a property, acquire additional properties, repay indebtedness prior to a set date without payment of a premium or other pre-payment penalties, all of which would entitle the lenders to accelerate our debt obligations;

•	a default under any one of our mortgage loans with cross default provisions could result in a default on other indebtedness; and

•	because we have agreed to use commercially reasonable efforts to maintain certain debt levels to provide the ability for Mr. Thomas and related entities, and certain other persons to guarantee this debt, we may not be able to refinance our debt when it would otherwise be advantageous to do so or to reduce our indebtedness when our board of directors thinks it is prudent.

If any one of these events were to occur, our financial condition, results of operations, cash flow, trading price of our common stock and our ability to satisfy our debt service obligations could be adversely affected. In addition, foreclosures could also result in our being liable under the terms of our indemnification agreement with Mr. Thomas if we were required to sell all or a portion of our interests in One Commerce Square or Two Commerce Square. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Pro Forma Consolidated indebtedness to be outstanding after this offering.”

Following the offering we may have a substantial amount of debt which bears interest at variable rates. Our failure to hedge effectively against interest rate changes may adversely affect our results of operations.

We may have a substantial amount of debt at floating interest rates following the consummation of this offering. We intend to limit our exposure to interest rate volatility by using interest rate hedging arrangements and swap agreements. These arrangements involve risks, including that our hedging or swap transactions might not achieve the desired effect in eliminating the impact of interest rate fluctuations, or that counterparties may fail to honor their obligations under these arrangements. As a result, these arrangements may not be effective in reducing our exposure to interest rate fluctuations and this could adversely affect our results of operations.

We may be unable to complete acquisitions necessary to grow our business and successfully operate acquired properties.

Our planned growth strategy includes the acquisition of additional properties as opportunities arise. We regularly evaluate the market of available office, mixed-use and other properties for strategic opportunities. Our ability to acquire properties on favorable terms and successfully operate them is subject to the following significant risks:

•	the potential inability to acquire a desired property because of competition from other real estate investors with more available capital, including other real estate operating companies, real estate investment trusts and investment funds;

•	we may be unable to obtain the necessary financing to consummate an acquisition or, if obtainable, it may not be on favorable terms;

•	we may need to spend more than budgeted amounts to make necessary improvements or renovations to acquired properties;

•	competition from other potential acquirors may significantly increase the purchase price, even if we are able to acquire a desired property;

•	agreements for the acquisition of office properties are typically subject to customary conditions to closing, including satisfactory completion of due diligence investigations, and we may spend significant time and money on a potential acquisition we eventually decide not to pursue;

•	we may be unable to quickly and efficiently integrate new acquisitions, particularly acquisitions of portfolios of properties, into our existing operations;

•	market conditions may result in higher than expected vacancy rates and lower than expected rental rates; and

•

we may acquire properties subject to liabilities without any recourse, or with only limited recourse, for unknown liabilities such as liabilities for clean-up of undisclosed environmental contamination, claims by tenants, vendors or other persons dealing with the former owners of the properties and claims for indemnification by general partners, directors, officers and others indemnified by the former owners of the properties.

If we cannot complete property acquisitions on favorable terms, or operate acquired properties to meet our expectations, our financial condition, results of operations, trading price of our common stock and ability to satisfy our debt service obligations could be adversely affected.

Our real estate acquisitions may result in disruptions to our business as a result of the burden placed on management.

Our business strategy includes acquisitions and investments in real estate on an ongoing basis. These acquisitions may cause disruptions in our operations and divert management’s attention from day-to-day operations, which could impair our relationships with our current tenants and employees. In addition, if we acquire real estate by acquiring another entity, we may be unable to effectively integrate the operations and personnel of the acquired business. In addition, we may be unable to train, retain and motivate any key personnel from the acquired business. The inability of our management to effectively implement our acquisition strategy may cause disruptions to our business and may have a material adverse effect on our operating results and financial condition.

As a result of the limited time during which we have to perform due diligence of many of our acquired properties, we may become subject to significant unexpected liabilities and our properties may not meet projections.

When we enter into an agreement to acquire a property or portfolio of properties, we often have limited time to complete our due diligence prior to acquiring the property. To the extent we underestimate or fail to identify risks and liabilities associated with the properties we acquire, we may incur unexpected liabilities or the property may fail to perform as we expected. If we do not accurately assess the liabilities associated with properties prior to their acquisition, we may pay a purchase price that exceeds the current fair value of the net identifiable assets of the acquired property. As a result, material goodwill and other intangible assets would be required to be recorded, which could result in significant accounting charges in future periods. These charges, in addition to the financial impact of significant liabilities that we may assume, could have a material adverse effect on our financial condition and operating results.

We have a near-term expectation of significant growth, and we may not be able to adapt our management and operational systems to respond to this growth, including the acquisition and integration of additional properties without unanticipated disruption or expense.

In order to achieve desired and planned business growth, we intend to significantly expand our asset and property management activities, and acquire a significant number of properties in the next 12 to 24 months. With the expected growth of our portfolio, we cannot assure you that we will be able to adapt our management, administrative, accounting and operational systems, or hire and retain sufficient operational staff to integrate these properties into our portfolio and manage these additional properties without operating disruptions or unanticipated costs. The acquisition of additional properties would generate additional operating expenses. As we acquire additional properties, we will be subject to risks associated with managing new properties, including tenant retention and mortgage default. Our failure to successfully integrate any future acquisitions into our portfolio could have a material adverse effect on our results of operations and financial condition.

We may be unable to successfully complete and operate properties under development.

A significant part of our business is devoted to the development of office, mixed-use and other properties, including the redevelopment of core plus and value-add properties. Our development and construction and redevelopment activities involve the following significant risks:

•	we may be unable to obtain construction or refurbishment financing on favorable terms or at all;

•	if we finance development projects through construction loans, we may be unable to obtain permanent financing at all or on advantageous terms;

•	we may not complete development projects on schedule or within budgeted amounts;

•	we may underestimate the expected costs and time necessary to achieve the desired result with a redevelopment project;

•	we may discover structural, environmental or other feasibility issues with properties acquired as redevelopment projects following our acquisition, which may render the planned redevelopment as planned not possible;

•	we may encounter delays or refusals in obtaining all necessary zoning, land use, building, occupancy, and other required governmental permits and authorizations; and

•	occupancy rates and rents at newly developed or renovated properties may fluctuate depending on a number of factors, including market and economic conditions, and may result in our investment not being profitable.

If we are not successful in our property development initiatives, this could have a significant adverse impact on our business, including our financial condition, results of operations, trading price of our common stock and ability to satisfy our debt service obligations could be adversely affected.

Our efforts to expand our geographic presence and diversify into other regional real estate markets may not be successful.

We intend to expand our business to new geographic regions where we expect the development, ownership and management of property to result in favorable risk-adjusted investment returns. In order for us to achieve economies of scale, we generally target ownership of 500,000 or more rentable square feet in a market. It may be difficult for us to achieve this level of ownership and our initial entry into a particular market may result in higher administrative expenses for us initially. Presently, we do not possess the same level of familiarity with the development, ownership and management of properties in locations other than the West Coast, Southwest and mid-Atlantic regions in the United States, which could adversely affect our ability to develop properties outside these regions successfully or at all or to achieve expected performance.

We face significant competition, which may decrease or prevent increases of the occupancy and rental rates of our properties.

We face significant competition from other developers, managers and owners of office and mixed-use real estate, many of which own properties similar to ours in the same regional markets in which our properties are located. We also compete with other diversified real estate companies and companies focused solely on offering property investment management and brokerage services. A number of our competitors are larger and able to take advantage of efficiencies created by size, and have better financial resources, or increased access to capital at lower costs, and may be better known in regional markets in which we compete. Our smaller size as compared to some of our competition may increase our susceptibility to economic downturns and pressures on rents. Our failure to compete successfully in our industry would materially affect our business prospects.

We may be unable to renew leases, lease vacant space or re-lease space as leases expire.

As of December 31, 2003, leases representing 9.1% and 9.0% of the rentable square footage of the properties in our office and mixed-use portfolio will expire in 2004 and 2005, respectively. Further, an additional 26.3% of the square footage of the properties in our office and mixed-use portfolio was available for lease on that date. Rental rates above the current market rate at some of the properties in our office and mixed-use portfolio may require us to renew or re-lease some expiring leases at lower rates. If the rental rates for our properties decrease, our existing tenants do not renew their leases or we do not re-lease a significant portion of our available space and space for which leases will expire, our financial condition, results of operations, cash flow, trading price of our common stock and our ability to satisfy our debt service obligations would be adversely affected. In particular, a significant amount of space at our Two Commerce Square property has historically been leased to a single tenant. This tenant currently subleases substantially all of this space. While we have entered into agreements with many of these sublease tenants for direct leases once their sublease term expires, the rental rates are lower than the rate paid by the current tenant. As a result, we expect our revenues from this property will be adversely impacted.

Our growth depends on external sources of capital, some of which are outside of our control.

Our business strategy requires us to rely significantly on third-party sources to fund our capital needs. We may not be able to obtain financing on favorable terms or at all. Any additional debt we incur will increase our leverage. Our access to third-party sources of capital depends, in part, on:

•	our current debt levels;

•	our cash flow;

•	our current and expected future earnings;

•	the market’s perception of our growth potential;

•	the market price per share of our common stock; and

•	general market conditions.

If we cannot obtain capital from third-party sources, we may not be able to acquire or develop properties when strategic opportunities exist, satisfy our debt service obligations or continue to fund operations.

We could incur significant costs related to government regulation and private litigation over environmental matters.

Under various federal, state and local environmental laws and regulations, a current or previous owner, manager or tenant of real estate may be required to investigate and clean up hazardous or toxic substances at the property, and may be held liable to a government entity or to third parties for property damage and for investigation, clean-up and monitoring costs incurred by the parties in connection with the actual or threatened contamination. With respect to our owned properties and properties in which we intend to acquire an interest prior to or concurrent with the closing of this offering, we have not obtained any recent environmental reports regarding conditions at the properties, nor do we intend to. These laws typically impose clean-up responsibility and liability without regard to fault, or whether or not the owner, operator or tenant knew of or caused the presence of the contamination. The liability under the laws may be joint and several for the full amount of the investigation, clean-up and monitoring costs incurred or to be incurred or actions to be undertaken, although a party held jointly and severally liable may obtain contributions from other identified, solvent, responsible parties of their fair share toward these costs to the extent such contributions are possible to obtain. These costs may be substantial, and may exceed the value of the property. The presence of contamination, or the failure to properly remediate contamination on a property may adversely affect the ability of the owner, operator or tenant to sell or rent that property or to borrow using the property as collateral, and may adversely impact our investment in that property.

Federal regulations require building owners and those exercising control over a building’s management to identify and warn, by signs and labels, of potential hazards posed by workplace exposure to installed asbestos-containing materials and potentially asbestos-containing materials in their building. The regulations also set forth employee training, record keeping and due diligence requirements pertaining to asbestos-containing materials and potentially asbestos-containing materials. Significant fines can be assessed for violation of these regulations. Building owners and those exercising control over a building’s management may be subject to an increased risk of personal injury lawsuits by workers and others exposed to asbestos-containing materials and potentially asbestos-containing materials as a result of these regulations. The regulations may affect the value of a building incorporating asbestos-containing materials or potentially asbestos-containing materials that we own or manage.

Federal, state and local laws and regulations also govern the removal, encapsulation, disturbance, handling and/or disposal of asbestos-containing materials and potentially asbestos-containing materials. These laws may impose liability for improper handling or a release to the environment of asbestos-containing materials and potentially asbestos-containing materials. In addition, fines may be imposed on owners or managers of real properties for personal injury or improper work exposure associated with asbestos-containing materials and potentially asbestos-containing materials.

We are subject to high taxes relating to our California and Philadelphia properties and may be adversely affected by new legislation.

Owners of California real estate are subject to high taxes. The California legislature is currently considering legislation that, if enacted, could have a material affect on our operating results. This proposed legislation would result in a significant increase in real estate taxes imposed on our properties located in California. In addition, in Philadelphia two downtown development sites have been proposed for designation as Keystone Opportunity Zone sites by the owners because the designation confers to occupants a 15-year abatement of all state and local taxes except the city wage tax. If efforts to prevent these designations fail, it is likely the owners of these two sites will develop new office towers, that could, depending on overall supply-demand fundamentals, have a negative impact on central business district Philadelphia rental rates and building values. Further, the transfer tax rate in the City of Philadelphia, which we could incur upon a sale of one of our properties, is one of the highest in any of the United States and could be a very significant cost in the event of the sale of one of our Philadelphia properties.

Future terrorist attacks in the United States could harm the demand for and the value of our properties.

Future terrorist attacks in the U.S., like the attacks that occurred in New York and Washington, D.C. on September 11, 2001, and other acts of terrorism or war could harm the demand for and the value of our properties. We manage properties that are well-known landmarks in high visibility metropolitan areas, that may be perceived as more likely terrorist targets than lower profile properties in less commercial areas, which could potentially reduce the demand for and value of these properties. A decrease in demand could make it difficult for us to renew or re-lease our properties at rates equal to or above historical lease rates.

Terrorist attacks also could directly impact the value of our properties through damage, destruction, loss or increased security costs. Further, the availability of insurance for acts of terrorism may be limited or may cost more. Our owned properties located in Philadelphia, Pennsylvania are located within three city blocks. Together, these four properties represented roughly 53.8% of our office and mixed-use portfolio’s annualized rent as of December 31, 2003. Because these properties are located closely together, a catastrophic event in this area could materially damage, destroy or impair the use by tenants of all of these properties. To the extent that our tenants are impacted by future attacks, their ability to continue to honor obligations under their existing leases with us could be adversely affected. Additionally, some tenants have termination rights in respect of certain casualties. If we receive casualty proceeds, we may not be able to reinvest the proceeds profitably or at all, and we may be forced to recognize taxable gain on the affected property. Failure to reinvest casualty proceeds in the affected property or properties could also result in obligations under our tax indemnification agreement with Mr. Thomas. See “—Tax indemnification obligations in the event that we sell certain properties could limit our operating flexibility” below and “Certain Relationships and Related Transactions—Description of Contribution Agreements, Tax Indemnity and Debt Guarantee Obligations.”

Tax indemnification obligations that may arise in the event we sell certain properties could limit our operating flexibility.

In connection with the formation transactions, we and our operating partnership have agreed to indemnify Mr. Thomas against adverse tax consequences in the event that our operating partnership or the underlying property joint venture directly or indirectly sells, exchanges or otherwise disposes (including by way of merger, sale of assets or otherwise) of any portion of its interests, in a taxable transaction, in either One Commerce

Square or Two Commerce Square. These two properties represented 44.4% of our portfolio’s annualized rent as of December 31, 2003. This indemnification period will be four years, unless Mr. Thomas and related entities contribute the remaining 11% minority interest in each of One Commerce Square and Two Commerce Square to us prior to the fourth anniversary of this offering for not more than $4 million in the aggregate, in which event, the indemnification period will run nine years, which may be extended to 12 years under certain circumstances. See “Certain Relationships and Related Transactions.” We have also agreed to use commercially reasonable efforts to make approximately $250 million of debt available to be guaranteed by Mr. Thomas and related entities, Mr. Fox, a member of our board of directors, and two unaffiliated persons. We agreed to make this debt available for guarantee in order to assist Mr. Thomas and these other persons in preserving their tax position after their contributions. See “Certain Relationships and Related Transactions—Description of Contribution Agreements, Tax Indemnity and Debt Guarantees.” In addition, our tax indemnification obligation could occur involuntarily in the event of a condemnation of or foreclosure on one of these properties. We do not presently intend to sell any of our interest in these properties in transactions that would give rise to our tax indemnification obligation. If we were to become liable under our tax indemnification agreement, we would be required to pay damages for the resulting tax consequences to Mr. Thomas and related entities. A calculation of damages under our tax indemnification agreement will not be based on the time value of money or the time remaining within the restricted period. See “Risks Related to Our Organization and Structure.”

Risks Related to the Real Estate Industry

Illiquidity of real estate investments and the susceptibility of the real estate industry to economic conditions could significantly impede our ability to respond to adverse changes in the performance of our properties.

Our ability to achieve desired and projected results for growth of our business depends on our ability to generate revenues in excess of expenses, scheduled principal payments on debt and capital expenditure requirements. Events and conditions generally applicable to owners and operators of real property that are beyond our control may adversely impact results of operations and the value of our properties. These events include:

•	vacancies or our inability to rent space on favorable terms;

•	inability to collect rent from tenants;

•	inability to finance property development and acquisitions on favorable terms;

•	increased operating costs, including real estate taxes, insurance premiums and utilities;

•	local oversupply, increased competition or reduction in demand for office space;

•	costs of complying with changes in governmental regulations;

•	the relative illiquidity of real estate investments; and

•	changing submarket demographics.

In addition, periods of economic slowdown or recession, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in rents or an increased incidence of defaults under existing leases. If any of these events were to happen, our financial condition, results of operations, cash flow, trading price of our common stock and ability to satisfy our debt service obligations could be adversely affected.

Compliance with the Americans with Disabilities Act and fire, safety and other regulations may require us to make unintended expenditures that adversely impact our financial condition.

All of our commercial properties are required to comply with the Americans with Disabilities Act, or the ADA. The ADA has separate compliance requirements for “public accommodations” and “commercial facilities,” but generally requires that buildings be made accessible to people with disabilities. Compliance with the ADA requirements could require removal of access barriers. Non-compliance could result in imposition of fines by the U.S. government or an award of damages to private litigants, or both. Typically, we are responsible for changes to a building structure that are required by the ADA, which can be costly. In addition, we are required to operate our properties in compliance with fire and safety regulations, building codes and other land use regulations. We may be required to make substantial capital expenditures to comply with these requirements and the expenditures could have a material adverse effect on our financial condition.

Potential losses may not be covered by insurance.

We carry comprehensive liability, fire, flood, extended coverage, earthquake, terrorism, business interruption and rental loss insurance covering all of the properties in our portfolio, including our development properties, under a blanket policy. We believe the policy specifications and insured limits are appropriate and adequate given the relative risk of loss, the cost of the coverage and industry practice. Generally, we do not carry insurance for losses from riots, war or acts of God. Our terrorism insurance is subject to exclusions for loss or damage caused by nuclear substances, pollutants, contaminants, and biological and chemical weapons. Some of our policies, like those covering losses due to earthquakes and terrorism, are subject to limitations involving deductibles and policy limits which may not be sufficient to cover losses. We either own or have interests in a number of properties in Southern California, an area especially prone to earthquakes.

If we experience a loss that is uninsured or that exceeds policy limits, we could lose the capital invested in the damaged property as well as the anticipated future cash flows from that property. In addition, if the damaged property is subject to recourse indebtedness, we would continue to be liable for the indebtedness, even if this property was irreparably damaged. In the event of a significant loss at one or more of the properties covered by the blanket policy, the remaining insurance under our policy, if any, could be insufficient to adequately insure our remaining properties. In this event, securing additional insurance, if possible, could be significantly more expensive than our current policy.

An uninsured loss or a loss that exceeds the policies on our properties could subject us to lost capital or revenue on those properties.

Under their leases, tenants are generally required to indemnify and hold us harmless from liabilities resulting from injury to persons, air, water, land or property, on or off the premises due to activities conducted by them on the properties. There is an exception for claims arising from the negligence or intentional misconduct by us or our agents. Additionally, tenants are generally required, with the exception of governmental entities and other entities that are self-insured, to obtain and keep in force during the term of the lease, liability and property damage insurance policies issued by companies holding general policyholder ratings at a minimum level at their own expense. In the event that we experience an uninsured loss or a loss in excess of the insurance policies on our properties, we may suffer significant losses of capital that we have invested in those properties and/or lost revenue in the form of unpaid lease payments from tenants. In such event, our financial condition, results of operation, cash flow, trading price of our common stock and ability to satisfy our debt service obligations could be adversely affected.

Risks Related to Our Organization and Structure

We may assume unknown liabilities in connection with our formation transactions.

As part of the formation transactions, our operating partnership will receive the contribution of property interests and assets currently held by Mr. Thomas and other persons. These contributions will be made subject to existing liabilities, some of which may be unknown at the time this offering is consummated. Unknown liabilities might include liabilities for cleanup or remediation of undisclosed environmental conditions, claims of tenants, vendors or other persons dealing with the entities prior to this offering (that had not been asserted or threatened prior to this offering), tax liabilities, and accrued but unpaid liabilities incurred in the ordinary course of business. Under the terms of the contribution agreements, the contributors have agreed to indemnify our operating partnership with respect to claims for breaches of representations and warranties brought by our operating partnership within one year of the consummation of this offering, or in certain cases up to the applicable statute of limitations. However, because many liabilities may not be identified within the relevant time period, we may have no recourse against the contributors for the liabilities.

We may be adversely affected by contribution transactions.

The contribution transactions related to our One Commerce Square and Two Commerce Square properties were structured to minimize applicable state and municipal transfer taxes. As a result of the transactions involving our One Commerce Square and Two Commerce Square properties, we acquired in our formation transactions only an 89% interest in these properties. Mr. Thomas and related entities continue to hold the remaining 11% interest in each property. While we intend to seek to acquire these remaining interests following a three-year holding period required to avoid imposition of the transfer taxes, there can be no assurance that we will be successful or will be able to acquire the remaining interests on acceptable terms. A 100% interest in our other Philadelphia properties will be transferred to us in the contribution transactions, and the transfer taxes on these properties will be paid by us.

We expect our interest in 1835 Market Street will be held as a tenancy in common with CalSTRS or an affiliate of CalSTRS. This will require the payment of transfer taxes on the 25% interest that will be acquired by us. We expect the tenancy in common arrangement will be on economic terms substantially similar to our joint venture arrangement with CalSTRS.

In the event applicable taxing jurisdictions were to determine transfer taxes were owing as a result of the contribution transactions for One Commerce Square and Two Commerce Square, or additional transfer taxes were owed with respect to 1835 Market Street beyond that paid for the transfer of the 25% interest, our contribution agreement with Mr. Thomas and related entities allocates the liability for payments in excess of $1.0 million, inclusive of transfer taxes previously paid by us in relation to our other Philadelphia properties, to Mr. Thomas and related entities. In this event, Mr. Thomas and related entities would be responsible for payment of the taxes, accrued interest thereon and any penalties, although we may have joint liability with Mr. Thomas for payment of these amounts.

Our senior management has existing conflicts of interest with us.

Following the consummation of the offering, Mr. Thomas will own restricted stock, and will directly or indirectly own and/or control limited voting stock and operating partnership units. Our other executive officers will directly or indirectly own operating partnership units and incentive units. The various terms of these equity and incentive interests could create conflicts of interest with our public stockholders. Members of executive management could be required to make decisions that could have different implications for our operating partnership and for us, including:

•	potential acquisitions or sales of properties;

•	the issuance or disposition of shares of our common stock or units in our operating partnership;

•	the election of new or additional directors; and

•	the payment of dividends by us and other matters.

We may pursue less vigorous enforcement of terms of the contribution and other agreements related to our formation transactions because of conflicts of interest with some of our officers.

Mr. Thomas and other executive officers currently have ownership interests in the properties and in the other assets to be contributed to our operating partnership in the formation transactions. Under the agreements relating to the contribution of the interests, we are entitled to indemnification and to recover damages in the event of breaches of representations or warranties made by Mr. Thomas and other contributors. In addition, Mr. Thomas and other executive officers will enter into employment, non-competition agreements with us. See “Management—Employment Agreements.” None of these contribution, employment, non-competition and other agreements were negotiated on an arms’-length basis. We may choose not to enforce, or to enforce less vigorously, our rights under these contribution, employment, non-competition, and other agreements because of our desire to maintain our ongoing relationships with these individuals.

Mr. Thomas will have a significant vote in certain matters.

Prior to the consummation of this offering, each entity that will receive operating partnership units in our formation transactions will receive shares of our limited voting stock that will be paired with units in our operating partnership on a one-for-one basis. The substantial majority of these entities are directly or indirectly controlled by Mr. Thomas. Although not entitled to dividends or other distributions, these limited voting shares are entitled to one vote per share in the election of directors, the approval of certain extraordinary transactions including any merger or sale of the company, amendments to our certificate of incorporation and any other matter required to be submitted to a separate class vote under Delaware law. See “Description of Capital Stock.” Mr. Thomas may have interests that differ from that of our public stockholders, including by reason of his interests held in operating partnership units, and may accordingly vote as a stockholder in ways that may not be consistent with the interests of our public stockholders. This significant voting influence over certain matters may have the effect of delaying, preventing or deterring a change of control of our company, or could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company.

Our success depends on key personnel.

We depend on the efforts of key personnel, particularly Mr. Thomas, our Chairman, President and Chief Executive Officer. Among the reasons that Mr. Thomas is important to our success is that he has an industry reputation that attracts business and investment opportunities and assists us in negotiations with lenders, existing and potential tenants and industry personnel. If we lost his services, our relationships with these parties could diminish. In addition, Mr. Thomas is 67 and, although he has informed us that he does not currently plan to retire, we cannot be certain how long he will continue working on a full-time basis.

Many of our other executives also have strong regional industry reputations, which aid us in identifying opportunities, having opportunities brought to us, and negotiating with tenants and build-to-suit prospects. While we believe that we could find acceptable replacements for these executives, the loss of their services could materially and adversely affect our operations because of diminished relationships with lenders, existing and prospective tenants and industry personnel. A departure of either Mr. Thomas or Mr. Sischo could also have adverse effects on our joint venture relationship with CalSTRS. See “Our joint venture with CalSTRS includes provisions that could adversely affect us” above.

Our management team has no experience operating as a corporation or a public company. This lack of experience may impede the ability of our management to execute our business plan successfully.

We will reorganize as a corporation in connection with the formation transactions and this offering. As a result, we have no operating history in this form of entity. We will be subject to the risks generally associated with the formation of any new organization. In addition, our management team has no experience in managing a public company. You should be cautious in drawing conclusions about the ability of our management team to execute our business plan and strategies.

Some provisions of our certificate of incorporation and bylaws may deter takeover attempts, which may limit the opportunity of our stockholders to sell their shares at a favorable price.

Some of the provisions of our certificate of incorporation and bylaws could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders by providing them with the opportunity to possibly sell their shares at a premium over the then market price. Our certificate of incorporation and bylaws contain provisions including the following:

•	vacancies on our board of directors may only be filled by the remaining directors;

•	only the board of directors can change the number of directors;

•	there is no provision for cumulative voting for directors;

•	directors may only be removed for cause;

•	our stockholders are not permitted to act by written consent; and

•	stockholder meetings may only be called by our board of directors.

In addition, our certificate of incorporation authorizes the board of directors to issue up to 25,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which will be determined at the time of issuance by our board of directors without further action by the stockholders. These terms may include voting rights, including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. No shares of preferred stock will be outstanding upon the closing of this offering and we have no present plans to issue any preferred stock. The issuance of any preferred stock, however, could diminish the rights of holders of our common stock, and therefore could reduce the value of our common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of our board of directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change in control, thereby preserving the current stockholders’ control of our company

Finally, we are also subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder.

The provisions of our certificate of incorporation and bylaws, described above, as well as Section 203 of the Delaware General Corporation Law, could discourage potential acquisition proposals, delay or prevent a change of control and prevent changes in our management, even if these events would be in the best interests of our stockholders.

We could authorize and issue stock without stockholder approval.

Our certificate of incorporation authorizes our board of directors to issue authorized but unissued shares of our common stock or preferred stock and to classify or reclassify any unissued shares of our common stock or preferred stock and to set the preferences, rights and other terms of the classified or unclassified shares. See “Description of Capital Stock—Common Stock” and “—Preferred Stock.” Although our board of directors has no intention at the present time, it could establish a series of preferred stock that could, depending on the terms of the series, delay, defer or prevent a transaction or a change of control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

Risks Related to This Offering

Differences between the book value of contributed properties and the price paid for common stock by investors will result in an immediate and material dilution of the book value of our common stock.

As of December 31, 2003, the aggregate historical combined net tangible book value of the interests and assets to be transferred to our operating partnership was approximately negative $38.9 million, or negative $             per share of our common stock held by continuing investors, assuming the exchange of units into shares of our common stock on a one-for-one basis. As a result, the pro forma net tangible book value per share of our common stock after the consummation of this offering and the formation transactions will be less than the initial public offering price. The purchasers of our common stock offered hereby will experience immediate and substantial dilution of $             per share in the pro forma net tangible book value per share of our common stock. See “Dilution.”

The market price and trading volume of our common stock may be volatile following this offering.

Even if an active trading market develops for our common stock, the market price of our common stock may be volatile. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines, you may be unable to resell your shares at or above the public offering price. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

•	actual or anticipated variations in our quarterly operating results or payment of dividends, or the lack thereof;

•	changes in our earnings estimates;

•	adverse market reaction to any increased indebtedness that we may incur in the future;

•	publication of research reports about us or the real estate industry;

•	additions or departures of key management personnel;

•	changes in market valuations of similar companies; or

•	general market and economic conditions.

An active trading market for our common stock may not develop, and broad market fluctuations could negatively impact the market price of our stock.

We have applied to have our common stock listed on the NYSE following the completion of this offering. We cannot assure you that an active trading market for our common stock will develop after the offering or, if one does develop, that it will be sustained.

The stock market has experienced price and volume fluctuations that have affected the market prices of many companies in industries similar or related to ours and may have been unrelated to operating performances of these companies. These broad market fluctuations could reduce the market price of our common stock. Furthermore, our operating results and prospects may be below the expectations of public market analysts and investors or may be lower than those of companies with comparable market capitalizations, which could significantly harm the market price of our common stock.

Our management has broad discretion to determine the specific use of the net offering proceeds, and the use of proceeds may not increase our revenues or market value.

As of the date of this prospectus, we have broadly characterized the amount of the net proceeds of this offering that will be used for the various purposes described under “Use of Proceeds.” Our management will have considerable discretion in the specific application of the net proceeds within the functional area to which it is allocated, may apply the net proceeds in ways other than those we currently expect, and may apply the net proceeds in ways that may not increase our revenues or our market value. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds of this offering are being used appropriately.

There may be substantial sales of our common stock after the offering which would cause a decline in our stock price.

Sales of substantial amounts of our common stock in the public market following this offering, or the perception that the sales could occur, could reduce the trading price of our common stock. The exercise of the underwriters’ over-allotment option, the exchange of units for common stock, the exercise of any options or the vesting of any restricted stock granted to directors, executive officers and other employees under our incentive award plan, the issuance of our common stock or units in our operating partnership in connection with property, portfolio or business acquisitions and other issuances of our common stock could have an adverse effect on the market price of our shares of common stock. In addition, the existence of units, options, shares of our common stock or other equity incentives reserved for issuance under our Incentive Plan may adversely affect the terms upon which we may be able to obtain capital through the sale of equity securities. Further, future sales of shares of our common stock could be dilutive to existing stockholders. See “Dilution” and “Shares Eligible for Future Sale.”

FORWARD LOOKING STATEMENTS

We make statements in this prospectus that are forward-looking statements. In particular, statements pertaining to our capital resources, property portfolio performance and results of operations contain forward-looking statements. Likewise, our pro forma financial statements and all our statements and discussion regarding anticipated growth from operations, EBITDA results and results of operations are forward-looking statements. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise and we may not be able to realize them. We cannot guarantee that the transactions and events described will happen as described or that they will happen at all. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	our inability to consummate the planned acquisition transactions described in this prospectus;

•	our dependence on our relationship with CalSTRS and restrictions on our ability to expand and diversify our revenue sources;

•	our lack of significant control in some of our joint ventures with third parties, including our joint venture with CalSTRS;

•	the lack of arms’-length negotiations relating to our contribution arrangements and formation transactions;

•	our dependence on significant tenants;

•	events giving rise to our tax indemnification obligations with respect to Mr. Thomas in connection with two of our properties;

•	the impact of adverse economic or real estate developments in the three regional markets in which we currently operate;

•	failure to obtain necessary third party financing;

•	defaults on or non-renewal of leases by tenants;

•	increased interest rates, tax rates, insurance and other operating costs;

•	difficulties in identifying properties to acquire and completing acquisitions;

•	our failure to successfully operate acquired properties and operations;

•	our failure to successfully develop or manage properties;

•	lower market rents or increased vacancy rates;

•	the effect on us of tax legislation or other legislation relating to or affecting the ownership of our properties; and

•	environmental uncertainties and risks related to natural disasters.

For a further discussion of these and other factors that could impact our future results, performance or transactions, see the information under the caption “Risk Factors” above.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of                      shares of our common stock in this offering, assuming an offering price of $             per share, will be approximately $             million ($             million if the underwriters’ option to purchase additional shares is exercised in full), after deducting estimated underwriting discounts and commissions and estimated offering expenses.

We will contribute the net proceeds of this offering to our operating partnership. We intend to use the net proceeds to consummate the acquisitions described in this prospectus, to repay indebtedness, redeem preferred equity interests, and to increase our capital base to support the expansion of our business including property acquisitions and development activities. The net proceeds will be used to:

•	acquire a 25% interest in the six properties for which we act as asset manager for the separate account of CalSTRS and increase our ownership interest in ARCO Plaza from 4.3% to 21.3% for an aggregate purchase price of $51.2 million;

•	acquire the 50% interest in One Commerce Square owned by an unaffiliated third party for a purchase price of $24.0 million, plus the assumption of the unaffiliated third party’s share of partnership liabilities;

•	repay existing indebtedness and redeem preferred equity interests related to One Commerce Square for $20.6 million and fund a required reserve of $4.3 million; and

•	the remainder of the net proceeds will be used for costs associated with operating our properties, acquisition, development and redevelopment costs, general corporate and working capital purposes, costs of employee compensation and benefits and other general and administrative expenses associated with our business and operations.

The amounts and timing of these expenditures may vary depending upon a number of factors, including the amount of cash we generate from our operations. We may find it necessary or advisable to use portions of the balance of the net proceeds for other purposes, and we will have broad discretion in applying the balance of the net proceeds. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations —Liquidity and Capital Resources” for additional information regarding our sources and uses of funds.

DIVIDEND POLICY

We are a newly formed company and have never paid a cash dividend. Following the consummation of this offering, our board of directors may consider establishing a regular dividend policy. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements, general business condition and other factors that our board of directors may deem relevant.

CAPITALIZATION

The following table sets forth:

•	the historical combined capitalization of TPG as of December 31, 2003; and

•	our pro forma capitalization giving effect to this offering and the formation transactions expected to be completed upon, or following, consummation of this offering including the consummation of the acquisitions of property interests described in this prospectus and the grant of restricted stock to members of our senior management, other employees and our non-employee directors concurrent with the closing of this offering.

Please read this capitalization table together with the financial and other information under the captions “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the combined financial statements of TPG and the related notes included elsewhere in this prospectus.

	As of December 31, 2003
	Historical	Pro Forma
	(dollars in thousands, except per share data)
Mortgage loans and other secured loans	$225,841	$

Minority interest	1,133

Stockholders’ Equity:
Preferred stock, $0.01 par value, zero shares authorized, no shares issued and outstanding (actual); 25,000,000 authorized, no shares issued and outstanding (pro forma)	—
Common stock, $0.01 par value; zero shares authorized, no shares issued and outstanding (actual); 75,000,000 authorized, shares issued and outstanding (pro forma)	—
Limited voting stock, $0.01 par value; no shares authorized, no shares issued and outstanding (actual); 20,000,000 authorized, shares issued and outstanding (pro forma)	—
Additional paid-in capital	—
Unearned compensation	—
Owners’ deficit	(2,870)

Total (owners’ deficit) stockholders’ equity	(2,870)

Total capitalization	$224,104	$

DILUTION

Dilution in net tangible book value per common share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per common share immediately after this offering. Purchasers of our common stock in this offering will experience an immediate and substantial dilution of the net tangible book value of their common stock from the initial public offering price. At December 31, 2003, we had a negative combined net tangible book value of approximately $38.9 million, or negative $             per share of our common stock held by continuing investors, assuming the exchange of units in our operating partnership into shares of our common stock on a one-for-one basis. After giving effect to the sale of the shares of our common stock offered hereby, the deduction of estimated underwriting discounts and commissions and estimated offering and formation expenses, the receipt by us of the net proceeds from this offering and the use of these funds as described elsewhere in this prospectus, the pro forma net tangible book value at December 31, 2003 attributable to the common stockholders would be $             million, or $             per share of our common stock. This amount represents an immediate increase in net tangible book value of $             per unit to continuing investors and an immediate dilution in pro forma net tangible book value of $             per share from the public offering price of $             per share of our common stock to new investors, based upon an initial public offering price at the mid-point of the filing range. The following table illustrates this per share dilution:

Initial public offering price per share (1)	$
Net tangible book value per share as of , prior to the formation transactions and this offering (2)
Decrease in pro forma net tangible book value per share attributable to the formation transactions, but prior to the offering (3)
Increase in pro forma net tangible book value per share attributable to this offering (4)
Dilution in pro forma net tangible book value per share to new investors in this offering (5)

(1)	Based upon an assumed initial public offering price at the mid-point of the range set forth on the cover page of this prospectus.
(2)	Net tangible book value per share of our common stock before the formation transactions and this offering is determined by dividing net tangible book value based on the net book value of the tangible assets of TPG at December 31, 2003, by the number of shares of our common stock held by continuing investors after this offering, assuming the issuance of shares of common stock upon redemption of the units to be issued to the continuing investors.
(3)	Decrease in net tangible book value per share of our common stock attributable to the formation transactions, but prior to this offering, is determined by dividing the difference between the pro forma net tangible book value at December 31, 2003, excluding net offering proceeds, and the net tangible book value of TPG at December 31, 2003, by the number of shares of our common stock held by continuing investors after this offering, assuming the exchange in full of the units to be issued to the continuing investors in the formation transactions and including outstanding shares of restricted stock.
(4)	Represents the increase in net tangible book value per share of our common stock attributable to this offering, adjusted to spread the negative net tangible book value existing before this offering among investors in this offering. This amount is calculated after deducting estimated underwriters’ discounts and commissions and estimated expenses of this offering.
(5)	Dilution is determined by subtracting pro forma net tangible book value per share of our common stock after giving effect to the formation transactions and this offering from the initial public offering price paid by a new investor for a share of our common stock.

SELECTED COMBINED FINANCIAL DATA

The following table sets forth selected combined financial data on an unaudited pro forma basis for our company giving effect to the offering and related transactions, and historical combined financial data for Thomas Properties Group, LLC and its affiliates (“TPG”) as of and for the periods presented. TPG comprises the current and historical entities referred to collectively in this prospectus as the “Predecessor” to Thomas Properties Group, Inc. We have not presented historical financial data for Thomas Properties Group, Inc. because we have not had any corporate activity since our formation other than the issuance of shares of our common stock to Mr. Thomas in connection with the initial capitalization of our company. Accordingly, we believe that a discussion of our historical results would not be meaningful. The TPG historical combined financial data includes the following operations and properties for the five years in the period ended December 31, 2003, or since inception, as indicated:

•	the investment advisory, property management, leasing and real estate development operations of TPG (for all periods presented);

•	the real estate operations of the TPG affiliates that currently own interests in Four Points Centre (beginning December 2000), Campus El Segundo (beginning February 2001), Two Commerce Square and 2101 Market Street (for all periods presented); and

•	investment and equity income (net income or loss) from the operations of the TPG affiliates that currently own interests in One Commerce Square (for all periods presented), 2121 Market Street (beginning with formation in January 2001 and operations in September 2001) and ARCO Plaza (beginning January 2003).

Although we have responsibility for day-to-day operations with respect to each of these entities or operating properties (other than 2121 Market Street), applicable accounting rules do not allow us to consolidate the results of some of these entities because we did not, during the relevant time period, own a greater than 50% interest or unilaterally control major decisions.

You should read the following information along with other financial information and analysis presented elsewhere in this prospectus, included under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Financial Information” and our combined financial statements and the related notes.

The historical combined balance sheet data as of December 31, 2003 and 2002 of TPG and combined statements of operations data, cash flow data and other data for the years ended December 31, 2003, 2002 and 2001 have been derived from the audited historical combined financial statements included elsewhere in this prospectus.

Our pro forma condensed consolidated statement of operations data for the year ended December 31, 2003 is presented as if this offering and the formation transactions had occurred as of January 1, 2003. Our pro forma condensed consolidated balance sheet data as of December 31, 2003, is presented as if this offering and the formation transactions occurred as of December 31, 2003. The pro forma statement of operations data reflects the consolidation of One Commerce Square, with the company holding an 89% ownership interest as a result of a 39% interest being transferred to us in connection with the formation transactions and the acquisition of an additional 50% ownership interest in the property from a third party, and Mr. Thomas and related entities retaining an 11% ownership interest. The company will also receive an 89% interest in Two Commerce Square as a result of the formation transactions, with Mr. Thomas and related entities retaining an 11% ownership interest. Our operating partnership will receive a cumulative preferred return on its 89% interest in both One Commerce Square and Two Commerce Square in a capital event. The preferred return will be 8% in year one, increasing 1% each year, to a maximum of 12%. Since the preferred capital is in excess of the historical cost basis capital of each asset at the date of contribution, no income or loss has been allocated to the minority interest holders in the pro forma condensed consolidated statement of operations data for the year ended December 31, 2003, and no minority interest has been recorded in the pro forma condensed consolidated balance sheet data as of December 31, 2003. In addition, the pro forma statement of operations data reflects the acquisition of a 25% interest in each of Pacific Financial Plaza, Valencia Town Center, 800 South Hope Street, 1835 Market Street, Reflections I and Reflections II, and the increase of our ownership interest in ARCO Plaza from 4.3% to 21.3%. Our pro forma financial information is not necessarily indicative of what our actual financial position and results of operations would have been as of the date and for the periods indicated, nor does it purport to represent our future financial position or results of operations.

	Year Ended December 31,
	Pro Forma Consolidated	Historical Combined
	2003	2003	2002	2001	2000	1999
	(dollars in thousands, except per share data)
Statement of Operations Data:
Rental revenues	$33,827	$20,418	$20,495	$20,331	$19,663	$18,909
Tenant reimbursements	17,646	9,935	9,620	8,964	8,430	8,426
Investment advisory, management leasing and development services	11,810	13,836	6,427	4,727	5,543	5,328
Other revenues	3,825	2,087	2,133	2,302	2,958	1,937

Total Revenues	67,108	46,276	38,675	36,324	36,594	34,600

Rental property operating and maintenance expenses	15,446	7,224	6,446	5,922	5,444	5,252
Real estate taxes	5,943	3,299	3,233	3,192	3,202	3,169
Investment advisory, management, leasing and development services expenses	9,828	10,063	6,349	6,210	7,264	6,067
Interest expense	27,521	21,362	21,361	21,794	22,218	22,760
Depreciation and amortization expense	11,054	5,795	5,879	6,039	6,091	6,105
General and administrative expenses	4,167	—	—	—	—	—

Total Expenses	73,959	47,743	43,268	43,157	44,219	43,353

Operating loss	(6,851)	(1,467)	(4,593)	(6,833)	(7,625)	(8,753)
Equity in net income (loss) of unconsolidated/uncombined real estate entities	2,397	(1,088)	993	1,285	1,333	308

Minority interest(1)	2,222	—	—	—	—	—

Loss before taxes	(2,232)	(2,555)	(3,600)	(5,548)	(6,292)	(8,445)

Benefit for income taxes	893	—	—	—	—	—

Net Loss	$(1,339)	$(2,555)	$(3,600)	$(5,548)	$(6,292)	$(8,445)

Pro forma basic loss per share(2)
Pro forma diluted loss per share
Pro forma weighted average common shares outstanding—basic
Pro forma weighted average common shares outstanding—diluted

	Year Ended December 31,
	Pro Forma Consolidated	Historical Combined
	2003	2003	2002	2001	2000	1999
	(dollars in thousands)
Balance Sheet Data (at year end):
Investments in real estate, net	$282,578	$166,701	$170,388	$173,642	$178,411	$177,321
Total assets	533,688	229,725	231,164	235,563	244,845	249,188
Mortgages and other secured loans	300,053	225,841	238,295	242,172	240,961	246,732
Total liabilities	307,201	231,462	242,237	245,677	245,693	255,147
Minority interest	113,539	1,133	1,133	650	—	—
Stockholders’/Owners’ equity (deficit)	112,948	(2,870)	(12,206)	(10,764)	(848)	(5,959)
Total liabilities and stockholders’/owners’ equity	533,688	229,725	231,164	235,563	244,845	249,188

Other Data:
EBITDA(3)	34,121	24,602	23,640	22,285	22,017	20,420
Cash flows from:
Operating activities	—	13,374	8,704	2,675	(1,701)	6,787
Investing activities	—	(9,117)	(3,027)	1,049	(5,962)	1,808
Financing activities	—	(4,513)	(4,249)	(5,339)	3,477	(1,990)

Reconciliation of EBITDA:
Net loss	$(1,339)	$(2,555)	$(3,600)	$(5,548)	$(6,292)	$(8,445)
Plus:
Interest expense	27,521	21,362	21,361	21,794	22,218	22,760
Depreciation and amortization	11,054	5,795	5,879	6,039	6,091	6,105
Less:
Minority interest	(2,222)	—	—	—	—	—
Benefit for income taxes	(893)	—	—	—	—	—

EBITDA	$34,121	$24,602	$23,640	$22,285	$22,017	$20,420

(1)	Includes allocation of net loss to minority interest held by limited partners in the operating partnership.
(2)	Pro forma basic loss per share is computed assuming this offering was consummated as of January 1, 2003 and equals pro forma net income divided by the number of shares of our common stock to be outstanding after this offering, excluding the weighted average of the number of unvested shares of restricted stock.
(3)	EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA does not represent amounts available for management’s discretionary use because of necessary recurring capital costs or expansion, debt service obligations, or other commitments and uncertainties. EBITDA should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or of cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview and Background

Our company was formed in March 2004 to acquire substantially all of the interests and assets of our predecessor, Thomas Properties Group, LLC, and its affiliates (“TPG”), and other interests from third parties. Since our formation, we have not had any corporate activity other than the issuance of 100 shares of common stock to Mr. Thomas in connection with the initial capitalization of our company. Accordingly, we believe that a discussion of our historical results would not be meaningful. Set forth below is a discussion of the historical operations of TPG. TPG historical combined information includes the following operations and properties for the three years in the period ended December 31, 2003, or since inception, as indicated:

•	the investment advisory, property management, leasing and real estate development operations of TPG (for all periods presented);

•	the real estate operations of the TPG affiliates that own interests in Two Commerce Square and 2101 Market Street (for all periods presented), Four Points Centre (beginning December 2000), and Campus El Segundo (beginning February 2001); and

•	investment and equity income (net income or loss) from the operations of the TPG affiliates that own interests in One Commerce Square (for all periods presented), 2121 Market Street (beginning with formation in January 2001 and operations in September 2001) and ARCO Plaza (beginning January 2003).

Giving effect to the pro forma adjustments described in our Pro Forma Condensed Combined Financial Statements (which appear beginning on page F-2 in this prospectus), we will hold an 89% ownership interest in One Commerce Square and a 21.3% ownership interest in ARCO Plaza. We will also hold an 89% interest in Two Commerce Square, a 50% interest in 2121 Market Street, a 100% interest in 2101 Market Street, a 100% interest in Four Points Centre, a 63% interest in the TPG affiliate that has a contract to acquire Campus El Segundo and a 100% interest in the investment advisory, property management, leasing and real estate development operations of TPG. Mr. Thomas and related entities will retain an 11% interest in each of One Commerce Square and Two Commerce Square. In addition, we will acquire a 25% interest in six properties currently owned by CalSTRS, collectively referred to as the “CalSTRS Separate Account Properties.” We expect that upon the consummation of this offering, ARCO Plaza and the CalSTRS Separate Account Properties will be held in our joint venture, provided that we expect 1835 Market Street will be held as a tenancy in common with CalSTRS or an affiliate of CalSTRS on substantially similar economic terms.

Following the formation transactions and consummation of the offering, our property ownership interests will be as summarized in the table below.

Property	Ownership Interest Following Formation Transactions and Consummation of Offering
Two Commerce Square, Philadelphia, PA	89%
One Commerce Square, Philadelphia, PA	89%
2121 Market Street, Philadelphia, PA	50	%(1)
2101 Market Street, Philadelphia, PA	100%
Four Points Centre, Austin, TX	100%
Campus El Segundo, El Segundo, CA	63%
ARCO Plaza, Los Angeles, CA	21.3	%(1)
800 South Hope Street, Los Angeles, CA	25	%(1)(2)
Valencia Town Center, Valencia, CA	25	%(1)(2)
Reflections I, Reston, VA	25	%(1)(2)
Reflections II, Reston, VA	25	%(1)(2)
1835 Market Street, Philadelphia, PA	25	%(1)(2)(3)
Pacific Financial Plaza, Newport Beach, CA	25	%(1)(2)

(1)	This property is not consolidated in the Pro Forma Condensed Consolidated Financial Statements.
(2)	A CalSTRS Separate Account Property.
(3)	We expect to hold this property as a tenancy in common with CalSTRS or an affiliate of CalSTRS.

Although we have responsibility for day-to-day operations with respect to each of these TPG affiliates or operating properties (other than 2121 Market Street, Reflections I and Reflections II), applicable accounting rules do not allow us to consolidate the results of some of these entities because we did not, during the relevant time period, own a greater than 50% interest or unilaterally control major decisions.

We receive income primarily from rental revenue (including tenant reimbursements) from commercial office properties and, to a significantly lesser extent, from our on- and off-site parking facilities and our multi-family residential property. We also generate revenue from providing investment advisory, property management, leasing and development services to properties that are partially owned by us, properties owned by CalSTRS, and properties owned by third parties, including the California Environmental Protection Agency (“CalEPA”) headquarters building in Sacramento, California. All fees generated by services provided to properties included in our portfolio are eliminated to the extent of our ownership interest in those properties. As a result, on a pro forma basis, only fees associated with CalSTRS’ 75% ownership interest in our joint venture and the property management fees related to CalEPA are recognized as income because all other fee income is eliminated in consolidation.

The following discussion relates to the combined financial statements of TPG and should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this prospectus. Statements included below that are not historical may be forward-looking statements, including information concerning development timing and investment amounts. See “Forward Looking Statements.” These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Although the information is based on our management’s current estimations, actual results could vary. You are cautioned not to place undue reliance on this information. For a discussion of important risks related to our business, and an investment in our common stock, see the discussion under the caption “Risk Factors” above and under the caption “Factors That May Influence Results of Operations” below.

References in the discussion below to “we,” “our,” “us” or “our company” on a historical basis refer to our predecessor, TPG, and on a pro forma basis giving effect to the offering and formation transactions refer to Thomas Properties Group, Inc. and subsidiaries.

When you read our financial statements and the information included below, you should be aware that our operations are significantly affected by both macro and micro economic forces. Our operations are directly affected by actual and perceived trends in various national and economic conditions that affect global and regional markets for commercial real estate services, including interest rates, the availability of credit to finance commercial real estate transactions, and the impact of tax laws affecting real estate. Periods of economic slowdown or recession, rising interest rates, declining demand for real estate, or the public perception that any of these events may occur can adversely affect our business. These conditions could result in a general decline in rents, which in turn would reduce revenue from property management fees and brokerage commissions derived from leases. In addition, these conditions could lead to a decline in property values as well as a decline in demand for funds invested in commercial real estate and related assets, which in turn may reduce revenues from investment advisory, property management, leasing and development fees.

Critical Accounting Policies

Accounting estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses for the relevant reporting periods. Certain accounting policies are considered to be critical accounting estimates, as these policies require our management to make assumptions about matters that are highly uncertain at the time the estimate is made and changes in the accounting estimate are reasonably likely to occur from period to period. Our management believes the following accounting policies reflect the more significant estimates used in the preparation of our consolidated financial statements. For a summary of significant accounting policies, see note 2 to TPG’s combined financial statements, included elsewhere in this prospectus.

Revenue recognition. Leases with tenants are accounted for as operating leases. Rental income is recognized as earned based upon the contractual terms of the leases with tenants. Minimum annual rents are recognized on a straight-line basis over the lease term regardless of when the payments are made. The deferred rents asset on our balance sheets represents the aggregate excess rental revenue recognized on a straight-line basis over the cash received under the applicable lease provisions. Our leases generally contain provisions that require tenants to reimburse us for a portion of property operating expenses and real estate related taxes associated with the property. These reimbursements are recognized in the period the related expenses are incurred. Real estate commissions on leases are generally recorded as income after we satisfy all obligations under the commission agreement. A typical commission agreement provides that we earn 50% of the lease commission upon the execution of the lease agreement by the tenant. The remaining 50% of the lease commission is earned at a later date, usually upon tenant occupancy. The existence of any significant future contingencies will delay recognition of commission revenue until those contingencies are satisfied. Investment advisory and property management fees are recognized when earned under the provisions of the related agreements. Development fees are recognized as the real estate development services are rendered, using the percentage-of-completion method of accounting.

Allowances for uncollectible current tenant receivables and unbilled deferred rents receivable. Tenant receivables and unbilled deferred rent receivables are carried net of the allowances for estimated uncollectible tenant receivables and unbilled deferred rent. Our management’s determination of the adequacy of these allowances requires significant judgments and estimates. Unbilled deferred rents receivable represents the amount that the cumulative straight-line rental revenue recorded to date exceeds cash rents billed to date under the lease agreements. Given the longer-term nature of these types of receivables, our management’s determination of the adequacy of the allowance for unbilled deferred rents receivables is based primarily on historical loss experience. Our management evaluates the allowance for unbilled deferred rents receivable using a specific identification methodology for our company’s significant tenants, assessing a tenant’s financial condition and the tenant’s ability to meet its lease obligations. In addition, the allowance includes a reserve based upon our historical experience and current and anticipated future economic conditions that are not associated with any specific tenant.

Depreciable lives of leasing costs. We incur certain capital costs in connection with leasing our properties. These costs consist primarily of lease commissions and tenant improvements. Lease costs are amortized on the straight-line method over the shorter of the estimated useful life of the asset or the estimated remaining term of the lease, ranging from one to 15 years. Our management reevaluates the remaining useful life of these costs as the creditworthiness of our tenants changes. If we determine that the estimated remaining life of the respective lease has changed, we adjust the amortization period and, therefore, the amortization or depreciation expense recorded each period may fluctuate. If we experience increased levels of amortization or depreciation expense due to changes in the estimated useful lives of leasing costs, our results of operations may be adversely affected.

Evaluation of asset impairment. We evaluate a property for potential impairment when events or changes in circumstances indicate that the current book value of the property may not be recoverable. In the event that these periodic assessments result in a determination that the carrying amount of a property exceeds the sum of the undiscounted cash flows (excluding interest) that are expected to result from the use and eventual disposition of the property, we would recognize an impairment loss to the extent the carrying amount exceeded the estimated fair value of the property. Estimates of expected future net cash flows are inherently uncertain and are based on assumptions dependent upon future and current market conditions and events that affect the ultimate value of the property. These estimates require our management to make assumptions relating to, among other things, future rental rates, tenant allowances, operating expenditures, property taxes, capital improvements, occupancy levels, and the estimated proceeds generated from the future sale of the property.

Factors That May Influence Future Results of Operations

The following is a summary of the more significant factors we believe may affect our results of operations. For a more detailed discussion regarding the factors that you should consider before making a decision to acquire shares of our common stock, see the information under the caption “Risk Factors” elsewhere in this prospectus.

Rental income. The amount of net rental income generated by our company’s properties depends principally on our ability to maintain the occupancy rates of currently leased space, to lease currently available space as well as space in newly developed or redeveloped properties and space available from unscheduled lease terminations. The amount of rental income we generate also depends on our ability to maintain or increase rental rates in the submarkets where our properties are located.

City of Los Angeles and Philadelphia Central Business Districts—Submarket Information. A significant portion of our income is derived from properties located in the Los Angeles and Philadelphia central business districts. The market conditions in these submarkets have a significant impact on our results of operations.

Information regarding significant tenants—Conrail. Currently, our largest tenant portfolio wide is Conrail. Conrail leased 753,000 rentable square feet of office space in Two Commerce Square as of December 31, 2003. On a pro forma basis, this lease represents 48.1% of our total annual rental and tenant reimbursements revenues for the year ended December 31, 2003. The lease has staggered expirations, with 375,000 square feet expiring in 2008 and the remaining 378,000 square feet expiring in 2009. We have entered into leases with tenants currently subleasing this space covering 60,000 square feet commencing 2008, and 289,000 square feet commencing 2009. Of the leases commencing 2008 and 2009, 135,000 of the leased square feet will expire between 2009 and 2010. The remaining 214,000 square feet will expire in 2015, with an early termination option in 2010. Our management believes we have mitigated some of the risks associated with the Conrail tenant concentration. If we are unable to lease the remaining portion of the space currently leased by Conrail in Two Commerce Square prior to the expiration of the lease and assuming all subtenants to the Conrail lease exercise no renewal options and exercise all early termination options, our rental revenue (excluding tenant reimbursements revenue) computed on a GAAP basis would decrease by $3.9 million in 2008 as compared to 2007, $4.8 million in 2009 as compared to 2008, $6.9 million in 2010 as compared to 2009 and $2.1 million in 2011 as compared to 2010.

Development and redevelopment activities. Our management believes that our development activities present growth opportunities for us over the next several years. We continually evaluate the size, timing and scope of our development and redevelopment initiatives and, as necessary, sales activity to reflect the economic conditions and the real estate fundamentals that exist in our submarkets. However, we may not be able to lease committed development or redevelopment properties at expected rental rates or within projected time frames or complete projects on schedule or within budgeted amounts. The occurrence of one or more of these events could adversely affect our financial condition, results of operations and cash flows. The company currently has three significant development projects in various stages of planning and development, and our joint venture with CalSTRS has one significant redevelopment project underway. As of December 31, 2003, we had incurred, on a consolidated basis, approximately $29.9 million in costs related to the three development projects, including $1.1 million that had been invested by the minority partner in Campus El Segundo. To the extent that we, or our joint ventures we are a partner in, do not proceed with these projects as planned, those costs would need to be evaluated for impairment.

Results of Operations

Our results of operations for the years ended December 31, 2003, 2002 and 2001 reflect the combination of the TPG affiliates that own Two Commerce Square, 2101 Market Street, Four Points Centre, Campus El Segundo

and TPG’s investment advisory, property management, leasing and real estate development operations. One Commerce Square and 2121 Market Street are accounted for using the equity method of accounting for all periods presented. ARCO Plaza is accounted for using the equity method of accounting as of January 28, 2003, the date of acquisition.

Comparison of year ended December 31, 2003 to year ended December 31, 2002

Total revenues. Total revenues increased by $7.6 million, or 19.6%, to $46.3 million for the year ended December 31, 2003 compared to $38.7 million for the year ended December 31, 2002. The significant components of revenue are discussed below.

Rental revenues. Rental revenue decreased by $77,000, or 0.4%, to $20.4 million for the year ended December 31, 2003 compared to $20.5 million for the year ended December 31, 2002. This decrease is primarily due to the modification of one tenant’s lease at Two Commerce Square. In the lease modification, the tenant was released from its obligation related to one floor that it no longer occupied. In exchange, the tenant committed to extend the term of the lease for an additional six years for the remaining space, through September 30, 2013.

Tenant reimbursements. Revenues from tenant reimbursements increased by $315,000, or 3.3%, to $9.9 million for the year ended December 31, 2003 compared to $9.6 million for the year ended December 31, 2002. The increase was principally a result of increases in property insurance premiums and City of Philadelphia gross receipts taxes that were passed through to the tenants under their lease terms.

Parking and other revenues. Parking and other revenues decreased slightly to $2.1 million for the year ended December 31, 2003 compared to the year ended December 31, 2002. This decrease was primarily as a result of a slight decrease in other revenues.

Investment advisory, management, leasing and development services revenues. Revenues from these services increased by $3.7 million, or 72.5%, to $8.8 million for the year ended December 31, 2003 compared to $5.1 million for the year ended December 31, 2002. This increase was primarily a result of fee income related to three properties: Pacific Financial Plaza, 1835 Market Street and CalEPA. We began providing investment advisory and property management services to Pacific Financial Plaza effective July 1, 2003, resulting in additional fee income of $408,000 for the year ended December 31, 2003. Fee income related to investment advisory and property management services related to 1835 Market Street increased by $410,000 due to an acquisition incentive fee of $307,000, as well as this property being under our management for a full year in 2003 compared to seven months in 2002. We do not expect to earn any additional incentive fees from the six CalSTRS separate account properties. In 2003, leasing commission revenue increased by $391,000 and $370,000 for 1835 Market Street and properties owned by third parties, respectively. Additionally, revenue from development fees increased by $2.1 million for the year ended December 31, 2003 as compared to the year ended December 31, 2002 as a result of incentive fees we earned under our agreement with the City of Sacramento for managing the development of the CalEPA headquarters building. All development fees have been earned and collected from CalEPA as of December 31, 2003.

Investment advisory, management, leasing and development services revenues—uncombined real estate entities. Revenues from these services for uncombined real estate entities increased by $3.7 million, or 284.6%, to $5.0 million for the year ended December 31, 2003 compared to $1.3 million for the year ended December 31, 2002. This increase was primarily a result of fee income related to ARCO Plaza. We began providing investment advisory and property management services to ARCO Plaza effective January 28, 2003, upon acquisition of our interest in this property. In 2003, our services to ARCO Plaza resulted in additional fee income of $4.5 million, including a one-time acquisition fee of $957,000 and leasing commissions of $858,000. These increases were offset by a decrease of $618,000 in leasing commission revenue at One Commerce Square due to less leasing activity at this property during 2003, and a decrease of $128,000 in property management fees at One Commerce Square due to one significant lease at an above current market rate expiring in September 2002, which resulted in lower property revenues in 2003.

Total Expenses

Total expenses. Total expenses increased by $4.4 million, or 10.2%, to $47.7 million for the year ended December 31, 2003 compared to $43.3 million for the year ended December 31, 2002. The significant components of expense are discussed below.

Rental property operating and maintenance expense. Rental property operating and maintenance expense increased by $778,000, or 12.2%, to $7.2 million for the year ended December 31, 2003 as compared to $6.4 million for the year ended December 31, 2002, primarily as a result of increased property insurance premiums and net profits taxes levied by the City of Philadelphia. We expect the terrorism insurance component of our property insurance program to continue to impact our results of operations. Tenant reimbursements revenue increased 3.3% as compared to an 12.2% increase in rental property operating and maintenance expense due to increased costs for leasing, advertising and marketing, certain professional services, parking, bad debt expense and net profit taxes, which expenses are not allowable pass-through costs under standard lease agreements.

Real estate taxes. Real estate taxes increased by $66,000, or 2.1%, to $3.3 million for the year ended December 31, 2003 compared to $3.2 million for the year ended December 31, 2002, primarily as a result of increased gross receipts taxes paid to the City of Philadelphia.

Investment advisory, management, leasing and development services expenses. Expenses for these services increased by $3.6 million, or 58.1%, to $9.8 million for the year ended December 31, 2003 compared to $6.2 million for the year ended December 31, 2002. This increase was primarily a result of (a) an increase in compensation costs principally due to additional management staff at ARCO Plaza and Pacific Financial Plaza, which we did not manage in 2002, and at 1835 Market Street, which was under our management for seven months in 2002 compared to a full year in 2003, (b) higher incentive compensation payments related to the completed development of the CalEPA headquarters building, and (c) commissions paid to in-house brokers related to increased leasing activity. Additionally, we incurred moving expenses associated with our corporate office relocation and higher liability insurance premiums.

Rent—uncombined real estate entities. Rent expense related to uncombined real estate entities increased by $152,000, or 150.5%, to $253,000 for the year ended December 31, 2003 compared to $101,000 for the year ended December 31, 2002. This increase was primarily a result of our corporate office rent paid to ARCO Plaza. In 2002, our corporate office was located in a building owned by an unaffiliated third party. Therefore, the corresponding expense for 2002 of $160,000 is included in the investment advisory, management, leasing and development services expenses for that period.

Interest expense. Interest expense increased by $1,000 to $21.4 million for the year ended December 31, 2003 compared to the year ended December 31, 2002. Interest expense related to Two Commerce Square decreased by $428,000 as a result of the refinancing of debt obligations on the property as of July 31, 2003. We repaid $9.5 million of outstanding debt in connection with this refinancing. This decrease was offset by an increase in the amortization of deferred loan costs of $396,000, principally related to debt obligations that were refinanced in 2003. Interest expense related to 2101 Market Street increased by $33,000.

Depreciation and amortization expense. Depreciation and amortization expense decreased by $84,000, or 1.4%, to $5.8 million for the year ended December 31, 2003 compared to $5.9 million for the year ended December 31, 2002. This decrease was primarily a result of certain assets at Two Commerce Square that became fully depreciated during 2002 and 2003.

Equity in net (loss) income of uncombined real estate entities.    Equity in net (loss) income of uncombined real estate entities decreased by $2.1 million to a net loss of $1.1 million for the year ended December 31, 2003 compared to income of $993,000 for the year ended December 31, 2002. Set forth below is a summary of the condensed financial information for the uncombined real estate entities, consisting of One Commerce Square,

2121 Market Street and ARCO Plaza, and our share of net (loss) income and equity in net (loss) income for the years ended December 31, 2003 and 2002 (in thousands):

	2003	2002
Revenue	$69,168	$27,472
Operating and other expenses	(42,456)	(13,237)
Interest expense	(14,174)	(6,825)
Depreciation and amortization	(13,166)	(5,781)

Net (loss) income	$(628)	$1,629

TPG’s share of net (loss) income	$(1,760)	$410
Intercompany eliminations	672	583

Equity in net (loss) income of uncombined real estate entities	$(1,088)	$993

Aggregate revenue and operating and other expenses for uncombined real estate entities for the year ended December 31, 2003 compared to the year ended December 31, 2002 increased significantly due to the acquisition of our interest in ARCO Plaza on January 28, 2003, offset by a decrease in rental revenue at One Commerce Square due to the scheduled expiration of a significant lease in September 2002 with rental rates above current market rates. Aggregate interest expense increased by $7.4 million, or 108.8%, to $14.2 million for the year ended December 31, 2003 compared to $6.8 million for the year ended December 31, 2002 primarily as a result of interest on the financing for our acquisition of ARCO Plaza. Aggregate depreciation and amortization expense increased by $7.4 million, or 127.6%, to $13.2 million for the year ended December 31, 2003 compared to $5.8 million for the year ended December 31, 2002 primarily as a result of the acquisition of our interest in ARCO Plaza in January 2003. Under our joint venture agreement with CalSTRS and the joint venture that owns ARCO Plaza, we are initially allocated a depreciation expense for ARCO Plaza ahead of CalSTRS.

Comparison of year ended December 31, 2002 to year ended December 31, 2001

Total revenues. Total revenues increased by $2.4 million, or 6.6%, to $38.7 million for the year ended December 31, 2002 compared to $36.3 million for the year ended December 31, 2001. The significant components of revenue are discussed below.

Rental revenues. Rental revenues increased by $164,000, or 0.8%, to $20.5 million for the year ended December 31, 2002 compared to $20.3 million for the year ended December 31, 2001. The increase was principally a result of a slight increase in leasing activity at Two Commerce Square during 2001, which resulted in a full year of revenue in 2002 from the related leases.

Tenant reimbursements. Revenues from tenant reimbursements increased by $656,000, or 7.3%, to $9.6 million for the year ended December 31, 2002 compared to $9.0 million for the year ended December 31, 2001. The increase was principally a result of increases in electricity expense, property insurance premiums and security costs that were passed through to the tenants under their lease terms.

Parking and other revenues. Parking and other revenues decreased by $169,000, or 7.3%, to $2.1 million for the year ended December 31, 2002 compared to $2.3 million for the year ended December 31, 2001. This decrease was primarily a result of a slight decrease in interest rates on interest bearing cash accounts along with a general decrease in interest bearing cash accounts.

Investment advisory, management, leasing and development services revenues. Revenues from these services increased by $1.2 million, or 30.8%, to $5.1 million for the year ended December 31, 2002 compared to $3.9 million for the year ended December 31, 2001. This revenue increase is principally due to development fees, which increased by $782,000, relating to incentive fees under our agreement to develop the CalEPA headquarters building. The remaining increase was primarily a result of fee income related to 1835 Market Street and CalEPA. We began providing investment advisory and property management services to 1835 Market Street effective June 1, 2002 resulting in additional fee income of $659,000. In addition, we earned $271,000 of acquisition incentive fee revenue in 2002 related to Valencia Town Center and Reflections I.

Investment advisory, management, leasing and development services revenues—uncombined real estate entities. Revenues from these services for uncombined real estate entities increased by $470,000, or 54.8%, to $1.3 million for the year ended December 31, 2002 compared to $858,000 for the year ended December 31, 2001. This increase was primarily a result of lease commission revenue related to One Commerce Square. More space was available for lease at this property due to one significant lease expiring in September 2002.

Total Expenses

Total expenses. Total expenses increased by $111,000, or 0.3%, to $43.3 million for the year ended December 31, 2002 compared to $43.2 million for the year ended December 31, 2001. The significant components of expense are discussed below.

Rental property operating and maintenance expense. Rental property operating and maintenance expense increased by $524,000, or 8.9%, to $6.4 million for the year ended December 31, 2002 compared to $5.9 million for the year ended December 31, 2001. The increase was principally a result of increases in electricity expense, property insurance premiums, and security costs. Tenant reimbursements revenue increased 7.3% as compared to an 8.9% increase in rental property operating and maintenance expense due to increased costs for leasing, advertising and marketing, certain professional services, parking, bad debt expense and net profit taxes, which expenses are not allowable pass-through costs in a standard lease agreement.

Real estate taxes. Real estate taxes increased slightly, to $3.2 million for the year ended December 31, 2002 compared to the year ended December 31, 2001, due primarily to an increase in the tax rate levied by the City of Philadelphia.

Investment advisory, management, leasing and development services expenses. Expenses for these services increased by $137,000, or 2.2%, to $6.2 million for the year ended December 31, 2002 compared to $6.1 million for 2001. The increase was primarily a result of compensation costs related to 1835 Market Street. We began providing investment advisory and property management services to 1835 Market Street effective June 1, 2002.

Rent—uncombined real estate entities. Rent expense related to uncombined real estate entities increased by $2,000, or 2.0%, to $101,000 for the year ended December 31, 2002 compared to $99,000 for the year ended December 31, 2001. This increase was primarily a result of an increase in operating expenses at One Commerce Square. Under our lease agreement for space at One Commerce Square, we pay our proportionate share of these operating expenses.

Interest expense. Interest expense decreased by $433,000, or 2.0%, to $21.4 million for the year ended December 31, 2002 compared to $21.8 million for the year ended December 31, 2001. Interest expense related to Two Commerce Square decreased by $506,000 due to an amortizing loan balance, offset by a $73,000 increase in interest related to One Commerce Square, primarily due to compounding of deferred interest on a mezzanine loan.

Depreciation and amortization expense. Depreciation and amortization expense decreased by $160,000, or 2.7%, to $5.9 million for the year ended December 31, 2002 compared to $6.0 million for 2001. This decrease was primarily a result of certain assets at Two Commerce Square that became fully depreciated during 2001 and 2002.

Equity in net income of uncombined real estate entities. Equity in net income of uncombined real estate entities decreased by $292,000, or 22.5%, to $993,000 for the year ended December 31, 2002 compared to

$1.3 million for the year ended December 31, 2001. Set forth below is a summary of the condensed financial information for the unconsolidated real estate entities, principally One Commerce Square and 2121 Market Street, and our share of net income and equity in net income for the years ended December 31, 2002 and 2001 (in thousands):

	2002	2001
Revenue	$27,472	$25,373
Operating and other expenses	(13,237)	(12,096)
Interest expense	(6,825)	(6,859)
Depreciation and amortization	(5,781)	(4,608)

Net income	$1,629	$1,810

TPG’s share of net income	$410	$728
Intercompany eliminations	$583	$557

Equity in net income of uncombined real estate entities	$993	$1,285

Aggregate revenue and operating and other expenses for uncombined real estate entities for the year ended December 31, 2002 compared to the year ended December 31, 2001 are affected by a full year of operations for 2121 Market Street in 2002 as compared to only a partial year for 2001. 2121 Market Street commenced operations on September 14, 2001. Aggregate interest expense decreased $34,000, or 0.5%, to $6.8 million for the year ended December 31, 2002 compared to $6.9 million for the year ended December 31, 2001 primarily as a result of principal reductions in the mortgage loan balance at One Commerce Square, offset by a full year of operations in 2002 for 2121 Market Street. Aggregate depreciation and amortization expense increased by $1.2 million, or 26.1%, to $5.8 million for the year ended December 31, 2002 compared to $4.6 million for the year ended December 31, 2001 primarily as a result of a full year of operations in 2002 for 2121 Market Street.

Pro Forma Operating Results

Comparison of pro forma year ended December 31, 2003 to historical year ended December 31, 2003

The pro forma statement of operations for the year ended December 31, 2003 is presented as if this offering and the formation transactions had occurred as of January 1, 2003. The pro forma statement of operations reflects the consolidation of our interest in One Commerce Square. Following the formation transactions, we expect to hold an 89% ownership interest in this property. Mr. Thomas and related entities will retain an 11% ownership interest. We will also receive an 89% interest in Two Commerce Square as a result of the formation transactions, with Mr. Thomas and related entities retaining an 11% ownership interest. As described above under the caption “Business and Properties,” our operating partnership will receive a cumulative annual preferred return on its 89% capital interests in both One Commerce Square and Two Commerce Square. The preferred return on the capital interest in One Commerce Square and Two Commerce Square will be 8% in year one, increasing 1% each year, to a maximum of 12%. Since the preferred capital is in excess of the historical cost basis capital of each asset at the date of contribution, no income or loss has been allocated to the minority interest holders in the pro forma condensed consolidated statement of operations for the year ended December 31, 2003, and no minority interest has been recorded on the pro forma condensed consolidated balance sheet as of December 31, 2003. In addition, the pro forma condensed consolidated statement of operations reflects the acquisition of a 25% interest in the CalSTRS Separate Account Properties and the increase in the indirect ownership of ARCO Plaza from 4.3% to 21.3%.

The real estate interests and other assets and liabilities contributed to us by Mr. Thomas and related entities in exchange for units in our operating partnership will be accounted for as a reorganization of entities under common control. Accordingly, the assets and liabilities assumed will be recorded at TPG’s historical cost. As a result, expenses such as depreciation and amortization included in our pro forma operating results are based on the historical costs of the related contributed assets. The interests in properties purchased from third parties will be accounted for based on the fair value of the assets acquired and liabilities assumed.

The consolidation of the operating results of One Commerce Square resulted in significant increases in various components of our statement of operations. The overall effect of the pro forma adjustments is to decrease our net loss on a pro forma basis. This is primarily as a result of additional pro forma net income related to the consolidation of One Commerce Square and the acquisition of an additional equity interest in our joint venture with CalSTRS that holds an interest in the entity that owns ARCO Plaza and the acquisition of the 25% interest in the CalSTRS Separate Account Properties, offset by a significant increase in general and administrative expenses, primarily compensation expense. In addition, the allocation of net loss to the limited partnership interests in our operating partnership decreased the net loss.

The components of the significant changes that would have been reflected in our financial statements on a pro forma basis for the year ended December 31, 2003 compared to the historical results are described below.

On a pro forma basis, total revenues would have increased by $20.8 million to $67.1 million for the year ended December 31, 2003 compared to $46.3 million reported historically for the same period, an increase of 44.9%. This increase is primarily a result of increased rental revenues, tenant reimbursements and parking revenues resulting from the consolidation of One Commerce Square.

On a pro forma basis, total expenses would have increased by $26.3 million to $74.0 million for the year ended December 31, 2003 compared to $47.7 million reported historically for the same period, an increase of 55.1%. This increase is primarily the result of a $22.1 million increase in rental property operating and maintenance expenses, real estate taxes, interest expense, and depreciation and amortization resulting from the consolidation of One Commerce Square. Pro forma total expenses also reflect additional general and administrative expenses of $4.2 million that are comprised of (a) expenses associated with restricted stock awards to employees that will vest over future periods and additional salaries related to becoming a public company of approximately $2.2 million, and (b) additional costs related to becoming a public company of approximately $2.0 million.

Equity in net income (loss) of uncombined real estate entities increased by $3.5 million, from a net loss of $1.1 million on a historical basis to net income of $2.4 million on a pro forma basis. This increase is a result of additional equity income from the acquisition of an additional interest in the TPG/CalSTRS joint venture to bring our total interest in the joint venture to 25% and the contribution of five of the CalSTRS Separate Account Properties by CalSTRS to our joint venture with CalSTRS, and the acquisition of one property as a tenancy in common with CalSTRS on substantially the same economic terms as properties held in our joint venture. Equity in net income of uncombined real estate entities also increases due to the consolidation of One Commerce Square and the elimination of the net loss on a historical basis.

On a pro forma basis, the minority interest of $2.2 million of income reflects the allocation of losses to the 49.9% limited partnership interest in the operating partnership held by Mr. Thomas and related entities, and indirectly held by other members of senior management, one member of our board of directors, and two unaffiliated third parties.

Benefit for income taxes reflects that our company is a corporation subject to taxes on the income or loss we will derive from the operating partnership. The pro forma tax adjustment was recorded assuming a 40% corporate tax rate applied to our share of the operating loss of our operating partnership.

Liquidity and Capital Resources

Analysis of liquidity and capital resources

We believe that this offering, the formation transactions and the refinancing transactions will provide us with sufficient liquidity and capital resources to execute our existing business plan in the near term. Upon completion of this offering, we will have pro forma consolidated debt outstanding of $300.1 million and will have cash available of approximately $132 million. In addition, we will own interests in unconsolidated entities subject to long-term debt of $418.9 million. We anticipate using the cash available as a result of the offering, after completion of the formation transactions, to fund our development and redevelopment projects, to meet short-term debt obligations and to acquire additional properties.

Prior to or concurrently with this offering, we intend to obtain financing on the six CalSTRS Separate Account Properties in the amount of approximately $224 million. Additionally, we are in the process of refinancing the $175 million loan provided by CalSTRS in connection with the acquisition of ARCO Plaza, as described below.

Following the consummation of the offering, we intend to enter into a revolving credit facility, which we will use to meet our short-term working capital requirements.

Development and Redevelopment Projects

We currently own interests in three development projects and our joint venture with CalSTRS has one significant redevelopment project. We have considerable expertise in the completion of large-scale development and redevelopment projects. We anticipate developing these properties as market feasibility permits. We also anticipate seeking to mitigate development risk, by obtaining significant pre-leasing and guaranteed maximum cost construction contracts. There can be no assurance we will be able to successfully implement these risk mitigation measures.

Redevelopment project: ARCO Plaza—This redevelopment project encompasses the repositioning and redevelopment of ARCO Plaza by our joint venture with CalSTRS. ARCO Plaza is currently encumbered by a $175 million secured loan provided by CalSTRS in connection with the acquisition of the property. Prior to the completion of this offering, the joint venture intends to secure permanent financing for ARCO Plaza. This financing is anticipated to be in the form of a $325 million floating rate facility with an initial term of two years with three one-year extensions. This financing is expected to consist of (a) a $200 million senior loan, which will replace the existing $175 million acquisition financing, provide working capital and fund a debt service reserve required pursuant to the terms of the proposed loan, and (b) mezzanine facility that can be drawn upon up to a total of $125 million, and will finance a majority of the project improvements, tenant improvements, and leasing costs for the redevelopment of ARCO Plaza. The $200 million senior loan and the $125 million mezzanine facility are expected to bear interest based upon separate fixed spreads above the London InterBank Offered Rate (“LIBOR”). We currently anticipate that the joint venture will hedge the floating interest rate risk.

As of December 31, 2003, our joint venture with CalSTRS had incurred approximately $6 million in costs principally related to asbestos remediation in the South Tower of ARCO Plaza, conceptual design and architectural studies in connection with the redevelopment of ARCO Plaza, and leasing and tenant work completed in connection with the City National Bank lease of 310,055 square feet of space in ARCO Plaza. The joint venture is currently committed to $17.8 million in tenant improvements and leasing commissions specifically related to the City National Bank lease, of which $2.7 million had been incurred and paid as of December 31, 2003. The lease with City National Bank also requires the joint venture to complete a substantial portion of the ARCO Plaza renovation, including upgrades to the plaza, the elevators, the retail levels, and other requirements. The aggregate capital budget for the redevelopment and repositioning of ARCO Plaza is approximately $200 million. It is currently anticipated that the project will take approximately four years to complete.

We anticipate that we will be required to fund additional capital commitments to our joint venture with CalSTRS as a result of the increase of our interest in the joint venture from 5% to 25% and the costs incurred in the redevelopment of ARCO Plaza. Our management believes that the combination of the existing equity investment in the project, the operating cash flows from the project, and the funds generated from the senior loan and mezzanine loans will provide a majority of the funds required to reposition and redevelop the property.

However, there can be no assurance that we will not be required to make significant additional capital contributions to the joint venture in order to complete this redevelopment project.

Development Projects. As of December 31, 2003, we have incurred, in the aggregate, approximately $29.9 million in costs related to three development projects, including, on a consolidated basis, $1.1 million that has been invested by our minority partner in Campus El Segundo. These projects are large-scale, mixed-use projects that we would expect to be completed in multiple phases over several years. The development cycle for large-scale projects of this type is such that the completion and sale, or refinancing, of early phases may, if successfully executed, provide the capital necessary to fund the later stages of the project. Our equity commitment to these projects will vary significantly based on the timing and final development plans for each project. We may invest up to an additional $80 million in capital contributions to the three projects over the next three years. Our management currently anticipates that following the initial phases of the projects, we will not be required to make additional capital contributions; however, there can be no assurance that we will not be required to do so.

The three development projects are:

2101 Market Street. We own approximately 1.7 acres of land adjacent to One Commerce Square and Two Commerce Square on which we are contemplating constructing a combination office and/or residential development, which could consist of up to 1.5 million square feet. We had invested approximately $11.7 million in this project as of December 31, 2003.

Four Points Centre. Four Points Centre is a mixed-use project located in Austin, Texas. It is anticipated the development of this project will commence during 2005 and will continue for several years. As part of the first phase of this project, The Square at Four Points Centre, in February 2004, we sold a 13.6 acre parcel of land to an unaffiliated third party for the construction of a 130,000 square foot retail store. We are presently in negotiations with a publicly owned retail development and operating company to form a joint venture. Pursuant to this joint venture, we would expect to contribute approximately 29.4 acres of land and the joint venture partner to contribute cash in exchange for a 50% share of the retail phase of the project. We expect this joint venture to secure a construction loan to build an approximately 230,000 square foot lifestyle retail center. The subsequent construction of the office, research and development, and hotel components are expected to be completed as building permits are obtained and market feasibility warrants. As of December 31, 2003, we had invested approximately $14.7 million in this project.

Campus El Segundo. We have a contract to acquire approximately 46.5 acres of land located in the El Segundo submarket of the County of Los Angeles. We currently anticipate that the Campus El Segundo project, to the extent we proceed with it, will consist principally of office, research and development, and retail space. We had invested, on a consolidated basis, approximately $3.5 million in the project as of December 31, 2003, including $1.1 million invested by our minority partner in the joint venture holding the contract to acquire the property. We do not anticipate commencing development of this project, including the acquisition of the land, until the resolution of a lawsuit regarding the entitlements on the land described under the caption “Business and Properties.” Upon the resolution of the lawsuit, we may be required to purchase the property. The purchase price of the land is based on an appraisal process. The purchase contract includes provisions that permit the current owner of the property to require us to purchase this property if the appraised value of the property is within a certain range, and if below the range, at the election of the seller.

Leasing, Tenant Improvement and Capital Needs

In addition to our development and redevelopment projects, following the offering and the formation transactions, our company will also own majority interests in One Commerce Square and Two Commerce Square. These properties are substantially leased and have significant stabilized cash flows. These properties require routine capital maintenance in the ordinary course. The properties also require that we incur expenses for leasing commissions and tenant improvement costs on an annual basis. The level of these expenses vary from year to year based on several factors, including lease expirations. Based upon historical expenditure levels, the leasing activity in the project and the current rent roll, we anticipate incurring expenses of approximately $7 million to $8 million in capital improvements, tenant improvements, and leasing costs for the One Commerce Square and Two Commerce Square properties collectively during the two year period ending December 31, 2005. In addition, we anticipate incurring expenses of approximately $15 to $16 million for leasing costs, tenant improvements and capital improvements for the six CalSTRS Separate Account Properties, in which our ownership interest will be 25% upon the consummation of this offering. These costs principally relate to leasing and capital costs at 1835 Market in Philadelphia and at Pacific Financial Plaza in Newport Beach, California.

Annual capital expenditures may fluctuate in response to the nature, extent and timing of improvements required to maintain our properties. Tenant improvements and leasing costs may also fluctuate depending upon other factors, including the type of property, the term of the lease, the type of lease, the involvement of leasing agents and overall market conditions.

Other Supplemental Data

Industry analysts generally consider EBITDA as an alternative measure of performance for public companies.

We believe that earnings before interest, taxes, depreciation and amortization (“EBITDA”) is helpful to investors as an additional measure of performance for a public company because it is predicated on operating income. While EBITDA is a relevant and widely used measure of operating performance of public companies, other public companies may use different methodologies for calculating EBITDA. Accordingly, EBITDA as disclosed by such other public companies may not be comparable to our EBITDA as discussed in this prospectus. In order to facilitate a clear understanding of our operating results, we believe that EBITDA should be reconciled with net income (loss) as presented in the financial statements included elsewhere in this prospectus. EBITDA should not be considered as an alternative to net income (loss), computed in accordance with GAAP, as an indicator of our financial performance or cash flow from operating activities, computed in accordance with GAAP, as an indicator of our liquidity, nor is it indicative of funds available to satisfy our cash needs. Below is a reconciliation of our net loss, as presented elsewhere in this prospectus under the captions “Summary Combined Financial Data” and “Selected Combined Financial Data”, to EBITDA (in thousands):

	Year ended December 31,
	Pro Forma Consolidated	Historical Combined
	2003	2003	2002	2001
Reconciliation of EBITDA:
Net loss	$(1,339)	$(2,555)	$(3,600)	$(5,548)
Plus:
Interest expense	27,521	21,362	21,361	21,794
Depreciation and amortization	11,054	5,795	5,879	6,039
Less:
Minority interest	(2,222)	—	—	—
Income taxes	(893)	—	—	—

EBITDA	$34,121	$24,602	$23,640	$22,285

Contractual Obligations

The following table provides information with respect to the maturities and scheduled repayments of the company’s secured debt and scheduled interest payments of the company’s fixed and variable rate debt as of December 31, 2003, on a pro forma basis. The following table also provides information with respect to capital expenditure commitments as of December 31, 2003 as well as future minimum lease payments on our long-term operating lease for our office at ARCO Plaza. The table does not reflect available maturity extension options.

	Payments Due By Period
	Less Than 1 Year (2004)	2–3 Years (2005 – 2006)	4–5 Years (2007 – 2008)	More Than 5 Years (After 2008)	Total
Principal Payments—Secured Debt	$13,074	$21,445	$15,124	$250,410	$300,053
Interest Payments—Fixed Rate Debt	23,694	43,381	40,157	114,517	221,749
Interest Payments—Variable Rate	277	33	—	—	310
Capital Commitments	1,516	—	970	—	2,486
Operating Lease	200	550	550	92	1,392

Total	$38,761	$65,409	$56,801	$365,019	$525,990

Pro Forma Consolidated indebtedness to be outstanding after this offering

Upon completion of the offering and the formation transactions, we will have approximately $300.1 million of consolidated long-term indebtedness. Our consolidated indebtedness consists principally of non-recourse mortgages and mezzanine debt secured by One Commerce Square and Two Commerce Square. In addition, we hold interests in unconsolidated entities subject to long-term debt of $418.9 million.

The following table sets forth certain information with respect to the indebtedness that we anticipate will be outstanding as of the consummation of the offering and the formation transactions.

Pro Forma Debt: Consolidated Properties(1)	Interest Rate		Principal Amount		Annual Debt Service(2)		Maturity Date(3)	Balance at Maturity
One Commerce Square:
Mortgage debt	7.0%		$74,664		$6,446		4/11/28	$—	(4)
Mezzanine debt	17.5	(5)	9,250		1,619		3/16/11	9,250
Two Commerce Square:
Mortgage debt	6.3		130,770		13,603		5/09/13	107,004
Senior mezzanine debt	*	(6)	47,478		9,344		1/09/10	35,752
Junior A mezzanine debt	15.0	(7)	3,574		356		1/09/10	4,644
Junior B mezzanine debt	9.2		25,417	(8)	—		1/09/10	—
Four Points Centre	Prime Rate		5,400		1,544	(9)	8/31/04	4,000
2101 Market Street	LIBOR + 2.5		3,500		133		3/06/05	3,500

Total Pro Forma Debt:
Consolidated Properties	9.0	%(10)	$300,053		$33,045			$164,150

Pro Forma Debt: Unconsolidated Properties(11)
CalSTRS Separate Account Properties(12)	5.0%		$223,740		$14,396		7/01/14	$181,240
ARCO Plaza(12)	LIBOR + 2.1		175,000		5,731		7/30/04	175,000

Subtotal—TPG/CalSTRS Joint Venture			398,740		20,127			356,240
2121 Market Street	6.1		20,149		1,464		8/01/33	—	(13)

Total Pro Forma Debt:
Unconsolidated Properties			$418,889		$21,591			$356,240

(1)	Pro forma debt of consolidated properties represents outstanding debt at December 31, 2003 for entities consolidated in the pro forma financial statements.
(2)	Annual debt service includes payments made for principal and interest.
(3)	Maturity date represents the date on which the principal amount is due and payable, assuming no payment has been made in advance of the maturity date.
(4)	The One Commerce Square mortgage loan is prepayable without penalty after March 11, 2008, at which date the outstanding principal amount of this debt will be approximately $68.9 million. The interest rate will increase to 9.0% on April 11, 2008. This loan balance will be fully amortized on April 11, 2028, the maturity date of the loan.
(5)	Interest at a rate of 10% per annum is payable currently, and additional interest of 7.5% per annum is deferred until maturity. Following this offering, we intend to pay the 7.5% deferred interest on a current basis.
(6)

This senior mezzanine loan bears interest at a rate such that the weighted average of the rate on this loan and the rate on the mortgage loan secured by Two Commerce Square equals 9.2% per annum. Annual debt service excludes additional principal payments based on excess cash flow from the property, if any. The effective interest rate on this loan as of December 31, 2003 was 17.3% per annum.
(7)	Interest at a rate of 10% per annum is payable currently, and additional interest of 5% per annum is deferred until maturity.
(8)	The repayment of the Junior B Mezzanine Debt is in the form of a minority participation in net equity according to a formula. To the extent the net equity in the property is below the thresholds of the formula, the $24.5 million in principal and accumulated deferred interest of $0.9 million will be forgiven by the lender. Under certain conditions, the lender has a right to extend the maturity date of this loan for an additional 18 months, or until July 2011.
(9)	Subsequent to December 31, 2003, $1.4 million of the outstanding principal of this loan was paid, which is included in annual debt service.
(10)	Represents the weighted average interest rate for the pro forma consolidated debt.
(11)	Pro forma debt of unconsolidated properties represents outstanding debt at December 31, 2003 for entities accounted for on the equity method in the pro forma financial statements.
(12)	The CalSTRS Separate Account Properties and ARCO Plaza are owned by our joint venture or as a tenancy in common with CalSTRS or an affiliate of CalSTRS. We expect to own a 25% interest in this joint venture and tenancy in common property upon completion of this offering. As described below, the joint venture anticipates refinancing the existing $175 million acquisition loan for ARCO Plaza with a $325 million loan that will include both a $200 million senior loan and a mezzanine facility that may be drawn on up to an aggregate of $125 million. This new financing is expected to provide capital for a majority of the project improvements, tenant improvements and leasing costs for the redevelopment of ARCO Plaza.
(13)	2121 Market Street is owned by a joint venture in which we own a 50% equity interest. The 2121 Market Street mortgage loan is prepayable without penalty after May 1, 2013, at which date the outstanding principal amount of this debt will be approximately $17.2 million. The interest rate will increase to the greater of 8.1% or the treasury rate plus 2.0% on August 1, 2013. The loan balance will be fully amortized on August 1, 2033, the maturity date of the loan.

Material Provisions of Outstanding Indebtedness

One Commerce Square: First Mortgage. One Commerce Square is encumbered by a securitized mortgage loan with an outstanding principal balance of $74.7 million as of December 31, 2003. This loan is payable in monthly installments and bears interest at 7.0% per annum through April 11, 2008 and 9.0% per annum through April 11, 2028, the maturity date of the loan. The loan is prepayable without penalty after March 11, 2008.

One Commerce Square: Mezzanine Loan. The partners in the entities that own One Commerce Square are parties to a $9.3 million mezzanine loan. Interest is payable currently on this loan at a rate of 10% per annum. Additional deferred interest is payable at 7.5% per annum. Deferred interest is payable on March 16, 2011, the maturity date of the loan. The principal balance of the loan and accrued deferred interest may be prepaid without penalty on or after March 16, 2005.

Two Commerce Square: First Mortgage. Two Commerce Square is encumbered by a securitized mortgage loan with an outstanding principal balance of $130.8 million as of December 31, 2003. The loan bears interest at a rate of 6.3% per annum, and matures in 2013. The loan also requires monthly principal payments. The loan agreement prohibits repayment prior to October 2005. After October 2005, the loan can be defeased.

Two Commerce Square: Senior Mezzanine Loan. The entity that owns interests in Two Commerce Square and certain guarantors are encumbered by a $47.5 million senior mezzanine loan. The loan is payable in fixed monthly installments of interest and principal and matures in 2010. The loan also requires additional principal payments based upon excess cash flow from the property. The loan bears interest at a variable rate determined by reference to the interest paid on the first mortgage loan on the property. The interest payment due to the holder of the senior mezzanine loan, when aggregated with the interest paid on the first mortgage loan at 6.3%, would result in an interest rate of 9.2% per annum. The effective interest rate on the senior mezzanine loan as of December 31, 2003 was 17.3% per annum. Mr. Thomas has personally guaranteed this loan and the junior mezzanine loan (as discussed below) up to an aggregate maximum amount of $7.5 million. In connection with the offering, we are in discussions that would release Mr. Thomas from this guarantee and replace it with a guarantee by us.

Two Commerce Square: Junior Mezzanine Loans. The entity that owns interests in the property and certain guarantors are also encumbered by junior mezzanine loans with an outstanding principal balance of $29.0 million including deferred and unpaid interest of approximately $1.0 million. Interest is payable currently on $3.5 million of the principal amount of the loan at a rate of 10% per annum. Additional interest on this $3.5 million principal amount is accrued at a rate of 5% per annum but is deferred until the maturity of the loan in 2010, at which time all outstanding principal and deferred interest is due. The remaining $24.5 million of the principal amount bears interest at a rate of 9.2% per annum, all of which is deferred. The $24.5 million of principal and accumulated deferred interest is payable at maturity to the extent the value of the property exceeds the total debt and preferred equity balance. The repayment is in the form of a minority participation in net equity according to a formula. To the extent the net equity in the property is below the thresholds of the formula, the $24.5 million in principal plus accumulated deferred interest will be forgiven by the lender. Under certain conditions, the lender has a right to extend the maturity date of this loan to July 2011, an additional 18 months. These loans and the senior mezzanine loan (as discussed above) are guaranteed by Mr. Thomas up to an aggregate maximum amount of $7.5 million. In connection with the offering, we are in discussions that would release Mr. Thomas from this guarantee and replace it with a guarantee by us.

Four Points Centre: Mortgage Loan. Four Points Centre, including The Square at Four Points, is encumbered by a mortgage loan with an outstanding principal balance of $5.4 million as of December 31, 2003. On February 6, 2004, the principal balance of this loan was reduced by $1.4 million to $4.0 million with proceeds from a land sale. Interest is payable monthly at the lender’s prime rate with principal due at maturity on August 31, 2004. As of December 31, 2003, the interest rate was 4.0% per annum. The loan is guaranteed by Mr. Thomas and affiliates and is subject to certain financial covenants binding upon the guarantor parties. In connection with the offering, we are in discussions that would release Mr. Thomas and affiliates from this guarantee and replace it with a guarantee by us.

2101 Market Street: Mortgage Loan. 2101 Market Street is encumbered by a $3.5 million mortgage loan. Interest is payable monthly at the prime rate or adjusted LIBOR plus 2.5% per annum at TPG’s election for specified periods. Principal is due at maturity on March 6, 2005. At December 31, 2003, the interest rate was 3.8% per annum. An affiliate of Mr. Thomas has guaranteed repayment of the loan, up to $1.5 million. In connection with the offering, we are in discussions that would release this affiliate of Mr. Thomas from this guarantee and replace it with a guarantee by us.

The CalSTRS Separate Account Properties (TPG/CalSTRS joint venture properties): Mortgage Loan. Our joint venture with CalSTRS is seeking financing for the six CalSTRS Separate Account Properties to be acquired from CalSTRS. The joint venture currently anticipates obtaining approximately $224 million in financing that will be completed in conjunction with the formation transactions and planned acquisitions. There can be no assurance that the company will be able to obtain this financing.

ARCO Plaza (a TPG/CalSTRS joint venture property): Term Loan. Our joint venture with CalSTRS is seeking to refinance the loan provided by CalSTRS to purchase ARCO Plaza. The joint venture anticipates completing the refinancing prior to the completion of the offering. As described above, the joint venture anticipates replacing the existing $175 million acquisition financing with a $325 million loan that will include both a $200 million senior loan and provide for additional mezzanine borrowings of up to $125 million to fund a majority of the project improvements, tenant improvements and leasing costs involved in the redevelopment of ARCO Plaza. The joint venture anticipates that the $325 million loan will have an initial term of two years with three one year extensions and bear interest at a floating rate based upon a fixed spread over LIBOR.

The current bridge loan has an outstanding principal balance of $175 million, bears interest at a rate of six month Eurodollars plus 2.1% (3.3% as of December 31, 2003) and matures on July 30, 2004.

2121 Market Street: Mortgage Loan. 2121 Market Street is encumbered by a $20.1 million mortgage loan. The loan bears interest at 6.1% per annum with required monthly principal and interest payments of $122,000 through August 1, 2013, increasing to 8.1% per annum through August 1, 2033, at which time all outstanding principal and interest are due. The loan requires various reserves and defeasance for prepayments prior to May 1, 2013. The loan is secured by substantially all the assets of 2121 Market Street, the partnership’s rights under a master lease and a guaranty by the partnership’s two general partners, one of which is our affiliate, up to $3.3 million. In addition, an affiliate of Mr. Thomas guarantees the mortgage loan up to a maximum amount of $3.5 million. In connection with this offering, we are in discussions that would release Mr. Thomas and this affiliate from these guarantees and would replace them with a guarantee from us. In September 2001, 2121 Market Street Associates entered into a master lease for the property designed to allow a third party to take advantage of the historic tax credits for the property, in consideration for a series of payments to our partnership that owns 2121 Market Street. The master lease expires on December 31, 2026, however, in certain circumstances we have the right to terminate the lease in exchange for a payment to the tenant. The master lease arrangement has been generally categorized by us as a financing transaction since we are required to loan funds to the tenant to eliminate any operating deficits and any excess cash flow is paid to us as an incentive management fee.

Liquidity Needs

Our management believes that the company will have sufficient capital to satisfy our liquidity needs over the next 12 months. We expect to meet our long-term liquidity requirements, including property and undeveloped land acquisitions and additional future development and redevelopment activity, through cash flow from operations, borrowings under the credit facility, additional secured and unsecured long-term borrowings, dispositions of non-strategic assets, the issuance of common or preferred units of our operating partnership, and the potential issuance of additional debt or equity securities. We do not currently anticipate issuing any additional equity securities either of our company or our operating partnership other than pursuant to our equity incentive plan. We also do not intend to reserve funds to retire existing debt upon maturity. We will instead seek to refinance this debt at maturity or retire the debt through the issuance of equity securities, as market conditions permit.

Cash Flows

Comparison of year ended December 31, 2003 to year ended December 31, 2002

Cash and cash equivalents were $3.6 million as of December 31, 2003 and $3.8 million as of December 31, 2002.

Net cash provided by operating activities increased by $4.7 million to $13.4 million for the year ended December 31, 2003 compared to $8.7 million for the year ended December 31, 2002. Non-cash items increased by $4.4 million from 2002 to 2003. The remaining increase was primarily a result of a $1.0 million decrease in the net loss and a $2.0 million increase in prepaid rent at Two Commerce Square, primarily offset by a $1.1 million decrease in deferred interest payable, a $784,000 decrease in accounts payable, and additional leasing and loan costs of $732,000.

Net cash used in investing activities increased by $6.1 million to $9.1 million for the year ended December 31, 2003 compared to $3.0 million for the year ended December 31, 2002. The increase was primarily a result of a $4.4 million increase in restricted cash related to the refinancing of Two Commerce Square in 2003 and an increase in net contributions to uncombined real estate entities of $2.2 million, primarily related to the acquisition of ARCO Plaza, offset by a $561,000 decrease in capital expenditures.

Net cash used in financing activities increased by $264,000 to $4.5 million for the year ended December 31, 2003 compared to $4.2 million for the year ended December 31, 2002. The increase was primarily a result of the net activity associated with the refinancing of Two Commerce Square in 2003. Principally, contributions from owners and minority interest increased $12.1 million offset by an increase of $2.9 million in distributions to owners. In addition, a decrease in principal payments on notes payable and an increase in loan proceeds increased cash by $5.3 million and $208.3 million, respectively, offset by an increase in repayment of loans and payment of loan costs of $221.1 million and $2.0 million, respectively.

Comparison of year ended December 31, 2002 to year ended December 31, 2001

Cash and cash equivalents were $3.8 million as of December 31, 2002 and $2.4 million as of December 31, 2001.

Net cash provided by operating activities increased by $6.0 million to $8.7 million for the year ended December 31, 2002 compared to $2.7 million for the year ended December 31, 2001. Non-cash items increased by $1.9 million from 2001 to 2002. The remaining increase was primarily a result of a $1.9 million decrease in our net loss, a $1.4 million increase in accounts payable and other liabilities and a $624,000 decrease in rents and other receivables at Two Commerce Square.

Net cash used in investing activities increased by $4.0 million to $3.0 million for the year ended December 31, 2002 compared to net cash provided by investing activities of $1.0 million for the year ended December 31, 2001. The increase was primarily a result of a decrease in distributions received from uncombined real estate entities of $4.7 million, and an increase in contributions to uncombined real estate entities of $849,000, offset by a decrease in expenditures for improvements to real estate of $1.3 million.

Net cash used in financing activities decreased by $1.1 million to $4.2 million for the year ended December 31, 2002 compared to $5.3 million for the year ended December 31, 2001. The decrease was primarily a result of (a) contributions from owners increased $1.5 million and distributions to owners decreased by $5.1 million; (b) principal payments on notes payable and payment of loan costs increased $3.0 million and $68,000, respectively, and (c) loan proceeds decreased by $2.2 million.

Inflation

Substantially all of our office leases provide for tenants to reimburse us for increases in real estate taxes and operating expenses related to the leased space at the applicable property. In addition, many of the leases provide for increases in fixed base rent. We believe that inflationary increases may be partially offset by the contractual rent increases and expense reimbursements as described above. Our existing multi-family residential property and our planned multi-family residential property are both located in the Philadelphia central business district. These residential properties are subject to short-term leases. As a result, inflation can often be offset by increased rental rates. However, a weak economic environment may restrict our ability to raise rental rates.

New Accounting Pronouncements

On January 1, 2003, TPG adopted SFAS 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections (“SFAS 145”). The most significant provisions of this statement relate to the rescission of Statement No. 4 “Reporting Gains and Losses from Extinguishment of Debt.” SFAS 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings or describe their applicability under changed conditions. Under SFAS 145, any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented that does not meet certain defined criteria must be reclassified. The adoption of this statement did not have a material effect on TPG’s results of operations or financial condition.

On January 1, 2003, TPG adopted the initial recognition and measurement provisions of Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”). FIN 45 significantly changes the practice in the accounting for, and disclosure of, guarantees. Guarantees and indemnification agreements meeting the characteristics described in FIN 45 are required to be recorded initially as a liability at fair value. FIN 45 also requires a guarantor to make significant new disclosures for virtually all guarantees even if the likelihood of the guarantor having to make payment under the guarantee is remote. We adopted the disclosure provisions of FIN 45 as of December 31, 2002. The adoption of the provisions of this interpretation did not have a material effect on TPG’S results of operations or financial condition.

In January 2003, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”). FIN 46 clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements” and provides guidance on the identification of entities for which control is achieved through means other than voting rights (“variable interest entities” or “VIEs”) and how to determine when and which business enterprise should consolidate the VIE. This new model for consolidation applies to an entity in which either: (1) the equity investors (if any) lack one or more characteristics deemed essential to a controlling financial interest or (2) the equity investment at risk is insufficient to finance that entity’s activities without receiving additional subordinated financial support from other parties. In December 2003, the FASB published a revision to FIN 46 (“FIN 46R”) to clarify some of the provisions of the interpretation and defer the effective date of implementation for certain entities. The provisions of FIN 46R are effective for the first reporting period ending after December 15, 2003 for entities considered to be special-purpose entities. The provisions for all other entities subject to FIN 46R are effective for financial statements of the first reporting period ending after March 15, 2004. On February 1, 2003, TPG adopted the provisions of this interpretation, which did not have a material effect on its results of operations or financial condition.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (“SFAS 149”). SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments imbedded in other contracts and for hedging activities under SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities.” The provisions of SFAS 149 are generally effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The adoption of this statement did not have a material effect on TPG’s results of operations or financial condition.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS 150”). SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of this statement did not have a material effect on TPG’s results of operations or financial condition.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The primary market risk faced by our company is interest rate risk. We intend to mitigate this risk by seeking to maintain a target debt-to-gross assets ratio of approximately 60%, while continuously evaluating all available debt and equity resources and following established risk management policies and procedures. Our strategy is to match as closely as possible the lives and income streams of our assets with the terms of our debt. In general, following the consummation of this offering and the formation transactions, we intend to use floating rate debt on assets with higher growth prospects and less stability to their income streams. Correspondingly, with respect to stabilized assets with lower growth rates, we will generally use longer-term fixed-rate debt. As of December 31, 2003, we had an insignificant level of outstanding floating rate debt. Our joint venture with CalSTRS is in the process of refinancing ARCO Plaza. We anticipate that this refinancing will include debt with a floating interest rate. At this time, the terms of this debt have not been finalized. However, we currently expect that the interest rate on this debt will bear interest at a floating rate based upon a spread above LIBOR. We expect the joint venture that owns ARCO Plaza will purchase an interest cap or otherwise engage in hedging activities to minimize the impact of increased interest rates.

BUSINESS AND PROPERTIES

Overview

We are a full-service real estate operating company. We have substantial in-house expertise and resources in property acquisitions, development, asset and property management, marketing, leasing, brokerage services and financing. Our focus is on the acquisition, development and management of office, retail and multi-family properties on a nationwide basis. Formed in March 2004, we are the successor to Thomas Properties Group, LLC and its affiliates, founded in late 1996 by our Chairman, President and Chief Executive Officer, Mr. James A. Thomas, and referred to in this prospectus as “TPG.”

For more than 28 years, Mr. Thomas has been active in the ownership, development and management of institutional quality real estate throughout the United States. His real estate experience dates back to 1976, as co-founder and co-managing partner of Maguire Thomas Partners, a national full-service real estate operating company. From 1976 to 1996, Maguire Thomas Partners acquired, developed, managed and/or owned interests in 17 properties with approximately 14 million rentable square feet of commercial space. In late 1996, Maguire Thomas Partners divided into two organizations, each led by one of its founders. Several key members of Maguire Thomas Partners’ senior management joined Mr. Thomas to form TPG, which became a national property owner, developer and operator. In the seven years since our founding, we have developed, restructured or acquired, for our own account or for the account of third parties, approximately 7.4 million rentable square feet of space throughout the United States, including the acquisition and restructuring of properties Mr. Thomas originally developed while at Maguire Thomas Partners.

We have four primary areas of focus: property operations, property acquisitions, property development and redevelopment, and investment management. Our business model has been developed by our senior management team to allow us to capitalize on the opportunities for high risk-adjusted investment returns from real estate ownership, while managing the cyclical nature of the industry through fees and other revenues derived from third parties.

Effective with the consummation of this offering, we will execute the formation transactions described in this prospectus to bring substantially all of the interests in the properties owned by TPG and its affiliates into our company.

Business Focus Areas

While each of our business focus areas generates revenues on an individual basis, they are complementary and, when integrated, give us the full range of real estate disciplines and resources necessary to be a successful national real estate owner, developer and operator. The net proceeds from this offering will allow us to accelerate our acquisition and development growth strategies. We intend to reinvest a substantial portion of our earnings back into these businesses, which is facilitated by our decision to elect corporate status instead of electing to be taxed as a real estate investment trust.

Property Operations: A geographically diverse portfolio of properties provides us with a steady and reliable source of revenue through cash flow, active property management, asset management and leasing activities. In addition, we derive fee income from third parties for property management, asset management, leasing and brokerage services. Property operations comprise the primary source of revenue based on ownership or management of 7.4 million net rentable square feet of space, comprised of 3.6 million square feet in Southern California, 950,000 square feet managed in Northern California, 2.7 million square feet in Philadelphia, and approximately 190,000 square feet in Northern Virginia.

Property Acquisitions: We have an active and successful acquisition program targeted at three categories of properties: “core,” consisting of properties that are stabilized at the time of acquisition; “core plus,” consisting of under-performing properties that we believe can be brought to market potential through improved management;

and “value-add” properties, requiring substantial redevelopment, repositioning and investment to achieve desired returns. Historically, we have acquired properties for our own account, as well on behalf of institutional investors, that not only provides us the opportunities for substantial returns once the properties are fully leased and operational, but to also achieve additional fee income. Over the past four years, we acquired over 4.4 million rentable square feet nationwide in joint venture with or for the separate account of the California State Teachers Retirement System (“CalSTRS”).

Property Development and Redevelopment: Beginning at TPG’s predecessor, Maguire Thomas Partners, our senior management team has a proven track record of acquiring, entitling, leasing and/or developing or redeveloping approximately 29.2 million square feet resulting in 19.5 million rentable square feet of commercial space acquired and/or completed to date by us in various West Coast, Southwest, and mid-Atlantic markets in the United States. To reduce development risk, these projects typically were over 50% pre-leased before development began and were built with guaranteed maximum price construction contracts and experienced construction teams. Our current property development pipeline includes the ability to develop approximately 5.3 million square feet of commercial space in the greater Los Angeles, Austin and Philadelphia geographic markets. We intend to develop these properties in phases as market conditions warrant and pre-leasing is achieved. Through our joint venture with CalSTRS, we have also begun redevelopment of ARCO Plaza. City National Bank recently became a significant tenant at the property, by leasing 310,055 rentable square feet. The first part of this lease commences July 2004. We are also in the process of repositioning the 685,853 rentable square foot office tower at 1835 Market Street on behalf of CalSTRS.

Investment Management: One of our subsidiaries is a registered investment advisor with the Securities and Exchange Commission. We intend to expand this service of advising institutional investors on property portfolios on a fee basis. As a full-service real estate operating company with a substantial acquisition program and development pipeline, we can provide an attractive investment management service that is complementary to our other core businesses and can provide income diversification.

History

Mr. Thomas was a co-founder and co-managing partner of Maguire Thomas Partners from 1976 until 1996. He formed TPG in late 1996 when Maguire Thomas Partners divided into two organizations. The other successor, Maguire Properties, Inc., is now a public real estate investment trust.

Under the co-leadership of Mr. Thomas, Maguire Thomas Properties acquired, developed, owned interests in 17 properties with approximately 14 million rentable square feet of commercial space. These included significant and distinguished properties in various parts of the United States. During the 1980’s, Maguire Thomas Partners developed over five million square feet in Los Angeles that transformed the downtown skyline. The first project was Wells Fargo Center (formerly known as Crocker Center) consisting of the 54-story Wells Fargo Tower and the 45-story KPMG Tower, with an aggregate of 2.5 million square feet of office space. In 1989, Maguire Thomas Partners completed US Bank Tower (formerly known as the Library Tower) which at 72 stories is the tallest building west of the Mississippi River and contains 1.4 million square feet of office space. Shortly thereafter, Maguire Thomas Partners completed the 50-story Gas Company Tower which contains 1.3 million square feet of office space. Other major projects in the Los Angeles area included an 8-story office building and 350 room hotel in Pasadena, the redevelopment of a 14-story office project in Glendale, the completion and redevelopment of the one million square foot MGM Plaza in Santa Monica in 1991, and the conversion of a downtown Los Angeles building to 370 residential units.

Maguire Thomas Partners also developed projects containing approximately 6.3 million square feet in the 1980’s and early 1990’s in joint venture with the IBM Corporation, which also served as the major tenant. These projects included Commerce Square in downtown Philadelphia consisting of twin towers, each with approximately 1 million square feet. One Commerce Square was completed in 1987 and 500,000 square feet of the office space was leased to IBM. The Solana project in the suburbs of Dallas, Texas was developed by Maguire Thomas Partners with IBM in 1985. It consists of five buildings totaling approximately two million square feet of office, retail and hotel on 275 acres.

The majority of the members of our executive management team were formerly with Maguire Thomas Partners and have worked together approximately 17 years on average. With combined industry experience totaling over 100 years, members of our executive management team have a proven track record of acquiring, entitling, leasing and/or developing or redeveloping approximately 29.2 million square feet resulting in 19.5 million rentable square feet of commercial space acquired and/or completed to date by us in various West Coast, Southwest, and mid-Atlantic markets in the United States.

When TPG began operations in late 1996, the company owned and managed approximately 2.0 million square feet of commercial space and was in the process of planning the 950,000 square foot California Environmental Protection Agency (“CalEPA”) headquarters in Sacramento, California.

In 1997, we established a relationship with two real estate investment funds managed by an affiliate of Lazard Freres & Co., serving as the managing general partner of the partnership that owned our One Commerce Square property, a 942,866 rentable square foot office tower in Philadelphia. We also expanded our investment management capabilities by becoming a registered investment advisor with the Securities and Exchange Commission.

Our separate account relationship with CalSTRS began in 1999 and we decided to make the provision of investment management services for institutional investors one of our core strategies. Currently we have two investment management relationships with CalSTRS, a separate account management relationship and a joint venture relationship. Under the separate account relationship, we have acquired or assumed management of six properties, totaling 1.8 million square feet.

In 2001, we completed the CalEPA headquarters which has become a model for sustainable high-rise development. It has received numerous environmental awards, including the highest certification yet awarded under the U.S. Green Building Council’s Leadership in Energy and Environmental Design program for a high-rise building. This innovative building started as a public/private partnership with the City of Sacramento but transitioned into a fee-only development project to accommodate public financing by the city.

We established our joint venture relationship with CalSTRS in 2003, when this joint venture acquired an 85% interest in the prestigious ARCO Plaza in downtown Los Angeles. This property consists of two 51-story towers on a full block in the heart of the Los Angeles central business district with significant redevelopment potential. We are in the process of redeveloping and repositioning this property.

Upon or following the closing of this offering, we intend to hold directly or indirectly in the CalSTRS joint venture a 21.3% interest in ARCO Plaza, and a 25% interest in five of the six properties for which we currently act as asset manager under our separate account relationship with CalSTRS, consisting of 800 South Hope Street, Valencia Town Center, Reflections I and II, and Pacific Financial Plaza. We also intend to hold a 25% interest in 1835 Market Street, the sixth property for which we currently act as asset manager under our separate account relationship with CalSTRS, as a tenancy in common with CalSTRS on terms substantially similar to the CalSTRS joint venture. See “Description of TPG/CalSTRS Properties” below.

As of December 31, 2003, we provided asset management services to properties containing approximately 7.4 million rentable square feet and had the ability to develop an additional 5.3 million square feet. As of April 1, 2004, we had approximately 60 employees nationwide.

Business and Growth Strategies

Our primary business objective is to achieve sustainable long-term growth in order to maximize long-term stockholder value. Our business strategies to achieve these objectives consist of several elements:

Portfolio Enhancement: We intend to increase the cash flow from our existing property portfolio and those properties we intend to acquire an interest in concurrent with the closing of this offering by achieving and maintaining high occupancies at market rents through superior property services and proactive management. We intend to leverage the earnings from this and other sources by re-investing a substantial portion of our earnings in our business.

Targeted Property Acquisitions: We intend to make significant acquisitions of “core,” “core plus” and “value-add” properties where such acquisitions provide us with attractive risk-adjusted returns. In most cases we would expect to add value through re-positioning, tenant leasing, and asset management.

Strategic Joint Ventures: We will seek to leverage our expertise and experience to acquire or develop commercial real estate with institutional investors. We will continue to acquire “core plus” and “value-add” properties through our joint venture with CalSTRS. We also expect to establish strategic relationships with other institutional investors for acquisitions of core properties and other opportunities. Joint ventures provide us with additional capital for investment, lower risk and earned fees for asset management, property management, leasing and other services. We view our joint venture with CalSTRS as a model for other strategic relationships.

Selective Development and Redevelopment: We intend to develop and redevelop projects in diversified geographic markets using the development and redevelopment expertise and experience of our senior management team. For development projects we intend to use pre-leasing, guaranteed maximum cost construction contracts and other measures to reduce development risk. Currently, we have the ability to develop approximately 5.3 million square feet of office, residential and retail uses in three diverse geographic markets. We typically develop retail and residential projects in joint venture with other experienced developers and strategic partners in order to minimize risk and enhance profitability.

Through our joint venture with CalSTRS, we are currently redeveloping and re-positioning ARCO Plaza. This property was acquired in early 2003 at a cost we believe to be substantially less than its replacement cost and with approximately 50% of its space unleased. We intend to complete plans for the redevelopment, repositioning and releasing of this project over the next three to four years. The first major step in this process was recently completed with the execution of a 310,055 square foot lease with City National Bank, for which the project will be renamed in August 2005. The first phase of this lease commences in July 2004. When completed, we believe that the project’s classic design, central business district location, efficient floor plates and amenities will provide an attractive location for major tenants, and compete successfully with other Class A projects in the vicinity.

Strong Tenant Relationships: We will focus on maintaining strong tenant relationships through a commitment to servicing tenant needs. We believe our expertise in marketing, lease negotiations, building design and property management gives us a competitive advantage in retaining existing tenants, attracting new tenants and replacing departing tenants quickly and efficiently.

Investment Management Service: We intend to grow our investment management service, which we believe is complementary to our other core businesses and provides income diversification. We will seek to expand this service through separate account arrangements and joint venture accounts that do not conflict with our relationship with CalSTRS.

Strengths and Competitive Advantages

We believe we distinguish ourselves from other owners, operators, acquirers and developers of commercial properties in a number of ways and enjoy significant competitive strengths, including:

Experienced Management Team with Significant Ownership Interest: Our executive management team has significant experience in all aspects of the commercial real estate industry and has developed many recognized and acclaimed office and mixed-use properties. Beginning at TPG’s predecessor, Maguire Thomas Partners, our senior management team has a proven track record of acquiring, entitling, leasing and/or developing or redeveloping approximately 29.2 million square feet resulting in 19.5 million rentable square feet of commercial space acquired and/or completed to date by us in various West Coast, Southwest, and mid-Atlantic markets in the United States. Having worked together for an average of approximately 17 years, our executive management comprises a closely-knit team that shares common values and commitment, a concern for quality, and a keen understanding of what it takes to be the best in a competitive business. Our executive management team will possess a substantial ownership interest in our company following this offering, which we believe appropriately aligns the interests of management with that of our public stockholders.

Diversified Business Model: We have a business model that we believe positions us for significant long-term growth by facilitating our investment in all areas and property types of the commercial real estate business. We have four separate, but complementary, areas of business focus: a portfolio of properties for which we supply marketing, leasing, property management and other fee services; the acquisition of “core,” “core plus” and “value-add” commercial projects; selective development of pre-leased projects and re-positioning and redevelopment of under-performing projects; and investment management for institutional investors.

Quality Portfolio: We have a portfolio of 11 properties in which we own interests or asset manage comprising approximately 7.4 million rentable square feet that includes architecturally distinctive Class A buildings or buildings we believe we can return to Class A status. We believe these properties could not be reproduced on a cost competitive basis today. We also believe these properties provide a solid foundation for the growth of our business.

National Presence: We intend to continue to operate and expand our business on a national level, targeting and entering attractive markets. We have developed or completed pre-development activities in a number of major U.S. markets and monitor most major markets for trends and opportunities. Currently we are concentrating on the West Coast, Southwest, and mid-Atlantic regions of the United States, and intend to expand into other markets as market conditions warrant.

Substantial Development and Redevelopment Pipeline: We currently have the ability to develop approximately 5.3 million square feet of office, mixed-use and residential space in projects located in Los Angeles, Philadelphia and Austin. We have acquired or have the option to acquire these properties at what we believe to be favorable costs, and plan to develop these properties as market conditions warrant. Our practice generally is not to start construction of office projects without substantial pre-leasing, a development team in place, guaranteed maximum cost construction contracts, and other measures to minimize development risks. Our current redevelopment projects include our renovation and re-positioning of ARCO Plaza, and work underway at 1835 Market Street, a property that we manage for the account of CalSTRS and for whose account we are performing redevelopment services.

CalSTRS Joint Venture: Our strategic joint venture relationship with CalSTRS provides us with a key opportunity to serve as the operating partner and equity owner in a venture to acquire and redevelop or reposition under-performing office and mixed-use projects on a national basis. We receive advisory fees from this joint venture based upon net operating income and incentive fees if the performance of the properties exceeds certain benchmarks. We also receive property management and leasing fees from the joint venture, as well as development fees to the extent we undertake development or redevelopment of a project. We are in discussions with CalSTRS’ to increase the capital commitments to the joint venture prior to or concurrent with the closing of this offering.

Multiple Revenue Sources: We will have a diversified revenue base consisting of geographically dispersed income properties that produce a majority of our revenue; fee generating services that produce a substantial portion of our revenue; and a conservative pre-leased development program that can generate additions to our property portfolio and to operating fees as well as contribute periodic significant revenue. We believe this diverse revenue base reinforces our ability to operate successfully in all phases of the real estate cycle.

Investment Criteria

Our investment strategy is based upon nationwide access to potential acquisitions and development projects. However, we are primarily targeting markets where we have extensive relationships, currently the West Coast, Southwest and mid-Atlantic regions of the United States.

In analyzing proposed acquisitions we consider various factors, including, among others:

•	occupancy level and lease expirations;

•	demand for similar properties in the area and micro and macroeconomic trends that may affect a property, such as potential demand, expected new supply and projected local economic growth;

•	the initial cash flow and the projected cash flow over our estimated holding period;

•	the creditworthiness of the tenants;

•	the location of the property, with emphasis on prime locations in major cities or other strategic locations in the United States;

•	economies of scale with our existing properties;

•	physical condition and age of the property, with a preference for architecturally distinguished buildings;

•	the cost and feasibility of repositioning or redeveloping the property (if applicable);

•	the ability to increase rents and maximize cash flow from the properties under consideration;

•	the terms of existing or proposed leases including the comparison of rent to market and whether the leases are above or below market; and

•	the ability of the property to achieve long term capital appreciation.

Development Criteria

Based on our senior executive management team’s track record of successfully developing large projects in major markets and creating exceptional values, we have established a set of criteria for considering any development that we might undertake. These criteria include:

•	pre-leasing of a significant portion of the space;

•	strong occupancy and lease absorption trends in the market for similar projects;

•	analysis of market rents to determine support for a new project;

•	analysis of competing projects under development or consideration and barriers to entry;

•	expected returns at a level to justify development risks;

•	availability of financing;

•	ability to secure maximum guaranteed construction cost contracts and completion schedules;

•	desirability of the location, design and size for the market; and

•	ability to secure governmental approvals.

Investment Management—CalSTRS Relationships

We have two investment management relationships with CalSTRS. These two relationships consist of a joint venture relationship and a separate account relationship. These relationships are described below.

TPG/CalSTRS Joint Venture: We entered into this joint venture relationship in December 2002. The goal of the joint venture is to seek opportunities to acquire core plus and value-add office properties on a nationwide basis. “Core plus” and “value-add” properties are characterized by unstable net operating incomes for an extended period of time, occupancy less than 90%, and/or physical or managerial problems which can be positively impacted by introduction of new capital and/or management.

The joint venture acquired its first property in January 2003, ARCO Plaza located in downtown Los Angeles. ARCO Plaza remains the only property in the joint venture as of March 2004. ARCO Plaza consists of approximately 2.6 million square feet of office and retail uses. ARCO Plaza is approximately 85% owned by the joint venture, with approximately 15% owned by another investor. We intend to increase our interest in ARCO Plaza held through the joint venture from 4.3% to 21.3% upon or following consummation of this offering. Upon the earlier to occur of certain events or January 1, 2006, the minority investor in ARCO Plaza has the option to require our joint venture to purchase its interest for an amount equal to what would be payable to it upon sale of the project at fair market value.

We are the property manager and manager of the joint venture, with authority to administer and manage the day-to-day business of the joint venture in order to implement the annual business plans and annual budgets prepared by us and approved by the joint venture’s management committee. The management committee is comprised of three members, two of whom are appointed by CalSTRS and one is appointed by us. The committee generally acts by majority vote with respect to business of the joint venture, including approvals of business plans, budgets, sales and financings and refinancings. However, certain major decisions, including the admittance of additional members or calls for additional capital, require unanimous approval by the management committee.

As manager of the joint venture, we are compensated through acquisition fees, asset management fees, incentive compensation, property management fees, development fees and leasing fees. We earn development fees to the extent we undertake development or redevelopment on behalf of CalSTRS. Currently we only have a development agreement with respect to ARCO Plaza. The joint venture may leverage the portfolio up to 75% of value.

Under our joint venture agreement, until the earlier of December 2006 and the date CalSTRS has contributed its full capital commitment to the joint venture, we have an exclusivity obligation to present all acquisition opportunities involving non-core office properties to the joint venture before we may acquire the property for our own account or that of a third party. In addition, we are required to exercise diligent efforts to sell all the properties in the joint venture by December 2009 (subject to two one-year extensions if approved by CalSTRS), which could include the purchase by us. If we are unable to consummate the property sales, CalSTRS has the right to assume control of the sale process.

The joint venture agreement contains a buy-sell provision whereby either party may exercise after January 1, 2006 or earlier by CalSTRS upon the death, disability, or termination of employment of either Mr. Thomas or John Sischo, our Chief Financial Officer, or if Mr. Thomas fails to own at least a majority of the direct and indirect voting and economic interests in our operating partnership. Under this provision, the initiating party sets a price for its interest in the joint venture, and the other party has a specified time to either elect to buy the initiating party’s interest, or to sell its own interest to the initiating party at that price. We expect Mr. Thomas to own directly or indirectly slightly less than 50% interest in our operating partnership following this offering. We expect to amend this provision of our joint venture agreement prior to the consummation of the offering.

CalSTRS also has a buy-out option to purchase our interest in the joint venture upon the occurrence of certain events, including if we default under the joint venture agreement, declare bankruptcy, or upon the death, disability or termination of employment of either Mr. Thomas or Mr. Sischo unless those individuals are replaced with an individual acceptable to CalSTRS within 180 days.

We are in discussions with CalSTRS to increase our respective capital commitments to the joint venture. The original capital commitment of $85 million was substantially used in our acquisition of ARCO Plaza. Prior to the consummation of the offering, we expect our commitment percentage to the joint venture will be increased from 5% to 25%. We also intend to seek to amend the terms of the joint venture agreement, including those provisions regarding the holding period for assets, matters requiring unanimous approval, and the buy-sell provisions. There can be no assurance we will be able to amend these provisions.

Separate Account Relationship: Our separate account relationship with CalSTRS began in November 1999. Since that time, we have acquired or begun to manage, on the behalf of CalSTRS, six properties located nationwide. The six properties are: 800 South Hope Street, a 242,176 rentable square foot office building located in downtown Los Angeles; Valencia Town Center, a 393,632 rentable square foot office property located in Valencia, California; Reflections I, a 123,546 rentable square foot office building located in Reston, Virginia; Reflections II, a 64,253 rentable square foot office building located in Reston, Virginia; 1835 Market Street, a 685,853 rentable square foot office tower located in downtown Philadelphia, Pennsylvania; and Pacific Financial

Plaza, a 279,474 rentable square foot office building located in Newport Beach, California, for which we assumed management in July 2003. In our separate account relationship with CalSTRS, we have “discretion in a box” authority, defining the parameters under which we are to acquire properties. This is a structure that many pension plans have instituted over the past several years to provide a level of portfolio control on their behalf while giving an investment manager the discretion to compete for opportunities and close acquisitions in a competitive marketplace where discretion is required to successfully acquire properties.

We are compensated in this separate account relationship through performance acquisition fees, asset management fees, incentive compensation, property management fees, development fees and leasing fees. Our agreement is a standard contract employed by CalSTRS for investment management, and is terminable by either party on 30 days notice.

To date we have acquired or taken over management of five core properties and one core plus property for the separate account of CalSTRS. We may in the future explore opportunities to purchase additional core properties on behalf of CalSTRS, however we also intend to acquire core properties for our own account or that of other third parties.

Financing Strategies

We use a variety of financing methods to accomplish our goal of maintaining our indebtedness at a target ratio of 60% debt to our consolidated gross assets. We generally choose a financing method based upon the most attractive interest rate, repayment terms and maturity dates available in the marketplace at the time, and customize our financing strategy for each transaction. Our financing strategy for core projects generally includes securitized and conventional financing, and short-term acquisition financing. For core plus and value-add projects, we may seek the same financing as for core projects, and in addition we may seek construction financing, mezzanine financing and preferred debt or equity. Following this offering, a substantial amount of our debt may be floating-rate debt, as opposed to fixed-rate. We intend to hedge or cap, through swapping arrangements or otherwise, substantially all of our floating-rate debt.

Our financing may be recourse or nonrecourse, and may involve cross-collateralization of security for the financing. If the indebtedness is recourse, our general assets would be included in the collateral. If the indebtedness is nonrecourse, the collateral would be limited to the particular property to which the indebtedness relates. In addition, we may invest in properties subject to existing loans secured by mortgages or similar liens on the properties, or refinance properties acquired on a leveraged basis.

Existing Property Portfolio

Our properties are located in the West Coast, Southwest, and mid-Atlantic regions of the United States, and consist primarily of office space and also including some mixed-use, multi-family and retail properties. An overview of these properties as of December 31, 2003, including development properties and acquisitions we intend to complete upon or following the closing of this offering, is presented below:

Core Properties	Location	Percentage Interest	Year Built/ Renovated	Rentable Square Feet(1)		Percent Leased		Annualized Rent(2)	Annualized Rent Per Leased Square Foot(3)	Annualized Net Effective Rent Per Leased Square Foot(4)
One Commerce Square(5)(6)	Philadelphia, PA	89.0%	1987	942,866		92.8%		$11,076,217	$12.66	$11.03
Two Commerce Square(6)	Philadelphia, PA	89.0	1992	953,276		97.4		25,560,467	27.52	18.72
2121 Market Street(7)	Philadelphia, PA	50.0	2000	20,835		100.0		356,350	17.10	12.60
800 South Hope Street(8)	Los Angeles, CA	25.0	1985/2000	242,176		90.1		3,443,908	15.78	15.91
Valencia Town Center(8)	Valencia, CA	25.0	1996-2001	393,632		97.6		7,235,584	18.83	17.24
Reflections I(8)	Reston, VA	25.0	2000	123,546		100.0		2,553,696	20.67	20.04
Reflections II(8)	Reston, VA	25.0	1984/2001	64,253		100.0		1,471,363	22.90	20.86
Pacific Financial Plaza(8)	Newport Beach, CA	25.0	1982/1993	279,474		84.4		6,103,354	25.88	24.05

Total/Weighted Average:		65.4%		3,020,058		94.4%		$57,800,939	$20.28	$16.45

Core Plus and Value-Add Properties	Location	Percentage Interest	Year Built/ Renovated	Rentable Square Feet(1)		Percent Leased		Annualized Rent(2)	Annualized Rent Per Leased Square Foot(3)	Annualized Net Effective Rent Per Leased Square Foot(4)
1835 Market Street(8)	Philadelphia, PA	25.0%	1986-1987	685,853		72.1%		$7,425,207	$15.02	$13.59
ARCO Plaza(9)	Los Angeles, CA	21.3	1972-1973	2,648,920	(10)	50.2	(11)	17,273,156	13.13	12.78

Total/Weighted Average:		22.0%		3,334,773		54.8%		$24,698,363	$13.65	$13.00

(1)	For purposes of the table above, both on-site and off-site parking are excluded. Total portfolio square footage includes office properties and mixed-use space (including retail), but excludes residential space. Rentable area is calculated consistent with leases in place on the property and local market conventions.
(2)	Annualized rent represents the annualized monthly contractual rent under existing leases as of December 31, 2003 for 100% of the property. This amount reflects total base rent before any one-time or non-recurring rent abatements, but after annually recurring rent credits and is shown on a net basis; thus, for any tenant under a partial gross lease, the expense stop, or under a full gross lease, the current year operating expenses (which may be estimates as of such date), are subtracted from gross rent. Total projected rent credits for leases in effect as of December 31, 2003 for the 12 months ending December 31, 2004 are $758,297. There are no operating expense credits.
(3)	Annualized net rent per leased square foot represents annualized rent as computed above, divided by the total square footage under lease as of the same date.
(4)	Annualized net effective rent per leased square foot represents the contractual rent for leases in place as of December 31, 2003, calculated on a straight-line basis in accordance with GAAP. This amount is shown on a net basis; thus, for any tenant under a partial gross lease, the expense stop, or under a full gross lease, the current year operating expenses (which may be estimates as of the date), are subtracted from gross rent. This amount is further reduced by the annual amortization of any tenant improvement or leasing costs incurred by us for the leases, and is then divided by the rentable square footage under lease as of the same date.

(5)	We have entered into an agreement to purchase a 50% interest in this property from an unaffiliated third party prior to or concurrent with the closing of this offering.
(6)	We expect to hold an 89% ownership interest in this property upon the consummation of this offering. Mr. Thomas or related entities will continue to hold the remaining 11% interest in this property following the offering. Our 89% interest will entitle us to receive a preference on our capital account balance, and our capital account and this preference will be paid in full before the capital account balance of the 11% minority owner is distributed. We intend to seek to acquire the remaining 11% interest in this property following a three-year holding period. See “Structure and Formation—Planned Acquisitions.”
(7)	A 50% interest in this property is held by an entity owned by Philadelphia Management, a Philadelphia based real estate developer.
(8)	We manage these properties through our separate account relationship with CalSTRS. We intend to acquire a 25% interest in these properties concurrent with or following the closing of this offering. We expect to hold five of these properties in our joint venture with CalSTRS and to hold 1835 Market Street pursuant to a tenancy in common arrangement with CalSTRS. See ”Description of TPG/CalSTRS Properties and Planned Acquisitions,” below.
(9)	We expect to increase our ownership interest in this property from 4.3% to 21.3% concurrent with or following the closing of the offering. See “Description of TPG/CalSTRS Properties.”
(10)	ARCO Plaza was re-measured in accordance with Building Owners and Managers Association (BOMA) 1996 standards concurrently with the acquisition of an interest by our joint venture with CalSTRS in 2003. The total BOMA 1996 square footage for the property is 2,648,920. However, the total property net rentable square feet used for the calculations with respect to percent leased, annualized rent, annualized net rent per leased square foot and annualized net effective rent per leased square foot in this prospectus represents the sum of the square footages of existing leases, a majority of which do not reflect BOMA 1996 measurement guidelines, and the square footage of available space, determined in accordance with BOMA 1996 measurement guidelines. The resulting ARCO Plaza rentable square footage is 2,619,288 The resulting total portfolio rentable square footage is 6,325,199.
(11)	Subsequent to December 31, 2003, 310,055 square feet was leased to City National Bank. The first phase of this lease commences in July 2004.

Tenant Diversification

As of December 31, 2003, office and mixed-use space at our properties was leased to approximately 207 tenants, many of which are nationally recognized firms in the construction services, travel industry, telecommunications, and financial, accounting and legal services. The following two tables set forth information regarding the 20 largest tenants in our office portfolio based on annualized rent as of December 31, 2003:

Core Properties— Tenant	Property	Lease Expiration(1)	Total Leased Square Feet	Percentage of Total Portfolio Square Feet(2)	Annualized Rent(3)	Percentage of Total Portfolio Annualized Rent
Conrail(4)			752,999	11.9%	$22,589,970	27.4%
	Two Commerce	2009	377,999	6.0	11,339,970	13.8
	Two Commerce	2008	375,000	5.9	11,250,000	13.6
Princess Cruises			272,648	4.3	4,667,430	5.7
	Valencia Town Center	2016	164,144	2.6	2,807,671	3.4
	Valencia Town Center	2013	108,504	1.7	1,859,759	2.3
PIMCO			121,662	1.9	3,213,237	3.9
	Pacific Financial Plaza	2005	93,731	1.5	2,409,739	2.9
	Pacific Financial Plaza	2006	27,931	0.4	803,498	1.0
MCI(5)			202,746	3.2	3,191,851	3.9
	800 South Hope	2010	118,872	1.9	2,363,176	2.9
	800 South Hope	2009	83,874	1.3	828,675	1.0
Delaware Investments			249,460	3.9	2,868,790	3.5
	One Commerce	2012	220,194	3.5	2,532,231	3.1
	One Commerce	2005	29,266	0.4	336,559	0.4
Raytheon	Reflections I	2010	123,546	2.0	2,553,696	3.1
Ernst & Young			87,163	1.4	1,652,922	2.0
	Two Commerce	2013	73,165	1.2	1,316,970	1.6
	Two Commerce	2007	13,998	0.2	335,952	0.4
Fiserv Securities	One Commerce	2013	118,908	1.9	1,724,166	2.1
Department of Interior	Reflections II	2010	64,253	1.0	1,471,363	1.8
Stradley Ronon Stevens	One Commerce	2005	83,058	1.3	1,447,983	1.7
Irell & Manella	Pacific Financial Plaza	2010	56,245	0.9	1,437,809	1.7
Newhall Land & Farming Company	Valencia Town Center	2013	51,019	0.8	1,423,914	1.7
The Glenmede Trust Company(6)	One Commerce	2013	82,937	1.3	1,161,118	1.4

Total:			2,266,644	35.8%	$49,404,249	59.9%

Core Plus and Value-Add Properties—Tenant	Property	Lease Expiration(1)	Total Leased Square Feet	Percentage of Total Portfolio Square Feet(2)	Annualized Rent(3)	Percentage of Total Portfolio Annualized Rent
Bank of America	ARCO Plaza	2004	449,835	7.1%	$6,050,609	7.3%
ARCO(7)	ARCO Plaza	2005	237,559	3.8	3,278,875	4.0
Paul Hastings	ARCO Plaza	2017	208,721	3.3	3,011,234	3.6
Buchanan Ingersoll	1835 Market	2009	77,105	1.2	1,479,848	1.8
Daniel, Mann, Johnson & Mendenhall	ARCO Plaza	2011	109,744	1.7	1,368,678	1.7
Harvey Pennington	1835 Market	2010	48,074	0.8	1,106,963	1.3
US Trust	ARCO Plaza	2005	60,100	0.9	819,046	1.0

Total:			1,191,138	18.8%	$17,115,253	20.7%

(1)	Assumes the exercise of no renewal options and the exercise of all early termination options.
(2)	Total portfolio square footage used in the calculation is 6,325,199.
(3)	Annualized rent represents the annualized monthly contractual rent under existing leases as of December 31, 2003 for 100% of the property. This amount reflects total base rent before any one-time or non-recurring rent abatements but after annually recurring rent credits and is shown on a net basis; thus, for any tenant under a partial gross lease, the expense stop, or under a full gross lease, the current year operating expenses (which may be estimates as of the date), are subtracted from gross rent.
(4)	The tenant has entered into sublease agreements for substantially all of the space leased. Many of these sublease tenants have committed to enter into direct lease agreements with us upon expiration of the concurrent lease and sublease terms.
(5)	Upon emerging from bankruptcy, MCI is entitled to receive, at the landlord’s option, a rent credit of $2.5 million over a 36-month period, or the net present value of $2.5 million as of a specified date, which is approximately $1.9 million using an 11% discount rate.
(6)	As of January 1, 2004, The Glenmede Trust Company assigned its lease for this space to the Pew Charitable Trusts.
(7)	The tenant has entered into sublease agreements for 80.4% of its leased office space. To date, none of these sublease tenants have entered into a direct lease agreement with us upon expiration of their sublease term.

Lease Distribution

The following table sets forth information relating to the distribution of leases in the properties for our office and mixed-use properties, based on rentable square feet under lease as of December 31, 2003:

Core Properties—Square Feet Under Lease	Number of Leases	Percentage of All Core Properties Leases	Total Leased Square Feet	Percentage of Total Portfolio Leased Square Feet	Annualized Rent	Percentage of Total Portfolio Annualized Rent
2,500 or less	39	33.9%	35,676	0.8%	$833,145	1.0%
2,501-10,000	39	33.9	200,989	4.3	3,247,042	3.9
10,001-20,000	13	11.3	170,077	3.7	2,866,573	3.5
20,001-40,000	6	5.2	158,793	3.4	2,197,144	2.7
40,001-100,000	10	8.7	678,113	14.5	12,226,366	14.8
Greater than 100,000	8	7.0	1,607,167	34.5	36,430,669	44.2

Total:	115	100.0%	2,850,815	61.2%	$57,800,939	70.1%

Core Plus and Value-Add Properties-Square Feet Under Lease	Number of Leases	Percentage of All Core Plus and Value-Add Leases	Total Leased Square Feet	Percentage of Total Portfolio Leased Square Feet	Annualized Rent	Percentage of Total Portfolio Annualized Rent
2,500 or less	35	34.7%	37,297	0.8%	$302,627	0.4%
2,501-10,000	35	34.7	173,003	3.7	1,855,514	2.2
10,001-20,000	16	15.8	213,380	4.5	2,896,609	3.5
20,001-40,000	8	7.9	194,943	4.2	2,528,359	3.1
40,001-100,000	3	3.0	185,279	4.0	3,405,857	4.1
Greater than 100,000	4	3.9	1,005,859	21.6	13,709,397	16.6

Total:	101	100.0%	1,809,761	38.8%	$24,698,363	29.9%

Lease Expirations

The following table provides a summary schedule of the lease expirations for leases in place as of December 31, 2003 plus available space as of December 31, 2003, for each of the ten full calendar years beginning January 1, 2004 at the office and mixed-use properties in our portfolio (including minor retail but excluding multi-family). Unless otherwise stated in the footnotes, the information set forth in the table assumes that tenants exercise no renewal options and all early termination rights.

Core Properties-Year of Lease Expiration	Number of Leases Expiring	Square Footage of Expiring Leases	Percentage of Total Portfolio Square Feet(1)	Annualized Rent	Percentage of Total Portfolio Annualized Rent	Annualized Rent Per Leased Square Foot(2)	Annualized Rent Per Leased Square Foot at Expiration(3)
Available(4)		169,243	2.7%	$—	—%	$—	$—
2004	15	67,669	1.1	784,331	1.0	11.59	11.87
2005	14	241,003	3.8	4,890,246	5.9	20.29	20.68
2006	17	112,902	1.8	2,060,768	2.5	18.25	19.65
2007	18	110,934	1.7	1,598,455	1.9	14.41	15.66
2008	12	508,411	8.0	12,861,104	15.6	25.30	25.79
2009	6	519,392	8.2	12,960,738	15.7	24.95	25.38
2010	7	373,522	5.9	8,029,960	9.7	21.50	23.67
2011	8	43,054	0.7	886,186	1.1	20.58	24.48
2012	5	233,965	3.7	2,854,858	3.5	12.20	17.52
2013	6	444,039	7.0	7,599,998	9.2	17.12	22.41
Thereafter	7	195,924	3.1	3,274,295	4.0	16.71	23.01

Total/Weighted Average:	115	3,020,058	47.7%	$57,800,939	70.1%	$20.28	$22.62

Core Plus and Value-Add Properties—Year of Lease Expiration	Number of Leases Expiring	Square Footage of Expiring Leases	Percentage of Total Portfolio Square Feet(1)		Annualized Rent	Percentage of Total Portfolio Annualized Rent	Annualized Rent Per Leased Square Foot(2)	Annualized Rent Per Leased Square Foot at Expiration(3)
Available(5)(6)		1,525,012	23.6	%(7)	$—	—%	$—	$—
2004	24	507,473	8.0		6,286,326	7.6	12.39	12.46
2005	13	330,682	5.2		4,519,961	5.5	13.67	13.66
2006	13	124,130	2.0		1,498,655	1.8	12.07	12.55
2007	15	80,068	1.3		1,102,975	1.3	13.78	15.04
2008	11	96,038	1.5		1,380,384	1.7	14.37	14.72
2009	6	117,203	1.9		2,011,923	2.4	17.17	16.86
2010	5	85,281	1.4		1,635,065	2.0	19.17	23.37
2011	6	210,259	3.3		2,600,112	3.2	12.37	15.94
2012	3	10,444	0.2		150,869	0.2	14.45	15.18
2013	2	26,978	0.4		356,660	0.4	13.22	18.51
Thereafter	3	221,205	3.5		3,155,433	3.8	14.26	19.65

Total/Weighted Average:	101	3,334,773	52.3%		$24,698,363	29.9%	$13.65	$15.11

(1)	Total portfolio square footage used in the calculation is 6,325,199.
(2)	Annualized rent per leased square foot represents annualized rent, divided by the total square footage under lease as of the same date.
(3)	Annualized rent per leased square foot at expiration represents annualized rent including any future rent steps, and thus represents the rent that will be in place at lease expiration.
(4)	Since December 31, 2003, 10,084 square feet has been leased and is no longer available.
(5)	Since December 31, 2003, 356,221 square feet has been leased and is no longer available.
(6)	Available space is comprised of 1,495,380 square feet of vacant space as measured under accepted market standards and/or BOMA 1996 guidelines, and an additional 29,632 square feet attributable to the BOMA 1996 measurement of currently leased space at ARCO Plaza.
(7)	Available space of 1,495,380 is used in this calculation.

Historical Percentage Leased and Rental Rates

The following table sets forth as of the dates indicated for each property type in our office and mixed-use portfolio that we acquired or assumed management of prior to that date, the percentage leased, annualized rent per leased square foot and net effective rent per leased square foot through December 31, 2003:

Core Properties-Date	Percent Leased	Annualized Net Rent Per Leased Square Foot	Annualized Net Effective Rent Per Leased Square Foot(1)
December 31, 2003(2)	94.4%	$20.28	$16.45
December 31, 2002(3)	95.7	19.51	15.70
December 31, 2001(4)	98.0	19.86	17.50
December 31, 2000(5)	93.9	21.22	18.96

Core Plus and Value-Add Properties-Date	Percent Leased	Annualized Net Rent Per Leased Square Foot	Annualized Net Effective Rent Per Leased Square Foot(1)
December 31, 2003(6)	54.8%	$13.65	$13.00
December 31, 2002(7)	64.0	14.13	13.88

(1)

Annualized net effective rent per leased square foot represents the contractual rent for leases in place as of December 31, 2003, calculated on a straightline basis in accordance with GAAP. This amount is shown on a net basis; thus, for any tenant under a partial gross lease, the expense stop, or under a full gross lease, the current year operating expenses (which may be estimates as of such date), are subtracted from gross rent. This amount is further reduced by the annual amortization of any tenant improvement or leasing costs incurred by us for the leases, and is then divided by the net rentable square footage under lease as of the same date.

(2)	Includes One Commerce Square and Two Commerce Square, Reflections I, 800 South Hope, Valencia Town Center, Reflections II, 2121 Market Street, and Pacific Financial Plaza.
(3)	Includes One Commerce Square and Two Commerce Square, Reflections I, 800 South Hope, Valencia Town Center, Reflections II, and 2121 Market Street.
(4)	Includes One Commerce Square and Two Commerce Square, Reflections I, 800 South Hope, Valencia Town Center, and Reflections II.
(5)	Includes One Commerce Square and Two Commerce Square, Reflections I, 800 South Hope, and Valencia Town Center.
(6)	Includes 1835 Market Street and ARCO Plaza.
(7)	Includes 1835 Market Street.

Historical Lease Renewals

Renewals for expiring leases at core properties in our office and mixed-use portfolio since we acquired or assumed management of the properties were nine renewals out of 19 leases expiring in the year ended December 31, 2003; two renewals out of seven leases expiring in the year ended December 31, 2002; and no renewals out of five leases expiring during the year ended December 31, 2001. At core plus and value-add properties in our office and mixed-use portfolio since we acquired or assumed management of the properties, renewals of expiring leases were six renewals out of ten leases expiring in the year ended December 31, 2003; no renewals out of four leases expiring in the year ended December 31, 2002; and no leases expiring in the year ended December 31, 2001. Our most significant core plus or value-add property is ARCO Plaza, which we acquired through our joint venture with CalSTRS in January 2003. Accordingly, lease expirations and renewals for our core plus and value-add portfolio accordingly reflect only a very short management period.

Historical Capital Expenditures

Historical capital expenditures for our office and mixed-use portfolio of core properties for the three years ended December 31, 2003 includes each of our owned and joint venture properties as well as properties we acquired for the account of CalSTRS since the date we acquired the properties. This is inclusive of 100% of expenses and the weighted average for the three-year period was $1,444,673. Historical capital expenditures over the same time period for our core plus and value-add properties primarily reflect the purchase of ARCO Plaza by our joint venture with CalSTRS in January 2003 and the weighted average for the applicable one-year and eight-month period was $2,213,547. Historical capital expenditures data for our core plus and value-add properties reflects a significant increase for the period after December 31, 2002 through December 31, 2003 of $261,567 to $3,427,676 as a result of redevelopment expenditures for ARCO Plaza and redevelopment costs at 1835 Market Street, which we acquired in May 2002. Over the next three to four years, we expect to spend a significant amount redeveloping ARCO Plaza.

Historical Tenant Improvements and Leasing Commissions

Tenant improvement and leasing commission costs for new and renewal leases at our office and mixed-use properties reflect a total cost per square foot of $37.34, $23.64 and $16.75 for our core properties for the years ended December 31, 2003, 2002 and 2001, respectively. For core plus and value-add properties in 2003 and 2002, costs relate primarily to 1835 Market Street and more recently ARCO Plaza and reflect a total cost per square foot of new and renewal leases of $24.97 and $20.25 for the years ended December 31, 2003 and 2002, respectively.

Description of Ownership Interest Properties

One Commerce Square and Two Commerce Square, Philadelphia, Pennsylvania

Commerce Square is a two-tower office and retail complex occupying an entire city block in Center City (downtown) Philadelphia. One of the city’s largest mixed-use properties, Commerce Square is located in the desirable Market Street West submarket. The project is comprised of the twin 41-story One Commerce Square and Two Commerce Square office buildings and a central plaza, The Court at Commerce Square, together with ground-level retail and restaurant space and a 512-space underground garage. In addition, our off-site surface parking lot at 21st and Commerce Street totals 178 spaces. Architectural firm Pei, Cobb, Freed & Partners designed the towers that together contain 1,847,903 rentable square feet of trophy quality office space, while the lobby-level retail space totals 48,239 rentable square feet.

One Commerce Square. One Commerce Square was completed in 1987 and contains 942,866 rentable square feet. TPG’s predecessor, Maguire Thomas Partners, developed this building as a regional headquarters for IBM Corporation. One Commerce Square currently serves as the home to many of Philadelphia’s leading financial services, legal and professional firms. Prior to or concurrent with the closing of the offering, a 50% interest in the property held by an unrelated third party will be purchased for an aggregate cash purchase price of $24.0 million plus the assumption of the unrelated third party’s share of partnership liabilities, resulting in our holding an 89% interest in the property. The remaining 11% interest will continue to be held by Mr. Thomas or related entities. Our 89% interest will entitle us to receive an annual preference on our capital account balance beginning at 8% in the first year, increasing 1% each year thereafter, and capped at 12%. Our capital account and this preference (and the corresponding preference for Two Commerce Square described below) are to be paid in full before the capital account balance of the 11% minority partner is distributed. We intend to seek to acquire the remaining 11% interest following a three-year holding period. As of December 31, 2003, One Commerce Square was 92.8% leased.

As of December 31, 2003, One Commerce Square was leased by 40 tenants operating in various businesses. The following table lists the largest tenants with direct leases at One Commerce Square.

Tenant	Principal Nature of Business	Lease Expiration	Renewal Options	Total Leased Square Feet	Percentage of Property Square Feet	Annualized Rent	Annualized Net Rent Per Leased Square Foot(1)	Percentage of Property Annualized Rent
Delaware Investments	Financial Services			249,460	26.5%	$2,868,790	$11.50	25.9%
		2012	2 x 5yr	220,194	23.4	2,532,231	11.50	22.9
		2005	N/A	29,266	3.1	336,559	11.50	3.0
Fiserv Securities	Financial Services	2013	2 x 5yr	118,908	12.6	1,724,166	14.50	15.5
Stradley Ronon	Legal Services	2005	1 x 5yr	83,058	8.8	1,447,983	17.43	13.1
The Glenmede Trust Company(2)	Public Charity	2013	1 x 5yr	82,937	8.8	1,161,118	14.00	10.5
Akin Gump Strauss Hauer & Feld	Legal Services	2008	1 x 5yr	45,862	4.9	421,013	9.18	3.8
Commerce Bank	Banking	2007	2 x 5yr	43,969	4.6	307,783	7.00	2.8

Total/Weighted Average				624,194	66.2%	$7,930,853	$12.71	71.6%

(1)	Annualized net rent per leased square foot represents annualized rent as computed above, divided by the total square footage under lease as of the same date.
(2)	As of January 1, 2004, The Glenmede Trust Company assigned their lease for this space to The Pew Charitable Trusts.

The following table schedules the lease expirations for leases in place at One Commerce Square as of December 31, 2003 plus available space as of that date, assuming that tenants exercise no renewal options and all early termination options. As of December 31, 2003, the weighted average remaining lease term for One Commerce Square was seven years.

Year of Lease Expiration	Number of Leases Expiring	Square Footage of Expiring Leases	Percentage of Property Square Feet	Annualized Rent	Percentage of Property Annualized Rent	Annualized Net Rent Per Leased Square Foot	Annualized Net Rent Per Leased Square Foot at Expiration(1)
Available		67,691	7.2%	$—	—%	$—	$—
2004	5	22,584	2.4	252,009	2.3	11.16	11.59
2005	3	124,188	13.2	1,934,384	17.5	15.58	15.52
2006	4	45,125	4.8	421,295	3.8	9.34	10.82
2007	9	85,572	9.1	896,876	8.1	10.48	11.31
2008	7	104,989	11.1	1,071,932	9.7	10.21	11.97
2009	3	46,334	4.9	619,093	5.6	13.36	15.45
2010	2	3,068	0.3	53,552	0.5	17.46	21.24
2011	1	1,488	0.1	22,320	0.2	15.00	15.00
2012	3	226,900	24.1	2,697,769	24.3	11.89	17.36
2013	2	201,845	21.4	2,885,284	26.0	14.29	19.29
Thereafter	3	13,082	1.4	221,703	2.0	16.95	23.89

Total/Weighted Average:	42	942,866	100.0%	$11,076,217	100.0%	$12.66	$15.83

(1)	Annualized net rent per leased square foot at expiration represents annualized rent including any future rent steps, and thus represents the rent that will be in place at lease expiration.

The following table sets forth the percentage leased, annualized rent per leased square foot and annualized net effective rent per leased square foot for One Commerce Square as of the indicated dates:

Date	Percent Leased	Annualized Net Rent Per Leased Square Foot	Annualized Net Effective Rent Per Leased Square Foot(1)
December 31, 2003	92.8%	$12.66	$11.03
December 31, 2002	92.9	11.76	10.58
December 31, 2001	97.2	17.37	15.08
December 31, 2000	96.0	21.21	19.21

(1)	Annualized net effective rent per leased square foot represents the contractual rent for leases in place as of December 31, 2003, calculated on a straight-line basis in accordance with GAAP. This amount is shown on a net basis; thus, for any tenant under a partial gross lease, the expense stop, or under a full gross lease, the current year operating expenses (which may be estimates as of such date), are subtracted from gross rent. This amount is further reduced by the annual amortization of any tenant improvement or leasing costs incurred by us for the leases, and is then divided by the rentable square footage under lease as of the same date.

Upon consummation of this offering, One Commerce Square will be subject to a mortgage and mezzanine debt, which is described under “Indebtedness” below, and further described under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Two Commerce Square. Two Commerce Square was developed by TPG’s predecessor, Maguire Thomas Partners, and completed in 1992. This property contains 953,276 rentable square feet. The lease held by Consolidated Rail Corporation and its subsidiary New York Central Lines, LLC (“Conrail”) comprises 79% of the building’s rentable area and has been substantially subleased as described below. Prior to or concurrent with the closing of the offering, an 89% interest in the property will be transferred to us. The remaining 11% interest in the property will continue to be held by Mr. Thomas and related entities. Our 89% interest will entitle us to receive an annual preference on our capital account balance beginning at 8% in the first year, increasing 1% each year thereafter, and capped at 12%. Our capital account and this preference (and also the preference for One Commerce Square described above) are to be paid in full before the capital account balance of the 11% minority partner is distributed. We intend to seek to acquire this remaining 11% interest following a three-year holding period. As of December 31, 2003, the property was 97.4% leased.

As of December 31, 2003, Two Commerce Square was leased to 14 tenants operating in various businesses. The following table lists the largest direct tenants at Two Commerce Square.

Tenant	Principal Nature of Business	Lease Expiration		Renewal Options	Total Leased Square Feet	Percentage of Property Square Feet	Annualized Rent	Annualized Net Rent Per Leased Square Foot(1)	Percentage of Property Annualized Rent
Conrail(2)	Rail Freight			None(3)	752,999	79.0%	$22,589,970	$30.00	88.4%
		2009			377,999	39.7	11,339,970	30.00	44.4
		2008			375,000	39.3	11,250,000	30.00	44.0
Ernst & Young	Accounting				87,163	9.1	1,652,922	18.96	6.4
		2013		2 x 5yr(4)	73,165	7.6	1,316,970	18.00	5.1
		2007		None	13,998	1.5	335,952	24.00	1.3
Barrack, Rodos & Bacine	Legal Services	2011		None	19,305	2.0	328,186	17.00	1.3
Grant Thornton	Accounting	2004	(5)	None(6)	24,489	2.6	249,328	10.18	1.0

Total/Weighted Average					883,956	92.7%	$24,820,406	$28.08	97.1%

(1)	Annualized rent per leased square foot represents annualized rent, divided by the total square footage under lease as of the same date.
(2)	The tenant has entered into sublease agreements for 660,802 square feet of the total space leased. Each of these subtenants has renewal rights; several have terms extending beyond the prime tenant lease. These subleases automatically convert to direct status upon the expiration of the prime tenant lease.
(3)	Although the tenant originally had contractual lease renewal rights for two five-year terms and one four-year term on all its leased space, it has amended its lease to subordinate those rights to its subtenants for the subleased premises plus option space.
(4)	The tenant has an option to renew its lease for two additional terms of five years each. The first renewal is at 95% of fair market value; the second is at 100% of fair market value.
(5)	As of February 18, 2004, the tenant has expanded to include an additional 4,745 rentable square feet and extended its lease to December 31, 2014.
(6)	Under its new lease that expires December 31, 2014, the tenant has an option to renew for a period of 10 years at 95% of fair market value.

Approximately 87.8% of the space leased by Conrail has been subleased. The following table lists the largest subtenants at Two Commerce Square:

Subtenant	Principal Nature of Business	Sublease Expiration		Renewal Options	Total Subleased Square Feet	% of Property Area
PricewaterhouseCoopers(1)	Accounting	2015		2 x 5yr(2)	214,260	22.5%
Reliance Standard Life	Insurance	2009		2 x 5yr(3)	107,939	11.3
Delaware Investments	Financial Services	2008		1 x 5yr(4)	117,523	12.3
McCormick Taylor	Engineering	2010	(5)	2 x 5yr(6)	58,768	6.2
Thomson (Biosis)	Data Services	2009		2 x 5yr(7)	41,123	4.3
Greenberg Traurig LLP	Legal Services	2008		1 x 5yr(8)	22,825	2.4

Total/Weighted Average					562,438	59.0%

(1)	The sublease automatically converts to a direct lease upon its expiration on June 23, 2009. The term expires on April 22, 2015, unless the tenant exercises its option to terminate. The tenant termination option would be effective April 22, 2010 with written notice prior to April 22, 2008.
(2)	The tenant has two 5-year renewal options at 95% of fair market value with 12 months prior written notice.
(3)	The sublease applicable to 18,761 square feet automatically converts to a direct lease upon its expiration on June 23, 2008. The direct term for this space is co-terminous with the expiration of the remainder of the sublease on June 23, 2009. Thereafter, the tenant has one five-year renewal option at 95% of fair market value with 12 months prior written notice and a second five-year renewal option at 95% of fair market value with 12 months prior written notice.
(4)	The sublease term expires on June 23, 2008. Thereafter, the tenant has one renewal option for a direct lease with a term of June 24, 2008 to September 30, 2012, at fixed rents with written notice received by March 31, 2007.
(5)	The sublease applicable to 21,229 square feet automatically converts to a direct lease upon its June 23, 2008 expiration. The remainder of the space automatically converts to a direct lease upon its June 23, 2009 expiration. The term of the direct lease expires on January 31, 2010.
(6)	The tenant has one five-year renewal option at 95% of fair market value with 10 months prior written notice and a second five-year renewal option at 100% of fair market value with 10 months prior written notice.
(7)	The sublease for 4,101 square feet on the 8th floor automatically converts to a direct lease upon its June 23, 2008 expiration. The remainder of the space automatically converts to a direct lease upon its June 23, 2009 expiration. The term of the direct lease expires on November 30, 2009. Thereafter, the tenant has one five-year renewal option at 95% of fair market value with 12 months prior written notice and a second five-year renewal option at 100% of fair market value with 12 months prior written notice.
(8)	As of December 31, 2003, the tenant had an option to enter into a direct lease for not less than one full floor for one five-year term at 100% of fair market value and not less than the previous year’s rent.

The following table schedules the lease expirations for leases in place at Two Commerce Square as of December 31, 2003 plus available space as of that date, assuming that tenants exercise no renewal options and all early termination options. As of December 31, 2003, the weighted average remaining lease term for Two Commerce Square was six years.

Year of Lease Expiration	Number of Leases Expiring	Square Footage of Expiring Leases	Percentage of Property Square Feet	Annualized Rent	Percentage of Property Annualized Rent	Annualized Net Rent Per Leased Square Foot	Annualized Net Rent Per Leased Square Foot at Expiration(1)
Available(2)		24,574	2.6%	$—	—%	$—	$—
2004	2	29,616	3.1	293,292	1.1	9.90	10.21
2005	—	—	—	—	—	—	—
2006	2	1,621	0.2	12,000	0.1	7.40	8.16
2007	3	22,254	2.3	583,619	2.3	26.23	29.14
2008	3	384,402	40.3	11,412,071	44.6	29.69	29.72
2009	1	377,999	39.6	11,339,970	44.4	30.00	30.00
2010	—	—	—	—	—	—	—
2011	2	27,243	2.9	407,385	1.6	14.95	20.62
2012	1	2,896	0.3	81,088	0.3	28.00	32.00
2013	2	82,671	8.7	1,431,042	5.6	17.31	23.97
Thereafter	—	—	—	—	—	—	—

Total/Weighted Average:	16	953,276	100.0%	$25,560,467	100.0%	$27.52	$28.39

(1)	Annualized net rent per leased square foot at expiration represents annualized rent including any future rent steps, and thus represents the rent that will be in place at lease expiration.
(2)	Of the space available at December 31, 2003, 4,745 square feet has since been leased and is no longer available.

The following table sets forth the percent leased, annualized net rent per leased square foot and annualized net effective rent per leased square foot for Two Commerce Square as of the indicated dates:

Date	Percent Leased	Annualized Net Rent Per Leased Square Foot	Annualized Net Effective Rent Per Leased Square Foot(1)
December 31, 2003	97.4%	$27.52	$18.72
December 31, 2002	100.0	27.68	18.95
December 31, 2001	100.0	23.85	19.79
December 31, 2000	99.0	23.86	18.83

(1)	Annualized net effective rent per leased square foot represents the contractual rent for leases in place as of December 31, 2003, calculated on a straight-line basis in accordance with GAAP. This amount is shown on a net basis; thus, for any tenant under a partial gross lease, the expense stop, or under a full gross lease, the current year operating expenses (which may be estimates as of such date), are subtracted from gross rent. This amount is further reduced by the annual amortization of any tenant improvement or leasing costs incurred by us for the leases, and is then divided by the rentable square footage under lease as of the same date.

Upon consummation of this offering, Two Commerce Square will be subject to a mortgage and mezzanine debt, which is described under “Indebtedness” below, and further described under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

2121 Market Street, Philadelphia, Pennsylvania

2121 Market Street is an adaptive re-use of a historically significant structure. We began the conversion of this property in mid-2000 and have completed the conversion from a turn-of-the-century warehouse into a 168-unit loft building plus 20,835 of ground floor retail space. The property now includes a renovated façade located directly on Market Street in Philadelphia’s Center City, a main thoroughfare. We hold a 50% interest in the partnership that owns this property, which was developed in joint venture with Philadelphia Management, a local developer specializing in residential conversions. Upon consummation of this offering, 2121 Market Street will be subject to a mortgage, which is described under “Indebtedness” below, and further discussed under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.” In September 2001, the partnership that owns this property, 2121 Market Street Associates, L.P., entered into a series of agreements with a third party, including a master lease agreement for the property. The master lease agreement and related agreements are designed to allow the third party to take advantage of the historic tax credits for the property, in consideration for a series of payments to our 2121 Market Street Associates partnership. These agreements allow the partnership to retain beneficial ownership of the property while the third party utilizes the historic tax credits, structured so as not to incur city or state transfer taxes. Pursuant to the master lease and related transactions, the third party assumed the landlord’s obligations under all existing leases relating to the property; however, the landlord partnership is required to loan funds to the third party to eliminate any operating deficits, and any excess cash flow is paid to the landlord as an incentive management fee. This third party is permitted to sublease its space to third parties for residential and commercial uses as applicable. We are the exclusive leasing agent with respect to the retail portion of the property. The following tables provide additional information as to the residential and commercial subleases in place.

2121 Market Street-Multi-family

Unit Type	Total Units	Total Square Feet	Percentage of Units Leased	Units Vacant	Total Weighted Monthly Rent	Weighted Monthly Rent per Unit Leased
One Bedroom	140	102,872	92.1%	11	$135,648	$1,052
Two Bedroom	28	29,491	82.1	5	35,072	1,525

Total/Weighted Average	168	132,363	90.5%	16	$170,720	$1,123

2121 Market Street-Retail

Tenant	Principal Nature of Business	Lease Expiration	Renewal Options	Total Leased Square Feet	Percentage of Property Square Feet	Annualized Rent	Annualized Rent Per Leased Square Foot (1)	Percentage of Property Annualized Rent
Trader Joe’s	Grocer	2014	3 x 5yr	9,650	46.3%	$183,350	$19.00	51.5%
Daroff Design	Architect	2009	1 x 3yr	11,185	53.7	173,000	15.47	48.5

Total/Weighted Average				20,835	100.0%	$356,350	$17.10	100.0%

(1)	Annualized rent per leased square foot represents annualized rent, divided by the total square footage under lease as of the same date.

Description of TPG/CalSTRS Properties

ARCO Plaza is the only property currently held through our joint venture with CalSTRS. Concurrent with or following the closing of this offering, we intend to acquire a 25.0% interest in all six of the properties for which we currently act as asset manager for CalSTRS through our separate account relationship. These properties are:

•	800 South Hope Street, a 242,176 rentable square foot office building located in downtown Los Angeles;

•	Valencia Town Center, a 393,632 rentable square foot office property located in Valencia, California;

•	Reflections I, a 123,546 rentable square foot office building located in Reston, Virginia;

•	Reflections II, a 64,253 rentable square foot office building located in Reston, Virginia;

•	Pacific Financial Plaza, a 279,494 rentable square foot office building located in Newport Beach, California; and

•	1835 Market Street, a 685,853 rentable square foot office tower located in Philadelphia, Pennsylvania.

We expect to hold all of these properties in our CalSTRS joint venture except 1835 Market Street, where title will be held as a tenancy in common with CalSTRS or an affiliate with CalSTRS on economic terms substantially similar to our CalSTRS joint venture.

The properties have an aggregate historical acquisition cost or takeover carry value, as applicable, of $328.7 million. Subject to finalizing the terms and entering into a definitive agreement for these acquisitions, we will contribute to our CalSTRS joint venture $51.2 million in cash for a 25.0% interest in the six properties identified above, and to acquire an additional interest in ARCO Plaza to increase our interest to 21.3%. Our cash contribution to the CalSTRS joint venture for these acquisitions will be distributed to CalSTRS. Our purchase of an interest in these six properties will be on an arms’-length negotiated basis. We intend, concurrent or following our acquisition of these assets, to place financing on the properties at a 65% loan to value ratio. These properties are described in more detail below.

ARCO Plaza, Los Angeles, California

ARCO Plaza is an architecturally notable property encompassing an entire city block in the financial district of the Los Angeles central business district that has the potential for return to Class A status. We acquired this property in January 2003 through our joint venture with CalSTRS as a redevelopment project. Originally completed in 1972 as the world headquarters for Atlantic Richfield and the Southern California headquarters for Bank of America, ARCO Plaza consists of two twin 51-story office towers, one plaza level building and four subterranean levels. The net rentable area of the project totals 2,648,920 rentable square feet. The three-story Plaza Building contains 65,633 rentable square feet. The four concourse levels consist of a parking level, two retail levels totaling 244,432 rentable square feet and one mechanical level. The first subterranean level includes 404 spaces of onsite parking. The offsite garage contains 2,482 parking spaces and is located one block north of the property at the southeast corner of Flower and Fourth Streets in downtown Los Angeles. As of December 31, 2003, ARCO Plaza was 50.2% leased. Subsequent to December 31, 2003, 310,055 square feet at ARCO Plaza was leased to City National Bank. The first part of this lease commences in July 2004. Upon or following consummation of the offering, we intend to increase our interest in ARCO Plaza from 4.3% to 21.3% through our joint venture with CalSTRS.

As of December 31, 2003, space in ARCO Plaza was leased to 57 tenants operating in various businesses, including law, financial services, utilities, and accounting. The following table summarizes information regarding the primary tenants as of December 31, 2003:

Tenant	Principal Nature of Business	Lease Expiration	Renewal Options	Total Leased Square Feet	Percentage of Property Square Feet(1)	Annualized Rent	Annualized Net Rent Per Leased Square Foot(2)	Percentage of Property Annualized Rent
Bank of America	Banking/ Financial	2004	N/A	449,835	17.1%	$6,050,609	$13.45	35.0%
ARCO	Oil/Gas/ Energy	2005	N/A	237,559	9.1	3,278,875	13.80	19.0
Paul Hastings	Legal Services	2017	2 x 5yr	208,721	8.0	3,011,234	14.43	17.4
Daniel, Mann, Johnson & Mendenhall	Architect/ Engineering	2011	2 x 5yr	109,744	4.2	1,368,678	12.47	7.9
US Trust	Banking/ Financial	2005	2 x 5yr	60,100	2.3	819,046	13.63	4.8

Total/Weighted Average				1,065,959	40.7%	$14,528,442	$13.63	84.1%

(1)	ARCO Plaza was re-measured in accordance with Building Owners and Managers Association (“BOMA”) 1996 standards concurrently with the acquisition of an interest by our joint venture with CalSTRS in 2003. The total BOMA 1996 square footage for the property is 2,648,920. However, the total property net rentable square feet used for the calculations with respect to percent leased, annualized rent, annualized net rent per leased square foot, and annualized net effective rent per leased square foot in this prospectus represents the sum of the square footage of existing leases, a majority of which do not reflect BOMA 1996 measurement guidelines, and the square footage of available space determined in accordance with BOMA 1996 measurement guidelines. The resulting ARCO Plaza rentable square footage is 2,619,288.
(2)	Annualized net rent per leased square foot represents annualized rent, divided by the total square footage under lease as of the same date.

The following table schedules the expirations for leases in place at ARCO Plaza as of December 31, 2003 plus available space as of that date, assuming that tenants exercise no renewal options and all early termination options. As of December 31, 2003, the weighted average remaining lease term for ARCO Plaza was four years.

Year of Lease Expiration	Number of Leases Expiring	Square Footage of Expiring Leases	Percentage of Property Square Feet(1)		Annualized Rent	Percentage of Property Annualized Rent	Annualized Net Rent Per Leased Square Foot	Annualized Net Rent Per Leased Square Foot at Expiration(2)
Available(3)(4)		1,333,652	49.8	%(5)	$—	—%	$—	$—
2004	22	500,761	19.1		6,232,311	36.0	12.45	12.51
2005	5	304,271	11.6		4,175,397	24.2	13.72	13.58
2006	4	35,178	1.3		452,478	2.6	12.86	12.89
2007	10	36,776	1.4		407,720	2.3	11.09	12.19
2008	7	73,613	2.8		1,080,989	6.3	14.68	14.79
2009	3	27,674	1.0		367,467	2.1	13.28	13.38
2010	1	1,377	0.1		11,148	0.1	8.10	10.78
2011	2	122,398	4.7		1,530,279	8.9	12.50	15.52
2012	1	2,355	0.1		868	0.0	0.37	(1.63	)(6)
2013	—	—	—		—	—	—	—
Thereafter	2	210,865	8.1		3,014,499	17.5	14.30	19.61

Total/Weighted Average:	57	2,648,920	100.0%		$17,273,156	100.0%	$13.13	$14.30

(1)	Total property square feet used for the calculation is 2,619,288.
(2)	Annualized net rent per leased square foot at expiration represents annualized rent including any future rent steps, and thus represents the rent that will be in place at lease expiration.
(3)	Of the space available as of December 31, 2003, 310,055 square feet has subsequently been leased to City National Bank and is no longer available. The first phase of the City National Bank lease commences in July 2004.
(4)	Available space is comprised of 1,304,020 square feet of vacant space as measured under BOMA 1996, and an additional 29,632 square feet attributable to the BOMA 1996 measurement of currently leased suites.
(5)	The actual BOMA 1996 vacant square footage of 1,304,020 was used in deriving this percentage of available square feet.
(6)	The lease of one retail tenant expires in 2012. This tenant’s rent remains flat throughout the term. By the time its lease expires, the projected expenses will exceed the tenant’s base rent, resulting in a negative annualized rent at expiration.

We acquired our interest in this property in January 2003, and have since begun to invest significant capital to upgrade and renovate the property, including its building and mechanical systems. This redevelopment project, expected to occur over the next three to four years, represents the opportunity to redevelop a significant office project in Los Angeles, and to re-establish the building’s presence within the Los Angeles central business district. Presently, there is $175 million in acquisition financing on the property, which loan was extended by

CalSTRS and matures in July 2004. We are in the process of securing a first mortgage facility to provide financing for the renovation and repositioning of the property. We anticipate borrowings of approximately $200 million secured by the property with a commitment to lend up to an additional $125 million as renovations progress.

800 South Hope Street, Los Angeles, California

800 South Hope Street is an eight story commercial property originally developed in 1985 consisting of 242,176 rentable square feet in the financial district of downtown Los Angeles. As of December 31, 2003, 800 South Hope Street was 90.1% leased to seven tenants. We acquired this property on behalf of CalSTRS in October 2000 and since that date have overseen asset management and operations for the property.

As of December 31, 2003, 800 South Hope Street was 83.7% leased to MCI, a telecommunications company. The following table summarizes information for the primary tenant of 800 South Hope Street as of December 31, 2003:

Tenant	Principal Nature of Business	Lease Expiration	Renewal Options	Total Leased Square Feet	Percentage of Property Square Feet	Annualized Rent	Annualized Net Rent Per Leased Square Foot(1)	Percentage of Property Annualized Rent
MCI(2)	Tele- communications
		2010	3 x 5yr	118,872	49.1%	$2,363,176	$19.88	68.6%
		2009	3 x 5yr	83,874	34.6	828,675	9.88	24.1

Total/Weighted Average				202,746	83.7%	$3,191,851	15.74	92.7%

(1)	Annualized net rent per leased square foot represents annualized rent, divided by the total square footage under lease as of the same date.
(2)	Upon emerging from bankruptcy, MCI is entitled to receive, at the landlord’s option, a rent credit of either a $2.5 million credit to be spread over a 36-month period, or the net present value of the rent credit as of any specified date during the 36-month period discounted at 11%.

The following table sets forth the percent leased, annualized rent per leased square foot and annualized net effective rent per leased square foot for 800 South Hope Street as of the indicated dates:

Date	Percent Leased	Annualized Net Rent Per Leased Square Foot	Annualized Net Effective Rent Per Leased Square Foot(1)
December 31, 2003	90.1%	$15.78	$15.91
December 31, 2002	86.8	16.27	15.71
December 31, 2001	95.6	16.31	15.68
December 31, 2000	95.6	16.13	20.37

(1)	Annualized net effective rent per leased square foot represents the contractual rent for leases in place as of December 31, 2003, calculated on a straightline basis in accordance with GAAP. This amount is shown on a net basis; thus, for any tenant under a partial gross lease, the expense stop, or under a full gross lease, the current year operating expenses (which may be estimates as of the date), are subtracted from gross rent. This amount is further reduced by the annual amortization of any tenant improvement or leasing costs incurred by us for the leases, and is then divided by the rentable square footage under lease as of the same date.

Other than normally recurring capital expenditures and leasing costs, we have no current plans with respect to renovation, improvement or redevelopment of 800 South Hope Street.

Upon the consummation of this offering, we expect 800 South Hope Street will be subject to a mortgage as described under the caption “Indebtedness” below, and described under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Valencia Town Center, Valencia, California

Valencia Town Center (“VTC”) is a Class A suburban mixed-use office campus located in Valencia, California, one of the fastest growing suburbs of Los Angeles. The project consists of four mid-rise office buildings with ground level retail totaling 393,632 rentable square feet and two parking structures with spaces for approximately 2,155 cars of which 1,696 spaces are revenue generating. One building at VTC was completed in each of 1996 and 1998, and two buildings were completed in 2000. This project serves as the worldwide headquarters for Princess Cruise Lines, the third largest cruise operator in the world. As of December 31, 2003, VTC was 97.6% leased. We acquired this property on behalf of CalSTRS in December 2000, and have overseen asset management and operations for the property since December 2001.

As of December 31, 2003, space at VTC was leased to 26 tenants operating in various businesses, including consumer travel, financial services and business services. The following table summarizes information regarding the primary tenants of VTC as of December 31, 2003:

Tenant	Principal Nature of Business	Lease Expiration	Renewal Options	Total Leased Square Feet	Percentage of Property Square Feet	Annualized Rent	Annualized Net Rent Per Leased Square Foot (1)	Percentage of Property Annualized Rent
Princess Cruises	Cruiseline			272,648	69.2%	$4,667,430	$17.12	64.5%
		2016	2 x 5 yr	164,144	41.7%	2,807,671	17.10	38.8
		2013	2 x 5 yr	108,504	27.5%	1,859,759	17.14	25.7
Newhall Land & Farming Company	Real Estate Development	2013	None	51,019	13.0	1,423,914	27.91	19.7
Morgan Stanley	Financial Services	2006	1 x 5 yr	11,744	3.0	170,518	14.52	2.3

Total/Weighted Average				335,411	85.2%	$6,261,862	$18.67	86.5%

(1)	Annualized net rent per leased square foot represents annualized rent as computed above, divided by the total square footage under lease as of the same date.

The following table schedules expirations for leases in place at VTC as of December 31, 2003 plus available space as of that date, assuming that tenants exercise no renewal options and all early termination options. As of December 31, 2003, the weighted average remaining lease term for VTC was 10 years.

Year of Lease Expiration	Number of Leases Expiring	Square Footage of Expiring Leases	Percentage of Property Square Feet	Annualized Rent	Percentage of Property Annualized Rent	Annualized Net Rent Per Leased Square Foot	Annualized Net Rent Per Leased Square Foot at Expiration(1)
Available		9,471	2.4%	$—	—%	$—	$—
2004	4	7,777	2.0	106,736	1.5	13.72	13.72
2005	6	13,239	3.4	282,486	3.9	21.34	21.52
2006	8	32,201	8.2	576,058	7.9	17.89	18.94
2007	5	3,108	0.8	102,960	1.4	33.13	33.90
2008	—	—	—	—	—	—	—
2009	—	—	—	—	—	—	—
2010	—	—	—	—	—	—	—
2011	—	—	—	—	—	—	—
2012	1	4,169	1.0	76,001	1.1	18.23	16.42
2013	2	159,523	40.5	3,283,672	45.4	20.58	25.54
Thereafter	1	164,144	41.7	2,807,671	38.8	17.10	22.65

Total/Weighted Average:	27	393,632	100.0%	$7,235,584	100.0%	$18.83	$23.34

(1)	Annualized net rent per leased square foot at expiration represents annualized rent including any future rent steps, and thus represents the rent that will be in place at lease expiration.

The following table sets forth the % leased, annualized net rent per leased square foot and annualized net effective rent per leased square foot for VTC as of the indicated dates:

Date	Percent Leased	Annualized Net Rent Per Leased Square Foot	Annualized Net Effective Rent Per Leased Square Foot(1)
December 31, 2003	97.6%	$18.83	$17.24
December 31, 2002	97.8	18.02	17.22
December 31, 2001	95.4	17.47	17.29
December 31, 2000	73.8	17.49	17.05

(1)	Annualized net effective rent per leased square foot represents the contractual rent for leases in place as of December 31, 2003, calculated on a straightline basis in accordance with GAAP. This amount is shown on a net basis; thus, for any tenant under a partial gross lease, the expense stop, or under a full gross lease, the current year operating expenses (which may be estimates as of the date), are subtracted from gross rent. This amount is further reduced by the annual amortization of any tenant improvement or leasing costs incurred by us for the leases, and is then divided by the rentable square footage under lease as of the same date.

Other than normally recurring capital expenditures, we have no current plans with respect to renovation, improvement or redevelopment of VTC.

Upon the consummation of this offering, we expect VTC will be subject to a mortgage upon completion of this offering, as described under the caption “Indebtedness” below, and as further described under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Reflections I and Reflections II, Reston, Virginia

Reflections consists of two Class A office properties, Reflections I and Reflections II, located on the Dulles Toll Road in Reston, Virginia. Totaling 187,799 rentable square feet, Reflections is located between Reston Parkway and Fairfax County Parkway with access from Sunrise Valley Drive and is central to all the amenities of the Reston/Herndon community and immediately accessible to the Washington Dulles Airport, Tyson’s Corner and Washington D.C. We acquired Reflections I and Reflections II on behalf of CalSTRS in December 2000 and April 2001, respectively, and since that date have provided asset management for these properties.

Reflections I. Reflections I is a five-story office building developed by Harwood and Associates and completed in December 2000. Reflections I contains 123,546 rentable square feet on 5.5 acres of land and serves as the headquarters for the Technical Services division of Raytheon Company. Parking is provided for Raytheon with 50 garage spaces on the lower level of the building and approximately 383 surface spaces.

Reflections I is fully leased on a triple net basis to the Raytheon Company through October 2010. The total leased square footage is 123,546, the annualized rent is $2,553,696 and annualized net effective rent per leased square foot is $20.04. Raytheon has two five-year renewal options.

Other than normally recurring capital expenditures, we have no current plans with respect to renovation, improvement or redevelopment of Reflections I.

Upon the consummation of this offering, we expect Reflections I will be subject to a mortgage described under the caption “Indebtedness” below and as further described under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Reflections II. Reflections II is a 2-story building completed in 1984. It contains 64,253 rentable square feet on 5.2 acres of land. The entire building is leased to the United States Government through 2010. The governmental agency that occupies the building is the Department of the Interior (National Business Center), Bureau of Indian Affairs. The property was originally built in 1984 and fully renovated in 2001. Parking is provided for the property with 228 surface spaces.

Reflections II is fully leased to the Department of the Interior, Bureau of Indian Affairs through October 2010. The total leased square footage is 64,253, equaling annualized rent of $1,471,363, and annualized net effective rent per leased square foot of $20.86. The Department of the Interior has one five-year renewal option. We have been in discussions with the Department of the Interior that would result in an extended lease term expiring in July 2014 in exchange for a modification to the existing lease that would result in annualized rent of $1,373,729 as of May 1, 2004, and annualized net effective rent per leased square foot of $21.54 over the remaining lease term as extended.

Upon the consummation of this offering, we expect Reflections II will be subject to a mortgage described under the caption “Indebtedness” and as further described under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Pacific Financial Plaza, Newport Beach, California

Pacific Financial Plaza is a Class A suburban office property totaling 279,474 rentable square feet of office, retail and storage space in Newport Beach, California. The property consists of two, seven story office buildings with incidental retail and a third building consisting of a two-story split level structure with retail tenants. Completed in 1982, Pacific Financial Plaza currently serves as the headquarters for Pacific Investment Management company LLC (“PIMCO”) and is directly adjacent to a major shopping center. The three buildings that comprise Pacific Financial Plaza are located around a pedestrian plaza area that forms a deck over a grade-level parking garage containing 818 spaces. As of December 31, 2003, Pacific Financial Plaza was 84.4% leased. We commenced investment advisory and asset management oversight for Pacific Financial Plaza on behalf of CalSTRS in July 2003.

As of December 31, 2003, space at Pacific Financial Plaza was leased to 16 tenants operating in various businesses, including financial, legal and business services. The following table summarizes information regarding the primary tenants of Pacific Financial Plaza as of December 31, 2003:

Tenant	Principal Nature of Business	Lease Expiration	Renewal Options	Total Leased Square Feet	Percentage of Property Square Feet	Annualized Rent	Annualized Net Rent Per Leased Square Foot(1)	Percentage of Property Annualized Rent
Pacific Investment Management Company, LLC (PIMCO)	Fixed Income Manager			121,662	43.5%	$3,213,237	$26.41	52.6%
		2005	1 x 5yr	93,731	33.5	2,409,739	25.71	39.5
		2006	1 x 5yr	27,931	10.0	803,498	28.77	13.1
Irell & Manella	Legal Services	2010	2 x 5yr	56,245	20.2	1,437,809	25.56	23.6

Total/Weighted Average				177,907	63.7%	$4,651,046	$26.14	76.2%

(1)	Annualized net rent per leased square foot represents annualized rent divided by the total square footage under lease as of the same date.

The following table schedules expirations for leases in place at Pacific Financial Plaza as of December 31, 2003, assuming that tenants exercise no renewal options and all early termination options. As of December 31, 2003, the weighted average remaining lease term for Pacific Financial Plaza was four years.

Year of Lease Expiration	Number of Leases Expiring	Square Footage of Expiring Leases	Percentage of Property Square Feet	Annualized Rent	Percentage of Property Annualized Rent	Annualized Net Rent Per Leased Square Foot	Annualized Net Rent Per Leased Square Foot at Expiration(1)
Available(2)		43,615	15.6%	$—	—%	$—	$—
2004	4	7,692	2.8	132,294	2.2	17.20	17.20
2005	5	103,576	37.1	2,673,376	43.8	25.81	26.76
2006	3	33,955	12.1	1,051,415	17.2	30.96	32.60
2007	—	—	—	—	—	—	—
2008	2	19,020	6.8	377,100	6.2	19.83	22.70
2009	—	—	—	—	—	—	—
2010	1	56,245	20.1	1,437,809	23.5	25.56	29.08
2011	2	14,323	5.1	400,549	6.6	27.97	27.87
2012	—	—	—	—	—	—	—
2013	—	—	—	—	—	—	—
Thereafter	1	1,048	0.4	30,811	0.5	29.40	46.63

Total/Weighted Average:	18	279,474	100.0%	$6,103,354	100.0%	$25.88	$27.67

(1)	Annualized net rent per leased square foot at expiration represents annualized rent including any future rent steps, and thus represents the rent that will be in place at lease expiration.
(2)	Of the space available at December 31, 2003, 5,339 square feet has since been leased and is no longer available.

With respect to Pacific Financial Plaza, we expect to spend approximately $7.7 million through December 31, 2005 for leasing costs, tenant improvements and capital improvements.

Upon the consummation of this offering, we expect Pacific Financial Plaza will be subject to a mortgage, as described under “Indebtedness” and further discussed under the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

1835 Market Street, Philadelphia, Pennsylvania

1835 Market Street is a 29 story building on West Market Street with 685,853 rentable square feet of office, retail and storage space. Developed in 1986-1987, the building features a 30-foot high main entrance and pedestrian plaza with trees, seating areas and sculpture garden. Tenant amenities include a full-service fitness and health center, full-service bank branch and a parking garage within the building consisting of 205 spaces. As of December 31, 2003, 1835 Market Street was 72.1% leased. We acquired this property on behalf of CalSTRS in May 2002 as a core plus project, and since that date have overseen the re-positioning, investment management and operations for the project. We expect legal title to 1835 Market Street will be held as a tenancy in common with CalSTRS or an affiliate of CalSTRS on terms substantially similar to those governing our CalSTRS joint venture.

As of December 31, 2003, space at 1835 Market Street was leased to 43 tenants operating in various businesses, including legal and financial services, construction and insurance. The following table summarizes information regarding the primary tenants of 1835 Market Street as of December 31, 2003:

Tenant	Principal Nature of Business	Lease Expiration	Renewal Options	Total Leased Square Feet	Percentage of Property Square Feet	Annualized Rent	Annualized Net Rent Per Leased Square Foot (1)	Percentage of Property Annualized Rent
Buchanan Ingersoll	Legal Services	2009	2 x 5yr	77,105	11.3%	$1,479,848	$19.19	19.9%
Harvey Pennington	Legal Services	2010	1 x 10yr	48,074	7.0	1,106,963	23.03	14.9
National Analysts	Research/ Consulting	2011	1 x 5yr	26,313	3.8	452,321	17.19	6.1
Turner Construction	Construction	2013	1 x 5yr	26,313	3.8	332,333	12.63	4.5

Total/Weighted Average				177,805	25.9%	$3,371,465	$18.96	45.4%

(1)	Annualized net rent per leased square foot represents annualized rent divided by the total square footage under lease as of the same date.

The following table schedules the expirations for leases in place at 1835 Market Street as of December 31, 2003, assuming that tenants exercise no renewal options and all early termination options. As of December 31, 2003, the weighted average remaining lease term for 1835 Market Street was six years.

Year of Lease Expiration	Number of Leases Expiring	Square Footage of Expiring Leases	Percentage of Property Square Feet	Annualized Rent	Percentage of Property Annualized Rent	Annualized Net Rent Per Leased Square Foot	Annualized Net Rent Per Leased Square Foot at Expiration(1)
Available(2)		191,360	27.9%	$—	—%	$—	$—
2004	2	6,712	1.0	54,016	0.7	8.05	8.29
2005	8	26,411	3.8	344,564	4.6	13.05	14.59
2006	9	88,952	13.0	1,046,177	14.1	11.76	12.42
2007	5	43,292	6.3	695,256	9.4	16.06	17.46
2008	4	22,425	3.3	299,395	4.0	13.35	14.52
2009	3	89,529	13.1	1,644,456	22.2	18.37	17.94
2010	4	83,904	12.2	1,623,916	21.9	19.35	23.58
2011	4	87,861	12.8	1,069,833	14.4	12.18	16.52
2012	2	8,089	1.2	150,000	2.0	18.54	20.07
2013	2	26,978	3.9	356,660	4.8	13.22	18.51
Thereafter	1	10,340	1.5	140,934	1.9	13.63	20.63

Total/Weighted Average:	44	685,853	100.0%	$7,425,207	100.0%	$15.02	$17.27

(1)	Annualized net rent per leased square foot at expiration represents annualized rent including any future rent steps, and thus represents the rent that will be in place at lease expiration.
(2)	Of available square feet as of December 31, 2003, an aggregate of 46,166 square feet has since been leased and is no longer available.

The following table sets forth the % leased, annualized net rent per leased square foot and annualized net effective rent per leased square foot for 1835 Market Street as of the indicated dates:

Date	Percent Leased	Annualized Net Rent Per Leased Square Foot	Annualized Net Effective Rent Per Leased Square Foot(1)
December 31, 2003	72.1%	$15.02	$13.59
December 31, 2002	64.0	14.13	13.88

(1)	Annualized net effective rent per leased square foot represents the contractual rent for leases in place as of December 31, 2003, calculated on a straightline basis in accordance with GAAP. This amount is shown on a net basis; thus, for any tenant under a partial gross lease, the expense stop, or under a full gross lease, the current year operating expenses (which may be estimates as of the date), are subtracted from gross rent. This amount is further reduced by the annual amortization of any tenant improvement or leasing costs incurred by us for the leases, and is then divided by the rentable square footage under lease as of the same date.

With respect to 1835 Market Street, we expect to spend approximately $4.2 million through December 31, 2005, for leasing costs, tenant improvements and capital improvements.

Property Development Activities

Property development is a core focus of our business. We develop properties for our own account as well as provide construction and project management services to third party owners and users of commercial properties. Our recent development efforts have been focused on four projects in our core markets of the West Coast, Southwest and mid-Atlantic regions of the United States, as described below.

Property	Location	Number of Acres		Potential Property Types	Potential Rentable Square Feet Upon Completion/ Development		Potential Build-out Period	Potential Range of Build- out Cost per Square Foot
Four Points Centre	Austin, TX	230.5	(1)	Office/Retail/ R&D/Hotel	1,430,000	(2)	2005-2010	$160-$185
The Square at Four Points Centre	Austin, TX	29.4		Retail	230,000		2004-2008	$150-$175
2101 Market Street	Philadelphia, PA	1.7		Residential/ Office/Retail	1,500,000	(3)	2005-2009	$210-$240	(4)
Campus El Segundo	El Segundo, CA	46.5		Office/Retail/ R&D	2,175,000	(5)	2005-2010	$200-$235

Total		308.1			5,335,000

(1)	Includes 182 acres designated as a habitat reserve.
(2)	The property will support the development of 280,000 rentable square feet of office space, 900,000 rentable square feet of office and research and development space, and a 250,000 rentable square foot (250 rooms) hotel.
(3)	Currently, the three parcels have a combined floor area ratio (FAR) of 1,500,000 square feet. If certain city approvals are obtained, the combined FAR will be 2,300,000 square feet.
(4)	Estimated build-out cost is provided for the office/retail portion only, excluding residential development.
(5)	We own a majority interest in a joint venture that has an agreement to purchase this property. Subject to the resolution of pending litigation regarding entitlements on the property, our joint venture will purchase the property. In addition we may elect to, or our joint venture partner may require us to, purchase its interest in this development. See “Business and Properties—Legal Proceedings.” Entitlements have been granted for 1,905,000 square feet of office, research and development, and telecom space, and 270,000 square feet for retail, hotel, day care and restaurant space.

Four Points Centre, Austin, Texas

Four Points Centre is a 333-acre master planned project located in the northwest area of Austin, Texas. The master plan includes a variety of uses such as office, research and development, hotel, multi-family housing and amenities such as retail, restaurants, pedestrian trails and a habitat preserve. The property we currently own, 259.9 acres, will support development of 280,000 rentable square feet of office space, 900,000 rentable square feet of office and research and development space, and a 250,000 rentable square foot (250 rooms) hotel. A 43 acre portion of the project called The Square at Four Points Centre is the planned lifestyle retail component and consists of approximately 360,000 rentable square feet of retail development which is expected to feature a varied collection of merchants and popular restaurants, amenities and services fulfilling the needs of the surrounding community. In February 2004, an unaffiliated third party purchased a 13.6 acre parcel zoned for 130,000 rentable square feet of retail. We intend to develop approximately 230,000 rentable square feet for retail use on the remaining 29.4 acres.

We are negotiating a joint venture agreement with a publicly owned real estate operating company specializing in retail. Under the joint venture arrangement, we intend to develop approximately 230,000 rentable square feet as neighborhood retail use. The completion of this development is expected to occur during the first quarter of 2006.

2101 Market Street, Philadelphia, Pennsylvania.

Phase III of our 2101 Market Street project consists of a 1.7-acre development site situated west of Commerce Square. Bounded by 21st Street, Market Street, 22nd Street and JFK Boulevard, the Phase III site is a full city block in downtown Philadelphia’s Market West submarket. We are contemplating developing a combination office and/or residential development which could consist of up to 1.5 million rentable square feet.

Campus El Segundo, El Segundo, California.

As currently planned, Campus El Segundo out will consist of up to 2.2 million square feet of mixed-use development situated on 46.5 acres in the greater Los Angeles area. Flexible entitlements on the property would be expected to accommodate a wide range of uses, heights and building square footages. Possible commercial uses of the property may include office, research and development, technology-related communications and web-hosting facilities, light industrial, hotels, restaurants, retail, day care and public service uses. If we proceed with development, we intend to develop the campus in phases, as dictated by market conditions.

We are the manager of a joint venture established in February 2001 with El Segundo Media Center, LLC, which has entered into an agreement to purchase this property from a third party subject to certain conditions. Entitlements on this property vest with the developer and do not run with the land, which means we must maintain an active role in the development of this project in order to utilize these entitlements. Pending litigation regarding the entitlements granted on the property and the environmental impact report make our ability to develop this property and the timing of any development uncertain. See “Legal Proceedings” below. Subject to favorable resolution of these legal proceedings, we will purchase the property and we may elect to, or our partner may require us to, purchase its interest in the joint venture.

On-Site/Off-Site Parking

Upon consummation of the offering, our portfolio will include approximately 6,295 vehicle spaces contained within on-site and off-site parking facilities that are revenue generating. Our on-site parking facilities include the subterranean parking levels beneath ARCO Plaza and Commerce Square, the surface lot and parking structure adjacent to Valencia Town Center and the plaza deck parking at Pacific Financial Plaza. In addition, there is surface parking at both Reflections I and II and an off-site garage facility that services Valencia Town Center.

Our off-site structures include our garage located one block north of ARCO Plaza (the J-2 Garage), which primarily services tenants from ARCO Plaza, and surface parking at 21st & Commerce Street, adjacent to Commerce Square, which primarily serves tenants from our Commerce Square and 2121 Market Street properties. The following table presents an overview of our revenue generating parking facilities:

On-Site and Off-Site Parking	Location	Percentage Interest	Year Built	Square Footage	Vehicle Capacity	Vehicles Under Monthly Contract	Percentage of Vehicle Capacity Under Monthly Contract
On-Site Parking
ARCO Plaza A Level(1)	Los Angeles, CA	21.3%	1972	194,722	404	227	56.2%
One Commerce Square(2)(3)	Philadelphia, PA	89	1987	76,833	214	201	93.9
Two Commerce Square(3)	Philadelphia, PA	89	1992	83,803	298	192	64.4
Pacific Financial Plaza(4)	Newport Beach, CA	25	1982	412,450	818	745	91.1
1835 Market(4)	Philadelphia, PA	25	1986	65,000	205	205	100.0

Off-Site Parking

J-2 Garage (ARCO Plaza)(1)	Los Angeles, CA	21.3	1972	948,750	2,482	2,758	111.1
Valencia Town Center—Cinema Garage(4)	Valencia, CA	25	1998	569,988	1,696	674	39.7
2101 Market Street(5)	Philadelphia, PA	100	1998	47,915	178	158	88.8

Total				2,399,461	6,295	5,160	82.0%

(1)	Upon consummation of the formation transactions, we intend to increase our ownership interest in ARCO Plaza to 21.3%.
(2)	We have entered into an agreement to purchase a 50% interest in this property from an unaffiliated third party prior to or concurrent with the closing of this offering.
(3)	We expect to hold an 89% ownership interest in this property upon the consummation of this offering. Mr. Thomas or related entities will continue to hold the remaining 11% interest in this property following the offering. Our 89% interest will entitle us to receive an increasing annual preference on our capital account balance, and our capital account and this preference will be repaid in full before the capital account balance of the 11% minority owner is repaid. We intend to seek to acquire the remaining 11% interest in this property following a three-year holding period. See “Structure and Formation—Planned Acquisitions.”
(4)	We manage these properties through our separate account relationship with CalSTRS. We intend to acquire a 25% interest in these properties concurrent with the closing of this offering. We expect legal title to 1835 Market Street will be held as a tenancy in common with CalSTRS or an affiliate of CalSTRS, on terms substantially similar to our joint venture with CalSTRS.
(5)	2101 Market Street is currently being utilized as a surface parking lot pending commencement of development.

Asset and Property Management

We developed the headquarters building for the California Environmental Protection Agency (“CalEPA”) in Sacramento as a public-private partnership with the City of Sacramento. The 25-story, 950,000 square foot office building was completed in early 2001. It is located in downtown Sacramento and recognized nationally as a highly energy efficient and sustainable commercial office development winning the BOMA TOBY award and becoming certified “Gold” by the US Green Building Council’s Leadership in Energy & Environmental Design program. After developing the building for a fee, we now manage the building and oversee operations for the CalEPA building for the City of Sacramento under a management contract that expires June 2005. This management contract is renewable for successive one-year terms, unless 12 months notice is given.

At the consummation of this offering, we expect to provide property management services for approximately 7.2 million rentable square feet of our intended portfolio of approximately 7.4 million rentable square feet. We believe that our equity investment in all but the CalEPA building of the properties we manage closely ties our interest as an investor in the property to our goal of providing the best property management services. We also provide development services for properties in our portfolio, and are currently undertaking significant redevelopment at ARCO Plaza, including modernization and upgrading of the buildings systems, refurbishment of the property, and re-leasing activities. We determine each property’s operating strategy and cash management with the goal of generating reliable returns on invested capital. Our employees providing services to the tenants at our properties undergo intensive training and participate in motivational programs designed to maximize performance.

Indebtedness

Upon completion of this offering and the formation transactions, we expect to have approximately $300.1 million of outstanding consolidated long-term debt, and we will own interests in unconsolidated entities subject to long-term debt of $418.9 million. This indebtedness will be comprised of four mortgage loans secured by four of our consolidated properties and having an outstanding principal amount of approximately $214.4 million and four mezzanine loans secured by pledges of the equity interests of the fee owners of two of our properties and having an outstanding principal amount of approximately $85.7 million. The weighted average interest rate on our consolidated indebtedness on a pro forma basis is approximately 9.0% as of December 31, 2003. A total of approximately $13.1 million of scheduled loan principal payments will be due on this indebtedness during 2004, and a total of $21.4 million of scheduled loan principal payments will be due on this indebtedness during 2005 and 2006. After completion of this offering and the formation transactions, we expect our ratio of consolidated debt to gross assets to be approximately 56.2% and approximately $8.9 million, or 3.0% of our long-term consolidated debt will be variable rate debt. Additionally, we are in the process of refinancing ARCO Plaza, which is owned by our TPG/CalSTRS joint venture. This refinancing is anticipated to comprise approximately $325 million in total available indebtedness on a floating rate basis outstanding upon completion of the refinancing. We also intend to enter into a revolving credit facility shortly after the consummation of this offering. We expect to hedge or cap our exposure to interest rate fluctuations through swap agreements and other arrangements.

The following table sets forth certain information with respect to the indebtedness that we anticipate will be outstanding as of the consummation of the offering and the formation transactions.

	Interest Rate		Principal Amount		Annual Debt Service(2)		Maturity Date(3)	Balance at Maturity
Pro Forma Debt: Consolidated Properties(1)

One Commerce Square:
Mortgage debt	7.0%		$74,664		$6,446		4/11/28	$—	(4)
Mezzanine debt	17.5	(5)	9,250		1,619		3/16/11	9,250
Two Commerce Square:
Mortgage debt	6.3		130,770		13,603		5/09/13	107,004
Senior mezzanine debt	*	(6)	47,478		9,344		1/09/10	35,752
Junior A mezzanine debt	15.0	(7)	3,574		356		1/09/10	4,644
Junior B mezzanine debt	9.2		25,417	(8)	—		1/09/10	—
Four Points Centre	Prime Rate		5,400		1,544	(9)	8/31/04	4,000
2101 Market Street	LIBOR + 2.5		3,500		133		3/06/05	3,500

Total Pro Forma Debt: Consolidated Properties	9.0	%(10)	$300,053		$33,045			$164,150

Pro Forma Debt: Unconsolidated Properties(11)
CalSTRS Separate Account Properties(12)	5.0%		$223,740		$14,396		7/01/14	$181,240
ARCO Plaza(12)	LIBOR + 2.1		175,000		5,731		7/30/04	175,000

Subtotal—TPG/CalSTRS Joint Venture			398,740		20,127			356,240
2121 Market Street	6.1		20,149		1,464		8/01/33	—	(13)

Total Pro Forma Debt: Unconsolidated Entities			$418,889		$21,591			$356,240

(1)	Pro forma debt of consolidated properties represents outstanding debt at December 31, 2003 for entities consolidated in the pro forma financial statements.
(2)	Annual debt service includes payments made for principal and interest.
(3)	Maturity date represents the date on which the principal amount is due and payable, assuming no payment has been made in advance of the maturity date.
(4)	The One Commerce Square mortgage loan is prepayable without penalty after March 11, 2008, at which date the outstanding principal amount of this debt will be approximately $68.9 million. The interest rate will increase to 9.0% on April 11, 2008. This loan balance will be fully amortized on April 11, 2028, the maturity date of the loan.
(5)	Interest at a rate of 10% per annum is payable currently, and additional interest of 7.5% per annum is deferred until maturity. Following this offering, we intend to pay the 7.5% deferred interest on a current basis.
(6)	This senior mezzanine loan bears interest at a rate such that the weighted average of the rate on this loan and the rate on the mortgage loan secured by Two Commerce Square equals 9.2% per annum. Annual debt service excludes additional principal payments based on excess cash flow from the property, if any. The effective interest rate on this loan as of December 31, 2003 was 17.3% per annum.
(7)	Interest at a rate of 10% per annum is payable currently, and additional interest of 5% per annum is deferred until maturity.

(8)	The repayment of the Junior B Mezzanine Debt is in the form of a minority participation in net equity according to a formula. To the extent the net equity in the property is below the thresholds of the formula, the $24.5 million in principal and accumulated deferred interest of $0.9 million will be forgiven by the lender. Under certain conditions, the lender has a right to extend the maturity date of this loan to July 2011, an additional 18 months.
(9)	Subsequent to December 31, 2003, $1.4 million of the outstanding principal of this loan was paid, which is included in annual debt service.
(10)	Represents the weighted average interest rate for the pro forma consolidated debt.
(11)	Pro forma debt of unconsolidated properties represents outstanding debt at December 31, 2003 for entities accounted for on the equity method in the pro forma financial statements.
(12)	The CalSTRS Separate Account Properties and ARCO Plaza are owned by our joint venture or as a tenancy in common with CalSTRS or an affiliate of CalSTRS. We expect to own a 25% interest in this joint venture and tenancy in common property upon completion of this offering. The joint venture anticipates refinancing the existing $175 million acquisition loan for ARCO Plaza with a $325 million loan that will include both a $200 million senior loan and a mezzanine facility that may be drawn on up to an aggregate of $125 million. This new financing is expected to provide capital for a majority of the project improvements, tenant improvements and leasing costs for the redevelopment of ARCO Plaza.
(13)	2121 Market Street is owned by a joint venture in which we own a 50% equity interest. The 2121 Market Street mortgage loan is prepayable without penalty after May 1, 2013, at which date the outstanding principal amount of this debt will be approximately $17.2 million. The interest rate will increase to the greater of 8.1% or the treasury rate plus 2.0% on August 1, 2013. The loan balance will be fully amortized on August 1, 2033, the maturity date of the loan.

Competition

We face intense competition from other developers, managers and owners of office and mixed-use real estate, many of which own properties similar to ours in the same regional markets in which our properties are located. We also compete with other diversified real estate companies and companies focused solely on offering property investment management and brokerage services. A number of our competitors are larger and able to take advantage of efficiencies created by size, and have better financial resources, or increased access to capital at lower costs, and may be better known in regional markets in which we compete. Our smaller size as compared to some of our competition may increase our susceptibility to economic downturns and pressures on rents. Our failure to compete successfully in our industry would materially affect our business prospects.

Regulatory Issues

Environmental Matters

Under various federal, state and local environmental laws and regulations, a current or previous owner, manager or tenant of real estate may be required to investigate and clean up hazardous or toxic substances at the property, and may be held liable to a government entity or to third parties for property damage and for investigation, clean-up and monitoring costs incurred by the parties in connection with the actual or threatened contamination. These laws typically impose clean-up responsibility and liability without regard to fault, or whether or not the owner, operator or tenant knew of or caused the presence of the contamination. The liability under the laws may be joint and several for the full amount of the investigation, clean-up and monitoring costs incurred or to be incurred or actions to be undertaken, although a party held jointly and severally liable may obtain contributions from other identified, solvent, responsible parties of their fair share toward these costs. These costs may be substantial, and can exceed the value of the property. The presence of contamination, or the failure to properly remediate contamination on a property may adversely affect the ability of the owner, operator or tenant to sell or rent that property or to borrow using the property as collateral, and may adversely impact our investment on that property.

At our 2101 Market Street property, we continue to review groundwater monitoring initiated by the Pennsylvania Department of Environmental Protection as a result of a gasoline spill that occurred on the premises, due to an accident caused by the tenant’s agent. The tenant undertook remedial procedures, removing contaminated soil. Our lease requires the tenant to indemnify us against all costs and expenses of every kind relating directly or indirectly to the tenant’s use and occupancy of the premises. The original tenant has since been acquired, and the acquiror has to date continued to honor continuing clean up and monitoring obligations.

Federal regulations require building owners and those exercising control over a building’s management to identify and warn, via signs and labels, of potential hazards posed by workplace exposure to installed asbestos-containing materials and potentially asbestos-containing materials in their building. The regulations also set forth employee training, record keeping and due diligence requirements pertaining to asbestos-containing materials and potentially asbestos-containing materials. Significant fines can be assessed for violation of these regulations. Building owners and those exercising control over a building’s management may be subject to an increased risk of personal injury lawsuits by workers and others exposed to asbestos-containing materials and potentially asbestos-containing materials as a result of these regulations. At ARCO Plaza, we have abated asbestos in the office towers as redevelopment of the project has progressed. The regulations may affect the value of a building incorporating asbestos-containing materials or potentially asbestos-containing materials that we own or manage. Federal, state and local laws and regulations also govern the removal, encapsulation, disturbance, handling and/or disposal of asbestos-containing materials and potentially asbestos-containing materials when the materials are in poor condition or in the event of construction, remodeling or renovation of a building. These laws may impose liability for improper handling or a release to the environment of asbestos-containing materials and potentially asbestos-containing materials and may provide for fines to, and for third parties to seek recovery from, owners or managers of real properties for personal injury or improper work exposure associated with asbestos-containing materials and potentially asbestos-containing materials.

We believe that our properties are in compliance in all material respects with all federal and state regulations regarding hazardous or toxic substances and other environmental matters.

Americans With Disabilities Act

Our properties must comply with Title III of the Americans with Disabilities Act, or ADA, to the extent that the properties are “public accommodations” as defined by the ADA. The ADA may require removal of structural barriers to access by persons with disabilities in public areas of our properties where the removal is readily achievable. We believe that our existing owned properties are in substantial compliance with the ADA and that we will not be required to make substantial capital expenditures to address the requirements of the ADA in the future. However, noncompliance with the ADA could result in imposition of fines or an award of damages to private litigants. The obligation to make readily achievable accommodations is an ongoing one, and we will continue to assess our properties and to make alterations as appropriate in this respect.

Insurance

We carry comprehensive liability, fire, flood, extended coverage, earthquake, terrorism and rental loss insurance covering all of the properties in our portfolio under a blanket policy. We believe the policy specifications and insured limits are appropriate given the relative risk of loss, the cost of the coverage and industry practice. In the opinion of our management team, the properties in our portfolio are adequately insured. Our terrorism insurance is subject to exclusions for loss or damage caused by nuclear substances, pollutants, contaminants, and biological and chemical weapons. We carry earthquake insurance on our properties located in seismically active areas, which includes our Southern California properties, and terrorism insurance on all of our properties, in amounts and with deductibles which we believe are commercially reasonable.

Employees

As of April 1, 2004, we employed approximately 60 persons. Our executive management team is based in our Los Angeles and Philadelphia offices. None of our employees are currently represented by a labor union. We believe our relations with our employees are good.

Offices

We maintain offices in Los Angeles, Newport Beach, Valencia, Sacramento, Dallas, Austin, San Antonio and Philadelphia. Our principal executive office is located at ARCO Plaza, 515 South Flower Street, in downtown Los Angeles, California, where the majority of our executive management team is located. We believe that our current facilities are adequate for our present and near-term future operations.

Legal Proceedings

In the ordinary course of business, we are subject from time to time to claims for negligence and other claims and administrative proceedings, none of which as currently existing we believe are material.

With respect to our Campus El Segundo project, we are involved in a lawsuit challenging the environmental impact report, development agreement and entitlements approved during 2001 and 2002 by the City of El Segundo planning commission and the city council for our planned development of the land. A local developer filed to stop the development and initially forced a voters referendum election to oppose the entitlements. In June 2002, we prevailed in that election by a vote of approximately 65% in favor of the development. The local developer has also sued us and the City of El Segundo regarding the findings in the environmental impact report. A finding of facts in September 2002 dismissed the lawsuit. All appeals to date have been rejected by the district circuit courts; however the plaintiff recently filed an appeal with the California Court of Appeals. We believe this matter will be resolved in the near future. If we were to be unsuccessful in this appeal, our management does not believe it would be material to our business.

MANAGEMENT

Directors, Executive Officers and Key Employees

Upon the closing of this offering, our board of directors will consist of seven directors, including the director nominees named below. We intend to identify two additional director nominees prior to the completion of this offering. Our directors and director nominees, executive officers and key employees as of March 31, 2004 are as follows:

Name	Age	Position
James A. Thomas	67	Chairman of the Board, President and Chief Executive Officer
Edward D. Fox(1)	56	Director Nominee
Daniel Neidich(1)	54	Director Nominee
Randall L. Scott	48	Executive Vice President and Director
John R. Sischo	47	Chief Financial Officer and Director
Thomas S. Ricci	46	Executive Vice President
Joseph P. McManus	48	Senior Vice President
Michael A. Smith	64	Senior Vice President
Robert D. Morgan	38	Vice President, Accounting and Administration and Secretary

(1)	To be appointed to our board of directors upon the closing of this offering.

James A. Thomas serves as our Chairman of the Board, President and Chief Executive Officer. Mr. Thomas founded TPG, our predecessor company, and served as the Chairman of the Board and Chief Executive Officer of TPG from 1996 to our formation in March 2004. Prior to founding TPG, Mr. Thomas served as a co-managing partner of Maguire Thomas Partners, a national full-service real estate operating company. Mr. Thomas co-founded Maguire Thomas Partners in 1976. In 1996, Maguire Thomas Partners was divided into two companies. Mr. Thomas formed TPG with other key members of executive management at Maguire Thomas Partners. Mr. Thomas also served as Chief Executive Officer and principal owner of the Sacramento Kings NBA Basketball team and the ARCO Arena from 1992 until 1999. From 1969 to 1976, Mr. Thomas was engaged in private law practice as a partner at a prominent west-side Los Angeles law firm. Prior to that time, Mr. Thomas’ experience included positions with the Office of the Chief Counsel of the Internal Revenue Service where he tried cases in the United States Tax Court. Mr. Thomas is Chairman of the Grand Avenue Committee in Los Angeles, SOS Coral Trees, and the National Advisory Council of the Cleveland Marshall School of Law. He serves on the Board of Directors of the Ralph M. Parsons Foundation, Baldwin Wallace College and the Los Angeles County Museum of Art, and the Board of Governors of the Music Center of Los Angeles County. Mr. Thomas received his bachelor of arts degree in economics and political science with honors from Baldwin Wallace College in 1959. He graduated magna cum laude with a juris doctorate degree in 1963 from Cleveland Marshall Law School where he was Editor-in-Chief of the Cleveland Marshall Law Review from 1962 to 1963.

Edward D. Fox has agreed to become a member of our board of directors following the completion of this offering. Since January 2003, Mr. Fox has served as Chairman and Chief Executive Officer of Vantage Property Investors, LLC, a private real estate investment and redevelopment company. Prior to 2003, Mr. Fox was Chairman and Chief Executive Officer of Center Trust, a real estate investment trust, from 1998 to January 2003 when Center Trust was acquired by Pan Pacific Retail Properties. Center Trust was a leading developer, owner and manager of retail shopping centers in the Western United States, with a portfolio of 35 retail properties, primarily grocery anchored community shopping centers. Mr. Fox was the Chairman of CommonWealth Partners from 1995 through October 2003, a fully integrated real estate operating company that he co-founded in 1996. As of December 31, 2003, CommonWealth managed a $1.2 billion portfolio of high-quality office properties throughout the southwestern United States. Prior to forming CommonWealth Partners, Mr. Fox was a senior partner with Maguire Thomas Partners. He joined Maguire Thomas Partners in 1978, was named a partner in 1981 and became President and Chief Operating Officer in 1986. A certified public accountant, Mr. Fox started his career in public accounting specializing in real estate transactions. Mr. Fox serves on the Dean’s advisory council for the USC School of Architecture and the board of directors of the Orthropaedic Hospital Foundation and the Los Angeles Boy Scouts. He is a member of the International Council of Shopping Centers, Urban Land Institute and the American Institute of Certified Public Accountants. He received a bachelor’s degree in accounting from the University of Southern California and a master’s degree in business administration, both with honors.

Daniel Neidich has agreed to become a member of our board of directors following the completion of this offering. In December 2003, Mr. Neidich retired from his position as a senior director of Goldman, Sachs & Co., where he served as a member of the firm’s management committee, co-head of the merchant banking division, and chairman of the Whitehall fund investment committee. Mr. Neidich joined Goldman Sachs in 1978 in the real estate banking department. In 1984, Mr. Neidich became a partner of Goldman Sachs, and in 1990 he became head of Goldman Sachs’s real estate department. In 1991, Goldman Sachs, under Mr. Neidich’s direction, raised the first Whitehall fund to invest in real estate opportunities. The Whitehall funds have averaged over $1.7 billion of investments over the past three years with international investments accounting for the majority of recent activities. Mr. Neidich is a member of the board of governors of the Real Estate Board of New York, a Trustee of the Urban Land Institute, and a board member of Strategic Hotel Capital. He also serves on the board of directors of the Metropolitan Museum of Modern Art and the New York University Child Study Center. Mr. Neidich received a bachelor of arts degree from Yale University and a master of business administration degree from the Stanford University graduate school of business.

Randall L. Scott serves us as an Executive Vice President and Director. Mr. Scott directed asset management operations nationally and East Coast development activity for TPG from its inception in 1996 until our formation in March 2004. Prior to the formation of TPG, Mr. Scott was with Maguire Thomas Partners from 1986 to August 1996. As a senior executive at Maguire Thomas Partners, Mr. Scott worked on several large-scale development projects, including One Commerce Square in Philadelphia and The Gas Company Tower in Los Angeles. Mr. Scott was also on the pre-development team for the CalEPA project in Sacramento and served in a general business development capacity. Mr. Scott is currently involved in various civic and professional organizations and serves on the board of directors of the Center City District, a Philadelphia non-profit special services organization. Mr. Scott holds a bachelor’s degree in business administration and economics from Butler University in Indianapolis.

John R. Sischo serves us as an Executive Vice President and is our Chief Financial Officer and Director. He is responsible for our investment management services, including oversight of our relationship with CalSTRS, acquisition efforts and our capital market relationships. He served as Chief Financial Officer of TPG from April 1998 until our formation in March 2004. Prior to joining TPG, Mr. Sischo was with Banker’s Trust from 1989 to 1998. He was instrumental in developing Bankers Trust’s real estate practice in Los Angeles and established Bankers Trust’s first investment partnerships with the California Public Employees’ Retirement System. Prior to 1989, Mr. Sischo was with Security Pacific Corporation’s real estate investment banking practice. He began his career at Merrill Lynch Capital Markets. Mr. Sischo is on the board of directors of the Center City Association, a Los Angeles non-profit special services organization. Mr. Sischo received a bachelor’s degree in political science from the University of California at Los Angeles.

Thomas S. Ricci serves us as an Executive Vice President. He served as Senior Vice President of TPG from May 1998 to our formation in March 2004, with oversight of business development and development services. From February 1992 through May 1998, Mr. Ricci was the vice president of planning and entitlements at Maguire Thomas Partners, Playa Capital Company division. As a senior executive at Maguire Thomas Partners, Mr. Ricci worked on several large mixed-use and commercial projects. Prior to joining Maguire Thomas Partners in 1987, Mr. Ricci was a Captain in the U.S. Air Force, where he was involved in planning, programming, design and construction of medical facilities at locations in the United States and abroad. Mr. Ricci holds a bachelor of science degree and a bachelor of architecture degree with honors from the New York Institute of Technology.

Joseph P. McManus serves us as a Senior Vice President. He joined TPG in 1998 to establish and oversee its full-service brokerage division, which he ran until our formation in March 2004. Based in Philadelphia,

Mr. McManus’s responsibilities include the leasing of One Commerce Square and Two Commerce Square, as well as serving the brokerage needs of a select group of corporate clients. From 1984 to 1998, Mr. McManus was with the sales and leasing division of CB/Richard Ellis in Philadelphia. He received the Coldwell Banker Circle award as one of CB/Richard Ellis’s top national brokers three times during that period. He earned a bachelor of arts degree from the Pennsylvania State University in 1977, and is a licensed broker in Pennsylvania, New Jersey and Virginia. Mr. McManus is a key employee of our company; however he is not considered an executive officer, as that term is defined by applicable SEC rules.

Michael A. Smith serves us as a Senior Vice President. He represented TPG in construction-related activities from 1996 until our formation in March 2004. Prior to 1996, Mr. Smith was a Senior Vice President of Maguire Thomas Partners and was responsible for overseeing the construction of projects including One Commerce Square and Two Commerce Square in Philadelphia and The Gas Company Tower and Wells Fargo Center in Los Angeles. Before joining Maguire Thomas Partners in 1977, Mr. Smith spent 10 years with Turner Construction as a project engineer, working on major projects such as the IDS Center in Minneapolis. He earned a bachelor’s degree in civil engineering from Purdue University. Mr. Smith is a key employee of our company; however he is not considered an executive officer as that term is defined by applicable SEC rules.

Robert D. Morgan serves us as a Vice President, responsible for accounting and administration and as our Secretary. Mr. Morgan joined TPG in March 2000 from Arthur Andersen LLP, where he spent 10 years in the real estate service group. At Arthur Andersen, Mr. Morgan was a Senior Manager specializing in providing audit and transaction due diligence services to real estate developers, owners, lenders and operators. He has extensive experience working on a variety of real estate transactions, including development, acquisitions, securitizations and dispositions. Mr. Morgan earned a bachelor of science degree in business administration with a concentration in accounting from California Polytechnic State University at San Luis Obispo. Mr. Morgan is a certified public accountant, licensed by the State of California. Mr. Morgan is a key employee of our company; however he is not considered an executive officer as that term is defined by applicable SEC rules.

Board Composition

We are managed by, or are under the direction of, our board of directors. Our board of directors will consist of seven board members upon the completion of this offering. Of the seven board members, including our director nominees, four are not, and never have been, employees of our company, nor do they have any other relationship with us that would result in their being considered other than independent under applicable federal securities laws and the current listing requirements of the NYSE. There are no family relationships among any of our directors, director nominees or executive officers.

All members of our board of directors will stand for election each year. Our bylaws provide that the authorized number of directors may be changed only by a resolution adopted by a majority of our directors. Any additional directorships resulting from an increase in the number of directors may only be filled by the board.

Board Committees

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Under our bylaws, the composition of each committee must comply with the listing requirements and other rules of the NYSE. Each of these committees must consist of at least three directors and be composed solely of independent directors.

Audit Committee. Upon the completion of this offering, our audit committee will consist of              ,              and              . The audit committee helps to ensure the integrity of our financial statements and the qualifications, independence and performance of our independent auditors. The audit committee’s responsibilities include the following:

•	establishing, monitoring and assessing our compliance with legal and regulatory requirements regarding our financial reporting processes and related internal control functions, including performance of our internal audit function;

•	overseeing the engagement of, and audit performed by, our independent public accountants, including the independence and qualifications of our outside auditors who report directly to the audit committee;

•	reviewing our annual financial statements and the scope of our annual audit;

•	overseeing each annual audit and quarterly review; and

•	preparing the audit committee report to be included in our annual proxy statement.

Compensation Committee. Upon the completion of this offering, the compensation committee will consist of              ,              and              . The compensation committee’s duties include:

•	establishing guidelines and standards regarding our compensation practices and philosophy;

•	determining the compensation and benefits of our executive officers;

•	evaluating the performance of our executive officers;

•	administering and making recommendations to our board of directors regarding our stock incentive and other equity-based compensation plans;

•	preparing an annual report on executive compensation for inclusion in our proxy statement; and

•	preparing the compensation committee report to be included in our annual proxy statement.

Nominating and Corporate Governance Committee. Upon the completion of this offering, the nominating and corporate governance committee will consist of              ,              and              . The nominating and corporate governance committee’s responsibilities include:

•	developing, recommending and monitoring our compliance with corporate governance principles, including requirements of state and federal law and the rules and regulations of the NYSE;

•	adopting and implementing a code of ethics;

•	adopting and overseeing policies with respect to conflicts of interest;

•	establishing criteria for prospective members of our board of directors and conducting candidate searches and interviews;

•	periodically evaluating the appropriate size and composition of our board of directors and recommending, as appropriate, changes in our board of directors; and

•	proposing the slate of directors to be elected at each annual meeting of our stockholders.

The board of directors may establish other committees as it deems necessary or appropriate from time to time.

Compensation of Directors

We intend to pay our directors (other than directors that are employees of our company) an annual cash retainer of $50,000. We also reimburse our directors for expenses incurred to attend meetings of our board and its committees. Non-management directors will also participate in our Non-Employee Directors Restricted Stock Plan (“Non-Employee Director Plan”) described below.

The Non-Employee Director Plan provides for an initial grant of shares of restricted stock to each non-employee director who is a non-employee director as of the date of the completion of this offering or later becomes a non-employee director. Each initial automatic grant will be for a number of shares of restricted stock having a value as near to $37,500 as of the date of grant as possible without exceeding the value. The Non-Employee Director Plan also provides for an annual grant of shares of restricted stock to each non-employee director following each annual meeting of the stockholders commencing with the 2005 annual meeting. Each annual grant will be for a number of shares of restricted stock having a value as near to $15,000 as possible without exceeding the value. Notwithstanding the foregoing, a non-employee director receiving a restricted stock grant on, or within 90 days prior to, the date of an annual meeting of stockholders will not receive an annual grant with respect to that annual stockholders’ meeting. Each initial restricted stock grant will vest following the second annual meeting of the stockholders following the year of grant, subject to a director’s continued service. Each annual grant will vest following the first annual meeting of the stockholders following the year of grant. In the event of change in control of our company, all restricted stock granted under the plan to our non-employee directors will become fully vested.

Indemnification of Directors and Executive Officers and Limitation on Liabilities

Our certificate of incorporation includes provisions permitted by Delaware law that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper benefit.

These limitations of liability do not apply to liabilities arising under the federal securities laws and do not generally affect the availability of equitable remedies such as injunctive relief or rescission.

Our bylaws provide that we will indemnify our directors, executive officers and employees to the fullest extent permitted by Delaware law. We are also empowered under our bylaws to enter into indemnification agreements with our directors, officers, employees and agents and to purchase insurance on behalf of any person we are required or permitted to indemnify. We maintain director and officer liability insurance and intend to continue to maintain this insurance in the future.

We intend to enter into indemnification agreements with each of our current and future directors and executive officers that may be broader than the specific indemnification provisions in the Delaware General Corporation Law. At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification by us is sought and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is or has been employed by us. None of our executive officers currently serves, or in the past three years has served, as a member of the board of directors or compensation committee of another entity that has one or more executive officers serving on our board of directors or compensation committee. See “Board Composition.”

Executive Officer Compensation

Because we were formed in March 2004, compensation information is not available for calendar 2003 or any other prior period. The following table sets forth the projected annualized base salary and incentive awards to be awarded during calendar 2004 to our Chief Executive Officer and our three other executive officers.

Name and Principal Position	Base Salary($)(1)	Number of Securities Underlying Restricted Stock Awards		Restricted Incentive Unit Awards

James A. Thomas Chairman, President and Chief Executive Officer	$120,000	46,667	(2)	0

Thomas S. Ricci Executive Vice President	220,000	0		200,001	(3)

Randall L. Scott Executive Vice President	235,000	0		250,001	(4)

John R. Sischo Executive Vice President and Chief Financial Officer	230,000	0		216,667	(5)

(1)	Amounts given are annualized projections for 2004, based upon the base salaries contemplated by the employment agreements we will enter into with these executive officers upon the closing of this offering. The employment agreements also provide for cash bonus payments if specified performance objectives are met by the executive. See “Employment Agreements” below.
(2)	Mr. Thomas’ restricted stock grant will vest on the third anniversary of the date of grant, provided that vesting may occur upon the second anniversary of the grant date if certain performance goals are met.
(3)	For Mr. Ricci, 183,334 restricted incentive units in our operating partnership will vest over a three-year period, with one-third of the incentive units vesting on each of the first, second and third anniversaries of the date of grant, and 16,667 restricted incentive units will vest on the third anniversary of the date of grant, provided that vesting may occur upon the second anniversary of the grant date if certain performance goals are met. Subject to the terms of our operating partnership agreement, operating partnership units can be received in exchange for vested incentive units.
(4)	For Mr. Scott, 233,334 restricted incentive units in our operating partnership will vest over a three-year period, with one-third of the incentive units vesting on each of the first, second and third anniversaries of the date of grant, and 16,667 restricted incentive units will vest on the third anniversary of the date of grant, provided that vesting may occur upon the second anniversary of the grant date if certain performance goals are met. Subject to the terms of our operating partnership agreement, operating partnership units can be received in exchange for vested incentive units.
(5)	For Mr. Sischo, 200,000 of these restricted incentive units in our operating partnership will vest over a three-year period, with one-third of the incentive units vesting on each of the first, second and third anniversaries of the date of grant, and 16,667 restricted incentive units will vest on the third anniversary of the date of grant, provided that vesting may occur upon the second anniversary of the grant date if certain performance goals are met. Subject to the terms of our operating partnership agreement, operating partnership units can be received in exchange for vested incentive units.

Employment Agreements

We will enter into employment agreements, effective as of the consummation of this offering, with each of Messrs. Thomas, Ricci, Scott and Sischo. The employment agreements provide for Mr. Thomas to serve as our President and Chief Executive Officer, Messrs. Ricci and Scott to serve as our Executive Vice Presidents, and Mr. Sischo to serve as our Executive Vice President and Chief Financial Officer. These employment agreements require Messrs. Thomas, Ricci, Scott and Sischo to devote substantially all of their business time to the performance of their duties to us. The employment agreement with Mr. Thomas has a four-year term, and the employment agreements with each of our other executive officers have three-year terms. Each employment agreement provides for automatic one-year extensions thereafter, unless either party provides at least 60 days’ notice of non-renewal.

The employment agreements provide for:

•	an annual base salary of $120,000 for Mr. Thomas, $220,000 for Mr. Ricci, $235,000 for Mr. Scott and $230,000 for Mr. Sischo, subject to increase in accordance with our normal executive compensation practices;

•	eligibility for an annual cash performance bonus based on the satisfaction of performance goals established in the discretion of our compensation committee, with a target annual bonus for the first year for Mr. Thomas of 100% of his base salary, and a target annual bonus for the first year for each of the other executive officers of 75% of base salary; and

•	participation in other incentive, savings, retirement and other benefit plans available generally to our senior executives.

In addition, subject to our adoption and our stockholders’ approval of our 2004 Equity Incentive Plan, Mr. Thomas will be granted 46,667 shares of restricted stock in our company following the consummation of this offering. Each of our executive officers, other than Mr. Thomas, will be granted 16,667 incentive units in our operating partnership, which will vest in full on the third anniversary of the date of the grant, provided that vesting may occur upon the second anniversary of the grant date if certain performance goals are met. In addition, Mr. Ricci will receive a grant of 183,334 incentive units, Mr. Scott a grant of 233,334 incentive units and Mr. Sischo a grant of 200,000 incentive units, which incentive unit grants will vest over a three-year period, with one-third vesting on each of the first, second and third anniversaries of the date of grant, subject to continued service and the terms of our Incentive Plan.

The employment agreements provide that, if an executive’s employment is terminated by us without “cause” or by the executive for “good reason” other than in the case of a “change in control” (each as defined in the applicable employment agreement), the executive will be entitled to the following severance payments and benefits:

•	if more than one year is left on the executive’s contract, a lump-sum cash payment equal to three times the sum of his then-current annual base salary plus average bonus over the prior three years for Mr. Thomas, and, for each of the other executive officers, a lump-sum cash payment equal to two times the sum of his then-current annual base salary plus average bonus over the prior three years;

•	a prorated annual bonus for the year in which the termination occurs, paid at the time when annual bonuses are paid to our other senior executives; and

•	health benefits for one year following the executive’s termination of employment at the same cost to the executive as in effect immediately preceding such termination, subject to termination to the extent that the executive receives benefits from a subsequent employer.

Each employment agreement provides that, if the executive’s employment is terminated by us without cause or by the executive for good reason within 180 days after a “change in control” (as defined in the applicable employment agreement) or, in the case of Mr. Thomas, within 90 days after the change of control event for any reason, then the executive will receive the above benefits and payments as though the executive’s employment was terminated without cause or for good reason, and all restricted stock and any other equity awards held by such executive will become fully vested.

Under the employment agreements, we have agreed to make additional payments to the executive if any amounts paid or payable to the executives would be subject to the excise tax imposed on certain so-called “excess parachute payments” under Section 4999 of the Internal Revenue Code. However, if a reduction in the payments and benefits of 10% or less would render the excise tax inapplicable, then the payments and benefits will be reduced by such amount, and we will not be required to make the additional payments, which are intended to offset the impact of the excise tax.

The agreements also provide that the executive or his estate will be entitled to certain severance benefits in the event of his death or permanent disability.

Non-competition Agreements

We intend to enter into non-competition agreements with each of Messrs. Thomas, Ricci, Scott and Sischo, effective as of the consummation of this offering. Under these agreements, each executive will agree, unless approval is given by our board of directors, not to (a) conduct, directly or indirectly, any business involving real property development, investment, acquisition, sale or management, whether such business is conducted by them individually or as principal, partner, officer, director, consultant, employee, stockholder or manager of any person, partnership, corporation, limited liability company or any other entity, or (b) own interests in real property which are competitive, directly or indirectly, with any business carried on by us or our successors, subsidiaries and affiliates, with the exception of certain real estate investments to be made through an entity controlled by Mr. Thomas, which holds units in our operating partnership and engages in investment activities that are not competitive to us and Mr. Thomas’ 11% minority interest retained in each of our One Commerce Square and Two Commerce Square properties following the consummation of this offering.

Each of these executives will be bound by his non-competition covenant for so long as he is employed by us or serves as a member of our board of directors and for a one-year period thereafter. However, each covenant not to compete with us will contain certain exceptions, including the executive’s direct or indirect ownership of up to 5% of the outstanding equity interests of any public company, and activities related to residential real estate.

Equity and Benefit Plans

2004 Equity Incentive Plan

A description of the provisions of our 2004 Equity Incentive Plan (the “Incentive Plan”) is set forth below. Our board of directors and our stockholders will have approved the Incentive Plan prior to the closing of this offering. This summary is qualified in its entirety by the detailed provisions of the Incentive Plan, a copy of which has been filed as an exhibit to our registration statement of which this prospectus is a part.

The purpose of the Incentive Plan is to provide incentives to our employees and to attract, reward and retain personnel. Our Incentive Plan permits the granting of awards in the form of options to purchase common stock, restricted shares of common stock and restricted incentive units in our operating partnership. As of the date of this prospectus, no awards had been granted under the Incentive Plan, and there were              shares of common stock reserved for grant and issuance under the Incentive Plan. We may issue              shares reserved under the Incentive Plan as either restricted stock awards or incentive unit awards and              shares upon the exercise of options granted pursuant to the Incentive Plan.

Administration. The Incentive Plan will be administered by the compensation committee of our board of directors. Subject to the terms of the Incentive Plan, the compensation committee may select participants to receive awards, determine the types of awards and terms and conditions of awards, and interpret provisions of the Incentive Plan.

Source of Shares. The shares of common stock issued or to be issued under the Incentive Plan consist of authorized but unissued shares of our common stock. If any shares covered by an award are not purchased or are forfeited, then such shares will, to the extent of any forfeiture or termination, again be available for making awards under the Incentive Plan.

Eligibility. Awards may be made under the Incentive Plan to our or our affiliates’ employees and consultants and to any other individual whose participation in the Incentive Plan is determined to be permissible and in our best interests by our compensation committee, provided that awards qualifying as incentive stock options, as defined under the Internal Revenue Code of 1986, as amended, may only be granted to employees.

Amendment or Termination of the Plan. While our board of directors may terminate or amend the Incentive Plan at any time, no amendment may adversely impair the rights of grantees with respect to outstanding awards. In addition, an amendment will be contingent on approval of our stockholders to the extent required by law or if the amendment would increase the benefits accruing to participants under the Incentive Plan, increase the aggregate number of shares that may be issued under the Incentive Plan, or materially modify the requirements as to eligibility for participation in the Incentive Plan. Unless terminated earlier, the Incentive Plan will terminate in 2014, but will continue to govern unexpired awards.

Options. The Incentive Plan permits the grant of options to purchase common stock intended to qualify as incentive stock options under the Internal Revenue Code and stock options that do not qualify as incentive stock options. Only employees are eligible for incentive stock option grants, and only the first $100,000 in value of stock options exercisable for the first time in one calendar year can be treated as an incentive stock option. For incentive stock option valuation purposes, the value of a stock option grant is the fair market value of the underlying stock on the grant date. The exercise price of each stock option may not be less than 100% of the fair market value of our common stock on the date of grant. If we grant incentive stock options to any 10% stockholder, the exercise price may not be less than 110% of the fair market value of our common stock on the date of grant, and the term of the award may not exceed five years from the date of grant. We may grant options in substitution for options held by employees of companies that we may acquire. Options granted in substitution will not count against the shares available for issuance under the Incentive Plan.

The term of each stock option is fixed by the compensation committee and may not exceed 10 years from the date of grant. The compensation committee determines at what time or times each option may be exercised and the period of time after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments. The exercisability of options may be accelerated by the compensation committee. The exercise price of an option may not be amended or modified after the grant of the option, and an option may not be surrendered in consideration of or exchanged for a grant of a new option having an exercise price below that of the option which was surrendered or exchanged.

In general, an optionee may pay the exercise price of an option by cash, certified check, by tendering shares of common stock (which if acquired from us have been held by the optionee for at least six months) or, subject to certain requirements, by means of a broker-assisted cashless exercise. Stock options granted under the Incentive Plan may not be sold, transferred, pledged, or assigned other than by will or under applicable laws of descent and distribution. However, we may permit limited transfers of non-qualified options for the benefit of immediate family members of grantees to help with estate planning.

Restricted Stock and Incentive Units. The Incentive Plan also provides for the grant of restricted stock awards. A restricted stock award is an award of common stock with restrictions on transferability, and subject to vesting as determined by our compensation committee. For as long as an award of stock is subject to vesting, there is a risk of forfeiture if the individual leaves our employment prior to full vesting of the award. Restrictions may lapse separately or in combination at relevant times, including such as after a specified period of employment or the satisfaction of pre-established criteria, in installments or otherwise, all as our compensation committee may determine. Except to the extent provided otherwise under the award agreement relating to the restricted stock award, a plan participant granted restricted common stock will have all of the rights of a stockholder, including, without limitation, the right to vote and the right to receive dividends.

The Incentive Plan also provides for the granting of restricted incentive units in our operating partnership. An incentive unit represents a profits interest in our operating partnership. Whether or not the incentive units are vested, holders of incentive units will receive the same per unit distribution as all other holders of limited partnership units of our operating partnership. However, incentive units will not have full parity with other operating partnership units with respect to liquidating distributions. Upon the occurrence of certain events, incentive units will achieve full parity with other operating partnership units for all purposes, and are at that time convertible into a regular operating partnership unit with the economic value equivalent of a regular operating partnership unit. If parity is obtained, vested incentive units may be converted into an equal number of regular operating partnership units redeemable for cash, or at our option, common stock. However, there are circumstances under which parity would not be reached. Until and unless parity is achieved, the value of a vested incentive unit is less than the value of one share of our common stock.

Performance Based Compensation. Section 162(m) of the Internal Revenue Code limits companies with a class of common stock registered under Section 12 of the Exchange Act to an annual deduction for federal income tax purposes of $1,000,000 each for compensation paid to their chief executive officer and the four other most highly compensated executive officers determined at the end of each year. We will be subject to Section 162(m) following the completion of this offering. However, performance-based compensation is excluded from this limitation if it meets certain conditions, including goals established by a compensation committee of outside directors, stockholder approval of the material terms of the compensation arrangements, and certification by the compensation committee that goals have been met before compensation is paid. The Incentive Plan is designed to permit the compensation committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of exclusion from the limitations of Section 162(m).

Adjustments for Stock Dividends and Similar Events. The compensation committee will make appropriate adjustments in outstanding awards and the number of shares available for issuance under the Incentive Plan, including the individual limitations on awards, to reflect common stock dividends, stock splits, spin-off and other similar events.

Change in Control. At the discretion of the compensation committee at the time of grant, award agreements for options and restricted stock may contain provisions providing for the acceleration of incentive awards upon a change in control of our company.

2004 Non-Employee Director Restricted Stock Plan

Our board of directors will adopt our Non-Employee Director Plan subject to stockholder approval. This plan provides for the automatic grant of restricted stock awards to our non-employee directors. The aggregate number of shares of restricted common stock that may be issued under the plan is              shares. No shares have been granted under the plan.

Administration and Terms. Our board of directors, or a duly authorized committee of our board, will administer the plan. Restricted stock awards to non-employee directors are generally subject to terms including non-transferability, immediate vesting upon death or total disability of a director, forfeiture of unvested shares upon termination of service by a board member and acceleration of vesting upon a change in control.

Automatic Grants. Under the plan, each non-employee director upon his or her first election to the board will automatically be granted an initial restricted stock award for a number of full shares having a value as near to $37,500 as of the date of grant as possible without exceeding the value. The plan also provides for an annual grant of shares of restricted stock to each non-employee director following each annual meeting of the stockholders commencing with the 2005 annual meeting for a number of shares having a value as near to $15,000 as possible without exceeding the value. Notwithstanding the foregoing, a non-employee director receiving an initial restricted stock grant within 90 days prior to the date of an annual meeting of stockholders will not receive an annual grant with respect to that annual stockholders’ meeting. Each initial restricted stock grant will vest following the second annual meeting of the stockholders following the year of grant, subject to a director’s continued service. Each annual grant will vest following the first annual meeting of the stockholders following the year of grant.

401(k) Plan

We provide a tax-qualified profit sharing and retirement savings plan (the “401(k) Plan”) which covers our eligible employees. Pursuant to the 401(k) Plan, employees may elect to reduce their current annual compensation up to the lesser of 100% or the statutorily prescribed limit of $13,000 in calendar year 2004, and have the amount of any reduction contributed to the 401(k) Plan. The 401(k) Plan is intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code, so that contributions by us or our employees to the 401(k) Plan, and income earned on contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions will be deductible by us when made. For a non-highly compensated employee, we match 50% of the amount an employee contributes to the 401(k) Plan, subject to a 6% maximum based on the employee’s compensation as defined in the 401(k) Plan. We reserve the right to make additional discretionary contributions on behalf of eligible participants. We made $135,000 of matching contributions to the 401(k) Plan in 2002 and $186,000 in 2003. We may terminate these matching contributions at any time by an appropriate amendment to the 401(k) Plan. The trustee of the 401(k) Plan invests the assets of the 401(k) Plan as directed by the participants.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Formation Transactions

Mr. Thomas and related entities and each of our executive officers, have entered into agreements pursuant to which they will contribute their direct and indirect interests in properties and other assets to our operating partnership in exchange for                      units, in the aggregate. Some of these properties we acquire will be subject to existing indebtedness.

The number of units to be given in exchange for these interests and assets will be determined in consultation with the underwriters. Among the factors that will be considered are:

•	prevailing market conditions,

•	our capital structure,

•	the value and historical performance of the properties,

•	the market capitalization and valuation of other publicly traded companies considered by us and the underwriters to be comparable to us, and

•	estimates of our business potential and earning prospects.

Mr. Thomas, our Chairman, President and Chief Executive Officer, was through related entities the primary contributor of the 89% interests we acquired in each of One Commerce Square and Two Commerce Square as part of the formation transactions. Mr. Thomas and related entities retained an 11% minority interest in each of One Commerce Square and Two Commerce Square to mitigate transaction costs. As the general partner of our operating partnership, we control the day-to-day decisions relating to the Commerce Square properties. We intend to seek to acquire the minority interest in each of One Commerce Square and Two Commerce Square following a three-year period.

Description of Contribution Agreements, Tax Indemnity and Debt Guarantees

Each contribution of an interest in properties or assets is subject to the terms and conditions of the applicable contribution agreement, including the completion of this offering. The contributors will transfer their interests in the owners of the properties to our operating partnership in exchange for units in our operating partnership. We will assume or succeed to all of the contributors’ rights, obligations and responsibilities with respect to their interests in the owners of the properties and other assets contributed, subject to any exceptions included in the contribution agreement.

Mr. Thomas, directly and through related entities, will receive                      units, with a value equal to $             million based on an expected initial offering price in the mid-point of the range, representing a              % beneficial interest in our company on a fully-diluted basis. Our other executive officers as a group will indirectly own, as a result of the formation transactions,              units with a value equal to $              million based on an expected initial offering price in the mid-point of the range, representing a              % beneficial interest in our company on a fully diluted basis. Upon the consummation of this offering, each operating partnership unit will be paired with a share of limited voting stock and initially held within an entity controlled by Mr. Thomas, who will vote the limited voting stock.

The contribution agreements include representations and warranties made by the contributors to our operating partnership with respect to the condition and operations of the properties and interests to be contributed to us and certain other matters. Mr. Thomas and related entities have each agreed to severally indemnify us and our operating partnership for any breach of his or its representations and warranties for a one-year period following the consummation of this offering or the applicable statute of limitations in certain cases, subject to a deductible of $1.0 million in certain cases. Mr. Thomas and related entities have agreed to pledge units in our operating partnership with a value of $10.0 million based on the initial offering price in order to secure these indemnity obligations. Foreclosure on these units is the sole recourse available to us for any breach of representations or warranties or in the event of another claim for indemnification unless Mr. Thomas or related entities elects to pay the obligation in cash.

Our operating partnership has agreed without the consent of Mr. Thomas, not to directly or indirectly sell, exchange or otherwise dispose of in a taxable transaction any of our interest in either One Commerce Square or Two Commerce Square until the fourth anniversary of the consummation of this offering. However, if Mr. Thomas and related entities sell to our company the 11% remaining interest in each of One Commerce Square and Two Commerce Square held by them prior to the fourth anniversary of this offering and for not more than $4.0 million in the aggregate, then this period is extended to the ninth anniversary (or up to the twelfth anniversary so long as Mr. Thomas and his related entities collectively retain a number of units equal to not less than 50% of the units received by him and related entities in the formation transactions). These two properties represented 44.4% of the total annualized rent of our property portfolio as of December 31, 2003. These restrictions do not apply to the disposition of a Commerce Square property if:

•	the disposition qualifies as a like-kind exchange under Section 1031 of the Internal Revenue Code or an involuntary conversion under Section 1033 of the Internal Revenue Code, or other transaction, in each case that does not result in the recognition of taxable income or gain to the contributor; provided, that:

•	in the event of a disposition of a restricted property under Section 1031 or 1033 of the Internal Revenue Code, or pursuant to another tax deferred transaction, any property or property interest acquired in exchange shall be subject to the same restrictions as the property or interests disposed;

•	if a restricted property is transferred to another entity in a transaction in which gain or loss is not recognized, the interest of our operating partnership in the entity shall thereafter be considered a restricted property, and if the acquiring entity’s disposition of the restricted property would cause the contributor to recognize gain or loss, the transferred restricted property shall still be considered a restricted property; and

•	in the event of a merger or consolidation involving our operating partnership and an entity that qualifies for taxation as a “partnership” for federal income tax purposes, the successor partnership shall have agreed in writing for the benefit of the contributor that the sales restrictions shall continue to apply with respect to each restricted property; or

•	with respect to the contributor, a basis adjustment has occurred to adjust the adjusted taxable basis of the applicable restricted property in the hands of our operating partnership to fair market value as a result of a transaction triggering a basis adjustment such that a taxable disposition of the restricted property by our operating partnership would not result in the allocation of taxable gain to the contributor pursuant to Section 704(c) of the Internal Revenue Code.

During the same period those disposition restrictions apply, we have agreed to use commercially reasonable efforts to make $250 million of indebtedness available to be guaranteed by Mr. Thomas and related entities, and three other contributors (one of whom, Mr. Fox, will be a non-employee director). Among other things, these guarantees of debt allow Mr. Thomas and the other guarantors of debt to include this debt in the tax basis of their unit holdings and defer the recognition of gain in connection with the formation transactions.

If our operating partnership were to breach the restrictions on sale of the Commerce Square properties or fail to satisfy its obligation to make, on a commercially reasonable basis, indebtedness available to be guaranteed by Mr. Thomas, our operating partnership has agreed to indemnify Mr. Thomas for any loss he may suffer as a result. Our indemnification obligation is for all direct and indirect adverse tax consequences. The calculation of damages will not be based on the time value of money or the time remaining within the restriction period.

In addition, the contribution agreements include a release by us of the other parties to the contribution agreements (including Mr. Thomas, Mr. Ricci, Mr. Scott and Mr. Sischo) with respect to all claims, liabilities, damages and obligations related to their ownership of the properties and their employment with TPG prior to the formation transactions that exist at the closing of the formation transactions, other than breaches by them of the employment agreements, non-competition agreements and contribution agreements entered into by them in connection with the formation transactions or their gross negligence or willful misconduct.

Operating Partnership Agreement

Concurrently with the completion of this offering, we will enter into the partnership agreement with the limited partners of our operating partnership. See “Description of Our Operating Partnership—Partnership Agreement.” Mr. Thomas will hold operating partnership units through various entities that he controls. Our executive officers will have an indirect interest in operating partnership units that are held by an entity controlled by Mr. Thomas. Holders of units under the partnership agreement will have rights beginning 14 months after the closing of this offering to cause our operating partnership to redeem their units for cash per unit equal to the then-current market value of one share of our common stock, or, at our election, to exchange their units for shares of our common stock on a one-for-one basis.

Registration Rights

We have granted registration rights to those entities that will receive units as a result of the formation transactions. These entities, the majority of which are directly or indirectly controlled by Mr. Thomas, have registration rights with respect to the shares of our common stock that may be acquired by them in connection with the exercise of redemption rights under our operating partnership agreement. These registration rights will require us to seek to register the shares of our common stock acquired by them upon redemption of units. See “Shares Available for Future Sale.”

Commerce Square Restaurant

A TPG affiliate presently owns a restaurant at One Commerce Square that is managed by an unaffiliated third-party. We are in discussions with Mr. Thomas regarding plans for the ownership of the restaurant following the offering. While this restaurant was part of historical TPG, it was agreed it would not be transferred to our operating partnership in the formation transactions and would be initially retained by Mr. Thomas. For the years ended December 31, 2002 and 2003, the entity that owns One Commerce Square recorded revenues of $340,000 and $344,000, respectively, of which in the year ended December 31, 2003, TPG reserved $511,000 as bad debt expense. In addition, TPG advanced the restaurant $225,000 to cover certain operating costs, which was also reserved by TPG as bad debt expense. Mr. Thomas has not received any payments or distributions relating to this restaurant. While the restaurant is a desirable tenant amenity, patronage at the restaurant is not sufficient to make the restaurant cash-flow positive and able to pay rent.

PRINCIPAL STOCKHOLDERS

The following table contains information, prior to and following our initial public offering, about the beneficial ownership of our common stock, limited voting stock and operating partnership units redeemable, at our option, for common stock for:

•	each stockholder or unit holder known by us to own beneficially more than 5% of our common stock, or units redeemable, at our option, for common stock;

•	each stockholder known by us to own beneficially more than 5% of our limited voting stock;

•	each of our directors;

•	each of our executive officers; and

•	all directors and executive officers as a group.

The ownership percentage in the following table is based on 100 shares of our common stock and              shares of our limited voting stock outstanding as of the date of this prospectus, as adjusted to reflect the issuance of              units redeemable for cash or, at our option, for cash or, at our option, for common stock in the formation transactions and the issuance of              shares of our common stock in this offering. Beneficial ownership of common stock and limited voting stock is determined in accordance with the rules of the Securities and Exchange Commission. Except as indicated, to our knowledge the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

	Shares of Common Stock		Percent of Common Stock(1)	Operating Partnership Units(2)		Percent of Common Stock and Units(3)	Limited Voting Stock(4)	Percent of Limited Voting Stock
James A. Thomas(5)	46,667	(6)%		(7)%				%
Edward D. Fox	2,500	(8)
Daniel Neidich	2,500	(8)
Randall L. Scott(9)				233,334	(10)
John R. Sischo(11)				266,667	(12)
Thomas S. Ricci(13)				183,334	(14)
All directors, director nominees and executive officers as a group (6 persons)

(1)	Assumes shares of our common stock are outstanding immediately following this offering. The total number of shares of common stock outstanding used in calculating this percentage excludes (a) units in our operating partnership redeemable for cash or, at our option, common stock and (b) incentive units issued under our Incentive Plan that may be converted into operating partnership units. See “Description of Capital Stock––Limited Voting Stock.”
(2)	Units may be redeemed for cash or, at our option, shares of our common stock on a one-for-one basis commencing 14 months after the completion of this offering. Excludes incentive units. See “Description of Capital Stock—Limited Voting Stock.”
(3)	Assumes a total of shares of common stock and units are outstanding immediately following this offering, comprised of shares of common stock and units in our operating partnership (other than incentive units issued under our Incentive Plan). Each unit is paired with a share of limited voting stock, which may be redeemable for cash or, at our option, common stock. Upon redemption of the units for cash or shares of our common stock, each share of limited voting stock paired with the unit will be automatically cancelled.
(4)

Prior to the consummation of this offering, the entities that will receive units in our operating partnership pursuant to our formation transactions will purchase a number of shares of our limited voting stock equal to the number of operating partnership units that will be issued to them in the formation transactions. See “Description of Capital Stock—Limited Voting Stock.”
(5)	Mr. Thomas’ address is 515 South Flower Street, Sixth Floor, Los Angeles, California, 90071.
(6)	These shares will be granted to Mr. Thomas as restricted stock under our Incentive Plan upon the closing of this offering and will vest on the third anniversary of the grant date, provided that vesting could occur after two years if certain performance goals are met.
(7)	Each unit owned by Mr. Thomas is held by an entity controlled directly or indirectly by Mr. Thomas. Each of these units is paired with a share of limited voting stock, and Mr. Thomas will control the voting of these shares.
(8)	Mr. Fox and Mr. Neidich have agreed to become members of our board of directors following the closing of this offering. At that time, they will each receive a grant of 2,500 shares of restricted stock under our Non-Employee Director Plan, which vests in full two years following the date of grant. See “Management—Compensation of Directors.”
(9)	In addition to the units shown in the table above, Mr. Scott holds a total of 233,334 restricted incentive units vesting over a period of three years, with one-third of the units vesting on each of the first, second and third anniversaries of the grant date, and 16,667 incentive units that will vest in full in three years, provided that vesting could occur after two years if certain performance goals are met. Subject to the terms of our operating partnership agreement, operating partnership units can be received in exchange for vested incentive units.
(10)	Each of these units is paired with a share of limited voting stock. Mr. Scott is an indirect owner of these units. Mr. Thomas controls the entity that is the record holder of these units and the limited voting stock paired with these units.
(11)	In addition to the units shown in the table above, Mr. Sischo holds a total of 200,000 incentive units vesting over a period of three years, with one-third of the units vesting on each of the first, second and third anniversaries of the grant date, and 16,667 incentive units that will vest in full in three years, provided that vesting could occur after two years if certain performance goals are met. Subject to the terms of our operating partnership agreement, operating partnership units can be received in exchange for vested incentive units.
(12)	Each of these units is paired with a share of limited voting stock. Mr. Sischo is an indirect owner of these units. Mr. Thomas controls the entity that is the record holder of these units and the limited voting stock paired with these units.
(13)	In addition to the units shown in the table above, Mr. Ricci holds a total of 183,334 incentive units vesting over a period of three years, with one-third of the units vesting on each of the first, second and third anniversaries of the grant date, and 16,667 incentive units that will vest in full in three years, provided that vesting could occur after two years if certain performance goals are met. Subject to the terms of our operating partnership agreement, operating partnership units can be received in exchange for vested incentive units.
(14)	Each of these units is paired with a share of limited voting stock. Mr. Ricci is an indirect owner of these units. Mr. Thomas controls the entity that is the record holder of these units and the limited voting stock paired with these units.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock will consist of 75,000,000 shares of common stock, $0.01 par value per share, 20,000,000 shares of limited voting stock, $0.01 par value per share, and 25,000,000 shares of preferred stock, $0.01 par value per share. As of the closing of this offering, after giving effect to the formation transactions and the sale of shares by us, we expect              shares of our common stock and              shares of our limited voting stock will be outstanding. No shares of our preferred stock will be outstanding upon the closing of this offering.

The following is a summary of the rights of our common stock, limited voting stock and preferred stock and related provisions of our certificate of incorporation and bylaws, as they will be in effect upon the closing of this offering. This summary is not complete. For more detailed information, please see our certificate of incorporation and bylaws, copies of which have been filed as exhibits to our registration statement of which this prospectus is a part.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters to be voted on by the stockholders. Holders of our common stock will vote together as a single class with holders of our limited voting stock on those matters upon which the holders of limited voting stock are entitled to vote. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably any dividends when, if, and as may be declared by the board of directors out of funds legally available for dividend payments. See “Dividend Policy.” In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive, conversion, subscription or other rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, validly issued, fully paid and nonassessable.

Limited Voting Stock

Prior to the consummation of this offering, the entities that will receive units in our operating partnership pursuant to our formation transactions will purchase limited voting stock equal to the number of units that are expected to be issued to them in the formation transactions. With the exception of two trusts, each entity receiving these shares of limited voting stock is directly or indirectly controlled by Mr. Thomas. Following the issuance of the operating partnership units, these shares of limited voting stock will not be transferable separate from the limited partnership units they will be paired with, and each unit will be redeemable together with one share of limited voting stock by its holder for cash, or, at our election, one share of our common stock. Units that are paired with limited voting stock may be transferred only to our company, our operating partnership, other direct or indirect unit holders, and to members of the holder’s immediate family, trusts for the benefit of such family members and similar estate planning vehicles. Upon any transfer of a unit paired with a share of limited voting stock to any person or entity that is not a permitted transferee, the limited voting stock paired with such unit will be automatically redeemed and canceled, without consideration. Each share of limited voting stock entitles its holder to one vote on the election of directors, certain extraordinary transactions, including a merger or sale of our company and amendments to our certificate of incorporation. Shares of limited voting stock are not entitled to any regular or special dividend payments or other distributions, including any dividends or other distributions declared or paid with respect to shares of our common stock or any other class or series of our stock, and are not entitled to receive any distributions in the event of liquidation or dissolution of our company. Shares of limited voting stock have no class voting rights, except to the extent required by Delaware law.

We will not issue any shares of our limited voting stock other than those issued in anticipation of the issuance of operating partnership units at the time of the formation transactions. Any redemption of a unit in our operating partnership will be redeemed together with a share of limited voting stock in accordance with the redemption provisions of the partnership agreement, and the share of limited voting stock will be cancelled and not subject to reissuance.

Preferred Stock

Our board of directors has the authority, without further action by the stockholders, to issue up to 25,000,000 shares of preferred stock in one or more series. In addition, our board of directors may fix the rights, preferences and privileges of any series of preferred stock it may determine to issue. These rights may include items including a preferential return in the event of our liquidation, the right to receive dividends if declared by the board of directors, special dividend rates, conversion rights, redemption rights, superior voting rights to the common stock, the right to protection from dilutive issuances of securities, or the right to approve corporate actions. Any or all of these rights may be superior to the rights of the common stock. As a result, preferred stock could be issued with terms that could delay or prevent a change in control or to make removal of our management more difficult. Additionally, our issuance of preferred stock may decrease the market price of our common stock. At present, we have no plans to issue any shares of preferred stock.

Anti-Takeover Provisions

Delaware Law. Upon the closing of this offering, we will be subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances in a “business combination” with any “interested stockholder,” defined as a stockholder who owns 15% or more of the corporation’s outstanding voting stock, as well as their affiliates and associates, for three years following the date that the stockholder became an interested stockholder unless:

•	the transaction that resulted in the stockholder becoming an interested stockholder was approved by the board of directors prior to the date the interested stockholder attained this status;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by (i) persons who are directors as well as officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the relevant date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a “business combination” to include:

•	any merger or consolidation involving the corporation and the interested stockholder,

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation,

•	subject to exception, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder, or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

A Delaware corporation may opt out of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of the provisions of Section 203. This statute could prohibit or delay mergers or other takeover or change-of-control attempts for us and, accordingly, may discourage attempts to acquire us.

In connection with the issuance of the partnership units, our board of directors will approve the issuance of the shares of common stock that may be issued in connection with the redemption of those units. As a result, the shares of common stock issued on the redemption of operating partnership units issued in the formation transactions will not cause a person to become an interested stockholder.

Charter and Bylaw Provisions. The following summary of certain provisions of our certificate of incorporation and bylaws is not complete and is subject to, and qualified in its entirety by our certificate of incorporation and bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

Our bylaws provide that special meetings of our stockholders may be called only by the chairman of the board of directors, our Chief Executive Officer, or a majority of our board of directors. Our certificate of incorporation also specifies that the authorized number of directors may be changed only by a resolution of the board of directors and does not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors. Vacancies in our board may only be filled by the remaining directors, and any additional directorships resulting from an increase in the number of directors may only be filled by the directors.

As described above, our board of directors will be authorized to issue up to 25,000,000 shares of preferred stock and to determine the price and the rights preferences and privileges of these shares, without stockholder approval, which could also delay or prevent a change in control transaction.

In addition, our certificate of incorporation provides that upon the closing of this offering, stockholders will no longer be able to act by written consent, but rather may only act at duly called meetings. Should any stockholder desire to present business at any meeting, they must comply with certain advance notice provisions in our bylaws.

These provisions contained in our certificate of incorporation and bylaws could delay or discourage certain types of transactions involving an actual or potential change in control of us or our management (including transactions in which stockholders might otherwise receive a premium for their shares over the then current prices) and may limit the ability of stockholders to remove current management or approve transactions that stockholders may deem to be in their best interests and, therefore, could adversely affect the price of our common stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be .

New York Stock Exchange Listing

We intend to apply to list our common stock on the New York Stock Exchange under the symbol “TPG.”

STRUCTURE AND FORMATION

Our Operating Partnership

Following the consummation of this offering and the formation transactions, substantially all of our assets will be held by, and our operations conducted through, our operating partnership. We will contribute the net proceeds of this offering and from the issuance of our limited voting stock to our operating partnership. Individuals and entities who will contribute interests in the properties will own, directly or indirectly through another entity, the remaining units in our operating partnership. Our interest in our operating partnership will entitle us to share in cash distributions from, and in the profits and losses of, our operating partnership in proportion to our percentage ownership. As sole general partner of our operating partnership, we have the exclusive power under the partnership agreement to manage and conduct its business, subject to certain limited approval and voting rights of the other limited partners described more fully below under the caption “Description of Our Operating Partnership.” Our board of directors will manage the affairs of our company by directing the affairs of our operating partnership.

Beginning on or after the date which is 14 months after the consummation of this offering, holders of limited partnership units of our operating partnership have the right to require our operating partnership to redeem part or all of their units for cash, or, at our election, shares of our common stock, based upon the fair market value of an equivalent number of shares of our common stock at the time of the redemption. With each redemption of units, we increase our percentage ownership interest in our operating partnership and our share of our operating partnership’s cash distributions and profits and losses. See “Description of our Operating Partnership.”

Formation Transactions

Each property or property interest to be contributed to us at the completion of this offering is currently owned by a partnership or limited liability company. The direct and indirect investors in these properties include Mr. Thomas and related entities, our other executive officers, one non-employee director, and persons formerly affiliated with TPG.

Simultaneously with the completion of this offering, we will consolidate the ownership of the commercial real estate management, leasing, brokerage and development businesses of TPG into our operating partnership. We will also consolidate the ownership of interests in our properties into our operating partnership pursuant to the transactions described below under “Planned Acquisitions.” In exchange, we will issue              units in our operating partnership (with an aggregate value of $             million based on the mid-point of the initial offering price range). In connection with the contributions and acquisitions, we may acquire properties subject to existing indebtedness.

Prior to the consummation of this offering, we will issue for an aggregate cash consideration of $50,000, shares of our limited voting stock equal to the number of operating partnership units that will be issued upon consummation of our formation transactions. These shares of limited voting stock entitle the holder to one vote per share on the election of directors, certain extraordinary transactions, such as a merger or sale of the company and amendments to our certification of incorporation. Mr. Thomas will control the entities holding substantially all of the shares of limited voting stock and accordingly will control the vote with respect to these shares. See “Description of Capital Stock—Limited Voting Stock.”

These formation transactions are intended to facilitate this offering and enable us to raise the funds needed to repay existing indebtedness and preferred equity related to properties in our portfolio, and consummate the intended acquisitions described in this prospectus.

•

The aggregate historical combined net tangible book value of the interests and assets to be contributed to us was approximately negative $38.9 million as of December 31, 2003. While recent appraisals exist for those properties we currently manage for the account of CalSTRS and that are pending acquisition transactions, we expect the consideration to be given by us in exchange for these properties will be based on arms’-length negotiations. Moreover, we have not undertaken to obtain any third-party appraisals of the other properties and assets to be contributed to our operating partnership. As a result, the consideration to be given in exchange by us for these properties and other assets may exceed their fair market value. If the initial offering price of our common stock is outside of the range set forth on the front cover of this prospectus, we may increase or decrease the number of shares in the offering or the number of units to be issued by our operating partnership.

Planned Acquisitions

In connection with this offering and the formation transactions described above, we intend to acquire additional interests in certain of our presently owned properties and consummate transactions to acquire an interest in the six properties for which we currently provide asset management services for CalSTRS. Specifically, we intend to acquire interests in the properties in our portfolio pursuant to the following transactions:

•	One Commerce Square. We will purchase a 50% interest in this property from two affiliates of the Lazard Real Estate Fund for cash in the amount of approximately $24.0 million plus the assumption of these third parties’ share of partnership liabilities using the proceeds of this offering. Approximately $20.6 million of existing indebtedness debt and preferred equity on this property will be repaid, and we will fund a required reserve of $4.3 million from the proceeds of this offering. At the same time, Mr. Thomas and related entities and Mr. Scott, who are the current direct or indirect holders of the remaining ownership and economic interests, will contribute a 39% interest to our operating partnership in exchange for a direct or indirect ownership of operating partnership units. As a result we will hold an 89% interest in this property. Mr. Thomas will retain an 11% interest in this property. Our 89% interest will entitle us to receive an annual preference on a capital event (but not out of operating cash flow) on our capital account balance of 8% per annum in the first year, increasing 1% each year thereafter, and capped at 12%. Our capital account and this preference (and also the preference described below for our interest in Two Commerce Square) will be paid in full on a capital event before the capital account balance of the 11% minority owner is distributed.

•	Two Commerce Square. Mr. Thomas and related entities who are the current holders of the ownership interests in this property will contribute 89% of their interests to our operating partnership in exchange for a direct or indirect ownership of operating partnership units. As a result, we will hold an 89% interest in this property. Mr. Thomas and related entities will retain an 11% interest in this property. Our 89% interest will entitle us to receive an annual preference on a capital event (but not out of operating cash flow) on our capital account balance of 8% per annum in the first year, increasing 1% each year thereafter, and capped at 12%. Our capital account and this preference (and also the preference described above for our interest in One Commerce Square) will be paid in full on a capital event before the capital account balance of the 11% minority owner is distributed.

•	2121 Market Street. Mr. Thomas and related entities and Mr. Scott, who are the current direct or indirect holders of a 50% ownership and economic interest in this property, will contribute all of their interests to our operating partnership in exchange for direct or indirect ownership of operating partnership units. As a result, we will hold a 50% interest in this property.

•	2101 Market Street. Mr. Thomas and related entities and Mr. Scott, who are the current direct or indirect holders of 100% of the ownership and economic interests in this property, will contribute all of their interests to our operating partnership in exchange for a direct or indirect ownership of operating partnership units. As a result, we will hold a 100% interest in this property.

•	CalSTRS Joint Venture Properties. After the formation of our operating partnership, Mr. Thomas and related entities and Mr. Sischo, who collectively hold a direct or indirect 5% ownership and economic interest in our joint venture with CalSTRS, will contribute their interests in the joint venture to our operating partnership in exchange for direct or indirect ownership of operating partnership units. CalSTRS will convey to us a 25% tenancy in common interest in 1835 Market Street, and contribute its 100% ownership interest in the following properties to the joint venture:

•	800 South Hope

•	Valencia Town Center

•	Reflections I

•	Reflections II

•	Pacific Financial Plaza

Our operating partnership will contribute a portion of the proceeds of this offering to the joint venture in exchange for an increase in our ownership interest in the joint venture from 5% to 25%, resulting in our holding a 25% ownership interest in these properties. The cash will be distributed to CalSTRS. The total amount contributed to the joint venture and paid to CalSTRS for the tenancy in common interest in 1835 Market Street and the 25% ownership interest in the joint venture that owns the five properties will be approximately $51.2 million.

•	ARCO Plaza. ARCO Plaza is currently owned by our joint venture with CalSTRS. Upon completion of the offering, we intend to increase our ownership interest in the joint venture to 25%. As described above, our ownership interest in ARCO Plaza will increase from 4.3% to 21.3%.

•	Four Points Centre. Mr. Thomas and related entities and Mr. Ricci, who are the current direct or indirect holders of 100% of the ownership and economic interests in this property, will contribute all of their interests to our operating partnership in exchange for direct or indirect ownership of operating partnership units. As a result, we will hold a 100% interest in this property.

•	Campus El Segundo. Mr. Thomas and related entities and Mr. Ricci, who are the current direct or indirect holders of an approximately 63% ownership and economic interest in a joint venture which owns the land purchase contract and development rights for this property, will contribute all of their interests to our operating partnership in exchange for direct or indirect ownership of partnership units. We do not intend to purchase this property until resolution of pending litigation relating to the entitlements on the property. See “Business and Properties—Legal Proceedings.”

Consequences of this Offering and the Formation Transactions

Upon completion of this offering and the formation transactions we expect that our operating partnership will directly or indirectly own:

•	an 89% interest in each of One Commerce Square and Two Commerce Square;

•	a 50% interest in 2121 Market;

•	a 100% interest in 2101 Market;

•	a 100% fee simple interest in our Four Points development project;

•	a 21.3% interest in ARCO Plaza;

•	a 25% interest in the six properties for which we currently provide asset management services for the separate account of CalSTRS; and

•	a 63% interest in the joint venture which owns the purchase contract and development rights for the Campus El Segundo property.

•	The persons and entities directly or indirectly contributing properties and property interests to our operating partnership, including Mr. Thomas and related entities and other members of our senior management will directly or indirectly own % of the units in our operating partnership;

•	Mr. Thomas and related entities will continue to hold a 11% minority interest in each of One Commerce Square and Two Commerce Square;

•	Purchasers of our common stock in this offering will own % of our outstanding common stock, or % on a fully diluted basis, and we will be the sole general partner of our operating partnership with a % interest in the operating partnership; and

•	Our total outstanding consolidated indebtedness will be $300.1 million. In addition, we will own interests in unconsolidated entities subject to total long-term debt in the amount of $418.9 million.

Restrictions on Transfer

Under our operating partnership agreement, unit holders do not have redemption or exchange rights and may not otherwise transfer units, except under limited circumstances, for a period of 14 months from consummation of this offering. In addition, our executive officers and directors, including Mr. Thomas, have agreed not to sell or otherwise transfer any shares of our common stock or securities convertible or exchangeable into our common stock (including units) owned by them at completion of this offering or thereafter acquired by them for a period of 180 days after completion of this offering without the consent of Friedman Billings Ramsey. However, our executive officers, including Mr. Thomas, may pledge the units directly or indirectly owned by such individual to an institutional lender and borrow against the pledged units up to 50% of value. Further, Mr. Thomas and certain entities controlled by him, will pledge units in our operating partnership with a value of $10.0 million based upon the initial offering price in order to secure Mr. Thomas’ and these entities’ indemnification obligations to our operating partnership under their contribution agreements.

Determination of Offering Price

Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price of our common stock will be determined by negotiations between us and the underwriter. Among the factors that will be considered are: prevailing market conditions, our capital structure, the value and historical performance of the properties we will receive interests in, the market capitalization and valuation of other publicly traded companies considered by us and the underwriters to be comparable to us and estimates of our business potential and earning prospects. The initial public offering price does not necessarily bear any relationship to our book value or the fair market value of our assets. The value of the units our operating partnership will issue to property interest contributors will increase or decrease if our offering price increases or decreases.

Based on the issuance of                      shares of our common stock in this offering, we expect to hold a         % ownership interest in our operating partnership, and the contributors of property interests and other assets to hold, in the aggregate, a         % ownership interest in our operating partnership. If the underwriters’ overallotment option is exercised in full, we expect to hold a         % ownership interest in our operating partnership, and the contributors to hold a         % ownership interest in our operating partnership.

DESCRIPTION OF OUR OPERATING PARTNERSHIP

We have summarized the material terms of the Agreement of Limited Partnership of Thomas Properties Group, L.P., which we refer to as the “partnership agreement” or our “operating partnership agreement.” This is a summary only. For complete information you should refer to the partnership agreement, a copy of which has been filed as an exhibit to the registration statement of which this prospectus is part. For purposes of this section, references to “we,” “our,” “us” and “our company” refer to Thomas Properties Group, Inc.

Management of Our Operating Partnership

Thomas Properties Group, L.P., our operating partnership, is a Maryland limited partnership that was formed in March 2004. Our company is the sole general partner of the partnership and we conduct substantially all of our business through our operating partnership. As sole general partner of our operating partnership, we exercise, subject to certain protective voting rights given to limited partners described below, exclusive and complete responsibility and discretion in its day-to-day management and control. We generally have the ability to cause our operating partnership to enter into major transactions including acquisitions, dispositions, financings and refinancings, except as described otherwise in the partnership agreement. The partnership agreement provides that all our business activities, including all activities pertaining to the acquisition and operation of properties, must be conducted through our operating partnership. The limited partners in the partnership may not transact business for, or participate in the management activities or decisions of, our operating partnership, except as provided for in the partnership agreement and as permitted by applicable law. Provisions contained in the partnership agreement restricting our ability to engage in a business combination are more fully described in “—Termination Transactions” below.

The limited partners of our operating partnership have expressly acknowledged that we, as general partner of our operating partnership, act for the benefit of the operating partnership, the limited partners and our public stockholders collectively. We are under no obligation to give priority to the separate interests of the limited partners or our stockholders in deciding whether to cause our operating partnership to take or decline to take any action. We are not liable under the partnership agreement to our operating partnership or to any partner for monetary damages for losses sustained, liabilities incurred, or benefits not derived by limited partners in connection with our decisions, provided that we have acted in good faith.

Transferability of Interests

Except in connection with a transaction described in “—Termination Transactions” below, we, as general partner, may not voluntarily withdraw from our operating partnership, or transfer or assign all or any portion of our interest in our operating partnership, without the consent of the holders of a majority in interest of the units held by limited partners. The limited partners have agreed not to sell, assign, encumber or otherwise dispose of their units in our operating partnership without our consent for the 14-month period following the consummation of this offering, other than to us, as general partner, to an affiliate or immediate family member of the transferring limited partner, to a trust for the benefit of a charitable beneficiary or foundation or to other original limited partners. Pledges to lending institutions as collateral security for bona fide loans are also permitted. After the 14-month period following the consummation of this offering, any transfer of units by the limited partners, except to the parties specified above, will be subject to a right of first refusal by us and must be made only to “accredited investors” as defined under Rule 501 of the Securities Act.

Amendments of the Partnership Agreement

Amendments to the partnership agreement may be proposed by us, as general partner, or by limited partners owning at least 25% of the units held by limited partners.

Subject to certain limited exceptions, the partnership agreement may be amended, modified or terminated only with the approval of partners holding in the aggregate greater than 66% of all outstanding units including the units held by us as general partner. As general partner, we will have the power to unilaterally make certain amendments to the partnership agreement without obtaining the consent of the limited partners as may be required to:

•	add to our obligations as general partner or surrender any right or power granted to us as general partner for the benefit of the limited partners;

•	reflect the issuance of additional units or the admission, substitution, termination or withdrawal of partners in accordance with the existing terms of the partnership agreement;

•	reflect a change of an inconsequential nature that does not adversely affect the limited partners in any material respect, or cure any ambiguity, correct or supplement any provisions of the partnership agreement not inconsistent with law or with other provisions of the partnership agreement, or make other changes concerning matters under the partnership agreement that will not otherwise be inconsistent with the partnership agreement or law;

•	satisfy any requirements, conditions or guidelines of federal or state law; or

•	modify the manner in which capital accounts are computed.

Amendments that would, among other things, convert a limited partner’s interest into a general partner’s interest, modify the limited liability of a limited partner, alter a partner’s right to receive any distributions or allocations of profits or losses or materially alter or modify the redemption rights described below must be approved by each limited partner that would be adversely affected by such amendment.

In addition, without the written consent of a majority of the units held by limited partners (other than limited partners 50% or more of whose equity is owned, directly or indirectly, by us as general partner), we, as general partner, may not do any of the following:

•	take any action in contravention of an express prohibition or limitation contained in the partnership agreement;

•	acquire an interest in real or personal property other than through our operating partnership;

•	withdraw from the operating partnership or transfer any portion of our general partnership interest; or

•	be relieved of our obligations under the partnership agreement following any permitted transfer of our general partnership interest.

Distributions to Unit Holders

The partnership agreement provides that the operating partnership is entitled to retain earnings. However, at the discretion of the general partner, the partnership may make quarterly distributions of available cash to the limited partners on a pro rata basis in accordance with their respective percentage interests.

Redemption Rights

Limited partners who acquire units in the formation transactions have the right, commencing 14 months after the consummation of this offering, to require our operating partnership to redeem part or all of their units for cash based upon the fair market value of an equivalent number of shares of our company’s common stock at the time of the redemption. Alternatively, we may elect to acquire those units in exchange for shares of our company’s common stock. Our acquisition will be on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, issuance of stock rights, specified extraordinary distributions and similar events. With each redemption or exchange, we increase our company’s percentage ownership interest in our operating partnership. Limited partners who hold units may exercise this redemption right from time to time, in whole or in part, except when restricted by applicable law or our organizational documents.

Issuance of Additional Units, Common Stock or Convertible Securities

As sole general partner, we have the ability to cause the operating partnership to issue additional units representing general and limited partnership interests. These additional units may include preferred limited partnership units as well as incentive units under our Incentive Plan. In addition, we may issue additional shares of our common stock or convertible securities, but only if we cause our operating partnership to issue to us partnership interests or rights, options, warrants or convertible or exchangeable securities of our operating partnership having designations, preferences and other rights, so that the economic interests of our operating partnership’s interests issued are substantially similar to the securities that we have issued.

Incentive Units

We may issue incentive units to persons who provide services to our operating partnership for such consideration as we, as general partner, may determine to be appropriate and admit such persons as limited partners.

Incentive units represent a profits interest in our operating partnership and generally will be treated as regular units in our operating partnership and rank pari passu with our regular operating partnership units as to payment of regular and special periodic and other distributions and distributions of assets upon liquidation.

Incentive units are subject to vesting, forfeiture and additional restrictions on transfer as may be determined by us as general partner. Incentive units are not entitled to the redemption right provided to holders of our regular operating partnership units unless and until they are converted to regular operating partnership units.

The holder of an incentive unit has the right at any time to convert all or a part of his vested incentive units into regular units of our operating partnership, but only to the extent of his economic capital account balance. As general partner, we may also cause any number of vested incentive units to be converted into regular operating partnership units to the extent of the holder’s economic capital account balance (a “forced conversion”).

If we or our operating partnership become a party to any transaction (including a merger, consolidation, unit exchange, self tender offer for all or substantially all operating partnership units or other business combination, or sale of all or substantially all of our operating partnership’s assets) in which our operating partnership units shall be exchanged for or converted into the right to receive cash, securities or other property, then we will be required to exercise our right to cause a forced conversion with respect to the maximum number of incentive units then eligible for conversion.

Tax Matters

We are the tax matters partner of our operating partnership and, as such, we have authority to make tax elections under the Code on behalf of our operating partnership.

Allocations of Net Income and Net Losses to Partners

The net income or net loss of our operating partnership will generally be allocated to us and the limited partners for book purposes in accordance with our respective interests in our operating partnership. However, any net capital gains realized in connection with a sale of assets of our operating partnership including net capital gain realized in connection with an adjustment to the carrying value of our operating partnership’s assets under Code Section 704(b), shall first be specially allocated to our incentive unit holders until their economic capital account balances equal the capital account balances of the company divided by the number of regular operating partnership units multiplied by the number of their incentive units. Allocations for tax purposes may vary from allocations for book purposes with respect to contributed properties as required under Code Section 704(c) to reflect variations between fair market value and tax basis at the time of the contribution. Upon a sale of contributed properties, precontribution gain or loss will be specially allocated for tax purposes to the contributing partners. In addition, tax allocations of depreciation and amortization for contributed properties may vary from book allocations. Our operating partnership will use the “traditional method” of allocating tax depreciation for the properties that have been contributed to date, which means that the company will be allocated tax depreciation from each such property in an amount up to its allocation of book depreciation from the respective property for each taxable year, with any remaining tax depreciation allocated to the contributing partners. Many of the contributed properties have a low tax basis, which will cause our allocation of tax depreciation to be significantly less than our allocation of book depreciation with respect to contributed properties.

Operations

The partnership agreement provides that we, as general partner, will determine and distribute the net operating cash revenues of our operating partnership, as well as the net sales and refinancing proceeds, quarterly, pro rata in accordance with the partners’ percentage interests. Unless and until our board of directors establishes a regular dividend policy, we currently intend to reserve all available cash in our operating partnership other than amounts necessary to satisfy our company’s and limited partners’ tax liabilities.

The partnership agreement provides that our operating partnership will assume and pay when due, or reimburse us for payment of all costs and expenses relating to the operations of, or for the benefit of, our operating partnership.

Termination Transactions

The partnership agreement provides that our company may not engage in any merger, consolidation or other combination with or into another person, sale of all or substantially all of our assets or any reclassification or any recapitalization or change in outstanding shares of our common stock (each such transaction, a “termination transaction”), unless in connection with a termination transaction:

(1)	we obtain the consent of at least 50% of the partners of our operating partnership (including units held by us), and

(2)	either:

(A)	all limited partners will receive, or have the right to elect to receive, for each unit an amount of cash, securities, or other property equal to the product of:

•	the number of shares of our company’s common stock into which each unit is then exchangeable, and

•	the greatest amount of cash, securities or other property payable to the holder of one share of our company’s common stock pursuant to the termination transaction,

provided that, if, in connection with a termination transaction, a purchase, tender or exchange offer is made to and accepted by the holders of more than 50% of the outstanding shares of our company’s common stock, each holder of units will receive, or will have the right to elect to receive, the greatest amount of cash, securities, or other property which such holder would have received had it exercised its redemption right and received shares of our common stock in exchange for its units immediately prior to the expiration of such purchase, tender or exchange offer and accepted such purchase, tender or exchange offer; or

(B)	all of the following conditions are met:

•	substantially all of the assets of the surviving entity are held directly or indirectly by our operating partnership or another limited partnership or limited liability company that is the surviving partnership of a merger, consolidation or combination of assets with our operating partnership;

•	the holders of units own a percentage interest of the surviving partnership based on the relative fair market value of the net assets of our operating partnership and the other net assets of the surviving partnership immediately prior to the consummation of this transaction;

•	the rights, preferences and privileges of such unit holders in the surviving partnership are at least as favorable as those in effect immediately prior to the consummation of the transaction and as those applicable to any other limited partners or non-managing members of the surviving partnership; and

•	the limited partners may exchange their interests in the surviving partnership for either the consideration available to the limited partners pursuant to the first paragraph in this section, or if the ultimate controlling person of the surviving partnership has publicly traded common equity securities, shares of those common equity securities, at an exchange ratio based on the relative fair market value of those securities and our common stock.

Term

Our operating partnership will continue in full force and effect until December 31, 2104, or until sooner dissolved in accordance with its terms or as otherwise provided by law.

Indemnification and Limitation of Liability

To the extent permitted by applicable law, the partnership agreement indemnifies us, as general partner, and our officers, directors, employees, agents and any other persons we may designate from and against any and all claims arising from the operations of our operating partnership in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established that:

•	the act or omission of the indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith, fraud or was the result of active and deliberate dishonesty;

•	the indemnitee actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful.

Similarly, we, as general partner of our operating partnership, and our officers, directors, agents or employees, are not liable or accountable to our operating partnership for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or any act or omission so long as we acted in good faith.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to the closing of this offering, there has been no public market for our common stock. Future sales of our common stock in the public market, or the perception that sales may occur, could adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity securities.

•	Upon the closing of this offering, we will have approximately shares of common stock outstanding, which includes the shares of common stock sold by us and the shares of restricted stock to be issued to our directors, including Mr. Thomas, and assuming no exercise of the underwriters’ over-allotment option.

•	Of these shares, the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless the shares are held by any of our “affiliates” as that term is defined in Rule 144 of the Securities Act, in which case they may only be sold in compliance with the limitations described below.

•	Remaining shares held by our existing stockholders were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act.

Shares Subject to Lock-Up Agreements

Except as described below, Mr. Thomas and each of our other directors and executive officers have agreed with the underwriters not to sell, contract to sell, pledge, dispose of or hedge any shares of stock (or securities convertible into, or exchangeable for, shares of our common stock, like operating partnership units) for a period of 180 days under agreements, referred to as “lock-up agreements,” without the consent of Friedman, Billings, Ramsey & Co., Inc. However, our executive officers, including Mr. Thomas, may each pledge units which they directly or indirectly own to an institutional lender and borrow against the pledged units up to 50% of value. Further, Mr. Thomas and related entities will pledge units with a value of $10.0 million based on the initial offering price to our operating partnership in order to secure indemnification obligations to our operating partnership under their contribution agreements. The conditions of these lock-up agreements may be waived by Friedman, Billings, Ramsey & Co., Inc., as representative of the underwriters. As of the closing of this offering,                      shares and all units in our operating partnership will be subject to lock-up agreements.

Redemption/Exchange Rights

In connection with the formation transactions, our operating partnership will issue an aggregate of                      units in exchange for interests in properties. Beginning 14 months after the consummation of this offering, holders of operating partnership units have the right to require our operating partnership to redeem all or a portion of their units for cash, or, at our election, shares of our common stock, based upon the fair market value of an equivalent number of shares of our common stock at the time of the redemption. See “Description of our Operating Partnership.”

Registration Rights

We have granted registration rights to holders of shares of our common stock that may be acquired by them in connection with the exercise of redemption rights under our operating partnership agreement. We will bear expenses incident to our obligations under the registration rights agreement, other than underwriting fees, discounts or commissions or any out-of-pocket expenses of the persons exercising the redemption/exchange rights for transfer taxes, if any, relating to the shares.

Rule 144 Sales by Affiliates

Affiliates of our company must comply with Rule 144 of the Securities Act when they sell shares of our stock. In general, under these rules, persons who acquire shares of common stock, other than in a public offering registered with the SEC, are required to hold those shares for a period of one year. Shares acquired in a registered public offering or held for more than one year may be sold by an affiliate subject to certain conditions. An affiliate would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding (approximately shares immediately after the offering); or

•	the average weekly trading volume of the common stock on the NYSE during the four calendar weeks preceding the filing with the SEC of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also subject to other requirements regarding the manner of sale, notice and the availability of current public information about our company.

In addition, under Rule 144(k) of the Securities Act, a person who is not, and has not been at any time during the 90 days preceding a sale, one of our affiliates and who has beneficially owned the shares proposed to be sold for at least two years is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

We intend to file a Form S-8 registration statement following the closing of this offering to register shares of common stock issuable under our Incentive Plan. These shares will be available for sale in the public market, subject to Rule 144 volume limitations applicable to affiliates.

UNDERWRITING

Friedman Billings, Ramsey & Co., Inc., UBS Securities LLC and                      are acting as the underwriters. This offering is being made on a firm commitment basis. Subject to the terms and conditions contained in the underwriting agreement, we have agreed to sell to the underwriters and the underwriters have severally agreed to purchase from us the shares offered by this prospectus in the amounts set forth below:

Underwriter	Number of Shares
Friedman, Billings, Ramsey & Co, Inc.
UBS Securities LLC

Total

The underwriters are obligated to take and pay for all shares of our common stock offered (other than those covered by the over-allotment option described below) if any of the shares are taken.

We have granted the underwriters an option, exercisable within 30 days after the date of this prospectus, to purchase up to                      additional shares of our common stock to cover over-allotments, if any, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. If the underwriters exercise this option, the underwriters will have a firm commitment, subject to certain conditions, to purchase all of the shares for which the option is exercised.

The following table shows the amount per share and total underwriting discounts and commissions we will pay to the underwriters. The amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to                      additional shares of our common stock to cover over-allotments.

	Per Share	Total No. Exercise	Full Exercise
Public Offering Price	$	$	$
Underwriting discounts and commissions to be paid by us
Proceeds, before expenses, to us	$	$	$

We have agreed to reimburse Friedman, Billings, Ramsey & Co., Inc. for certain expenses in connection with this offering, not to exceed $100,000. Other than the underwriting discounts and commissions and up to $100,000 of expense reimbursement described above, there are no other items of compensation being received by the underwriters or related persons in the offering. In addition to the items of compensation to be paid to the underwriters in connection with this offering, until the first anniversary of the completion of this offering, we have agreed to engage Friedman, Billings, Ramsey & Co., Inc. to act as lead underwriter or sole placement agent in connection with any public or private offering of our equity securities, and to act as our financial advisor in connection with any merger, sale of our company, or acquisition of another company on terms to be mutually agreed at the time of any such transactions.

Each of our executive officers and directors has agreed with the underwriters, for a period of 180 days after the date of this prospectus, subject to certain exceptions, not to sell any shares of common stock or any securities convertible into or exchangeable for shares of common stock owned by such officer or director, including any units in our operating partnership, without the prior written consent of the underwriters. However, each of our executive officers, including Mr. Thomas, will be eligible to pledge up to 50% of the units they directly or indirectly own to an institutional lender. We have also agreed with the underwriters, for a period of 180 days after the date of this prospectus, subject to certain exceptions, not to sell, or issue any shares of our common stock or any securities convertible into or exchangeable for shares of our common stock, or file any registration statement with the SEC, without the prior written consent of the underwriters. However, the underwriters may, in their discretion and at any time without notice, release all or any portion of the securities subject to these restrictions.

At our request, the underwriters are reserving a number of shares of our common stock equal to 3% of the total number of shares offered by us for sale to our directors, officers, employees and friends. These shares will be offered at the initial public offering price. The number of shares available for sale to the general public in the public offering will be reduced to the extent these persons purchase these reserved shares. Any shares not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby.

The underwriters propose to offer our common stock directly to the public at $             per share and to certain dealers at this price less a concession not in excess of $             per share. The underwriters may allow, and the dealers may re-allow, a concession not in excess of $             per share to certain other dealers. In connection with this offering, we expect to incur expenses of approximately $            .

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

•	short sales;

•	syndicate covering transactions;

•	imposition of penalty bids; and

•	purchases to cover positions created by short sales.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. Stabilizing transactions may include making short sales of our common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing common stock from us or in the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount.

The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares pursuant to the over-allotment option.

A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters also may impose a penalty bid on selling group members. This means that if the underwriters purchase shares in the open market in stabilizing transactions or to cover short sales, the underwriters can require the selling group members that sold those shares as part of this offering to repay the selling concession received by them.

As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

The underwriters or their affiliates may provide us with investment banking, financial advisory, or commercial banking services in the future, for which they may receive customary compensation.

We will apply to list the shares of our common stock on the NYSE, subject to approval and official notice of issuance, under the symbol “TPG.” In connection with the listing of our common stock on the NYSE, the underwriters will undertake to sell round lots of 100 shares or more to a minimum of 2,000 beneficial owners.

Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for our common stock has been determined by negotiations among us and the underwriters. Among the primary factors considered in determining the initial public offering price were:

•	prevailing market conditions

•	our capital structure;

•	the value and historical performance of the properties in which we will receive interests;

•	the market capitalization and valuation of other publicly traded companies that we and the underwriters believe to be comparable to us; and

•	estimates of our business potential and earning prospects.

A prospectus in electronic format may be available on the Internet sites or through other online services maintained by one or more of the underwriters and selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the underwriter or the selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us as to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by any underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

LEGAL MATTERS

Jones Day in Dallas, Texas will pass upon the validity of the shares of common stock offered by this prospectus and certain other legal matters for us. Allen Matkins Leck Gamble & Mallory LLP in Century City, California will pass upon certain legal matters for the underwriters.

EXPERTS

The consolidated balance sheet of Thomas Properties Group, Inc. and subsidiaries as of April 14, 2004; the combined balance sheets of Thomas Properties Group, Inc. Predecessor as of December 31, 2003 and 2002 and the related combined statements of operations, owners’ deficit and cash flows for each of the three years in the period ended December 31, 2003; the statement of revenues and certain expenses of One Commerce Square for the year ended December 31, 2003; and the combined statement of revenues and certain expenses of the CalSTRS Properties for the year ended December 31, 2003, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, including the exhibits with the registration statement, with respect to the shares of our common stock offered by this prospectus. This prospectus does not contain all the information contained in the registration statement. For further information with respect to us and the shares to be sold in this offering, we refer you to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document to which we make reference are not necessarily complete. In each instance, we refer you to the copy of the contract, agreement or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by the more complete description of the matter involved.

You may read and copy all or any portion of the registration statement or any reports, statements or other information we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can receive copies of these documents upon payment of a duplicating fee by writing to the SEC. Our SEC filings, including the registration statement, will also be available to you on the SEC’s Internet site at http://www.sec.gov.

THOMAS PROPERTIES GROUP, INC.

THOMAS PROPERTIES GROUP, INC.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma financial information of Thomas Properties Group, Inc. (the “Company”) is based on the historical financial statements of the predecessor of the Company included elsewhere in this prospectus, and historical financial statements of the CalSTRS Properties and One Commerce Square. The unaudited pro forma condensed consolidated balance sheet as of December 31, 2003 gives effect to the Company’s initial public offering and the related formation transactions as if these events had occurred on December 31, 2003. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2003 gives effect to the Company’s initial public offering and the related formation transactions as if these events had occurred on January 1, 2003. The pro forma adjustments give effect to the following:

•	the acquisition of a 50% ownership interest in One Commerce Square from an unaffiliated third party for $24.0 million in cash and the assumption of certain partnership liabilities.

•	the repayment of certain indebtedness and preferred equity interests in One Commerce Square aggregating $20.6 million and the establishment of a restricted cash reserve of $4.3 million.

•	the acquisition of an additional ownership interest in TPG/CalSTRS, LLC, for a combined ownership interest of 25% and an effective ownership interest in ARCO Plaza of 21.3% for $20.4 million in cash, and

•	the acquisition of a 25% ownership interest in each of Valencia Town Center, Reflections I, Reflections II, Pacific Financial Plaza, 800 South Hope Street and 1835 Market Street (collectively, the “CalSTRS Separate Account Properties”) for $30.8 million in cash.

For a more detailed description of the formation transactions and properties described above, see “Structure and Formation” and “Business and Properties—Description of TPG/CalSTRS Properties.”

This unaudited pro forma financial information is presented for informational purposes only and does not purport to represent what the Company’s results of operations or financial position would actually have been had the Company’s initial public offering and the related formation transactions had occurred on the dates specified, nor does the information purport to project the Company’s results of operations or financial position for any future period or at any future date. All pro forma adjustments are based on preliminary estimates and assumptions and are subject to revision upon completion of the Company’s initial public offering and the related formation transactions.

Once we have determined the final purchase price to be paid in connection with the related formation transactions and finalized the purchase price allocations, the unaudited pro forma financial information will be subject to adjustment. Such adjustments will likely result in changes to the unaudited pro forma condensed consolidated balance sheet and the unaudited pro forma condensed consolidated statement of operations to reflect, among other things, the final allocation of the purchase price. There can be no assurance that such changes will not be material. There currently is no definitive agreement for our acquisition of the additional interest in ARCO Plaza or the 25% interests in the CalSTRS Separate Account Properties and there can be no assurance that these acquisition transactions will be completed on favorable terms or at all. If these acquisitions are completed but do not conform to our assumptions regarding the terms thereof, such transactions could materially change the unaudited pro forma financial information presented in this prospectus.

The unaudited pro forma financial information should be read in conjunction with the other information contained in this prospectus under the captions “Prospectus Summary—Summary Combined Financial Data,” “Structure and Formation,” “Use of Proceeds,” “Capitalization,” “Selected Combined Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the respective financial statements of the Company predecessor, the CalSTRS Properties and One Commerce Square and the accompanying notes included elsewhere in this prospectus.

THOMAS PROPERTIES GROUP, INC.

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

December 31, 2003

(Unaudited)

(In thousands)

	Thomas Properties Group, Inc. Predecessor Historical	Initial Public Offering	Acquisition of Third Party Interest in One Commerce Square	Acquisition of Interests in Unconsolidated Subsidiaries	Other Pro Forma Adjustments		Company Pro Forma
	(A)	(B)	(C)	(D)
Assets
Investments in real estate, net	$164,736	$—	$114,776	$—	$831	(E)	$280,613
					270	(F)
Investments in real estate—held for sale	1,965	—	—	—	—		1,965
Investments in uncombined/unconsolidated real estate entities	13,207	—	(9,858)	51,179	—		54,528
Cash and cash equivalents, unrestricted	3,590	227,500	(47,572)	(51,179)	(8	)(E)	131,989
					(270	)(F)
					(72	)(H)
Restricted cash	8,116	—	8,089	—	—		16,205
Rents, deferred rents and other receivables	33,568	—	2,042	—	—		35,610
Deferred costs and other assets, net	4,543	—	8,235	—	—		12,778

Total assets	$229,725	$227,500	$75,712	$—	$751		$533,688

Liabilities and Owners’ Deficit/ Stockholders’ Equity

Mortgages and other secured loans	$225,841	$—	$74,212	$—	$—		$300,053
Accounts and interest payable and other liabilities	5,621	—	1,500	—	27	(E)	7,148

Total liabilities	231,462	—	75,712	—	27		307,201
Minority interest	1,133	—	—	—	112,406	(J)	113,539
Owners’ deficit	(2,870)	—	—	—	796	(E)	—
					(72	)(H)
					2,146	(I)
Common stock and additional paid in capital	—	227,500	—	—	1,250	(G)	114,198
					(2,146	)(I)
					(112,406	)(J)
Unearned compensation	—	—	—	—	(1,250	)(G)	(1,250)

Total owners’ deficit/ stockholders’ equity	(2,870)	227,500	—	—	(111,682)		112,948

Total liabilities and owners’ deficit/ stockholders’ equity	$229,725	$227,500	$75,712	$—	$751		$533,688

See accompanying notes to pro forma condensed consolidated financial information.

THOMAS PROPERTIES GROUP, INC.

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2003

(Unaudited)

(In thousands except per share data)

	Thomas Properties Group, Inc. Predecessor Historical	Acquisition of Third Party Interest in One Commerce Square	Acquisition of Interests in Unconsolidated Subsidiaries	Other Pro Forma Adjustments		Company Pro Forma
	(AA)	(BB)	(CC)
Revenues:
Rental	$20,418	$13,409	$—	$—		$33,827
Tenant reimbursements	9,935	7,711	—	—		17,646
Parking and other	2,087	1,738	—			3,825
Investment advisory, management, leasing, and development services	8,815	—	(766)	—		5,229
			(2,820)
Investment advisory, management, leasing, and development services—uncombined/unconsolidated real estate entities	5,021	(560)	(700)	—		6,581
			2,820

Total revenues	46,276	22,298	(1,466)	—		67,108

Expenses:
Rental property operating and maintenance	7,224	8,222	—	—		15,446
Real estate taxes	3,299	2,644	—	—		5,943
Investment advisory, management, leasing, and development services	9,810	(106)		—		9,704
Rent—uncombined/unconsolidated real estate entities	253	(103)	(26)	—		124
Interest	21,362	6,159	—	—		27,521
Depreciation and amortization	5,795	5,259	—	—		11,054
General and administrative	—	—	—	3,750	(DD)	4,167
				417	(EE)

Total expenses	47,743	22,075	(26)	4,167		73,959

Operating (loss) income	(1,467)	223	(1,440)	(4,167)		(6,851)
Equity in net (loss) income of uncombined/unconsolidated real estate entities	(1,088)	56	3,429	—		2,397
Minority interest	—	—	—	2,222	(FF)	2,222

Loss before benefit for income taxes	(2,555)	279	1,989	(1,945)		(2,232)
Benefit for income taxes	—	—	—	893	(GG)	893

Net Loss	$(2,555)	$279	$1,989	$(1,052)		$(1,339)

Pro forma basic earnings (loss) per share
Pro forma diluted earnings (loss) per share
Pro forma weighted average common shares outstanding—basic
Pro forma weighted average common shares outstanding—diluted

See accompanying notes to pro forma condensed consolidated financial statements.

THOMAS PROPERTIES GROUP, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(Unaudited)

(Tabular amounts in thousands)

1. Adjustments to the Pro Forma Condensed Consolidated Balance Sheet

The adjustments to the pro forma condensed consolidated balance sheet as of December 31, 2003 are as follows:

(A) Reflects the Thomas Properties Group predecessor (“TPG”) historical combined balance sheet as of December 31, 2003. Pursuant to contribution agreements with the owners of property interests in TPG and its affiliated entities and Thomas Properties Group, L.P., the Company’s operating partnership (the “Operating Partnership”), which will be executed in 2004, the Operating Partnership will receive a contribution of interests in the real estate properties, as well as the investment advisory, property management, leasing, and real estate development operations of TPG, in exchange for limited partnership interests in the Operating Partnership. The contributions will be made upon the consummation of this Offering.

As of March 9, 2004, Mr. Thomas, Chairman, President and Chief Executive Officer of the Company, was the ultimate owner of substantially all of the Company and the Operating Partnership and substantially all of TPG. Upon the consummation of this offering, Mr. Thomas and related entities, other affiliated parties and certain members of the Company’s senior management will directly or indirectly own approximately 49.9% of the Operating Partnership as limited partners. The exchange of the interests contributed by Mr. Thomas, or related entities owned by Mr. Thomas, will be accounted for as a reorganization of entities under common control; accordingly the contributed assets and assumed liabilities will be recorded at TPG’s historical cost basis.

In conjunction with the consummation of the offering and the formation transactions, each of the entities that will be contributing interests to the Operating Partnership will receive shares of the Company’s limited voting stock equal to the number of operating partnership units they will receive, for an aggregate cash purchase price of $50,000. Upon the consummation of the Offering and the formation transactions, the Company, as the general partner, will own 50.1% of the Operating Partnership and will have control over major decisions of the Operating Partnership, including decisions related to sale or refinancing of owned properties. Accordingly, the Company will consolidate the assets, liabilities and results of operations of the Operating Partnership in accordance with AICPA Statement of Position 78-9, Accounting for Investments in Real Estate Ventures (SOP 78-9).

Pursuant to the terms of the contribution agreements with Mr. Thomas and related entities, the Company, together with the Operating Partnership, has agreed to indemnify Mr. Thomas against adverse tax consequences in the event that it directly or indirectly, sells, exchanges or otherwise disposes of, in a taxable transaction, two of the contributed properties for four years, unless Mr. Thomas sells to the Company the 11% interest in each of One Commerce Square and Two Commerce Square he will retain following the offering before the fourth anniversary of the Offering and for not more than $4.0 million. If the sale does occur, the indemnification period is extended to nine years, which may be further extended to twelve years, as more fully discussed elsewhere in this prospectus. The two contributed properties subject to this obligation represented 100% of pro forma rental revenues, tenant reimbursements and parking revenues for the year ended December 31, 2003. While the Company does not intend to sell either of these properties in transactions that would result in these tax indemnification obligations, if it were to become liable for this tax indemnification obligation under these agreements, it would be liable for damages. Accordingly, Mr. Thomas does not possess any substantive right under the tax indemnity that would preclude the Company from consolidating the Operating Partnership under SOP 78-9.

In addition, as more fully discussed elsewhere in this prospectus, the Operating Partnership has agreed for periods from four to twelve years to use commercially reasonable efforts to make available to Mr. Thomas, Mr. Fox (a non-management member of our board of directors) and two unaffiliated third parties the opportunity to

THOMAS PROPERTIES GROUP, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL INFORMATION—(Continued)

guarantee $250 million of indebtedness, in order to, among other things, allow these persons to defer the recognition of gain in connection with formation transactions.

The Operating Partnership has agreed to use commercially reasonable efforts to make available for guarantee by Mr. Thomas and the others debt defined as “Qualifying Debt,” in the contribution agreements. “Qualifying Debt,” as defined in clauses (i) and (ii) of the definition, is debt with specific loan-to-value characteristics. Clause (iii) of the definition of “Qualifying Debt” is a permissive provision that allows Mr. Thomas and the other relevant contributors to guarantee any debt that Mr. Thomas chooses, even if that indebtedness does not meet the loan to value criteria set forth in clauses (i) and (ii) of the definition of “Qualifying Debt.”

As defined in the contribution agreements, “Qualifying Debt” means one of the following three types of debt:

In the case of secured indebtedness that is not recourse to all of the assets of the Operating Partnership or of the property owning entity, the aggregate amount of all indebtedness secured by such property must not exceed 75% of the fair market value (as determined by the Company’s board of directors in its reasonable judgment) of such property at the time that the opportunity to guarantee is made available to the contributors; or

In the case of indebtedness that is recourse to all of the assets of the Operating Partnership or of the property owning entity, the indebtedness is at all times the most senior indebtedness (or pari passu with the most senior indebtedness) recourse to all the assets of the Operating Partnership and the amount of the indebtedness outstanding is at all times at least equal to 150% of the aggregate amount of the guarantees provided with respect to such indebtedness; or

Any other indebtedness approved by Mr. Thomas (or his designee or legal representative) in his sole and absolute discretion.

If the Operating Partnership fails to use commercially reasonable efforts to make such indebtedness available to the relevant contributors to guarantee, the Operating Partnership could be liable to these contributors.

(B) Sale of                      shares of common stock for $         per share in this offering:

Proceeds from this offering	$250,000
Less estimated costs associated with this offering ($17,500 of underwriters’ discounted commission and $5,000 of other costs)	22,500

Increase to common stock and additional paid in capital	$227,500

Net cash proceeds	$227,500

THOMAS PROPERTIES GROUP, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL INFORMATION—(Continued)

(C) Reflects acquisition of the 50% equity interest in One Commerce Square, which is currently owned by a third party, and the resulting consolidation of the combined balance sheet for One Commerce Square. TPG used the equity method to account for its investment in One Commerce Square since TPG had significant influence, but not control, over major decisions including selling and refinancing the property. Upon purchase of the equity interests concurrent with the closing of the Offering, the Company will own 89% of One Commerce Square. The purchase method of accounting is used to reflect the acquisition of the 50% equity interest in One Commerce Square by TPG. The pro forma adjustments are comprised of the following:

	One Commerce Square Historical	Acquisition of Additional Interests	Repayment of Certain Liabilities	Reclassification of Restricted Cash	Elimination Entries	One Commerce Square Pro forma
		(1)	(2)	(3)	(4)
Investment in real estate, net	$91,302	$23,489	$—	$—	$(15)	$114,776
Investments in unconsolidated real estate entities	—	—	—	—	(9,858)	(9,858)
Unrestricted cash	1,329	(24,000)	(20,606)	(4,295)	—	(47,572)
Restricted cash	3,794	—	—	4,295	—	8,089
Rents, deferred rents, and other receivables	3,119	(1,372)	—	—	(7)	2,042
		302
Deferred charges and other assets, net	9,281	—	—	—	(1,046)	8,235

Total assets	$108,825	$(1,581)	$(20,606)	$—	$(10,926)	$75,712

Loans payable	$74,663	$9,344	$(9,795)	$—	$—	$74,212
Accounts and interest payable and other liabilities	1,500	—	—	—	—	1,500

Total liabilities	76,163	9,344	(9,795)	—	—	75,712
Minority interest	—	—	—	—	—	—
Owners’ equity	32,662	(10,925)	(10,811)	—	(10,926)	—

Total owners’ equity	32,662	(10,925)	(10,811)	—	(10,926)	—

Total liabilities and owners’ deficit	$108,825	$(1,581)	$(20,606)	$—	$(10,926)	$75,712

THOMAS PROPERTIES GROUP, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL INFORMATION—(Continued)

(1) Acquisition of third party equity interests in One Commerce Square:

Non-Preferred Capital
Cash paid to purchase third party equity interest	$24,000
Assumption of loan payables in connection with purchase of partner interest	9,344
Elimination of historical book value of third party equity interest	(10,925)
Fair market value of leases as a result of purchase of partner interests	(302)
Elimination of 50% of deferred rent receivables as a result of applying purchase accounting	1,372

$23,489

(2) Repayment of certain liabilities and preferred capital:

	Cash Paid	Book Value
Series A preferred capital	$5,691	$5,691
Credit facility and other accrued expenses	4,104	4,104

	9,795	$9,795

Series B preferred capital	10,811

Total cash paid	$20,606

(3) Reclassification of restricted cash due to repayment of credit facility: $ 4,295

(4) Decrease in investments in uncombined real estate entities resulting from consolidating One Commerce Square and reclassification of elimination and other entries previously recorded by TPG to its investment in uncombined real estate entities related to One Commerce Square (see note 3 to TPG’s historical combined financial statements for descriptions of such entries):

Decrease in investment in real estate, net	$(15)
Decrease in deferred leasing commissions	(1,046)
Decrease in accounts receivable	(7)
Elimination of TPG’s share of One Commerce Square’s total members’ equity as a result of consolidating One Commerce Square	10,926

$9,858

THOMAS PROPERTIES GROUP, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL INFORMATION—(Continued)

(D) Reflects acquisition of interests in unconsolidated subsidiaries. TPG used the equity method to account for its approximately 5% investment in the TPG/CalSTRS, LLC joint venture since TPG had very little control over major decisions including selling and refinancing property held within the joint venture. With the expected purchase of an additional 20% interest at the completion of this offering, the Company is expected to own 25% in the TPG/CalSTRS joint venture and indirectly an ownership interest of 21.3% in ARCO Plaza. In addition, the Company will pay approximately $30.8 million to purchase a 25% interest in the CalSTRS Separate Account Properties. The Company will continue to account for ARCO Plaza and will also account for the CalSTRS Separate Account Properties using the equity method of accounting. The pro forma adjustments are comprised of the following:

	CalSTRS Separate Account Properties	TPG / CalSTRS Joint Venture	Total Interest Purchased
Cash paid to purchase ownership interests	$30,779	$20,400	$51,179

(E)	Cash paid and contribution of equity interest in additional Four Points land parcels:

Contribution of:
Investment in real estate, net	$831
Accounts and interest payable and other liabilities	(27)
Owners’ equity	796
Cash paid to buy out general partner	8

(F) Cash payment for transfer tax in conjunction with contribution of the 2101 Market Street interest to the Company:	$270

(G)	Award of restricted stock and restricted incentive units to senior executives upon completion of this offering. The number of shares and units is stated in employment agreements with the applicable executives.

Unearned compensation	$1,250

Common stock and additional paid in capital	$1,250

Upon the consummation of this offering, Mr. Thomas will be granted 46,667 shares of restricted stock and other employees, not yet identified, will receive 36,667 shares of restricted stock. The awards will be made under our 2004 Equity Incentive Plan. The restricted stock grants are recorded as unearned compensation, which will be amortized on a straight-line basis over the vesting period of three years.

Unearned compensation has not been recorded for the grant of 666,669 restricted incentive units as the value of these units is not fixed and determinable. See Note (EE) to the pro forma condensed consolidated statement of operations.

(H) Proration of working capital to limited partners upon consummation of formation transactions:	$72

(I) Reclassification of owners’ deficit to common stock and additional paid in capital:	$2,146

THOMAS PROPERTIES GROUP, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL INFORMATION—(Continued)

(J)	Recording of minority interest in the Operating Partnership as a result of issuing limited partnership units in the Operating Partnership to certain owners of TPG:

Pro forma equity before allocation to minority interest	$225,354
Percentage allocable to minority interest	49.88%

$112,406

2. Adjustments to the Pro Forma Condensed Consolidated Statement of Operations

The adjustments to the pro forma condensed consolidated statement of operations for the year ended December 31, 2003 are as follows:

(AA)	Reflects TPG’s historical condensed combined statement of operations for the year ended December 31, 2003. As discussed in note (A), the interests in the real estate properties contributed by the owners of TPG to the Operating Partnership in exchange for limited partnership interests in the Operating Partnership will be recorded at TPG’s historical cost. As a result, expenses such as depreciation and amortization to be recognized by the Operating Partnership related to the contributed interests are based on TPG’s historical cost of the related assets.

As discussed in note (A), upon consummation of the offering and the formation transactions, the Company will own 50.1% of the Operating Partnership and will have control over major decisions of the Operating Partnership. Accordingly, the Company will consolidate the revenues and expenses of the Operating Partnership. See note (FF) for the pro forma adjustment to allocate 49.9% of the net income of the Operating Partnership to the limited partners of the Operating Partnership.

(BB)	Reflects acquisition of equity interests in One Commerce Square owned by a third party, and the resulting consolidation of One Commerce Square. TPG used the equity method to account for its investment in One Commerce Square since TPG had significant influence, but not control, over major decisions, including selling and refinancing this property. Upon purchase of the preferred equity interests at the completion of this offering, the Company will own 89% of One Commerce Square. Entities affiliated with TPG will retain an 11% ownership interest. The purchase method of accounting is used to reflect the acquisition of the redeemable preferred equity interests in One Commerce Square by the Company.

THOMAS PROPERTIES GROUP, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL INFORMATION—(Continued)

The pro forma adjustments for the year ended December 31, 2003 is comprised of the following:

	One Commerce Square	Adjustments Resulting from Purchase Accounting		Elimination Entries		One Commerce Square

Revenues
Rental	$13,413	$152	(1)	$(53	)(5)	$13,409
				(103	)(7)
Tenant reimbursements	7,711	—		—		7,711
Parking and other	1,738	—		—		1,738
Investment advisory, management, leasing, and development services	—	—		—		—
Investment advisory, management, leasing and development services—uncombined real estate entities	—	—		(355	)(4)	(560)
				(100	)(6)
				(105	)(8)

Total revenues	22,862	152		(716)		22,298

Expenses
Rental property operating and maintenance	$8,932	$—		$(355	)(4)	$8,222
				(355	)(5)
Real estate taxes	2,644	—		—		2,644
Investment advisory, management, leasing, and development services	—	—		(1	)(5)	(106)
				(105	)(8)
Rent—uncombined real estate entities	—	—		(103	)(7)	(103)
Interest	8,409	—		(2,250	)(9)	6,159
Depreciation and amortization	4,867	550	(2)	(158	)(5)	5,259
General and administrative	—	—		—		—

Total expenses	24,852	550		(3,327)		22,075

Operating (loss) income	(1,990)	(398)		2,611		223
Equity in net income (loss) of uncombined real estate entities	—	—		517	(3)	56
				(461	)(5)
Minority Interest	—	—		—		—

Net (loss) income	$(1,990)	$(398)		$2,667		$279

(1)	Increase in rental revenue to reflect straight-line and fair value of rent amounts resulting from purchase accounting.
(2)	Increase in depreciation of buildings and improvements resulting from purchase accounting adjustments to investments in real estate offset by a reduction in amortization of deferred leasing commissions.
(3)	Elimination of equity in net loss previously recorded by TPG.
(4)	Elimination of property management fee revenue previously recognized by TPG and property management fee expense previously recorded by One Commerce Square.

THOMAS PROPERTIES GROUP, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL INFORMATION—(Continued)

(5)	Reclassification of elimination and other entries previously recorded by TPG to its equity in net loss of uncombined real estate entities related to One Commerce Square (see note 3 to TPG’s historical combined financial statements for descriptions of such entries).
(6)	Elimination of leasing commission revenue previously recognized by TPG.
(7)	Elimination of rental revenue and rental expense previously recognized by One Commerce Square and TPG, respectively.
(8)	Elimination of management company expenses and reimbursement revenue previously recognized by TPG.
(9)	Increase in interest expense as a result of assumption of debt.

(CC)	Reflects acquisition of interests in unconsolidated subsidiaries. TPG used the equity method to account for its 5% investment in the TPG/CalSTRS, LLC joint venture since TPG did not have control over major decisions, including selling and refinancing the property. With the expected purchase of an additional interest in the joint venture at the completion of this offering, the Company will increase its ownership interest in the TPG/CalSTRS, LLC joint venture to 25%. In addition, the Company will purchase a 25% interest in the CalSTRS Separate Account Properties. The Company will continue to account for its investment in the joint venture and will also account for the CalSTRS Separate Account Properties under the equity method. The pro forma adjustments are comprised of the following:

			CalSTRS Separate Account Properties	TPG/ CalSTRS Joint Venture	Total

	(1)	Elimination of management fees, leasing, and development services revenue	$766	$—	$766

	(2)	Reclassify management fees, leasing and development services revenue—uncombined real estate entities as a result of acquisition	2,820	—	2,820

	(3)	Eliminate management fees, leasing and development services revenue—uncombined real estate entities as a result of acquisition	—	700	700

	(4)	Elimination of rental expense	—	26	26

	(5)	Equity in net income	1,876	1,553	3,429

(DD)	Increase in general and administrative expenses as a result of becoming a public company:

		Incremental salaries and employment related costs			$1,770
		Incremental overhead			1,980

					$3,750

(EE)	Restricted stock awards to be granted on the completion of this offering that have a three year vesting period (total award is $1,250)				$417

THOMAS PROPERTIES GROUP, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL INFORMATION—(Continued)

Upon the consummation of this offering, Mr. Thomas will be granted 46,667 shares of restricted stock and other employees, not yet identified, will receive 36,667 shares of restricted stock pursuant to our 2004 Equity Incentive Plan. The restricted stock grants will be recorded as compensation expense on a straight-line basis over the vesting period of three years.

Upon the consummation of this offering, three of our executive officers, other than Mr. Thomas, will each receive 16,667 incentive units in our operating partnership under our 2004 Equity Incentive Plan. These units will vest in full on the third anniversary of the date of the grant, provided that vesting may occur upon the second anniversary of the grant date if certain performance goals are met. In addition, Mr. Ricci will receive a grant of 183,334 restricted incentive units; Mr. Scott an award of 233,334 restricted incentive units; and Mr. Sischo an award of 200,000 restricted incentive units. These restricted incentive unit grants will vest over a three-year period, with one third vesting on each of the first, second and third anniversary dates of the grant, subject to continued services and the terms of our Incentive Plan. Subject to the terms of the agreement for our Operating Partnership, the executives will be entitled to receive operating partnership units in exchange for vested incentive units.

These restricted incentive units will be accounted for as variable awards because the number of operating partnership units that each executive is entitled to receive, if any, is not known until certain performance goals are achieved or certain transactions occur. Compensation expense will be estimated each reporting period based on the Company’s stock price and the probable number of operating partnership units that will be issued to the executive officers in exchange for restricted incentive units and the expense will be recorded over the three-year vesting period. Total compensation expense to be recorded over the vesting period will be calculated based on the Company’s stock price on the date the number of operating partnership units to be issued in exchange for the incentive units are fixed and determinable.

For purposes of the pro forma income statement, there is no compensation expense related to incentive units for the year ended December 31, 2003 as the amount of compensation expense is not determinable. Assuming executives participating in the plan meet their performance goals as contemplated by the Incentive Plan and certain transactions occur, the three executive officers would be entitled to receive, in the aggregate, 666,669 operating partnership units in exchange for their incentive units.

The following table shows total pro forma compensation expense that would be recorded related to the incentive units over the three-year vesting period ending December 31, 2005, based on the following assumptions:

•	The final value of the restricted incentive units result in the executive officers receiving no operating partnership units, 333,335 operating partnership units or 666,669 operating partnership units in exchange for the restricted incentive units.

•	The Company’s stock price on the date the operating partnership units awarded in exchange for the restricted incentive units are fixed and determinable ranges from $5.00 per share to $30.00 per share.

	Cumulative Compensation Expense
Stock Price	Minimum	Median	Maximum
$ 5.00	$—	$1,666,673	$3,333,345
$10.00	$—	$3,333,345	$6,666,690
$15.00	$—	$5,000,018	$10,000,035
$20.00	$—	$6,666,690	$13,333,380
$25.00	$—	$8,333,363	$16,666,725
$30.00	$—	$10,000,035	$20,000,070

THOMAS PROPERTIES GROUP, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL INFORMATION—(Continued)

(FF)	Allocation of minority interest in net income (loss) of the Operating Partnership as a result of issuing limited partnership units in the Operating Partnership to certain former owners of TPG:
	Total loss before allocation to minority interest	$(4,454)
	Percentage allocable to minority interest	49.88%

		$(2,222)

(GG)	Pro forma income tax benefit on the pro forma pretax loss of the Company is calculated as follows:
	Total loss before benefit for income taxes	$(2,232)
	Statutory tax rate	40.00%

		$893

INDEPENDENT AUDITORS’ REPORT

The Board of Directors Thomas Properties Group, Inc.:

We have audited the accompanying consolidated balance sheet of Thomas Properties Group, Inc. (the “Company”) as of April 14, 2004. This consolidated financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated balance sheet presents fairly, in all material respects, the financial position of the Company as of April 14, 2004 in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Los Angeles, California

April 14, 2004

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

April 14, 2004

ASSETS
Cash and total assets	$1,000

LIABILITIES AND STOCKHOLDER’S EQUITY
Liabilities	$—
Stockholder’s Equity:
Common stock, $.01 par value, 10,000 shares authorized; 100 shares issued and outstanding	1
Additional paid-in capital	999

Total stockholder’s equity	1,000

Total liabilities and stockholder’s equity	$1,000

See accompanying notes to consolidated balance sheet.

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED BALANCE SHEET

April 14, 2004

1. Organization and Description of Business

Thomas Properties Group, LLC and affiliates, our predecessor (“TPG”), which is not a legal entity but rather a combination of certain real estate entities and operations as described below, is engaged in the business of owning, managing, leasing, acquiring and/or developing real estate, consisting primarily of office properties and related parking garages, located in Southern California, Sacramento, California, Philadelphia, Pennsylvania, Northern Virginia and Austin, Texas. The ultimate owners of TPG are Mr. James A. Thomas and certain others who have minor ownership interests.

Thomas Properties Group, Inc. (“the Company”) was incorporated in the State of Delaware on March 9, 2004. Concurrent with the consummation of an initial public offering (the “Offering”) of the common stock of the Company, which is expected to be completed in 2004, the Company and a newly formed limited partnership, Thomas Properties Group, L.P. (the “Operating Partnership”), together with the partners and members of the affiliated partnerships and limited liability companies of TPG and other parties which hold direct or indirect ownership interests in the properties will engage in certain formation transactions (the “Formation Transactions”). The Formation Transactions are designed to (i) continue the operations of TPG, (ii) enable the Company to raise the necessary capital to acquire increased interests in certain of the properties, (iii) fund joint venture capital commitments, (iv) provide a vehicle for future acquisitions, (v) fund future development costs at the Company’s development properties, and (vi) establish a capital reserve for general corporate purposes.

The operations of the Company will be carried on primarily through the Operating Partnership. The Company will be the sole general partner in the Operating Partnership. Pursuant to contribution agreements among the owners of TPG and the Operating Partnership, the Operating Partnership will receive a contribution of interests in the real estate properties, as well as the investment advisory, property management, leasing, and real estate development operations of Thomas Development Partners, L.P., in exchange for units of limited partnership interest in the Operating Partnership and the assumption of debt and other specified liabilities. The Company and Operating Partnership will be fully integrated, self-administered and self-managed.

2. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statement includes the accounts of the Company and the Operating Partnership. All significant intercompany balances and transactions have been eliminated in combination.

3. Offering Costs

In connection with the Offering, affiliates have or will incur legal, accounting, and related costs, which will be reimbursed by the Company upon the consummation of the Offering. Such costs will be deducted from the gross proceeds of the Offering.

INDEPENDENT AUDITORS’ REPORT

The Owners Thomas Properties Group, Inc. Predecessor:

We have audited the accompanying combined balance sheets of Thomas Properties Group, Inc. Predecessor (“TPG”), as defined in Note 1, as of December 31, 2003 and 2002 and the related combined statements of operations, owners’ deficit, and cash flows for each of the three years in the period ended December 31, 2003. Our audits also included the financial statement schedule listed in the Index to Financial Statements. These financial statements and the financial statement schedule are the responsibility of TPG’s management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of TPG as of December 31, 2003 and 2002 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the financial statement schedule, when considered in relation to the basic combined financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP

Los Angeles, California

April 14, 2004

THOMAS PROPERTIES GROUP, INC. PREDECESSOR

COMBINED BALANCE SHEETS

(In thousands)

	December 31,
	2003	2002
ASSETS
Investments in real estate:
Land and improvements	$43,655	$42,287
Buildings and improvements	148,405	148,193
Tenant improvements	39,674	39,601

	231,734	230,081
Less accumulated depreciation	(66,998)	(61,463)

	164,736	168,618
Investments in real estate—development property held for sale	1,965	1,770
Investments in uncombined real estate entities	13,207	11,352
Cash and cash equivalents	3,590	3,846
Restricted cash	8,116	3,790
Rents and other receivables, net of allowance for doubtful accounts of $349 and $250 as of December 2003 and 2002, respectively	1,178	1,120
Receivables—uncombined real estate entities	186	113
Deferred rents	32,204	38,386
Deferred leasing and loan costs, net of accumulated amortization of $3,866 and $5,264 as of 2003 and 2002, respectively	3,804	1,574
Other assets	739	595

Total assets	$229,725	$231,164

LIABILITIES AND OWNERS’ DEFICIT
Mortgage loans	$139,670	$192,935
Other secured loans	86,171	45,360
Accounts payable and other liabilities	2,748	3,474
Prepaid rent	2,873	468

Total liabilities	231,462	242,237
Minority interest	1,133	1,133
Owners’ deficit	(2,870)	(12,206)

Total liabilities and owners’ deficit	$229,725	$231,164

See accompanying notes to combined financial information.

THOMAS PROPERTIES GROUP, INC. PREDECESSOR

COMBINED STATEMENTS OF OPERATIONS

(In thousands)

	Year ended December 31,
	2003	2002	2001
Revenues:
Rental	$20,418	$20,495	$20,331
Tenant reimbursements	9,935	9,620	8,964
Parking and other	2,087	2,133	2,302
Investment advisory, management, leasing, and development services	8,815	5,099	3,869
Investment advisory, management, leasing and development services—uncombined real estate entities	5,021	1,328	858

Total revenues	46,276	38,675	36,324

Expenses:
Rental property operating and maintenance	7,224	6,446	5,922
Real estate taxes	3,299	3,233	3,192
Investment advisory, management, leasing, and development services	9,810	6,248	6,111
Rent—uncombined real estate entities	253	101	99
Interest	21,362	21,361	21,794
Depreciation and amortization	5,795	5,879	6,039

Total expenses	47,743	43,268	43,157

Operating loss	(1,467)	(4,593)	(6,833)

Equity in net (loss) income of uncombined real estate entities	(1,088)	993	1,285

Net loss	$(2,555)	$(3,600)	$(5,548)

See accompanying notes to combined financial information.

THOMAS PROPERTIES GROUP, INC. PREDECESSOR

COMBINED STATEMENTS OF OWNERS’ DEFICIT

Years Ended December 31, 2003, 2002, and 2001

(In thousands)

Balance, January 1, 2001	$(848)
Contributions	750
Distributions	(5,118)
Net loss	(5,548)

Balance, December 31, 2001	(10,764)
Contributions	2,213
Distributions	(55)
Net loss	(3,600)

Balance, December 31, 2002	(12,206)
Contributions	14,816
Distributions	(2,925)
Net loss	(2,555)

Balance, December 31, 2003	$(2,870)

See accompanying notes to combined financial information.

THOMAS PROPERTIES GROUP, INC. PREDECESSOR

COMBINED STATEMENTS OF CASH FLOWS

(In thousands)

	Year ended December 31,
	2003	2002	2001
Cash flows from operating activities:
Net loss	$(2,555)	$(3,600)	$(5,548)
Adjustments to reconcile net loss to net cash provided by operating activities:
Equity in net loss (income) of uncombined real estate entities	1,088	(993)	(1,285)
Deferred rents	6,182	4,233	2,516
Depreciation and amortization	5,795	5,879	6,039
Bad debt	99	50	50
Amortization of loan costs	480	84	79
Changes in assets and liabilities:
Rents and other receivables	(157)	(81)	(705)
Receivables—uncombined real estate entities	(73)	(77)	209
Other assets	(261)	(136)	(92)
Deferred leasing and loan costs	(769)	(37)	(173)
Deferred interest payable	1,866	2,945	2,832
Accounts payable and other liabilities	(726)	58	(1,329)
Prepaid rent	2,405	379	82

Net cash provided by operating activities	13,374	8,704	2,675

Cash flows from investing activities:
Expenditures for improvements to real estate	(1,653)	(2,214)	(3,544)
Expenditures for real estate improvements—land held for sale	(195)	(134)	(180)
Distributions received from uncombined real estate entities	1,692	479	5,178
Contributions to uncombined real estate entities	(4,635)	(1,250)	(401)
Change in restricted cash	(4,326)	92	(4)

Net cash (used in) provided by investing activities	(9,117)	(3,027)	1,049

Cash flows from financing activities:
Contributions from owners	14,816	2,213	750
Distributions to owners	(2,925)	(55)	(5,118)
Minority interest contributions	—	483	650
Principal payments on notes payable	(2,882)	(8,155)	(5,121)
Repayment of loan	(221,065)	—	—
Proceeds from mortgage and other secured loans	209,627	1,333	3,500
Payments on loan costs	(2,084)	(68)	—

Net cash used in financing activities	(4,513)	(4,249)	(5,339)

Net (decrease) increase in cash and cash equivalents	(256)	1,428	(1,615)
Cash and cash equivalents at beginning of year	3,846	2,418	4,033

Cash and cash equivalents at end of year	$3,590	$3,846	$2,418

Supplemental disclosure of cash flow information:
Cash paid for interest	$19,467	$17,350	$24,519
Supplemental disclosure of non-cash investing activities:
Contribution of land and building improvements to uncombined real estate entity during 2001			4,250

THOMAS PROPERTIES GROUP, INC. PREDECESSOR

NOTES TO COMBINED FINANCIAL INFORMATION

December 31, 2003 and 2002

(Tabular amounts in thousands)

1. Organization and Description of Business

Thomas Properties Group, Inc. Predecessor (“TPG”), which is not a legal entity but rather a combination of real estate entities and operations as described below, is engaged in the business of owning, managing, leasing, acquiring and developing real estate, consisting primarily of office properties and related parking garages, located in Southern California, Sacramento, California, Philadelphia, Pennsylvania, Northern Virginia and Austin, Texas. During all periods presented in the accompanying combined financial statements, TPG was, and is, the general partner or managing member of the real estate entities that directly or indirectly own these properties and TPG had and has responsibility for the day-to-day operations of such entities. The ultimate owners of TPG are Mr. James A. Thomas and certain others who have minor ownership interests.

Concurrent with the consummation of an initial public offering (the “Offering”) of the common stock of Thomas Properties Group, Inc. (the “Company”), which is expected to be completed in 2004, the Company and a newly formed limited partnership, Thomas Properties Group, L.P. (the “Operating Partnership”), together with the partners and members of the affiliated partnerships and limited liability companies of TPG and other parties which hold direct or indirect ownership interests in the properties, will engage in certain formation transactions (the “Formation Transactions”). The Formation Transactions are designed to (i) continue the operations of TPG, (ii) enable the Company to raise the necessary capital to acquire increased interests in certain of the properties, (iii) fund joint venture capital commitments, (iv) provide a vehicle for future acquisitions, (v) fund certain development costs at the development properties, and (vi) establish a capital reserve for general corporate purposes.

The operations of the Company will be carried on primarily through the Operating Partnership. The Company will be the sole general partner in the Operating Partnership. Pursuant to contribution agreements among the owners of TPG, the Company and the Operating Partnership, the Operating Partnership will receive a contribution of interests in the real estate properties, as well as the investment advisory, property management, leasing and real estate development operations of Thomas Development Partners, L.P., in exchange for units in our Operating Partnership issued to the contributors and the assumption of debt and other specified liabilities. The Company and Operating Partnership will be fully integrated, self-administered and self-managed.

The real estate entities included in the accompanying combined financial statements have been combined for only the periods that such entities were under control by TPG. The equity method of accounting is utilized to account for investments in real estate entities over which TPG has significant influence, but not control over major decisions, including the decision to sell or refinance the properties. The accompanying combined financial statements do not include certain investments in real estate entities owned by Mr. Thomas that will not be contributed to the Operating Partnership upon consummation of the Offering.

Thomas Development Partners, L.P. provides property management, leasing and real estate development services to the real estate entities invested in by TPG and to certain unrelated parties and also provides investment advisory services to unrelated parties. All of the operations of Thomas Development Partners, L.P. unrelated to property management, leasing and real estate development have been excluded from the accompanying combined financial statements.

THOMAS PROPERTIES GROUP, INC. PREDECESSOR

NOTES TO COMBINED FINANCIAL INFORMATION—(Continued)

As of December 31, 2003, TPG was invested in the following real estate properties:

Property	Type; Planned Development	Location
Combined properties:

Two Commerce Square	High-rise office	Philadelphia Central Business District, Pennsylvania (“PCBD”)

2101 Market Street	Undeveloped land; Residential/Office/Retail	PCBD

Four Points Centre	Undeveloped land; Office/Retail/Research and Development/Hotel	Austin, Texas

Campus El Segundo	Contract to purchase undeveloped land; Office/Retail/Research and Development/Hotel	El Segundo, California

Uncombined properties:

One Commerce Square	High-rise office	PCBD
2121 Market Street	Residential and Retail	PCBD
ARCO Plaza	High-rise office	Los Angeles Central Business District, California

2101 Market Street includes a surface parking lot that services One Commerce Square, Two Commerce Square and other properties. The ARCO Plaza property also includes an off-site garage that provides parking for ARCO Plaza and other properties. The office properties also include on-site parking, retail and storage space.

From the late 1980s through 2000, TPG developed One Commerce Square, Two Commerce Square, 2121 Market Street and the California Environmental Protection Agency (“CalEPA”) headquarters building in Sacramento, California. TPG has responsibilities for the day-to-day operations of CalEPA building, but has no ownership interest in the property. Historically, TPG has provided investment advisory services for the California State Teachers Retirement System (“CalSTRS”) with respect to six properties that are wholly owned by CalSTRS— 800 South Hope Street, Valencia Town Center, Reflections I, Reflections II, 1835 Market Street and Pacific Financial Plaza— as well as one project owned in a joint venture between CalSTRS and TPG— ARCO Plaza. In addition, TPG provides property management, leasing and development services to the properties discussed above, except TPG does not provide property management services for 2121 Market Street, Reflections I and Reflections II. On January 8, 2001, TPG formed a joint venture with a third party to redevelop the 2121 Market Street property, which property became operational on September 14, 2001. On January 28, 2003, a real estate entity in which TPG has a 5.0% ownership interest acquired an 85.4% interest in ARCO Plaza. In 2001, TPG formed a joint venture with a third party, which entered into an agreement to purchase the land commonly referred to as Campus El Segundo. The purchase price of the land is based on an appraisal process. The purchase contract includes provisions that permit the current owner of the property to require TPG to purchase this property at fair market value if the appraised value of the property is between a certain range, or if the appraisal is less than the low end of the range, at the election of the seller. TPG is required under certain circumstances to buy out the other investor and the other investor has the right to require TPG to buy out its interest, at a price based on the fair market value of the property. At December 31, 2003, the other investor held a 37% ownership interest in Campus El Segundo. Subject to the resolution of pending litigation regarding entitlements on the property (see Note 10), TPG may be required to purchase the property. TPG held ownership interests in Two Commerce Square, 2101 Market Street, Four Points Centre and One Commerce Square for all periods presented. In February 2004, TPG sold a portion of the land at Four Points Centre, which portion has been classified as held for sale at December 31, 2003 and 2002.

THOMAS PROPERTIES GROUP, INC. PREDECESSOR

NOTES TO COMBINED FINANCIAL INFORMATION—(Continued)

2. Summary of Significant Accounting Policies

(a) Principles of Combination

The real estate entities and the wholly and majority owned subsidiaries of such entities related to the properties for which TPG controls major decisions and the investment advisory, property management, leasing and real estate development operations of Thomas Development Partners, L.P. are combined in the accompanying combined financial statements. All significant intercompany balances and transactions have been eliminated in combination. The interest in Campus El Segundo not owned by TPG is reflected as a minority interest.

(b) Cash Equivalents

For purposes of the combined statements of cash flows, TPG considers short-term investments with original maturities of three months or less when purchased to be cash equivalents.

(c) Investments in Real Estate

Investments in real estate are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are recorded on a straight-line basis over the estimated useful lives as follows:

Buildings	40 to 50 years
Building improvements	5 to 40 years
Tenant improvements	Shorter of the useful lives or the terms of the related leases
Furniture, fixtures, and equipment	3 to 5 years

Improvements and replacements are capitalized when they extend the useful life, increase capacity or improve the efficiency of the asset. Repairs and maintenance are charged to expense as incurred.

(d) Uncombined Real Estate Entities

Investments in uncombined real estate entities are accounted for using the equity method of accounting whereby TPG’s investments in partnerships and limited liability companies are recorded at cost and the investment accounts are adjusted for TPG’s share of the entities’ income or loss and for distributions and contributions.

(e) Impairment of Long-Lived Assets

TPG assesses whether there has been impairment in the value of its long-lived assets whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount to the future net cash flows, undiscounted and without interest, expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell. Management believes no impairment in the net carrying values of the investments in real estate and investments in uncombined real estate entities has occurred for the periods presented.

THOMAS PROPERTIES GROUP, INC. PREDECESSOR

NOTES TO COMBINED FINANCIAL INFORMATION—(Continued)

(f) Deferred Leasing and Loan Costs

Deferred leasing commissions and other direct costs associated with the acquisition of tenants are capitalized and amortized on a straight-line basis over the terms of the related leases. Loan costs are capitalized and amortized to interest expense over the terms of the related loans using a method that approximates the effective-interest method.

(g) Purchase Accounting for Acquisition of Interests in Real Estate Entities

Purchase accounting was applied, on a pro rata basis, to the assets and liabilities related to real estate entities for which TPG acquired interests, based on the percentage interest acquired. For purchases of additional interests that were consummated subsequent to June 30, 2001, the effective date of Statement of Financial Accounting Standards No. 141, Business Combinations, the fair value of the real estate acquired is allocated to the acquired tangible assets, consisting of land, building and tenant improvements, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, other value of in-place leases and value of tenant relationships, based in each case on their fair values.

The fair value of the tangible assets of an acquired property (which includes land, building and tenant improvements) is determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land, building and tenant improvements based on management’s determination of the relative fair values of these assets. Management determines the as-if-vacant fair value of a property using methods similar to those used by independent appraisers. Factors considered by management in performing these analyses include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses and estimates of lost rental revenue during the expected lease-up periods based on current market demand. Management also estimates costs to execute similar leases including leasing commissions, legal and other related costs.

In allocating the fair value of the identified intangible assets and liabilities of an acquired property, above-market and below-market in-place lease values are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market lease values are amortized as a reduction of rental income over the remaining non-cancelable terms of the respective leases. The capitalized below-market lease values are amortized as an increase to rental income over the terms in the respective leases.

The aggregate value of other acquired intangible assets, consisting of in-place leases and tenant relationships, is measured by the excess of (i) the purchase price paid for a property after adjusting existing in-place leases to market rental rates over (ii) the estimated fair value of the property as if vacant, determined as set forth above. This aggregate value is allocated between in-place lease values and tenant relationships based on management’s evaluation of the specific characteristics of each tenant’s lease; however, the value of tenant relationships has not been separated from in-place lease value for the additional interests in real estate entities acquired by TPG because such value and its consequence to amortization expense is immaterial for these particular acquisitions. Should future acquisitions of properties result in allocating material amounts to the value of tenant relationships, an amount would be separately allocated and amortized over the estimated life of the relationship. The value of in-place leases exclusive of the value of above-market and below-market in-place leases is amortized to expense over the remaining non-cancelable periods of the respective leases. If a lease were to be terminated prior to its stated expiration, all unamortized amounts relating to that lease would be written off.

THOMAS PROPERTIES GROUP, INC. PREDECESSOR

NOTES TO COMBINED FINANCIAL INFORMATION—(Continued)

(h) Revenue Recognition

All leases are classified as operating leases and minimum rents are recognized on a straight-line basis over the terms of the leases. The excess of rents recognized over amounts contractually due pursuant to the underlying leases is included in deferred rents in the accompanying combined balance sheets and contractually due but unpaid rents are included in deferred rents.

Tenant reimbursements for real estate taxes, common area maintenance and other recoverable costs are recognized in the period that the expenses are incurred. Lease termination fees, which are included in other income in the accompanying combined statements of operations, are recognized when the related leases are canceled and TPG has no continuing obligation to provide services to such former tenants.

Investment advisory fees are based on a percentage of net operating income earned by a property under management and are recorded on a monthly basis as earned. Property management fees are based on a percentage of the revenue earned by a property under management and are recorded on a monthly basis as earned. Generally, 50% of leasing fees are recognized upon the execution of the lease and the remainder upon tenant occupancy unless significant future contingencies exist. Development fees are recognized as the real estate development services are rendered using the percentage-of-completion method of accounting.

(i) New Accounting Pronouncements

In April 2002, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of SFAS No. 13, and Technical Corrections. FASB Statement No. 145 generally provided for various technical corrections to previously issued accounting pronouncements. The only impact to TPG related to SFAS No. 145 is to provide that early extinguishment of debt, including the write-off of unamortized deferred loan costs, is generally no longer considered an extraordinary item. Effective January 1, 2003, TPG adopted the provisions of SFAS No. 145 and has presented all previous early write-offs of unamortized loan costs as a component of interest expense. TPG has reclassified early extinguishments of debt as non-extraordinary items.

In November 2002, the FASB issued Interpretation No. 45 (“FIN 45”), Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN 45 addresses financial accounting for, and disclosure of, guarantees. FIN 45 requires certain guarantees to be recorded at fair value, as opposed to the existing standard of recording a liability only when a loss is probable and reasonably estimable according to SFAS No. 5, Accounting for Contingencies. FIN 45 also requires a guarantor to make new significant disclosures for virtually all guarantees even if the likelihood of the guarantor having to make payment under the guarantee is remote. The initial recognition and initial measurement provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption of this statement did not significantly impact TPG’s financial statements.

In January 2003, the FASB issued FIN 46, Consolidation of Variable Interest Entities. FIN 46 clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, and provides guidance on the identification of entities for which control is achieved through means other than through voting rights, referred to as “variable interests,” and how to determine when and which business enterprise should consolidate the variable interest entity (“VIE”). This new model for consolidation applies to an entity in which either (1) the equity investors, if any, do not have a controlling financial interest or (2) the equity investment at risk is insufficient to finance that entity’s activities without receiving additional subordinated financial support from other parties. In December 2003, the FASB published a revision to FIN 46 (“FIN 46R”) to clarify some of the provisions of the interpretation and defer the effective date of implementation for certain entities. The provisions of FIN 46R are effective for the first reporting period ending after December 15, 2003 for entities considered to

THOMAS PROPERTIES GROUP, INC. PREDECESSOR

NOTES TO COMBINED FINANCIAL INFORMATION—(Continued)

be special-purpose entities. The provisions for all other entities subject to FIN 46R are effective for financial statements of the first reporting period ending after March 15, 2004. The adoption of this statement on January 1, 2003 did not significantly impact TPG’s financial statements.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments imbedded in other contracts and for hedging activities under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. The provisions of SFAS 149 are generally effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The adoption of this statement did not significantly impact TPG’s financial statements.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Instruments with Characteristics of both Liabilities and Equity, which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires that an issuer classify a financial instrument that is within its scope, which may have previously been reported as equity, as a liability (or an asset in some circumstances). This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise effective at the beginning of the first interim period beginning after December 15, 2003. The adoption of this statement did not significantly impact TPG’s financial statements.

(j) Income Taxes

TPG’s real estate entities are partnerships and limited liability companies, and its property management, leasing, and real estate development operations are held by a partnership. Under applicable federal and state income tax rules, the allocated share of net income or loss from partnerships and limited liability companies is reportable in the income tax returns of the partners and members. Accordingly, no income tax provision is included in the accompanying combined financial statements.

(k) Management’s Estimates and Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates made.

Management has identified certain critical accounting policies that affect management’s more significant judgments and estimates used in the preparation of TPG’s combined financial statements. On an ongoing basis, management evaluates estimates related to critical accounting policies, including those related to revenue recognition and the allowance for doubtful accounts receivable and investments in real estate and asset impairment. The estimates are based on information that is currently available to management and on various other assumptions that management believes are reasonable under the circumstances.

Management must make estimates related to the collectibility of accounts receivable related to minimum rent, deferred rent, expense reimbursements, lease termination fees and other income. Management specifically analyzes accounts receivable and historical bad debts, tenant concentrations, tenant creditworthiness, and current economic trends when evaluating the adequacy of the allowance for doubtful accounts receivable. These estimates have a direct impact on TPG’s net income, because a higher bad debt allowance would result in lower net income.

Management is required to make subjective assessments as to the useful lives of the properties for purposes of determining the amount of depreciation to record on an annual basis with respect to TPG’s investments in real

THOMAS PROPERTIES GROUP, INC. PREDECESSOR

NOTES TO COMBINED FINANCIAL INFORMATION—(Continued)

estate. These assessments have a direct impact on TPG’s net income because if management were to shorten the expected useful lives of TPG’s investments in real estate, TPG would depreciate such investments over fewer years, resulting in more depreciation expense and lower net income on an annual basis.

Management is required to make subjective assessments as to whether there are impairments in the values of TPG’s investments in real estate, including real estate held by the uncombined real estate entities accounted for using the equity method. These assessments have a direct impact on TPG’s net income because recording an impairment loss results in an immediate negative adjustment to net income.

Management is required to make subjective assessments as to the fair value of assets and liabilities in connection with purchase accounting related to interests in real estate entities acquired by TPG. These assessments have a direct impact on TPG’s net income subsequent to the acquisition of the interests as a result of depreciation and amortization being recorded on these assets and liabilities over the expected lives of the related assets and liabilities. Management estimates the fair value of rental properties utilizing a discounted cash flow analysis that includes projections of future revenues, expenses and capital improvement costs, similar to the income approach that is commonly utilized by appraisers.

(l) Segment Disclosure

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” established standards for disclosure about operating segments and related disclosures about products and services, geographic areas and major customers. TPG currently operates in one business segment: the acquisition, development, ownership, and management of commercial real estate. Additionally, the Company operates in one geographic area: the United States.

The products for the office segment include rental of office space to tenants, parking, rental of storage space and other tenant services.

(m) Concentration of Credit Risk

TPG’s only operating property is located in downtown Philadelphia, Pennsylvania. In addition, two of the three uncombined operating properties are also located in downtown Philadelphia, Pennsylvania. The ability of the tenants to honor the terms of their respective leases is dependent upon the economic, regulatory and social factors affecting the communities in which the tenants operate.

Financial instruments that subject the Company to credit risk consist primarily of cash and accounts receivable. TPG maintains its cash and cash equivalents and restricted cash on deposit with high quality financial institutions. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000. At December 31, 2003 and 2002, TPG had approximately 15 and 17 tenants, respectively, two of which account for approximately 92% of TPG’s rental revenues and tenant reimbursements for the years ended December 31, 2003, 2002 and 2001. TPG performs ongoing credit evaluations of its tenants and maintains reserves for potential credit losses.

3. Uncombined Real Estate Entities

The uncombined real estate entities include the entities that own One Commerce Square, 2121 Market Street, and ARCO Plaza. One Commerce Square was owned and operating for all periods presented in the accompanying combined financial statements. The 2121 Market Street property started operations on September 14, 2001. In addition, ARCO Plaza (including the off-site garage known as J-2) is presented as an uncombined real estate entity from the purchase date of January 28, 2003.

THOMAS PROPERTIES GROUP, INC. PREDECESSOR

NOTES TO COMBINED FINANCIAL INFORMATION—(Continued)

Capital contributions, distributions, and profits and losses of the real estate entities are allocated in accordance with the terms of the applicable partnership and limited liability company agreements. Such allocations may differ from the stated percentage interests, if any, in such entities as a result of preferred returns and allocation formulas as described in the partnership and limited liability company agreements. Following are the percentages of net income or loss of the uncombined real estate entities that were allocated to TPG, and which agreed to its ownership percentages, for the years ended December 31, 2003, 2002 and 2001.

	2003		2002		2001
One Commerce Square	50.00	%(1)	50.00	%(1)	50.00	%(1)
2121 Market	50.00%		50.00%		50.00%
ARCO Plaza	4.23	%(2)	—		—

(1)	TPG and a third party each own 50.0% of the Series A preferred capital and non-preferred capital of the partnership that owns One Commerce Square. In addition, a third party owns 100% of the Series B preferred capital. The holder of the Series B preferred capital is entitled to preferred cumulative distributions, after the holders of the Series A preferred capital receive their preferred cumulative distributions. Thereafter, distributions go to the holders of the non-preferred capital.
(2)	TPG is allocated approximately 23% of the depreciation expense of ARCO Plaza.

Investments in uncombined real estate entities as of December 31, 2003 and 2002 are as follows:

	2003	2002
One Commerce Square	$9,907	$10,209
2121 Market Street	215	1,143
ARCO Plaza	3,085	—

	$13,207	$11,352

The following is a summary of the investments in uncombined real estate entities for the years ended December 31, 2003, 2002 and 2001:

Investment balance, January 2001	$8,830

Contributions	4,651
Equity in net income of uncombined real estate entities	1,285
Distributions	(5,178)

Investment balance, December 31, 2001	9,588

Contributions	1,250
Equity in net income of uncombined real estate entities	993
Distributions	(479)

Investment balance, December 31, 2002	11,352

Contributions	4,635
Equity in net loss of uncombined real estate entities	(1,088)
Distributions	(1,692)

Investment balance, December 31, 2003	$13,207

THOMAS PROPERTIES GROUP, INC. PREDECESSOR

NOTES TO COMBINED FINANCIAL INFORMATION—(Continued)

The joint venture with CalSTRS, which currently owns a 85.4% interest in ARCO Plaza, was formed in December, 2002 to acquire office properties on a nationwide basis classified as core plus and value-add properties. Value-add properties are characterized by unstable net operating income for an extended period of time, occupancy less than 90% and/or physical or management problems which can be positively impacted by introduction of new capital and/or management. Under the joint venture agreement, TPG has an exclusive obligation until the earlier of December 23, 2006 and the date CalSTRS has contributed its full capital commitments to the joint venture to first present all acquisition opportunities involving core plus and value-add properties to the joint venture before TPG may buy them. The unfunded capital commitments of CalSTRS and TPG were $1,936,000 and $102,000, respectively, as of December 31, 2003. In addition, TPG is required to exercise diligent efforts to sell all the properties in the joint venture by December 23, 2009, which could include the purchase by TPG, subject to two one-year extensions if approved by CalSTRS.

Upon the earlier to occur of certain events or January 1, 2006, a buy-sell provision may be exercised by either TPG or CalSTRS. Under this provision, the initiating party sets a price for its interest in the joint venture, and the other party has a specified time to either elect to buy the initiating party’s interest, or to sell its own interest to the initiating party. Upon the occurrence of certain events, CalSTRS also has a buy-out option to purchase TPG’s interest in the joint venture. The buyout price is based on appraised fair market value, less a 3% discount. Upon the earlier to occur of certain events or January 1, 2006, the minority owners of ARCO Plaza have the option to require the joint venture to purchase its interest for an amount equal to what would be payable to them upon liquidation of the assets at fair market value.

TPG currently has a 5% interest in the joint venture.

Two Commerce Square is a party to a master lease agreement and a reciprocal easement and operating agreement with One Commerce Square. The master lease agreement allocates revenues related to the lease of certain retail and commercial office space between Two Commerce Square and One Commerce Square. The reciprocal easement and operating agreement addresses the use of cost sharing, revenue sharing, management and other matters related to the subterranean parking garage and the common plaza amenities shared by Two Commerce Square and One Commerce Square. The revenues from transient parking in the subterranean garage are allocated between Two Commerce Square and One Commerce Square based on the utilization of transient parking spaces by cars visiting either property. Expenses related to the parking operations are allocated based on the same percentages as the revenue allocation.

THOMAS PROPERTIES GROUP, INC. PREDECESSOR

NOTES TO COMBINED FINANCIAL INFORMATION—(Continued)

Following is summarized financial information for the uncombined real estate entities as of December 31, 2003 and 2002 and for the years ended December 31, 2003, 2002 and 2001:

Summarized Balance Sheets

	2003	2002
ASSETS
Investments in real estate	$390,880	$113,514
Receivables including deferred rents	7,937	3,834
Other assets	32,380	21,182

Total assets	$431,197	$138,530

LIABILITIES AND OWNERS’ EQUITY
Mortgage loans	269,812	93,750
Other liabilities	26,405	8,945

Total liabilities	296,217	102,695

Owners’ equity:
TPG	14,297	12,445
Other owners	120,683	23,390

Total owners’ equity	134,980	35,835

Total liabilities and owners’ equity	$431,197	$138,530

Summarized Statements of Operations

	2003	2002	2001
Revenues	$69,168	$27,472	$25,373

Expenses:
Operating and other expenses	42,456	13,237	12,096
Interest expense	14,174	6,825	6,859
Depreciation and amortization	13,166	5,781	4,608

Total expenses	69,796	25,843	23,563

Net (loss) income	$(628)	$1,629	$1,810

TPG’s share of net (loss) income	$(1,760)	$410	$728

THOMAS PROPERTIES GROUP, INC. PREDECESSOR

NOTES TO COMBINED FINANCIAL INFORMATION—(Continued)

Following is summarized financial information by real estate entity for the years ended December 31, 2003, 2002 and 2001:

	2003
	One Commerce Square	2121 Market Street	ARCO Plaza (from January 28, 2003)	Total
Revenues	$22,862	$4,884	$41,422	$69,168

Expenses:
Operating and other expenses	11,576	3,495	27,385	42,456
Interest expense	5,749	1,230	7,568	14,547
Depreciation and amortization	4,867	1,110	6,816	12,793

Total expenses	22,192	5,835	41,769	69,796

Net income (loss)	$670	$(951)	$(347)	$(628)

TPG’s share of net loss	$(517)	$(24)	$(1,219)	(1,760)

Intercompany eliminations				672

Equity in net loss of uncombined real estate entities				$(1,088)

	2002
	One Commerce Square	2121 Market Street	Total
Revenues	$24,650	$2,822	$27,472

Expenses:
Operating and other expenses	10,935	2,302	13,237
Interest expense	6,161	664	6,825
Depreciation and amortization	4,577	1,204	5,781

Total expenses	21,673	4,170	25,843

Net income (loss)	$2,977	$(1,348)	$1,629

TPG’s share of net income (loss)	$711	$(301)	$410

Intercompany eliminations			583

Equity in net income of uncombined real estate entities			$993

	2001
	One Commerce Square	2121 Market Street (from September 14, 2001)	Total
Revenues	$24,294	$1,079	$25,373

Expenses:
Operating and other expenses	10,759	1,337	12,096
Interest expense	6,771	88	6,859
Depreciation and amortization	4,154	454	4,608

Total expenses	21,684	1,879	23,563

Net income (loss)	$2,610	$(800)	$1,810

TPG’s share of net income	$589	$139	$728

Intercompany eliminations			557

Equity in net income of uncombined real estate entities			$1,285

THOMAS PROPERTIES GROUP, INC. PREDECESSOR

NOTES TO COMBINED FINANCIAL INFORMATION—(Continued)

Three tenants in ARCO Plaza account for approximately 60.6% of rental revenues and tenant reimbursements for that property for the period from January 28, 2003 (commencement of operations) to December 31, 2003. Four tenants in One Commerce Square account for approximately 29.3%, 12.3%, 11.3%, and 10.8% of rental revenues and tenant reimbursements for that property for the year ended December 31, 2003. Two tenants and one tenant accounted for approximately 65.7% and 65.6%, respectively, of rental revenues and tenant reimbursements for that property for the years ended December 31, 2002 and 2001, respectively.

Following is a reconciliation of TPG’s share of owners’ equity in net income (loss) of the uncombined real estate entities as shown above to amounts recorded by TPG as of December 31, 2003 and 2002 and for the years ended December 31, 2003, 2002 and 2001:

	2003	2002
TPG’s share of owners’ equity recorded by uncombined real estate entities	$14,297	$12,445
Elimination entries including eliminating management and leasing fees to TPG	(1,090)	(1,093)

Investments in uncombined real estate entities	$13,207	$11,352

	2003	2002	2001
TPG’s share of net (loss) income recorded by uncombined real estate entities	$(1,760)	$410	$728
Elimination of TPG’s share of expenses recorded by the uncombined real estate entities for services provided by TPG	672	583	557

Equity in net (loss) income of uncombined real estate entities	$(1,088)	$993	$1,285

4. Mortgage Loans

Mortgage loans consist of the following as of December 31, 2003 and 2002:

	2003	2002

Mortgage loan secured by first trust deed on Two Commerce Square and the assignment of related rents and leases. The loan is payable in monthly installments of interest at 6.3% per annum (see Note 5 regarding related discussion of the interest on the senior mezzanine loan) plus principal, with the unpaid balance due at maturity on May 9, 2013. Pursuant to the loan agreement, TPG is (i) required to maintain certain reserves for insurance, taxes, and capital expenditures; and (ii) prohibited from prepaying the mortgage loan prior to October 2005, after which date the loan may be defeased. The loan agreement also requires that all receipts collected from Two Commerce Square be deposited in a lockbox account under the control of the lender to fund these reserves and operating expenditures. Included in restricted cash at December 31, 2003 is $3,246,000, which has been deposited in the lockbox account.

	$130,770	$—

Mortgage loan secured by 2101 Market Street. Interest is payable monthly at the prime rate or the adjusted LIBOR plus 2.5% per annum, based on TPG’s election for specified periods, with principal due at maturity on March 6, 2005. At December 31, 2003 and 2002, the interest rate was 3.8% and 4.4%, per annum, respectively. An affiliate of James A. Thomas guarantees repayment of the loan, up to a maximum of $1,500,000.	3,500	3,500

THOMAS PROPERTIES GROUP, INC. PREDECESSOR

NOTES TO COMBINED FINANCIAL INFORMATION—(Continued)

	2003	2002
Mortgage loan secured by Four Points Centre. Interest at the prime rate is payable monthly with principal due at maturity on August 31, 2004. At December 31, 2003 and 2002, the interest rate was 4.0% and 4.3% per annum, respectively. The loan is guaranteed by Mr. Thomas and certain affiliates and is subject to certain financial covenants for the guarantors.	5,400	5,400

Mortgage loan secured by first trust deed on Two Commerce Square and the assignment of related rents and leases. All borrowings bore interest at a fixed rate of 9.2% per annum, and principal was due on a quarterly basis equal to excess cash flow from the property, as defined in the loan agreement, as well as principal repayments such that the outstanding principal balance did not exceed certain maximum balances on certain dates. As of December 31, 2002, the outstanding principal balance on the mortgage loan was below the $191 million maximum balance allowed. TPG was required to maintain certain reserves for insurance, taxes, capital expenditures and operating expenditures. Effective July 31, 2003, the mortgage loan was refinanced.

	—	184,035

	$139,670	$192,935

As of December 31, 2003, principal payments due for the mortgage loans are as follows:

Year ending December 31,
2004	$10,786
2005	8,809
2006	5,511
2007	4,545
2008	1,440
Thereafter	108,579

$139,670

5. Other Secured Loans

Other secured loans consist of the following as of December 31, 2003 and 2002:

2003	2002

Senior mezzanine loan secured by TPG’s ownership interests in the real estate entities that own Two Commerce Square and are guaranteed by Mr. Thomas and certain affiliates. The loan is payable in fixed monthly installments of interest and principal plus excess cash flow from the property, as defined in the loan agreement, with the unpaid balance due at maturity on January 9, 2010. The loan bears interest so that the weighted average of the rate on this loan and the rate on the mortgage loan secured by Two Commerce Square (see Note 4) shall at all times equal 9.2% per annum. The loan may not be prepaid prior to August 9, 2009, and thereafter is subject to yield maintenance payments. The loan is guaranteed by Mr. Thomas up to an aggregate maximum of $7,500,000 for this loan and the junior mezzanine loans discussed below.

$47,478	$—

Junior mezzanine loans secured by TPG’s ownership interests in the real estate entities that own Two Commerce Square and are guaranteed by Mr. Thomas and certain affiliates. The Class A portion ($3,500,000) bears interest at 15% per annum. Interest at 10% per annum is payable monthly with the remaining 5% deferred. The Class B portion ($24,457,000) bears interest at 9.2% per annum, which is all deferred. Principal and deferred interest, which is included in the loan balance, is due at maturity on January 9, 2010. Under certain conditions,

THOMAS PROPERTIES GROUP, INC. PREDECESSOR

NOTES TO COMBINED FINANCIAL INFORMATION—(Continued)

	2003	2002
the lender has the right to extend the maturity date of this loan for an additional 18 months until July 9, 2011. TPG is prohibited from prepaying the junior mezzanine loans. The loan guarantee by Mr. Thomas is limited to an aggregate maximum of $7,500,000 for these loans and the senior mezzanine loan discussed above. Under certain conditions, a portion of or the entire Class B portion will be forgiven by the lender.	28,991	—

Note payable dated March 27, 1996, in the original principal amount of $24,000,000 plus interest accrued at a fixed rate of 9.2% per annum, all due at maturity on January 3, 2008. The loan was secured by a $7,500,000 cash collateral account owned by Mr. Thomas and was also guaranteed by him. During the year ended December 31, 2003, Mr. Thomas contributed capital to TPG, including the $7,500,000 cash collateral account, which was used towards partial satisfaction of this indebtedness. The remaining balance of $27,957,000 was reconstituted as the junior mezzanine loan described above.	—	36,159

The Company and the other 50% owner of One Commerce Square were liable as of December 31, 2003, under a promissory note for $9,250,000. Only the Company’s 50% share equal to $4,625,000 plus deferred interest at December 31, 2003 and 2002, is included as a liability in the accompanying balance sheets. The loan is secured by TPG’s ownership interests in the real estate entities that own One Commerce Square. The loan bears interest at 17.5% per annum. Interest at 10% per annum is payable monthly, with the remaining 7.5% deferred. The deferred interest also accrues interest at 17.5% per annum. Principal and deferred interest are due at maturity on March 16, 2011. The loan is subject to yield maintenance payments for any prepayments prior to March 16, 2005.

	7,829	6,997

Note payable to a former partner of TPG with respect to payment made by such partner in satisfaction of obligation in connection with 2101 Market Street land. Note amount of $2,424,000 plus interest at 8% per annum was due in three equal installments of $941,000 on February 28, 2001 and the next two succeeding years. Final installment payment was made in full on February 28, 2003.	—	871

The Company and the other 50% owner of One Commerce Square are jointly and severally liable under a credit facility with a maximum loan availability of $6,734,000 and an outstanding balance of $3,746,000 and $2,666,000 at December 31, 2003 and 2002, respectively. Only the Company’s 50% share, equal to $1,873,000 and $1,333,000 at December 31, 2003 and 2002, respectively, is included as a liability in the accompanying balance sheets. The credit facility is intended to serve as both a reserve, as required under the mortgage note payable of One Commerce Square, and funding source for the payment of tenant improvements, leasing commissions, and other leasing expenses for One Commerce Square. At the initial closing of the credit facility, the lender issued a standby letter of credit in an original face amount equal to the maximum loan availability, issued in favor of the mortgage note holder. The borrowers are entitled to request cash advances for the entire amount of the letter of credit to be used for leasing costs. Interest is payable monthly at the base rate (the greater of the prime rate or the Federal Funds rate plus 5% per annum) or the Euro-Rate plus 0.5% per annum, based on the borrowers’ election for specified periods. The interest rate at December 31, 2003 and 2002 was 1.6% and 2.3% per annum, respectively. In addition, a fee of 0.5% per annum is payable quarterly on the amount available to be drawn under the letter of credit. The credit facility is secured by a cash account held by the lender that was deposited by the other 50% owner of One Commerce Square. The credit facility matures on April 15, 2005 and the borrowers have the option to extend the maturity date for two one-year periods under certain conditions and upon payment of extension fees.

	1,873	1,333

	$86,171	$45,360

THOMAS PROPERTIES GROUP, INC. PREDECESSOR

NOTES TO COMBINED FINANCIAL INFORMATION—(Continued)

As of December 31, 2003, principal payments due for the other secured loans are as follows:

Year ending December 31,
2004	$1,109
2005	3,864
2006	2,489
2007	4,347
2008	1,760
Thereafter	72,602

$86,171

6. Minimum Future Lease Rentals

TPG has entered into various lease agreements with tenants as of December 31, 2003. The minimum future cash rents receivable under non-cancelable operating leases in each of the next five years and thereafter are as follows:

Year ending December 31,
2004	$26,003
2005	25,642
2006	25,657
2007	25,463
2008	20,025
Thereafter	51,186

$173,976

The leases generally also require reimbursement of the tenant’s proportional share of common area, real estate taxes and other operating expenses, which are not included in the amounts above. An affiliate of Mr. Thomas’ leases retail space located at Two Commerce Square through May 31, 2006, which has been included in the above table. For the years ended December 31, 2003, 2002 and 2001, TPG earned rental revenues and tenant reimbursements from this affiliate of $30,000, $30,000, and $20,000, respectively, of which $52,000 was reserved as bad debt expense during the year ended December 31, 2003.

7. Revenue Concentrations

(a) Rental revenue concentrations:

A significant portion of TPG’s rental revenues and tenant reimbursements were generated from two tenants. The revenue recognized related to these tenants for the years ended December 31, 2003, 2002 and 2001 was as follows:

	2003	2002	2001
Conrail, tenant in Two Commerce Square	$24,804	$24,483	$23,986
Accounting/financial tenant in Two Commerce Square	3,077	3,093	3,008

	$27,881	$27,576	$26,994

In March 1990, Two Commerce Square entered into a long-term lease agreement with Conrail to occupy approximately 753,000 square feet of office space in Two Commerce Square, a portion of which expires in 2008

THOMAS PROPERTIES GROUP, INC. PREDECESSOR

NOTES TO COMBINED FINANCIAL INFORMATION—(Continued)

and the remainder in 2009. As an inducement to enter into the lease, Two Commerce Square agreed to pay Conrail $34,000,000 no later than the fifth anniversary of the commencement of the lease, as defined, plus accrued interest at 8% per annum, compounded annually, under certain circumstances.

In accordance with the agreement, $34,000,000 was paid to Conrail in 1997. This lease concession has been reflected in the accompanying financial statements as a deferred rent receivable, and is being recognized ratably over Conrail’s lease period as a reduction in rental revenue. Interest is payable only in the event of sufficient cash flow from Two Commerce Square, as defined. TPG has not paid any interest through December 31, 2003 and believes that an accrual for interest expense at December 31, 2003 is not required. In addition, under certain conditions, $11,000,000 plus accrued interest at 8% per annum, compounded annually, is payable to Conrail from net proceeds from a sale or refinancing of Two Commerce Square. This provision terminates upon the termination of Conrail’s lease. No amounts were due to Conrail as of December 31, 2003, under the terms of this provision. The Operating Partnership will not assume this obligation in the Formation Transactions. Conrail has entered into sublease agreements for substantially all of the space leased.

The lease with the accounting/financial tenant in Two Commerce Square expires in 2013.

As of December 31, 2003 and 2002, $31,455,000 and $37,534,000, respectively, of the deferred rents relates to these tenants, including $27,988,000 and $33,601,000, respectively, related to Conrail. As of December 31, 2003 and 2002, TPG had received prepaid rents of $2,722,000 and $157,000, respectively, from these tenants.

(b)	Concentrations related to investment advisory, property management, leasing and development services revenue:

Under agreements with CalSTRS, TPG provides property acquisition, investment advisory, property management, leasing and development services for CalSTRS under a separate account relationship and through a joint venture relationship. At December 31, 2003, there are six office properties subject to the separate account relationship and one office property (ARCO Plaza) subject to the joint venture relationship.

Under the separate account relationship, TPG earns acquisition fees over the first three years after a property is acquired, if the property meets or exceeds the pro forma operating results that were submitted at the time of acquisition and a performance index associated with the region in which the property is located. Under the joint venture relationship, TPG is paid acquisition fees at the time a property is acquired, as a percent of the total acquisition price. For the years ended December 31, 2003, 2002 and 2001, TPG earned acquisition fees under these agreements of $1,537,000, $271,000 and $343,000, respectively, including $957,000 for the year ended December 31, 2003 from ARCO Plaza. TPG does not anticipate earning any additional acquisition fees related to the properties that have been acquired on behalf of CalSTRS as of December 31, 2003.

Under the separate account relationship, TPG earns asset management fees paid on a quarterly basis, based on the annual net operating income of the properties. Under the joint venture relationship, asset management fees are paid on a monthly basis, initially based upon a percentage of a property’s annual appraised value. At the point of stabilization of the property, asset management fees are calculated based on net operating income. For the years ended December 31, 2003, 2002 and 2001, TPG earned asset management fees under these agreements of $2,082,000, $952,000, and $775,000, respectively, including $959,000 for the year ended December 31, 2003 from ARCO Plaza.

TPG performs property management and leasing services for five of the seven properties subject to the asset management agreements with CalSTRS. TPG is entitled to property management fees calculated based on 2% or 3% of the gross revenues of the particular property, paid on a monthly basis. In addition, TPG is reimbursed for compensation paid to certain of its employees and direct out-of-pocket expenses. The management and leasing agreements expire on the third anniversary of each property’s acquisition, ranging from April 1, 2004 to August 1, 2006. The agreements are automatically renewed for successive periods of one year each, unless TPG

THOMAS PROPERTIES GROUP, INC. PREDECESSOR

NOTES TO COMBINED FINANCIAL INFORMATION—(Continued)

elects not to renew the agreements. For the years ended December 31, 2003, 2002 and 2001, TPG earned property management fees under these agreements of $1,976,000, $626,000, and $489,000, respectively, including $1,096,000 for the year ended December 31, 2003 from ARCO Plaza. In addition, for the years ended December 31, 2003, 2002 and 2001, TPG was reimbursed $1,064,000, $382,000, and $121,000, respectively, representing primarily the cost of on-site property management personnel incurred on behalf of the managed properties. Included in expense reimbursements for the year ended December 31, 2003 is $542,000 from ARCO Plaza.

For properties in which TPG is responsible for the leasing and development services, it is entitled to receive market leasing commissions and development fees as defined in the agreements with CalSTRS. For the years ended December 31, 2003, 2002 and 2001, TPG earned leasing commissions under the agreements of $1,285,000, $51,000, and $0, respectively, including $858,000 for the year ended December 31, 2003 from ARCO Plaza. For the years ended December 31, 2003, 2002 and 2001, TPG earned development fees under these agreements of $103,000, $33,000, and $25,000, respectively, including $49,000 for the year ended December 31, 2003 from ARCO Plaza.

Under the separate account relationship, TPG receives incentive compensation based upon performance above a minimum hurdle rate, at which time it begins to participate in cash flow from the relevant property. Incentive compensation is paid at the time an investment is sold and none has been earned as of December 31, 2003. Under the joint venture relationship, incentive compensation is based on a minimum return on investment to CalSTRS, following which TPG participates in cash flow above the stated return, subject to a clawback provision if returns for a property fall below the stated return. No incentive compensation had been earned as of December 31, 2003.

TPG provides property management, leasing and development services for One Commerce Square, under an agreement that expires on March 16, 2013. Property management fees are calculated based on 3% of the property’s gross revenues. For the years ended December 31, 2003, 2002 and 2001, TPG earned property management fees from One Commerce Square of $355,000, $492,000, and $529,000, respectively, and was reimbursed $105,000, $106,000, and $101,000, respectively, representing primarily the cost of on-site property management personnel incurred on behalf of the managed property. Leasing commissions are calculated based on 3% – 4% of the rent payable by a tenant. For the years ended December 31, 2003, 2002 and 2001, TPG earned leasing commissions from One Commerce Square of $100,000, $717,000, and $226,000, respectively. Development fees are calculated based on 5% of the cost of the tenant improvements work performed. For the years ended December 31, 2003, 2002 and 2001, TPG earned development fees from One Commerce Square of $0, $13,000, and $2,000, respectively.

At December 31, 2003, TPG had accounts receivable under the above agreements of $1,171,000, including $186,000 due from ARCO Plaza and One Commerce Square. At December 31, 2002, TPG had accounts receivable under the above agreements of $872,000, including $8,000 due from One Commerce Square. In addition, at December 31, 2002, $105,000 was due from 2121 Market Street.

TPG developed the CalEPA building for the City of Sacramento. TPG earned development fees from the City of Sacramento of $980,000 and $197,000 during the years ended December 31, 2002 and 2001, respectively. In addition, based on the development cost savings as compared to budgeted costs, TPG earned incentive development fees totaling $3,120,000 during the year ended December 31, 2003. Included in investment advisory, management, leasing, and development services expenses for the year ended December 31, 2003 is $1,560,000 in compensation expense related to the incentive fees earned during the year. TPG also provides property management, leasing and development services for the CalEPA building for the City of Sacramento. The property management agreement expires on June 30, 2005 and is automatically renewed for successive periods of one year each unless either party notifies the other that the agreement shall not continue at least for

THOMAS PROPERTIES GROUP, INC. PREDECESSOR

NOTES TO COMBINED FINANCIAL INFORMATION—(Continued)

twelve months prior to the then scheduled expiration of the term. Property management fees are $87,000 per month. For each of the years ended December 31, 2003, 2002 and 2001, TPG earned property management fees from the City of Sacramento of $1,046,000, $1,046,000, and $991,000, respectively, and was reimbursed $475,000, $470,000, and $428,000, respectively, representing primarily the cost of on-site property management personnel incurred on behalf of the managed property. At December 31, 2003 and 2002, TPG had accounts receivable from the CalEPA building of $41,000 and $70,000, respectively.

TPG obtains insurance under a master insurance policy that includes all the properties in which it has an investment and for which it performs investment advisory or property management services. Property insurance premiums are allocated to TPG based on estimated insurable values. Liability insurance premiums are allocated to TPG based on relative square footage. The allocated expense to TPG for the years ended December 31, 2003, 2002 and 2001 is $839,000, $603,000, and $450,000, respectively, and is included in rental property operations and maintenance expense.

8. Fair Value of Financial Instruments

As of December 31, 2003 and 2002, the fair values of TPG’s mortgage loans and other secured loans are approximated by the carrying values, as the terms are similar to those currently available to TPG for debt with similar risk and the same remaining maturities.

The carrying amounts for cash and cash equivalents, restricted cash, rents and other receivables, receivables from uncombined real estate entities, accounts payable and other liabilities approximate fair value because of the short-term nature of these instruments.

9. Investments in Real Estate

Following is certain information related to TPG’s investments in real estate, including development property held for sale, as of December 31, 2003:

	Two Commerce Square	2101 Market Street	Four Points Centre	Campus El Segundo
Encumbrances, net	$207,239	$3,500	$5,400	$—
Initial cost to the real estate entity that acquired the property:
Land	15,758	11,686	10,523	3,463
Buildings and improvements	188,079	—	—	—
Costs capitalized subsequent to construction:
Carrying costs	—	—	4,190	—
Total costs:
Land	15,758	11,686	14,713	3,463
Buildings and improvements	188,079	—	—	—
Accumulated depreciation and amortization	66,998	—	—	—
Date construction completed	1992	N/A	N/A	N/A

TPG has capitalized interest costs of $880,000 related to Four Points Centre as of December 31, 2003, including $245,000, $256,000 and $379,000 during the years ended December 31, 2003, 2002 and 2001, respectively.

The aggregate gross cost of TPG’s investments in real estate for federal income tax purposes approximated $201 million as of December 31, 2003.

THOMAS PROPERTIES GROUP, INC. PREDECESSOR

NOTES TO COMBINED FINANCIAL INFORMATION—(Continued)

The following table reconciles the historical cost of TPG’s investments in real estate for the years ended December 31, 2003, 2002 and 2001:

	2003	2002	2001
Balance, beginning of the year	$230,081	$227,867	$228,573
Additions during the year	1,653	2,214	3,544
Deductions during the year	—	—	(4,250)

Balance, end of the year	$231,734	$230,081	$227,867

The following table reconciles the accumulated depreciation of TPG’s investment in real estate for the years ended December 31, 2003, 2002 and 2001:

	2003	2002	2001
Balance, beginning of the year	$(61,463)	$(55,861)	$(50,162)
Additions during the year	(5,535)	(5,602)	(5,699)
Deductions during the year	—	—	—

Balance, end of the year	$(66,998)	$(61,463)	$(55,861)

10. Commitments and Contingencies

TPG has been named as a defendant in a number of lawsuits in the ordinary course of business. Management believes that the ultimate settlement of these suits will not have a material adverse effect on TPG’s financial position and results of operations.

With respect to the Campus El Segundo development property, TPG is a third party in interest in a lawsuit filed challenging the environmental impact report, development agreement and entitlements approved during late 2001 and early 2002 by the City of El Segundo planning commission and the city council for TPG’s planned development of the land. A local developer filed to stop the development and initially forced a voters referendum election to oppose the entitlements, in which TPG prevailed. The local developer has also sued TPG and the City of El Segundo regarding the findings in the environmental impact report. A finding of facts in September 2002 dismissed the lawsuit. All appeals to date have been rejected by the district circuit courts. However the plaintiff recently filed an appeal brief with the California Court of Appeals. TPG believes this matter will be resolved in its favor in the near future. If TPG was not successful, the impact would not be material to its financial position and results of operations. At December 31, 2003 and 2002, TPG had a net investment in Campus El Segundo of $2,330,000 and $2,016,000, respectively, after adjusting for the minority interest. At December 31, 2003 and 2002, the minority interest investment in Campus El Segundo was $1,133,000.

TPG sponsors a 401(k) plan for its employees. TPG’s contribution was $186,000, $135,000, and $115,000 for the years ended December 31, 2003, 2002, and 2001, respectively.

TPG is a tenant in both ARCO Plaza and One Commerce Square. For the years ended December 31, 2003, 2002 and 2001, TPG incurred rent expense of $101,000, $101,000, and $99,000, respectively, to One Commerce Square. For the year ended December 31, 2003, TPG incurred rent expense of $152,000 to ARCO Plaza. These expense amounts are included in rent—uncombined real estate entities.

THOMAS PROPERTIES GROUP, INC. PREDECESSOR

NOTES TO COMBINED FINANCIAL INFORMATION—(Continued)

The minimum future rents payable under these non-cancelable operating leases in each of the next five years and thereafter are as follows:

Year ending December 31,
2004	$296
2005	387
2006	387
2007	392
2008	392
Thereafter	169

$2,023

In connection with the ownership, operation and management of the real estate properties, TPG may be potentially liable for costs and damages related to environmental matters, including asbestos-containing materials. TPG has not been notified by any governmental authority of any non-compliance, liability or other claim in connection with any of the properties, and TPG is not aware of any other environmental condition with respect to any of the properties that management believes will have a material adverse effect on TPG’s assets or results of operations.

A mortgage loan, with an outstanding balance of $20,149,000 and $17,978,000 as of December 31, 2003 and 2002, respectively, secured by a first trust deed on 2121 Market Street is guaranteed by that partnership’s general partners, including TPG, up to a maximum amount of $3,300,000. In September 2001, the partnership that currently owns 2121 Market Street entered into a master lease for the property designed to allow a third party investor to take advantage of the historic tax credits for the property. Upon the occurrence of certain events, such as adjustments to the tax credits or operating losses being sustained by the master lessee, TPG may be required to make certain payments to this investor. Also in connection with this mortgage loan to 2121 Market Street, TPG has guaranteed the repayment of up to $3,500,000 of the loan.

THOMAS PROPERTIES GROUP, INC. PREDECESSOR

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

(In thousands)

Allowance For Bad Debts
Balance, January 1, 2001	$150
Charges to expense	50

Balance, December 31, 2001	200
Charges to expense	50

Balance, December 31, 2002	250
Charges to expense	99

Balance, December 31, 2003	$349

INDEPENDENT AUDITORS’ REPORT

The Board of Directors Thomas Properties Group, Inc.:

We have audited the accompanying statement of revenues and certain expenses of One Commerce Square (the “Property”) for the year ended December 31, 2003. This financial statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues and certain expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement of revenues and certain expenses presentation. We believe that our audit of the statement of revenues and certain expenses provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 1 to the statement of revenues and certain expenses. It is not intended to be a complete presentation of the Property’s revenues and expenses.

In our opinion, such statement of revenues and certain expenses presents fairly, in all material respects, the revenues and certain expenses, as described in Note 1, of the Property for the year ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Los Angeles, California

April 14, 2004

ONE COMMERCE SQUARE

Statement of Revenues and Certain Expenses

(In thousands)

Year Ended December 31, 2003

Revenues:
Rental	$13,306
Tenant reimbursements	7,615
Rental and tenant reimbursements - TPG	203
Parking	1,581
Other	157

Total revenues	22,862

Certain expenses:
Rental property operating and maintenance	8,117
Management services - TPG	815
Real estate taxes	2,644
Interest	8,409

Total certain expenses	19,985

Revenues in excess of certain expenses	$2,877

See accompanying notes to statement of revenues and certain expenses.

ONE COMMERCE SQUARE

NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES

Year ended December 31, 2003

1. Basis of Presentation

The accompanying statement of revenues and certain expenses relates to the operations of One Commerce Square. One Commerce Square is one of a two-tower office and retail complex occupying an entire city block in Center City (downtown) Philadelphia commonly referred to as Commerce Square. One Commerce Square is comprised of a 41-story office building, together with ground-level retail and restaurant space and a 214-space underground garage. One Commerce Square was completed in 1987 and contains 942,866 net rentable square feet. Concurrent with the consummation of an initial public offering of the common stock of Thomas Properties Group, Inc. (the “Company”), the predecessor of the Company (Thomas Properties Group, LLC and its affiliates, referred to as “TPG”) will contribute its 39% ownership interest in the property to the Company. In addition, the Company will purchase a 50% interest in the property from an unrelated party. After the consummation of the Offering, the Company will own an 89% interest in the property. TPG has historically provided property management services to the property.

The accompanying statement of revenues and certain expenses has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and, accordingly, is not representative of the actual results of operations of the property for the year ended December 31, 2003 due to the exclusion of depreciation and amortization expense, which may not be comparable to the proposed future operations of the property.

2. Summary of Significant Accounting Policies and Practices

(a) Revenue Recognition

All leases are classified as operating leases and minimum rents are recognized on a straight-line basis over the terms of the leases.

Tenant reimbursements for real estate taxes, common area maintenance, and other recoverable costs are recognized in the period that the expenses are incurred. Lease termination fees, which are included in other income in the accompanying combined statements of revenues and certain expenses, are recognized when the related leases are canceled and the landlord has no continuing obligation to provide services to such former tenants.

(b) Use of Estimates

Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenues and certain expenses during the reporting period to prepare the combined statement of revenues and certain expenses in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

ONE COMMERCE SQUARE

NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES—(Continued)

3. Minimum Future Lease Rentals

There are various lease agreements in place with tenants to lease space in the property. As of December 31, 2003, the minimum future cash rents receivable under noncancelable operating leases in each of the next five years and thereafter are as follows:

Year ending December 31:
2004	$13,769
2005	13,750
2006	13,890
2007	13,143
2008	12,316
Thereafter	43,374

$110,242

The leases also generally require reimbursement of the tenant’s proportional share of common area, real estate taxes and other operating expenses, which are not included in the amounts above.

4. Tenant Concentrations

For the year ended December 31, 2003, rent and tenant reimbursements from four tenants represented approximately 29.3%, 12.3%, 11.3% and 10.8% of the property’s total rental revenues and tenant reimbursements. The leases for these tenants expire in 2012, 2010, 2013, and 2013, respectively.

ONE COMMERCE SQUARE

NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES—(Continued)

5. Interest Expense

Interest expense for the year ended December 31, 2003 relates to the following mortgage and other secured loans payable:

Mortgage loan secured by a first trust deed and an assignment of related rents and leases, with an outstanding balance of $74,664,000 at December 31, 2003. The loan is payable in monthly debt service payments, as defined in the loan agreement, including interest at 7% per annum through April 11, 2008 and 9% per annum through April 11, 2028, when the unpaid balance is due and payable. The mortgage loan is repayable without a penalty after March 11, 2008.	$5,749

Loan payable secured by the owners’ equity interests in the property, with an outstanding balance of $15,658,000 at December 31, 2003, including deferred interest. The loan bears interest at 17.5% per annum. Interest at 10% per annum is payable monthly, with the remaining 7.5% per annum deferred. The deferred interest also accrues interest at 17.5% per annum. Principal and deferred interest are due at maturity on March 16, 2011.	2,602

Credit facility, with a maximum loan availability of $6,734,000, and an outstanding balance of $3,746,000 at December 31, 2003, is intended to serve as both a reserve, as required under the mortgage note payable of the property, and funding source for the payment of tenant improvements, leasing commissions, and other leasing expenses for the property. At the initial closing of the credit facility, the lender issued a standby letter of credit in an original face amount equal to the maximum loan availability, issued in favor of the mortgage note holder. The borrowers are entitled to request cash advances for the entire amount of the letter of credit to be used for leasing costs. Interest is payable monthly at the base rate (the greater of the prime rate or the Federal Funds rate plus 5% per annum) or the Euro-Rate plus 0.5% per annum based on the borrowers’ election for specified periods. The interest rate at December 31, 2003 was 1.6% per annum. In addition, a fee of 0.5% per annum is payable quarterly on the amount available to be drawn under the letter of credit. The credit facility is secured by a cash account held by the lender that was deposited by one of the owners of the property. The borrowers have the option to extend the maturity date of the credit facility for two one-year periods under certain conditions and upon payment of an extension fee.

58

$8,409

6. Related Party Transactions

TPG has historically been a tenant in the property under several leases expiring in 2009. For the year ended December 31, 2003, approximately $203,000 or 1% of the property’s rental revenues and tenant reimbursements were earned from TPG. In addition, an affiliate of Mr. Thomas is party to a lease for retail space located at the property through May 31, 2006. During the year ended December 31, 2003, the property earned rental revenues, tenant reimbursements and other revenues of $310,000 and reserved $459,000 as bad debt expense related to this affiliate. In addition, advances to the affiliate of $225,000 were reserved as bad debt expense during the year ended December 31, 2003.

Under an agreement that expires on March 16, 2013, TPG provides property management services for the property. Property management fees are calculated based on 3% of the property’s gross revenues. For the year ended December 31, 2003, TPG earned property management fees from the property of $710,000 and was reimbursed $105,000, representing primarily the cost of on-site property management personnel incurred on behalf of the property. These management fees are included in management services—TPG expense.

ONE COMMERCE SQUARE

NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES—(Continued)

The property obtains insurance under a master insurance policy that includes all the properties in which TPG has an investment and for which TPG performs investment advisory or property management services. Property insurance premiums are allocated to the property based on estimated insurable values. Liability insurance premiums are allocated to the property based on relative square footage. The allocated premium to the property for the year ended December 31, 2003 is $439,000 and is included in rental property operations and maintenance expense.

One Commerce Square is a party to a master lease agreement and a reciprocal easement and operating agreement with Two Commerce Square, a property owned by TPG. The master lease agreement allocates revenues related to the lease of certain retail and commercial office space between the property and Two Commerce Square. The reciprocal easement and operating agreement addresses the use, cost sharing, revenue sharing, management and other matters related to the subterranean parking garage and the common plaza amenities shared by the property and Two Commerce Square. The revenues from transient parking in the subterranean garage are allocated between One Commerce Square and Two Commerce Square based on the utilization of transient parking spaces by cars visiting either property. Expenses related to the parking operations are allocated based on the same percentages as the revenue allocation.

7. Commitments and Contingencies

One Commerce Square is subject to legal claims in the ordinary course of business as a property owner. Management believes that the ultimate settlement of any existing potential claims will not have a material impact on the property’s revenues and certain expenses. In connection with the ownership and operation of the real estate property, One Commerce Square may be potentially liable for costs and damages related to environmental matters, including in relation to asbestos-containing materials. One Commerce Square has not been notified by any governmental authority of any non-compliance, liability or other claim, and One Commerce Square is not aware of any other environmental condition that management believes will have a material adverse effect on the property’s revenues and certain expenses.

INDEPENDENT AUDITORS’ REPORT

The Board of Directors Thomas Properties Group, Inc.:

We have audited the accompanying combined statement of revenues and certain expenses of the CalSTRS Properties for the year ended December 31, 2003. This financial statement is the responsibility of the CalSTRS Properties’ management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues and certain expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement of revenues and certain expenses presentation. We believe that our audit of the statement of revenues and certain expenses provides a reasonable basis for our opinion.

The accompanying combined statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 1 to the combined statement of revenues and certain expenses. It is not intended to be a complete presentation of the CalSTRS Properties’ combined revenues and expenses.

In our opinion, such combined statement of revenues and certain expenses presents fairly, in all material respects, the revenues and certain expenses, as described in Note 1, of the CalSTRS Properties for the year ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Los Angeles, California

April 14, 2004

CALSTRS PROPERTIES

COMBINED STATEMENT OF REVENUES AND CERTAIN EXPENSES

(In thousands)

Year Ended December 31, 2003

Revenues:
Rental	$74,245
Tenant reimbursements	7,567
Rental and tenant reimbursements—TPG	156
Parking and other	8,364

Total revenues	90,332

Certain expenses:
Rental property operating and maintenance	34,882
Investment advisor and management services—TPG	5,793
Real estate taxes	8,457
Interest	7,568
Depreciation and amortization	16,791

Total certain expenses	73,491

Revenues in excess of certain expenses	$16,841

See accompanying notes to combined statement of revenues and certain expenses.

CALSTRS PROPERTIES

NOTES TO COMBINED STATEMENT OF REVENUES AND CERTAIN EXPENSES

Year ended December 31, 2003

1. Basis of Presentation

The accompanying combined statement of revenues and certain expenses relates to the operations of seven properties commonly referred to as 800 South Hope Street, Valencia Town Center, Reflections I, Reflections II, 1835 Market Street, Pacific Financial Plaza and ARCO Plaza (the “CalSTRS Properties”). As of December 31, 2003, all of these properties are owned 100% by the California State Teachers Retirement System (CalSTRS), except for ARCO Plaza, which is owned by a joint venture entity (the “TPG/CalSTRS JV”), which owns 85.4% of ARCO Plaza, and in which CalSTRS has a 95% ownership interest and Thomas Properties Group, LLC (which together with its affiliates is referred to as “TPG”) has a 5% ownership interest. Concurrent with the consummation of an initial public offering (the “Offering”) of the common stock of Thomas Properties Group, Inc. (the “Company”), five of the six properties in which TPG does not have an interest (except 1835 Market Street) will be contributed by CalSTRS to the TPG/CalSTRS JV. Title to 1835 Market Street will be held as a tenancy in common with CalSTRS, or an affiliate of CalSTRS, under substantially similar economic terms as the TPG/CalSTRS JV. In connection with the Offering, TPG will increase its ownership interest in the TPG/CalSTRS JV from 5% to 25% and acquire a 25% ownership interest in 1835 Market Street. TPG provides investment advisory services for all seven properties and property management services to five of the properties. The following table describes each property and its ownership interests.

Property	Type	Location	Ownership Interests Prior to Offering	Ownership Interests After Offering

800 South Hope Street	Telecom/Office	Central Business District— Los Angeles, California	CalSTRS—100%	CalSTRS—75% TPG—25%

Valencia Town Center	Mixed-use suburban office campus	Valencia, California	CalSTRS—100%	CalSTRS—75% TPG—25%

Reflections I	Suburban office—single tenancy	Reston, Virginia	CalSTRS—100%	CalSTRS—75% TPG—25%

Reflections II	Suburban office—single tenancy	Reston, Virginia	CalSTRS—100%	CalSTRS—75% TPG—25%

1835 Market Street	High-rise office	Central Business District— Philadelphia, Pennsylvania	CalSTRS—100%	CalSTRS—75% TPG—25%

Pacific Financial Plaza	Suburban office	Newport Beach, California	CalSTRS—100%	CalSTRS—75% TPG—25%

ARCO Plaza	High-rise office	Central Business District— Los Angeles, California	CalSTRS—81.1% TPG—4.3% Unaffiliated 3rd Party—14.6%	CalSTRS—64.1% TPG—21.4% Unaffiliated 3rd Party—14.6%

The accompanying combined statement of revenues and certain expenses has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and, accordingly, is not representative of the actual results of operations of the CalSTRS Properties for the year ended December 31, 2003 due to the exclusion of certain interest expense, which may not be comparable to the proposed future operations of the CalSTRS Properties.

2. Summary of Significant Accounting Policies and Practices

(a) Revenue Recognition

All leases are classified as operating leases and minimum rents are recognized on a straight-line basis over the terms of the leases.

CALSTRS PROPERTIES

NOTES TO COMBINED STATEMENT OF REVENUES AND CERTAIN EXPENSES—(Continued)

Tenant reimbursements for real estate taxes, common area maintenance, and other recoverable costs are recognized in the period that the expenses are incurred. Lease termination fees, which are included in other income in the accompanying combined statement of revenues and certain expenses, are recognized when the related leases are canceled and the landlord has no continuing obligation to provide services to such former tenants.

(b) Use of Estimates

Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenues and certain expenses during the reporting period to prepare the combined statement of revenues and certain expenses in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

(c) Depreciation and Amortization

Investments in real estate are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization in the accompanying statement are recorded on a straight-line basis over the estimated useful lives as follows:

Buildings	40 years
Building improvements	5 to 40 years
Tenant improvements	Shorter of the useful lives or the terms of the related leases
Furniture, fixtures, and equipment	3 to 5 years

Improvements and replacements are capitalized when they extend the useful life, increase capacity, or improve the efficiency of the asset. Repairs and maintenance are charged to expense as incurred.

Deferred leasing commissions and other direct costs associated with the acquisition of tenants are capitalized and amortized on a straight-line basis over the terms of the related leases. Loan costs are capitalized and amortized to interest expense over the terms of the related loans using a method that approximates the effective-interest method.

3. Minimum Future Lease Rentals

The CalSTRS Properties are subject to various lease agreements with tenants. As of December 31, 2003, the minimum future cash rents receivable under noncancelable operating leases in each of the next five years and thereafter are as follows:

Year ending December 31:
2004	$58,714
2005	47,872
2006	44,024
2007	41,724
2008	40,264
Thereafter	206,278

$438,876

The leases also generally require reimbursement of the tenant’s proportional share of common area, real estate taxes and other operating expenses, which are not included in the amounts above.

CALSTRS PROPERTIES

NOTES TO COMBINED STATEMENT OF REVENUES AND CERTAIN EXPENSES—(Continued)

4. Tenant Concentrations

For the year ended December 31, 2003, rent and tenant reimbursements from four tenants leasing space in the CalSTRS Properties represent approximately 6.2%, 6.1%, 5.5% and 5.4% of the property portfolio’s total rental revenues and tenant reimbursements, which expire in 2004, 2005, 2016, and 2009–2010, respectively. The tenant which represents approximately 5.4% of the property portfolio’s total revenues and tenant reimbursements is presently in bankruptcy. Upon emerging from bankruptcy, the tenant is entitled to receive either a $2.5 million rent credit to be spread over a 36-month period, or the net present value of the rent-credit of approximately $1.9 million.

5. Interest Expense

Interest expense in the accompanying statement relates solely to ARCO Plaza’s acquisition loan of $175 million, which is payable to CalSTRS and is secured by a deed of trust on the property and the assignment of related rents and leases. In addition, the minority owner of ARCO Plaza has guaranteed the repayment of up to $10,000,000 of the loan. The note requires monthly interest payments, calculated at the Euro dollar rate plus 2.1% per annum, through maturity on July 30, 2004. At December 31, 2003, the interest rate on the mortgage note payable was 3.3% per annum. The loan commenced on January 28, 2003, when the property became subject to the joint venture relationship with CalSTRS. The management of ARCO Plaza is in the process of refinancing the acquisition loan.

6. Transactions with TPG

Under agreements with CalSTRS, TPG provides property acquisition, investment advisory, property management, leasing and development services for CalSTRS under separate account and joint venture relationships. At December 31, 2003, there are six office properties subject to the separate account relationship and one office property (ARCO Plaza) subject to the joint venture relationship.

Under its separate account relationship with CalSTRS, TPG earns acquisition fees over the first three years after a property is acquired, if the property meets or exceeds the pro forma operating results that were submitted at the time of acquisition and a performance index associated with the region in which the property is located. Under the joint venture relationship, TPG is paid acquisition fees at the time a property is acquired as a percent of the total acquisition price. For the year ended December 31, 2003, TPG earned acquisition fees under these agreements of $1,580,000, including $1,000,000 from ARCO Plaza. The Acquired Properties do not anticipate incurring any additional acquisition fees. The incentive acquisition fees incurred under the separate account relationship have been expensed in the accompanying statement to investment advisory and management services – TPG expense and the acquisition fees incurred by ARCO Plaza have been capitalized to investment in real estate.

Under the separate account relationship, TPG earns investment advisory fees paid on a quarterly basis, based on the annual net operating income of the properties. Under the joint venture relationship, management fees are paid on a monthly basis, initially based upon a percentage of a property’s annual appraised value. At the point of stabilization of the property, asset management fees are calculated based on net operating income. For the year ended December 31, 2003, TPG earned asset management fees under these agreements of $2,125,000, including $1,002,000 from ARCO Plaza, which are included in investment advisory and management services – TPG expense.

TPG performs property management services for five of the seven properties subject to the asset management agreements with CalSTRS. TPG is entitled to property management fees calculated based on 2% or

CALSTRS PROPERTIES

NOTES TO COMBINED STATEMENT OF REVENUES AND CERTAIN EXPENSES—(Continued)

3% of the gross revenues of the particular property, paid in a monthly basis. In addition, TPG is reimbursed for compensation paid to certain of its employees and direct out-of-pocket expenses. For the year ended December 31, 2003, TPG earned property management fees under these agreements of $2,024,000, including $1,144,000 from ARCO Plaza. In addition, for the year ended December 31, 2003, TPG was reimbursed $1,064,000, including $542,000 from ARCO Plaza, representing primarily the cost of on-site property management personnel incurred on behalf of the CalSTRS Properties. These property management fees and expense reimbursements are included in investment advisor and management services – TPG expense.

For the acquisition properties in which TPG is responsible for the leasing and development services, it is entitled to receive market leasing commissions and development fees, as defined in the agreements with CalSTRS. For the year ended December 31, 2003, TPG earned leasing commissions under these agreements of $1,323,000, including $896,000 from ARCO Plaza. For the year ended December 31, 2003, TPG earned development fees under these agreements of $105,000, including $51,000 from ARCO Plaza. Leasing commissions and development fees have been capitalized to deferred leasing commissions and investment in real estate, respectively.

Under the separate account relationship, TPG receives incentive compensation based upon performance above a minimum hurdle rate, at which time it begins to participate in cash flow from the relevant property. Incentive compensation is paid at the time an investment is sold and none has been paid as of December 31, 2003. Under the joint venture relationship, incentive compensation is based on a minimum return on investment to CalSTRS, following which TPG participates in cash flow above the stated return, subject to a clawback provision if returns for a property fall below the stated return. None has been earned as of December 31, 2003.

TPG is a tenant in ARCO Plaza, under a lease expiring on August 31, 2009. For the year ended December 31, 2003, approximately $156,000 of the CalSTRS Properties’ rental revenues and tenant reimbursements were generated by this tenant.

The CalSTRS Properties obtain insurance under a master insurance policy that includes all the properties in which TPG has an investment and for which TPG performs investment advisory or property management services. Property insurance premiums are allocated to the CalSTRS Properties based on estimated insurable values. Liability insurance premiums are allocated to the CalSTRS Properties based on relative square footage. The allocated premium to the CalSTRS Properties for the years ended December 31, 2003 is $5,303,000, including $3,965,000 from ARCO Plaza, and is included in rental property operations and maintenance expense.

7. Commitments and Contingencies

The CalSTRS Properties are subject to legal claims in the ordinary course of business. Management believes that the ultimate settlement of any existing potential claims would not have a material impact on the CalSTRS Properties’ revenues and certain expenses.

In connection with the ownership and operation of the real estate project, the CalSTRS Properties may be potentially liable for costs and damages related to environmental matters, including asbestos-containing materials. The CalSTRS Properties have not been notified by any governmental authority of any non-compliance, liability or other claim in connection with any of the properties, and the CalSTRS Properties are not aware of any other environmental condition with respect to any of the properties that management believes will have a material adverse effect on the CalSTRS Properties’ revenues and certain expenses.

                   Shares

Thomas Properties Group, Inc.

Common Stock

PROSPECTUS

FRIEDMAN BILLINGS RAMSEY	UBS INVESTMENT BANK

                    , 2004

Until                     , 2004 (which is 25 days after the date of this prospectus), all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

The following table sets forth the expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale and distribution of the common stock being registered. All of the amounts shown are estimates except for the SEC registration fee, the NASD filing fee, and the NYSE application fee.

Amount to Be Paid
SEC registration fee		$31,675
NASD filing fee		*
NYSE listing application fee		*
Underwriting expenses		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent, registrar and custodian fees		*
Miscellaneous		*
Total	$	*

*	To be completed by amendment.

Item 14.    Indemnification of Officers and Directors

Under Section 145 of the Delaware General Corporation Law (“Delaware Law”), the registrant has broad powers to indemnify its directors and officers against liabilities they may incur in these capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any suit to which they are or are threatened to be made a party by reason of their serving in these positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful.

Section 102(b)(7) of Delaware Law, permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

The registrant’s certificate of incorporation and bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of Delaware Law and (ii) require the registrant to indemnify its directors and officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary. The registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors’ duty of care, and, in appropriate circumstances, equitable remedies including injunctive or other forms of non-monetary relief will remain available under Delaware Law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

The registrant has entered, and intends and other key employees intend to enter, into indemnification agreements with each of its current and future directors, and executive officers that require the registrant to indemnify these persons against all expenses, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any a person may be made a party by reason of the fact that a person is or was a director, an executive officer or employee of the registrant or any of its affiliated enterprises, provided that the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

At present, there is no pending litigation or proceeding involving a director or officer of the registrant as to which indemnification is being sought nor is the registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

The registrant maintains directors’ and officers’ liability insurance and intends to continue to maintain this insurance in the future.

In addition, our directors and officers are indemnified for specified liabilities and expenses pursuant to the partnership agreement of Thomas Properties Group, L.P., the partnership in which we serve as the sole general partner.

Item 15.    Recent Sales of Unregistered Securities

During the past three years, we have issued and sold the following securities:

As of April 2, 2004, in connection with our formation, James A. Thomas was issued 100 shares of our common stock for total consideration of $1,000 in cash in order to provide our initial capitalization. The issuance of such shares was effected in reliance upon an exemption from registration provided by Section 4(2) under the Securities Act.

On April 15, 2004, we entered into agreements with each of Mr. Thomas, Mr. Ricci, Mr. Scott and Mr. Sischo for our operating partnership to acquire the contributors’ and their affiliates interests in the entities that own an interest in our owned properties described in the prospectus. These interests will be acquired in exchange for the issuance by our operating partnership of limited partnership units with an aggregate value of $         million, with each unit valued at $         as the mid-point of the expected initial offering price range. The value of the consideration directly or indirectly benefiting such contributors may increase or decrease based on the actual initial offering price of our common stock. In addition, Mr. Thomas committed, on behalf of his related entities receiving operating partnership units in our formation transactions, to purchase a number of shares of our limited voting stock equal to the number of operating partnership units Mr. Thomas and his related entities will receive. Mr. Thomas and his related entities will purchase these shares of limited voting stock prior to the consummation of this offering for the aggregate consideration of $50,000. The limited partnership units will be issued upon consummation of this offering. All of such persons committed to the transfer of such interests and assets and the purchase of such shares, as applicable, prior to the filing of this registration statement and are “accredited investors” as defined under Regulation D of the Securities Act. The issuance of such units and limited voting stock shares will be effected in reliance upon an exemption from registration provided by Section 4(2) under the Securities Act.

Upon consummation of the offering, 46,667 restricted shares of our common stock will be issued to Mr. Thomas against payment of the par value pursuant to the terms of his employment agreement with us. Also upon consummation of the offering, we will issue a total of 183,334, 233,334 and 200,000 restricted incentive units under our Incentive Plan to each of Mr. Ricci, Mr. Scott, and Mr. Sischo, respectively, which incentive units will vest over a three-year period, with one-third vesting on each of the first, second and third anniversaries of the date of grant. In addition, we will issue 16,667 restricted incentive units to each of Mr. Ricci, Mr. Scott and Mr. Sischo, which incentive units will vest after three years, provided that vesting may occur after two years if certain performance goals are achieved. See “Management—Employment Agreements.” All of such executives committed to receive such shares and incentive units prior to the filing of this registration statement and are “accredited investors” as defined under Regulation D of the Securities Act. The issuance of such shares will be effected in reliance upon an exemption from registration under Section 4(2) of the Securities Act.

Item 16.    Exhibits and Financial Statement Schedules

(a)    Exhibits.

Exhibit Number	Description of Exhibits
1.1*	Form of Underwriting Agreement.

3.1*	Form of Amended and Restated Certificate of Incorporation of the Registrant.

3.2*	Bylaws of the Registrant.

5.1*	Opinion of Jones Day

10.1*	2004 Equity Incentive Plan of Thomas Properties Group, Inc.

10.2*	Form of Operating Partnership Agreement

10.3*	Form of Contribution Agreement to be entered into by James A. Thomas

10.4*	Form of Contribution Agreement to be entered into by executive officers other than Mr. Thomas

10.5*	Pairing Agreement between the Registrant and its Operating Partnership.

10.6*	Form of Indemnification Agreement to be entered into between the Registrant and each of its directors and executive officers.

10.7*	Employment Agreement between the Registrant and Mr. James A. Thomas (including as exhibits non-competition and confidentiality agreements)

10.8*	Employment Agreement between the Registrant and Mr. Thomas S. Ricci (including as exhibits non-competition and confidentiality agreements)

10.9*	Employment Agreement between the Registrant and Mr. Randall L. Scott (including as exhibits non-competition and confidentiality agreements)

10.10*	Employment Agreement between the Registrant and Mr. John R. Sischo (including as exhibits non-competition and confidentiality agreements)

21.1*	Subsidiaries of the Registrant.

23.1	Consent of Deloitte & Touche LLP.

23.2*	Consent of Jones Day (included in Exhibit 5.1)

24.1	Powers of Attorney.

99.1	Consent of Edward Fox to be named as a director.

99.2	Consent of Daniel Neidich to be named as a director.

*	To be filed by amendment.

(b)    Financial Statement Schedules.

All schedules have been omitted because the information required to be set forth therein is not applicable or is provided elsewhere.

Item 17.    Undertakings

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on April 16, 2004.

THOMAS PROPERTIES GROUP, INC.

By:	/s/ JAMES A. THOMAS
James A. Thomas Chairman of the Board, President, and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on April 16, 2004:

Signature	Title

/s/ JAMES A. THOMAS James A. Thomas	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)

* Randall L. Scott	Executive Vice President and Director

/s/ JOHN R. SISCHO John R. Sischo	Chief Financial Officer and Director (Principal Financial Officer)

/s/ ROBERT D. MORGAN Robert D. Morgan	Vice President (Principal Accounting Officer)

John R. Sischo, by signing his name hereto, does sign and execute this Registration Statement on behalf of the above-named director of Thomas Properties Group, Inc. on this 16th day of April 2004, pursuant to powers of attorney executed on behalf of such director, and contemporaneously filed with the Securities and Exchange Commission.

*By:	/s/ JOHN R. SISCHO
John R. Sischo
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibits
1.1*	Form of Underwriting Agreement.

3.1*	Form of Amended and Restated Certificate of Incorporation of the Registrant.

3.2*	Bylaws of the Registrant.

5.1*	Opinion of Jones Day

10.1*	2004 Equity Incentive Plan of Thomas Properties Group, Inc.

10.2*	Form of Operating Partnership Agreement

10.3*	Form of Contribution Agreement to be entered into by James A. Thomas

10.4*	Form of Contribution Agreement to be entered into by executive officers other than Mr. Thomas

10.5*	Pairing Agreement between the Registrant and its Operating Partnership.

10.6*	Form of Indemnification Agreement to be entered into between the Registrant and each of its directors and executive officers.

10.7*	Employment Agreement between the Registrant and Mr. James A. Thomas (including as exhibits non-competition and confidentiality agreements)

10.8*	Employment Agreement between the Registrant and Mr. Thomas S. Ricci (including as exhibits non-competition and confidentiality agreements)

10.9*	Employment Agreement between the Registrant and Mr. Randall L. Scott (including as exhibits non-competition and confidentiality agreements)

10.10*	Employment Agreement between the Registrant and Mr. John R. Sischo (including as exhibits non-competition and confidentiality agreements)

21.1*	Subsidiaries of the Registrant.

23.1	Consent of Deloitte & Touche LLP.

23.2*	Consent of Jones Day (included in Exhibit 5.1)

24.1	Powers of Attorney.

99.1	Consent of Edward Fox to be named as a director.

99.2	Consent of Daniel Neidich to be named as a director.

*	To be filed by amendment.